As filed with the Securities and Exchange Commission on May 5, 2022
Registration
No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM
S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AEYE, INC.
(Exact name of registrant as specified in its charter)

Delaware	3714	37-1827430
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)
One Park Place, Suite 200
Dublin, CA 94568
(925)
400-4366
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Blair LaCorte
Chief Executive Officer
One Park Place, Suite 200
Dublin, CA 94568
(925)
400-4366
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Christopher M. Forrester
Shearman & Sterling LLP
1460 El Camino Real, Floor 2
Menlo Park, CA 94025
Tel: (650)
838-3600

Approximate date of commencement of proposed sale to the public:
From time to time after this registration statement becomes effective, as determined by the Selling Stockholder.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated
filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule
12b-2
of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities A
ct.  ☐
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The Selling Stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated May 5, 2022
PROSPECTUS
AEYE, INC.
Up to 30,865,419 Shares of Common Stock

This prospectus relates to the offer and resale of up to 30,865,419 shares of common stock of AEye, Inc. (the “Common Stock”) by Tumim Stone Capital LLC (the “Selling Stockholder” or “Tumim”). The shares of Common Stock being offered by Tumim have been and may be issued pursuant to the purchase agreement dated December 8, 2021 that we entered into with Tumim (the “Purchase Agreement”). We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of our Common Stock by Tumim. However, we may receive up to $125.0 million in aggregate gross proceeds from sales of our Common Stock to Tumim that we may make under the Purchase Agreement from time to time after the date of this prospectus. On December 8, 2021, we issued 302,634 shares of our Common Stock (the “Commitment Shares”), to Tumim as consideration for its irrevocable commitment to purchase shares of our Common Stock under the Purchase Agreement. See the sections entitled “The Tumim Transaction” for a description of the transaction contemplated by the Purchase Agreement and “Selling Stockholder” for additional information regarding Tumim.
Tumim may sell the shares of our Common Stock included in this prospectus in a number of different ways and at varying prices. We provide more information about how Tumim may sell the shares in the section entitled “Plan of Distribution.” Tumim is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”).
Tumim will pay all sales and brokerage commissions and similar expenses in connection with the offer and resale of the Common Stock by Tumim pursuant to this prospectus. We will pay the expenses (except sales and brokerage commissions and similar expenses) incurred in registering under the Securities Act the offer and resale of the shares included in this prospectus by Tumim, including legal and accounting fees. See “Plan of Distribution.”
We are an “emerging growth company” as defined in Section 2(a) of the Securities Act, and are subject to reduced public company reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company.
Our Common Stock is listed on The Nasdaq Stock Market LLC (“Nasdaq”) under the symbols “LIDR”. On May 4, 2022, the closing price of our Common Stock was $5.65 per share.

Our business and investment in our Common Stock involve significant risks. These risks are described in the section titled “
Risk Factors
” beginning on page 11 of this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                 , 2022.

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration process. We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of our Common Stock by the Selling Stockholder, although we will receive proceeds from sales of our Common Stock to Tumim that we may make pursuant to the Purchase Agreement, as described in this prospectus.
We may also file a prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part that may contain material information relating to these offerings. The prospectus supplement or post-effective amendment may also add, update, or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or post-effective amendment, you should rely on the prospectus supplement or post-effective amendment, as applicable. Before purchasing any securities, you should carefully read this prospectus, any post-effective amendment, and any applicable prospectus supplement, together with the additional information described under the heading “
Where You Can Find More Information
.”
Neither we nor the Selling Stockholder have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any post-effective amendment, or any applicable prospectus supplement prepared by or on behalf of us or to which we have referred you. We and the Selling Stockholder take no responsibility for and can provide no assurance as to the reliability of any other information that others may give you. The Selling Stockholder will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, any post-effective amendment and any applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus contains, and any post-effective amendment or any prospectus supplement may contain, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. We believe this information is reliable as of the applicable date of its publication, however, we have not independently verified the accuracy or completeness of the information included in or assumptions relied on in these third-party publications. In addition, the market and industry data and forecasts that may be included in this prospectus, any post-effective amendment or any prospectus supplement may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “
Risk Factors
” contained in this prospectus, any post-effective amendment and the applicable prospectus supplement. Accordingly, investors should not place undue reliance on this information.
We own or have rights to trademarks, trade names and service marks that we use in connection with the operation of our business. In addition, our name, logos and website name and address are our trademarks or service marks. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this prospectus are listed without the applicable
®
,
™
and SM symbols, but we will assert, to the fullest extent under applicable law, our rights to these trademarks, trade names and service marks. Other trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners.
On February 17, 2021, AEye Technologies, Inc., then known as AEye, Inc. (“AEye Technologies”), entered into the Agreement and Plan of Merger (the “Merger Agreement”) with CF Finance Acquisition Corp. III, a Delaware corporation (“CF III”), now known as AEye, Inc., and Meliora Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of CF III (“Merger Sub”). Based on CF III’s business activities, it was a “shell company” as defined under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). On August 16, 2021 (the “Closing Date”), CF III closed the business combination (the “Merger,” and together with the other transactions contemplated by the Merger Agreement, the “Transactions”) pursuant to the Merger Agreement, and Merger Sub was merged with and into AEye Technologies with AEye Technologies surviving the merger as a wholly owned subsidiary of CF III. On the Closing Date, and in connection with the closing of the Transactions (the “Closing”), CF III changed its name to AEye, Inc. Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our”, “AEye”, “Company”, and “post-combination entity” refer to AEye, Inc. and its subsidiaries following the consummation of the Merger or to AEye Technologies and its subsidiaries prior to the consummation of the Merger.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements. All statements other than statements of historical facts contained in this prospectus, including statements concerning possible or assumed future actions, business strategies, events or results of operations, and any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.
In some cases, you can identify forward-looking statements by terms such as “may,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this prospectus are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. These forward-looking statements speak only as of the date of this prospectus and are subject to a number of important factors that could cause actual results to differ materially from those in the forward-looking statements, including the risks, uncertainties and assumptions described under the section in this prospectus titled “
Risk Factors
.” These forward-looking statements are subject to numerous risks, including, without limitation, the following:

•	changes in our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans;

•	our product development timeline and expected start of production;

•	the implementation, market acceptance and success of our business model;

•	our ability to scale in a cost-effective manner;

•	developments and projections relating to our competitors and industry;

•	the impact of health epidemics, including the COVID-19 pandemic, on our business and the actions we may take in response thereto;

•
the effect of global events, such as the Russia’s invasion of Ukraine, on the U.S. and global economies, our business, our employees, results of operations, financial condition, demand for our products and partners’ businesses;

•	our expectations regarding our ability to obtain and maintain intellectual property protection and not infringe on the rights of others;

•	expectations regarding the time during which we will be an emerging growth company under the JOBS Act;

•	our future capital requirements and sources and uses of cash;

•	our ability to obtain funding for our operations;

•	our business, expansion plans and opportunities; and

•	the outcome of any known and unknown litigation and regulatory proceedings.
Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond our control, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur, and actual results could differ materially from those projected in the forward-looking statements. Moreover, we operate in an evolving environment. Some of these risks and uncertainties may in the future be amplified by the
COVID-19
pandemic. Additionally, new risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties. As a result of these factors, the forward-looking statements in this prospectus may not prove to be accurate. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances, or otherwise.
You should read this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

PROSPECTUS SUMMARY
This summary highlights, and is qualified in its entirety by, the more detailed information and financial statements included elsewhere in this prospectus. This summary does not contain all of the information that may be important to you in making your investment decision. You should read this entire prospectus carefully, especially the “Risk Factors” section beginning on page 11 and our consolidated financial statements and the related notes appearing at the end of this prospectus, before deciding to invest in our Common Stock.
Overview
AEye is a provider of high-performance, active lidar systems technology for vehicle autonomy, advanced driver-assistance systems, (“ADAS”), and robotic vision applications. With a sophisticated workforce of leaders and researchers, AEye has developed an artificial intelligence technology that enables adaptive “intelligent sensing,” differentiating AEye in the marketplace from its competition. Our proprietary software-definable 4Sight
TM
Intelligent Sensing Platform combines solid-state active lidar, an optionally fused low-light
HD camera, and integrated deterministic artificial intelligence to capture more intelligent information with less data, enabling faster, more accurate, and more reliable perception of the surroundings.
AEye was founded in 2013 by Luis Dussan, AEye’s Chief Technology Officer, to create a deterministic
AI-driven
sensing system that performs better than the human eye and visual cortex. Mr. Dussan’s experience developing mission-critical targeting systems for fighter jets and ground troops on behalf of the U.S. military provided him with the background to develop a differentiated approach to visual sensing. While traditional sensing systems passively collect data, our active 4SightTM Intelligent Sensing Platform leverages principles from automated targeting systems and biomimicry to scan the environment, while intelligently focusing on what matters in order to enable safer, smarter, and faster decisions in complex scenarios. From its inception, AEye’s culture drew from esteemed scientists and electro-optics engineers from the National Aeronautics and Space Administration, or NASA, Lockheed Martin Corporation, Northrop Grumman Corporation, the U.S. Air Force, and the Defense Advanced Research Projects Agency, or DARPA, to create the highest performing sensing and perception system for the most challenging situations, ensuring the highest levels of safety for autonomous driving.
As a result, our adaptive lidar is designed to enable higher levels of autonomy and functionality — SAE Levels 2 through 5 — with the goal of optimizing performance, power, and reducing cost. Our 4Sight
TM
Intelligent Sensing Platform is software-definable, and network-optimized, and leverages deterministic artificial intelligence at the edge. We have made substantial investments in our R&D processes and deliver value to our customers through a combination of sales and direct channels. We perform the majority of our R&D activities in our 56,549 square foot corporate headquarters in Dublin, California. Our modular design facilitates product hardware updates as technologies evolve, and its small size and modest heat dissipation enable very flexible placement options on the interior or exterior of a vehicle. 4Sight also leverages a common architecture to create application-specific products across the Automotive, Mobility and Industrial markets.
We expect to enable accelerated adoption of lidar across many markets and have partnered with leading Tier 1 automobile suppliers to achieve this mission. The main markets for lidar, including Automotive, Industrial, and Mobility, are projected to see significant growth in both the near and long term. We believe this expected growth will allow AEye to achieve greater market share as well as pursue specialization opportunities like highway autonomous driving applications that benefit from our products. We expect that lidar will be a required sensing solution across many end markets, and we intend to be the leading solutions provider in these spaces.
Background
We were originally known as CF III. On August 16, 2021, CF III consummated the Merger with AEye Technologies pursuant to the Merger Agreement. In connection with the Closing of the Merger, CF III changed its name to AEye, Inc. The Merger was accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, CF III was treated as the “accounting acquiree” and AEye Technologies as the “accounting acquirer” for financial reporting purposes.
At the effective time of the Merger (the “Effective Time”), by virtue of the Merger and without any action on the part of CF III, Merger Sub, AEye Technologies or the holders of any of our or AEye Technologies’ securities:

•	Merger Sub merged with and into AEye Technologies, with AEye Technologies surviving as a wholly-owned subsidiary of the Company;

•
each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time was automatically converted into an equal number of shares of common stock of validly issued, fully paid and nonassessable shares of common stock of AEye Technologies, which shares constitute the only outstanding shares of capital stock of AEye Technologies held by us;

•
all issued and outstanding shares of AEye Technologies’ capital stock (other than shares held by us, CF Finance Holdings III, LLC (the “Sponsor”) or held in treasury) converted into an aggregate of 122,509,667 shares of Common Stock.

•	all shares of AEye Technologies’ capital stock held in treasury were canceled without any conversion thereof;

•
all of the outstanding options of AEye Technologies to acquire AEye Technologies’ common stock were assumed by the Company and converted into options to acquire an aggregate of 29,415,292 shares of Common Stock;

•
all of the outstanding restricted stock units (“RSUs”) of AEye Technologies to acquire AEye Technologies’ common stock were assumed by the Company and converted into RSUs to acquire an aggregate of 1,724,283 shares of Common Stock;

•
all of the 5,750,000 outstanding shares of CF III’s Class B common stock, par value $0.0001 per share, held by the Sponsor and the former independent directors of CF III converted into an aggregate of 5,750,000 shares of Common Stock;

•	all of the 500,000 private placement units held by the Sponsor were separated, pursuant to their terms, into 500,000 shares of Common Stock and 166,666 Warrants; and

•	all of the remaining outstanding Company units were separated, pursuant to their terms, into one share of Common Stock and one-third (1/3) of one Warrant (and CF III’s units ceased trading on Nasdaq).
In connection with the execution of the Merger Agreement, CF III entered into subscription agreements with certain parties subscribing for shares of CF III’s common stock, par value $0.0001 per share (“CF III Common Stock,” and such parties, the “Subscribers”), pursuant to which the Subscribers agreed to purchase, and CF III agreed to sell to the Subscribers, an aggregate of up to 22,500,000 shares of CF III Common Stock, for a purchase price of $10.00 per share and at an aggregate purchase price of up to $225 million. Immediately prior to the closing of the Merger, we issued and sold 22,000,000 shares of our Common Stock to the Subscribers for aggregate gross proceeds to us of $220 million (the “PIPE Investment”).
The rights of holders of our Common Stock are governed by our Second Amended and Restated Certificate of Incorporation (the “Amended Charter”), our Amended and Restated Bylaws (the “Amended Bylaws”), and the Delaware General Corporation Law (the “DGCL”). See the section titled “
Description of Our Securities
.”
Risks Associated with Our Business
Our ability to implement our business strategy is subject to numerous risks that you should be aware of before making an investment decision. These risks are described more fully in the section entitled “
Risk Factors
,” immediately following this prospectus summary.

These risks include the following, among others:

•	We are an early stage company with a history of losses, and we expect to incur significant expense and continuing losses for the foreseeable future;

•	Our limited operating history makes it difficult to evaluate our future prospects and the risks and challenges we may encounter;

•
Our business could be materially and adversely affected by the current global
COVID-19
pandemic, other epidemics or outbreaks, as well as other global events and macroeconomic factors, like the war in Ukraine;

•
We continue to implement strategic initiatives designed to grow our business. These initiatives may prove more costly than we currently anticipate and we may not succeed in increasing our revenue in an amount sufficient to offset the costs of these initiatives and to achieve and maintain profitability;

•	If our deterministic artificial intelligence-driven sensing system is not selected for inclusion in ADAS, by OEMs or their suppliers, our business will be materially and adversely affected;

•
Our products require key components and critical raw materials and our inability to reduce and control the cost of such components and raw materials could negatively impact the adoption of our products and accordingly, our financial condition and operating results.

•
We expect to incur substantial research and development (“R&D”) costs and devote significant resources to identifying and commercializing new products, which could significantly reduce our profitability and may never result in revenue to us;

•
Although we believe that lidar is an essential technology for autonomous vehicles and other emerging applications, market adoption of lidar is uncertain. If market adoption of lidar does not continue to develop, or adoption is deferred, or otherwise develops more slowly than we expect, our business will be adversely affected;

•
We rely on third-party suppliers and because some of the raw materials and key components in our products come from limited or single source suppliers, we are susceptible to supply shortages, longer than anticipated lead times for components, and supply changes, any of which could disrupt our supply chain and could delay deliveries of our products to customers;

•
The average selling prices of our products or our fees or royalties from technology licenses could decrease rapidly over the life of the product or license term, which may negatively affect our revenue and gross margin.;

•
The complexity of our products could result in unforeseen delays or expenses from undetected defects, errors or reliability issues in our hardware or software which could reduce the market adoption of our new products, damage our reputation with current or prospective customers, expose us to product liability and other claims and thereby adversely affect our operating costs;

Corporate Information
CF III was incorporated in the State of Delaware in March 2016 for the purpose of effecting a transaction such as the Merger and completed its initial public offering (the “IPO”) in November 2020. In August 2021, Merger Sub merged with and into AEye Technologies, with AEye Technologies surviving the merger as a wholly owned subsidiary of CF III. In connection with the Merger, we changed our name to AEye, Inc. Our principal executive offices are located at One Park Place, Suite 200, Dublin, CA 94568. Our telephone number is (925)
400-4366.
Our website address is
www.aeye.ai
. Information contained on our website or connected thereto does not constitute part of, and is not incorporated by reference into, this prospectus or the registration statement of which it forms a part.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company
We are an emerging growth company as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). We will remain an emerging growth company under the JOBS Act until the earliest of (a) the last day of our first fiscal year following the fifth anniversary of CF III’s IPO, (b) the last date of our fiscal year in which we have total annual gross revenue of at least $1.07 billion, (c) the date on which we are deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates,
or (d) the date on which we have issued more than $1.0 billion in non-convertible
debt securities during the previous three years.
We are also a “smaller reporting company” as defined in the Securities and Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as the market value of our Common Stock held by non-affiliates
is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and the market value of our Common Stock held by non-affiliates
is less than $700.0 million measured on the last business day of our second fiscal quarter.
As a result, the information in this prospectus and that we provide to our investors in the future may be different than what you might receive from other public reporting companies.
The Tumim Transaction
On December 8, 2021, we entered into the Purchase Agreement with Tumim, pursuant to which Tumim has committed to purchase up to $125 million of Common Stock (the “Total Commitment”), at our direction from time to time after the date of this prospectus, subject to the satisfaction of the conditions in the Purchase Agreement. Also, we entered into a registration rights agreement with Tumim (the “Registration Rights Agreement”), pursuant to which pursuant to which we agreed to file with the SEC the registration statement that includes this prospectus to register for resale under the Securities Act, the shares of our Common Stock that have been and may be issued to Tumim under the Purchase Agreement. Pursuant to the terms of the Purchase Agreement, at the time we signed the Purchase Agreement and the Registration Rights Agreement, we issued 302,634 Commitment Shares to Tumim as consideration for its irrevocable commitment to purchase shares of our Common Stock under the Purchase Agreement. The 302,634 Commitment Shares are also covered by this prospectus.
Under the terms and subject to the conditions of the Purchase Agreement, we have the right, but not the obligation, to sell to Tumim, and Tumim is obligated to purchase, up to $125.0 million of our Common Stock. Such sales of Common Stock by us, if any, will be subject to certain limitations, and may occur from time-to-time in our sole discretion, over the period commencing once certain customary conditions are satisfied, including the filing and securing effectiveness of this resale registration statement with the SEC with respect to the shares to be sold to Tumim under the Purchase Agreement, and ending on the first day of the month following the 36-month anniversary of the closing date of the Purchase Agreement.
Shares will be issued from us to Tumim at a 3.85% discount to the one-day forward volume-weighted average price from the date a purchase notice is issued, plus an additional fee of 2% payable to the placement agent (to a cumulative maximum of $2 million) with respect to the issuance and sale of the shares pursuant to the Purchase Agreement. There are no upper limits on the price per share that Tumim must pay for shares of the Common Stock. Actual sales of shares of Common Stock to Tumim will depend on a variety of factors to be determined by us from time-to-time, including, among other things, market conditions, the trading price of our Common Stock, and determinations by us as to the appropriate sources of funding for us and our operations.

Under the applicable Nasdaq rules, we may not issue to Tumim under the Purchase Agreement more than
30,865,419 shares of its Common Stock, which number of shares is equal to 19.99% of the shares of the Company’s Common Stock outstanding (the “Exchange Cap”) as of the date of the Purchase Agreement, unless (i) we obtains stockholder approval to issue shares of its Common Stock in excess of the Exchange Cap in accordance with applicable Nasdaq rules, or (ii) the average purchase price per share paid by Tumim for all shares of the our Common Stock, if any, that we elect to sell to Tumim under the Purchase Agreement equals or exceeds the lower of (a) the Nasdaq official closing price for our Common Stock immediately preceding the execution of the Purchase Agreement, and (b) the arithmetic average of the five Nasdaq official closing prices for the Common Stock during the 5-trading day period immediately preceding the execution of the Purchase Agreement, as adjusted so that the Exchange Cap will not apply to issuances of Common Stock under the Purchase Agreement under applicable Nasdaq rules.
Moreover, we may not issue or sell any shares of our Common Stock to Tumim under the Purchase Agreement which, when aggregated with all other shares of our Common Stock then beneficially owned by Tumim and its affiliates (as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, and Rule 13d-3 promulgated thereunder), would result in Tumim beneficially owning more than 9.99% of the outstanding shares of the Common Stock.
The net proceeds under the Purchase Agreement to us will depend on the frequency and prices at which we sell shares of our stock to Tumim. We expect that any proceeds received by us from such sales to Tumim will be used for working capital and general corporate purposes.
The Purchase Agreement will automatically terminate upon the earliest of (i) the expiration of the 36-month period following the date of execution of the Purchase Agreement, (ii) Tumim’s purchase of the Total Commitment worth of Common Stock under the Purchase Agreement, or (iii) the occurrence of certain other events set forth in the Purchase Agreement. We have the right to terminate the Purchase Agreement at any time after Commencement, at no cost or penalty, upon one trading day’s prior written notice to Tumim. Neither we nor Tumim may assign or transfer its rights and obligations under the Purchase Agreement, and no provision of the Purchase Agreement or the Registration Rights Agreement may be modified or waived by the parties.
There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement or Registration Rights Agreement other than a prohibition on entering into a “Variable Rate Transaction,” as defined in the Purchase Agreement, and as more specifically described in the section of this prospectus entitled “The Tumim Transaction.” Tumim has agreed not to cause, or engage in any manner whatsoever, any direct or indirect short selling or hedging of the common stock.
We do not know what the purchase price for our Common Stock will be and therefore cannot be certain as to the number of shares we might issue to Tumim under the Purchase Agreement. If all of the 30,865,419 shares offered by Tumim for resale under this prospectus were issued and outstanding as of the date hereof, such shares would represent approximately 16.44% of the total number of shares of our Common Stock outstanding as of April 29, 2022. The number of shares ultimately offered for resale by Tumim is dependent upon the number of shares we may elect to sell to Tumim under the Purchase Agreement from and after the Commencement Date.

THE OFFERING

Shares of Common Stock offered by the Selling Stockholder
302,634 Commitment Shares issued to Tumim upon execution of the Purchase Agreement. We have not and will not receive any cash proceeds from the issuance of the Commitment Shares.

Up to 30,562,785 shares (the “Purchase Shares”) we may sell to Tumim under the Purchase Agreement from time to time after the Commencement Date (as defined below).

Shares of Common Stock outstanding prior to this offering	157,151,687 shares (as of April 29, 2022).

Shares of Common Stock outstanding after this offering	187,714,472 shares, assuming the sale of a total of 30,562,785 Purchase Shares and including the 302,634 Commitment Shares previously issued to Tumim. The actual number of Purchase Shares issued will vary depending upon the actual sales prices to Tumim pursuant to the Purchase Agreement.

Use of proceeds	We will not receive any proceeds from the resale of shares by the Selling Stockholder. We may receive up to $125.0 million in aggregate gross proceeds under the Purchase Agreement from sales of our Common Stock that we elect to make to Tumim pursuant to the Purchase Agreement, if any, from time to time in our sole discretion, from and after the Commencement Date. See “
Use of Proceeds
” on page 59 for additional information.

Risk factors	You should carefully read the “Risk Factors” beginning on page 11 and the other information included in this prospectus for a discussion of factors you should consider carefully before deciding to invest in our Common Stock.

Nasdaq symbol for our Common Stock	“LIDR”
The number of shares of Common Stock to be outstanding immediately prior to and after this offering is based on 157,151,687 shares of Common Stock outstanding as of April 29, 2022 and excludes:

•	27,556,235 shares of Common Stock issuable upon the exercise of outstanding options granted under 2014 Plan or the 2016 Plan, with a weighted-average exercise price of $0.49 per share;

•	10,113,133 shares of Common Stock available for future issuance under our 2021 Equity Incentive Plan;

•	13,621,053 shares of Common Stock underlying restricted stock units, or RSUs, granted pursuant to our 2016 Plan or 2021 Equity Incentive Plan; and

•	7,833,332 shares of Common Stock issuable upon the exercise of outstanding public and private placement warrants to purchase Common Stock, with an exercise price of $11.50 per share.

RISK FACTORS
You should carefully consider the risks and uncertainties described below and the other information in this prospectus before making an investment in our Common Stock. Our business, financial condition, results of operations, or prospects could be materially and adversely affected if any of these risks occurs, and as a result, the market price of our Common Stock could decline and you could lose all or part of your investment. This prospectus also contains forward-looking statements that involve risks and uncertainties. See “Cautionary Statement Regarding Forward-Looking Statements.” Our actual results could differ materially and adversely from those anticipated in these forward-looking statements as a result of certain factors, including those set forth below.
SUMMARY OF RISK FACTORS
As noted above, our business is subject to numerous risks and uncertainties, including those highlighted in this “
Risk Factors
” section that represent challenges that we face in connection with the successful implementation of our strategy and growth of our business. The occurrence of one or more of the events or circumstances described in this “
Risk Factors
” section alone or in combination with other events or circumstances may have an adverse effect on our business, financial condition, results of operations, and prospects. Such risks include, but are not limited to:

•	We are an early stage company with a history of losses and we expect to incur significant expenses and continuing losses through at least 2024.

•
Our business could be materially and adversely affected by the current global
COVID-19
pandemic, other epidemics or outbreaks, as well as other global events and macroeconomic factors, like the war in Ukraine.

•	Our limited operating history makes it difficult to evaluate our future prospects and the risks and challenges we may encounter.

•
We continue to implement strategic initiatives designed to grow our business. These initiatives may prove more costly than we currently anticipate and we may not succeed in increasing our revenue in an amount sufficient to offset the costs of these initiatives and to achieve and maintain profitability.

•
If our deterministic artificial intelligence-driven sensing system is not selected for inclusion in autonomous driver-assistance systems (“ADAS”), technology by automotive OEMs or their suppliers, our business will be materially and adversely affected.

•
Our products require key components and critical raw materials and our inability to reduce and control the cost of such components and raw materials could negatively impact the adoption of our products and accordingly, our financial condition and operating results.

•
We expect to incur substantial R&D costs and devote significant resources to identifying and commercializing new products, which could significantly reduce our profitability and may never result in revenue to us.

•
Although we believe that lidar is an essential technology for autonomous vehicles and other emerging applications, market adoption of lidar is uncertain. If market adoption of lidar does not continue to develop, or adoption is deferred, or otherwise develops more slowly than we expect, our business will be adversely affected.

•
We rely on third-party suppliers and because some of the raw materials and key components in our products come from limited or single source suppliers, we are susceptible to supply shortages, longer than anticipated lead times for components, and supply changes, any of which could disrupt our supply chain and could delay deliveries of our products to customers.

•
The complexity of our products could result in unforeseen delays or expenses from undetected defects, errors, or reliability issues in our hardware or software which could reduce the market adoption of our products, damage our reputation with current or prospective customers, expose us to product liability and other claims, and thereby adversely affect our operating costs.

•
The average selling prices of our products or our fees or royalties from technology licenses could decrease rapidly over the life of the product or license term, which may negatively affect our revenue and gross margin.

•
We are substantially relying on our relationship with Continental AG; our business could be materially and adversely affected if our relationship with Continental was terminated, or if we, through our relationship with Continental, are unable to obtain a sufficient number of design wins and successfully enter into definitive agreements or other commercial arrangements with automotive OEMs with respect to such design wins.

Risks Related to Our Business and Industry
We are an early stage company with a history of losses and we expect to incur significant expenses and continuing losses through at least 2024.
We have incurred net losses in each year since our inception. In the twelve months ended December 31, 2021 and 2020, we incurred net losses of approximately $65.0 million and $26.6 million, respectively. We expect that we will continue to incur significant losses through at least 2024 as we:

•	continue to utilize our third-party partners for design, testing and commercialization;

•	expand our operations and supply chain capabilities to produce our lidar solutions, including costs associated with outsourcing the production of our lidar solutions;

•	expand our design, development, and servicing capabilities;

•	build up inventories of parts and components for our lidar solutions;

•	produce an inventory of our lidar solutions;

•	increase our sales and marketing activities and develop our distribution infrastructure; and

•	increase our general and administrative spending to meet the requirements of operating as a public company.
As of December 31, 2021, we had an accumulated deficit of approximately $151.8 million. Even if we are able to increase sales or licensing of our products, there can be no assurance that we will be commercially successful. Since we will incur the costs and expenses from these efforts prior to receiving incremental revenues with respect thereto, our losses in future periods will be significant. If our products do not achieve sufficient market acceptance, we will not become profitable. If we fail to become profitable, or if we are unable to fund our continuing losses, we may be unable to continue our business operations. There can be no assurance that we will ever achieve or sustain profitability.
Our limited operating history makes it difficult to evaluate our future prospects and the risks and challenges we may encounter.
We have been focused on developing our deterministic artificial intelligence-driven sensing system for vehicle autonomy, ADAS, and industrial applications since 2013. This relatively limited operating history makes it difficult to evaluate our future prospects and the risks and challenges we may encounter, which include our ability to:

•	develop and commercialize our products;

•	produce and deliver lidar and software products meeting acceptable performance metrics;

•	forecast our revenue and budget for and manage our expenses;

•	attract new customers and retain existing customers;

•	develop, obtain, or progress strategic partnerships;

•	comply with existing and new or modified laws and regulations applicable to our business;

•	plan for and manage capital expenditures for our current and future products, and manage our supply chain and supplier relationships related to our current and future products;

•	anticipate and respond to macroeconomic changes as well as changes in the markets in which we operate;

•	maintain and enhance the value of our reputation and brand;

•	effectively manage our growth and business operations, including the impacts of the COVID-19 pandemic on our business as well as other macroeconomic factors, such as the war in Ukraine;

•	develop and protect our intellectual property;

•	hire, integrate, and retain talented people at all levels of our organization; and

•	successfully develop new solutions to enhance the experience of customers.
If we fail to address the risks and difficulties that we face, including those associated with the challenges listed above as well as those described elsewhere in this “Risk Factors” section, our business, financial condition, and results of operations could be adversely affected. Further, because we have limited historical financial data and operate in a rapidly evolving market, any predictions about our future revenue and expenses may not be as accurate as those predictions would be if we had a longer operating history or operated in a more predictable market. We have encountered in the past, and will continue to encounter in the future, risks and uncertainties frequently experienced by growing companies with limited operating histories in rapidly changing industries. If our assumptions regarding these risks and uncertainties, which we use to plan and operate our business, are incorrect or change, or if we do not address these risks successfully, our results of operations could differ materially from our expectations and our business, financial condition, and results of operations could be adversely affected.
Our business could be materially and adversely affected by the current global
COVID-19
pandemic or other epidemics and outbreaks.
The ongoing
COVID-19
pandemic has disrupted and affected our business operations, which has led to business and supply chain disruptions. For example, our offices and R&D and manufacturing locations have been, and continue to be, impacted due to national and regional government declarations requiring closures, quarantines, and travel restrictions, although those government-imposed restrictions have begun to ease in some parts of the world. However, given the unpredictable nature of
COVID-19
and its variants, including Delta, Omicron, and the recently discovered “Deltacron” variant, it is difficult, if not impossible, to predict, whether those government-imposed restrictions will be reimposed at previous levels or enhanced in one or more ways impacting our business operations or those of third parties upon which we rely. The ongoing
COVID-19
pandemic, including associated business interruptions and recovery, as well as other possible epidemics or outbreaks of other contagions could result in a material adverse impact on our business or our current or anticipated customers’ or suppliers’ business operations, including reduction or suspension of operations in the U.S. or other parts of the world. Our design and engineering operations, among others, cannot all be conducted remotely and often require on-site
access to materials and equipment. We have customers, suppliers, and partners with international operations, and our customers, suppliers, and partners also depend on suppliers and manufacturers worldwide, which means that our business and prospects could be affected by the continuation or worsening of the
COVID-19
pandemic anywhere in the world. Depending upon the duration of the ongoing
COVID-19
pandemic and the associated business interruptions, our customers, suppliers, manufacturers, and partners may suspend or delay their engagement with us. We and our customers’ and suppliers’ response to the ongoing
COVID-19
pandemic may prove to be inadequate and they may be unable to continue their respective operations in the manner they had prior to the outbreak or the worsening of the outbreak, and we may consequently endure interruptions, reputational harm, delays in our product development, and shipments, all of which could have an adverse effect on our business, operating results, and financial condition. In addition, when the pandemic subsides, we cannot assure you as to the timing of any economic recovery, which could have a material adverse effect on our target markets and our business.
We continue to implement strategic initiatives designed to grow our business. These initiatives may prove more costly than we currently anticipate and we may not succeed in increasing our revenue in an amount sufficient to offset the costs of these initiatives and to achieve and maintain profitability.
We continue to make investments and implement initiatives designed to grow our business, including:

•	investing in R&D;

•	expanding our sales and marketing efforts to attract new customers and strategic partners;

•	investing in new applications and markets for our products;

•	further enhancing our manufacturing processes and partnerships;

•	protecting our intellectual property; and

•	investing in legal, accounting, and other administrative functions necessary to support our operations as a public company.
These initiatives may prove more expensive than we currently anticipate, and we may not succeed in increasing our revenue, if at all, in an amount sufficient to offset these higher expenses and to achieve and maintain profitability. The market opportunities we are pursuing are at an early stage of development, and it may be many years before the end markets we expect to serve generate demand for our products at scale, if at all. Our revenue may be adversely affected for a number of reasons, including the development and/or market acceptance of new technology that competes with our products, if automotive original equipment manufacturers (“OEMs”), Tier 1 automotive suppliers, or other market participants change their view towards autonomous vehicles or ADAS technologies or strategies, the failure of our customers to commercialize autonomous systems that include our solutions, our inability to effectively manage or outsource the management of our inventory, manufacturing, or contract manufacturing of products at scale, our inability to enter new markets or to help our customers adapt our products for new applications, or our failure to attract new customers or secure production orders from existing customers currently analyzing our solutions, or increasing competition. Furthermore, it is difficult to predict the size and growth rate of our target markets, customer demand for our products, commercialization timelines, developments in autonomous sensing, developments in ADAS and related technologies, the entry of competitive products, or the success of existing competitive products and services. For these reasons, we do not expect to achieve profitability over the near term. If our revenue does not grow over the long term, our ability to achieve and maintain profitability may be adversely affected, and the value of our business may significantly decrease.
If our deterministic artificial intelligence-driven sensing system is not selected for inclusion in ADAS technology by automotive OEMs or their suppliers, our business will be materially and adversely affected.
Automotive OEMs and their suppliers design and develop ADAS technology over several years. These automotive OEMs and suppliers undertake extensive testing or qualification processes prior to placing orders for large quantities of products, such as our active lidar products, because such products will function as part of a larger system or platform and must meet specifications that we do not control or dictate. We spend significant time and resources to have our products selected by automotive OEMs and their suppliers, which we refer to as a “design win.” In the case of autonomous driving and ADAS technology, a design win means our active lidar product has been selected for use in a particular vehicle model or models. If we do not achieve a design win with respect to a particular vehicle model, we may not have an opportunity to supply our products to the automotive OEM or its supplier for that vehicle model for a period of many years. In many cases, this period can be as long as five to seven years (or more). If our products are not selected by an automotive OEM or our suppliers for one vehicle model or if our products are not successful in that vehicle model, it is less likely that our product will be deployed in other vehicle models of that automotive OEM. If we fail to obtain design wins for a significant number of vehicle models from one or more automotive OEMs or their suppliers, our business, results of operations, and financial condition will be materially and adversely affected. Our business model for the Automotive market is based on our relationships with Tier 1 suppliers. If these relationships do not materialize, automotive OEMs may be less inclined to select our products for use in their vehicle models. The period of time from a design win to implementation is long and we are subject to the risks of cancellation or postponement of the contract or unsuccessful implementation.
Our forward-looking estimates of certain financial metrics may prove inaccurate.
We use various estimates in formulating our business plans. We base our estimates upon a number of assumptions that are inherently subject to significant business and economic uncertainties and contingencies, many of which are beyond our control. Our estimates therefore may prove inaccurate, causing the actual amount to differ from our estimates. These factors include, without limitation:

•	the extent to which we meet contractual terms and conditions;

•	the extent to which our technology is successfully integrated into our customers’ vehicles;

•	the timing of when our customers adopt our technology into their vehicles on a commercial basis which could be delayed for regulatory, safety or reliability issues unrelated to our technology;

•	the average selling prices and volume of products that we sell to customers in the Industrial and Mobility markets;

•	undetected or unknown errors, defects or reliability issues in our hardware or software which could reduce the market adoption of our new products;

•	loss of business with respect to, the failure or lack of commercial success of a vehicle model for which we are a significant supplier for reasons unrelated to our technology;

•	a decline, for any reason, in the production levels of our customers, particularly with respect to models which incorporate our technology;

•	customer cancellations of their contracts;

•	if our products are included as part of a vehicle option package, the extent to which end customers select it; and

•	other risk factors set forth in this prospectus.
Our products require key components and critical raw materials and our inability to reduce and control the cost of such components and raw materials could negatively impact the adoption of our products and accordingly, our financial condition and operating results.
The production of our components is dependent on sourcing certain key components and raw materials at acceptable price levels. If we or our licensees or contract manufacturers are unable to adequately reduce and control the costs of such key components, they will be unable to realize manufacturing costs targets, which could reduce the market adoption of our products, damage our reputation with current or prospective customers, and have an adverse effect on our brand, business, prospects, financial condition, and operating results.

Continued pricing pressures, automotive OEM and Tier 1 supplier cost reduction initiatives, and the ability of automotive OEMs and Tier 1 suppliers to re-source
or cancel vehicle or technology programs may result in lower than anticipated revenues, or cause substantial losses, which may adversely affect our business.
Cost-cutting initiatives adopted by our customers may result in continued downward pressure on pricing. Our agreements and partnerships with automotive OEMs and Tier 1 suppliers may require step-downs in pricing over the term of the agreement or partnership, or if commercialized, over the period of production. In addition, our automotive OEM and Tier 1 suppliers often reserve the right to terminate their supply contracts for convenience, which enhances their ability to obtain price reductions. Automotive OEMs and Tier 1 suppliers also possess significant leverage over their suppliers, including us, because the automotive component supply industry is highly competitive, serves a limited number of customers, and has a high fixed cost base. See also the risk factor entitled, “We operate in a highly competitive market involving emerging technology. We compete against a number of competitors, some of whom have substantially greater resources than us,” below.
Accordingly, we expect to be subject to substantial and continuing pricing pressure from automotive OEMs, Tier 1 suppliers, and lidar competitors, which may impact the revenue we receive from licensing our product designs or selling our products. It is possible that pricing pressures beyond our expectations could intensify as automotive OEMs, Tier 1 suppliers, and lidar competitors pursue restructuring, consolidation, and cost-cutting initiatives. If we are unable to identify sufficient design cost savings to meet the expectations of automotive OEMs and Tier 1 suppliers, our revenue and profitability would be adversely affected.
We expect to incur substantial R&D costs and devote significant resources to identifying and commercializing new products, which could significantly reduce our profitability and may never result in revenue to us.
Our future growth depends on penetrating new markets, adapting existing products to new applications and customer requirements, and introducing new products that achieve market acceptance. We plan to incur substantial and increasing R&D costs as part of our efforts to design, develop, manufacture, and commercialize new products and enhance existing products. Our R&D expenses were approximately $26.5 million and $17.1 million during 2021 and 2020, respectively, and are likely to grow in the future. Because we account for R&D as an operating expense, these expenditures will adversely affect our results of operations in the future. Further, our R&D program may not produce successful results, and our new products may not achieve market acceptance, create additional revenue, or become profitable.
Although we believe that lidar is an essential technology for autonomous vehicles and other emerging applications, market adoption of lidar is uncertain. If market adoption of lidar does not continue to develop, or adoption is deferred, or otherwise develops more slowly than we expect, our business will be adversely affected.
While our artificial intelligence-driven lidar-based sensing system can be applied to different use cases across end markets, approximately 76% and 79% of our revenue during 2021 and 2020, respectively, was generated from automotive applications with a few customers in the aerospace, delivery, shuttle, railway, mining, and aviation sectors. Despite the fact that the automotive industry has expended considerable effort to research and test lidar products for ADAS and autonomous driving applications, the automotive industry may not introduce lidar products in commercially available vehicles on a timeframe that matches our expectations, or at all. We continually study emerging and competing sensing technologies and methodologies, and we may incorporate new sensing technologies to our product portfolio over time. However, lidar products remain relatively new and it is possible that other sensing modalities, or a new disruptive modality based on new or existing technologies, including a combination of technologies, will achieve acceptance or leadership in the ADAS and autonomous driving space. Even if lidar products are used in initial generations of autonomous driving technology and ADAS products, we cannot guarantee that lidar products will be designed into or included in subsequent generations of such commercialized technology. In addition, we expect that initial generations of autonomous vehicles will be focused on limited applications, such as robo-taxis and shuttles, and that mass market adoption of autonomous technology may lag significantly behind these initial applications. The speed of market adoption and growth for ADAS or autonomous vehicles is difficult, if not impossible, to predict, and it is more difficult to predict this market’s future growth in light of the economic consequences of the
COVID-19
pandemic and other macroeconomic factors. Although we currently believe we have a differentiated market leading technology for the autonomous vehicle market, by the time mass market adoption of autonomous vehicle technology is achieved, we expect competition among providers of sensing technology based on lidar and other modalities to increase substantially. If, by the time autonomous vehicle technology achieves mass market adoption, commercialization of lidar products is not successful, or not as successful as we or the market expects, or if other sensing modalities gain acceptance by developers of ADAS products, automotive OEMs, regulators, safety organizations, or other market participants, our business, results of operations, and financial condition will be materially and adversely affected.
We are investing in and pursuing market opportunities outside of the Automotive market, including in the aerospace and defense, shuttle, delivery vehicle, drone, railway, intelligent transport, and mining sectors. We believe that our future revenue growth, if any, will depend in part on our ability to expand within new markets such as these and to enter new markets as they emerge. Each of these markets presents distinct risks and, in many cases, requires that we address the particular requirements of that market.
Addressing these requirements can be time-consuming and costly. The market for lidar technology is relatively new, rapidly developing, and unproven in many markets or industries. Many of our prospective customers are still in the testing and development phases and we cannot be certain that they will commercialize products or systems with our lidar products, or at all. We cannot be certain that lidar will be sold into these markets, or that lidar will be sold into any markets at scale. Adoption of lidar products, including our products, will depend on numerous factors, including whether the technological capabilities of lidar and lidar-based products meet users’ current or anticipated needs, whether the benefits associated with designing lidar into larger sensing systems outweigh the costs, complexity, and time needed to deploy such technology or replace or modify existing systems that may have used other modalities, such as cameras and radar, whether users in other applications can move beyond the testing and development phases and proceed to commercializing systems supported by lidar technology and whether lidar developers such as us can keep pace with the expected rapid technological change in certain developing markets, and the global response to the
COVID-19
pandemic, and other macroeconomic factors, and the length of any associated economic recovery. If lidar technology does not achieve commercial success, or if adoption of lidar is deferred or the market otherwise develops at a pace slower than we expect, our business, results of operations, and financial condition will be materially and adversely affected.
We may experience difficulties in managing our growth and expanding our operations.
We expect to experience significant growth in the scope and nature of our operations. Our ability to manage our operations and future growth will require us to continue to improve our operational, financial, and management controls, legal and compliance programs, and reporting systems. We may not be able to implement improvements in an efficient or timely manner and may discover deficiencies in existing controls, programs, systems, and procedures, which could have an adverse effect on our business, reputation, and financial results.
We rely on third-party suppliers and because some of the raw materials and key components in our products come from limited or single source suppliers, we are susceptible to supply shortages, longer than anticipated lead times for components, and supply changes, any of which could disrupt our supply chain and could delay deliveries of our products to customers.
Most of the components that go into the manufacturing of our solutions are sourced from third-party suppliers. To date, we have produced our products in relatively limited quantities for use in R&D programs. Although we do not have any experience in managing our supply chain to manufacture and deliver our products at scale, our future success will depend on our ability to do so. Some of the key components used to manufacture our products come from limited or single source suppliers. We are therefore subject to the risk of shortages and long lead times in the supply of these components and the risk that our suppliers discontinue or modify components used in our products. We have a global supply chain and the
COVID-19
pandemic, other epidemics and outbreaks, and other macroeconomic factors that may adversely affect our ability to source components in a timely or cost-effective manner from our third-party suppliers due to, among other things, work stoppages or interruptions. For example, our products depend on lasers. Any shortage of these lasers could materially and adversely affect our ability to manufacture our solutions. In addition, the lead times associated with certain components are lengthy and preclude rapid changes in quantities and delivery schedules. While we have entered into agreements with some suppliers for the supply of certain components at set prices, such quantities are limited given we are not yet producing at scale. Therefore, we have in the past experienced, and may in the future experience, component shortages and price fluctuations of key components and materials, and the predictability of the availability and pricing of these components may be limited. Component shortages or pricing fluctuations could be material in the future. In the event of a component shortage, supply interruption, or a material pricing change from suppliers of these components, we may not be able to develop alternate sources in a timely manner, or at all, especially in the case of sole or limited source items. Developing alternate sources of supply for these components may be time-consuming, difficult, and costly and we may not be able to source these components on terms that are acceptable to us, or at all, which may undermine our ability to meet our requirements or to fill customer orders in a timely manner. Any interruption or delay in the supply of any of these parts or components, or the inability to obtain these parts or components from alternate sources at acceptable prices and within a reasonable amount of time, would adversely affect our ability to meet our scheduled product deliveries to our customers. This could adversely affect our relationships with our customers and channel partners and could cause delays in shipment of our products and adversely affect our operating results. In addition, increased component costs could result in lower gross margins. Even where we are able to pass increased component costs along to our customers, there may be a lapse of time before we are able to do so such that we will be required to absorb some or all of the increased cost. If we are unable to buy these components in quantities sufficient to meet our requirements on a timely basis, we will not be able to deliver products to our customers, which may result in such customers using competitive products instead of our products.
Because our sales have been primarily to customers making purchases for R&D projects and customers’ current orders are project-based, we expect our results of operations to fluctuate on a quarterly and annual basis, which could cause our stock price to fluctuate or decline.
Our quarterly results of operations have fluctuated in the past and may vary significantly in the future. As such, historical comparisons of our operating results may not be meaningful. In particular, because our sales to date have primarily been to customers making purchases for their own R&D, sales in any given quarter can fluctuate based on the timing and success of our customers’ development projects. Accordingly, the results of any one quarter should not be relied upon as an indication of future performance. Our quarterly financial results may fluctuate as a result of a variety of factors, many of which are outside of our control and may not fully reflect the underlying performance of our business. These fluctuations could adversely affect our ability to meet our expectations or those of securities analysts, ratings agencies, or investors. If we do not meet these expectations for any period, the value of our business and our securities, could decline significantly. Factors that may cause these quarterly fluctuations include, without limitation, those listed below:

•	the timing and magnitude of orders and shipments of our products in any quarter;

•	decreases in pricing we may adopt to drive market adoption or in response to competitive pressure;

•	our ability to retain our existing customers and strategic partners and attract new customers and strategic partners;

•	our ability to develop, introduce, manufacture, and ship, in a timely manner, products that meet customer requirements;

•	disruptions in our sales channels or termination of our relationships with important channel partners;

•	delays in customers’ purchasing cycles or deferments of customers’ purchases in anticipation of new products or updates from us or our competitors;

•	fluctuations in demand for our products;

•	the mix of products sold or licensed by us in any given quarter;

•	the duration or worsening of the global COVID-19 pandemic and the time it takes for economic recovery;

•	the duration or worsening of the military conflict in Ukraine and the time it will take for the economic recovery for such impact to occur;

•	the timing and rate of broader market adoption of ADAS or autonomous systems utilizing our solutions across the automotive and other market sectors;

•	the timing and scale of the market acceptance of lidar generally;

•	further technological advancements by our competitors and other market participants;

•	the ability of our customers and strategic partners to commercialize systems that incorporate our products;

•	any change in the competitive dynamics of our markets, including consolidation of competitors, regulatory developments, and new market entrants;

•	our ability to effectively manage or outsource management of our inventory;

•	changes in the source, cost, availability of, and regulations pertaining to components and materials we use in our products;

•	adverse litigation, judgments, settlements, or other litigation-related costs, or claims that may give rise to such costs; and

•	general economic, industry, and market conditions, including trade disputes.
We may face risks associated with our reliance on certain artificial intelligence and machine learning models.
We rely on artificial intelligence and machine learning (“AI/ML”) in the development of our deterministic artificial intelligence-driven sensing system for vehicle autonomy, ADAS, and industrial applications. The AI/ML models that we use are trained using various data sets. If the AI/ML models are incorrectly designed, the data we use to train them is incomplete, inadequate, or biased in some way, or if we do not have sufficient rights to use the data on which our AI/ML models rely, the performance of our products, services, and business, as well as our reputation, could suffer or we could incur liability through the violation of laws, third-party privacy, or other rights, or contracts to which we are a party.
Our outsourced manufacturing business model for the Industrial and Mobility markets may not be successful, which could harm our ability to deliver products and recognize revenue in the Industrial and Mobility markets.
Our manufacturing strategy for the Industrial and Mobility markets has always been focused on outsourcing volume manufacturing to contract manufacturers while maintaining the design, engineering, prototyping, testing, and pilot manufacturing in-house
at our facility in Dublin, California. We currently have agreements with certain third-party manufacturers to provide contract manufacturing, testing, and delivery of certain of our products.
Reliance on third-party manufacturers reduces our control over the manufacturing process, including reduced control over quality, product costs, and product supply and timing. We may experience delays in shipments or issues concerning product quality from our third-party manufacturers. If any of our third-party manufacturers experience interruptions, delays, or disruptions in supplying our products, including by natural disasters, the global
COVID-19
pandemic, other epidemics or outbreaks of other contagions, increased military conflict, especially in Eastern Europe, or work stoppages or capacity constraints, our ability to ship products would be delayed. In addition, unfavorable economic conditions could result in financial distress among third-party manufacturers upon which we rely, thereby increasing the risk of disruption of supplies necessary to fulfill our production requirements and meet customer demands. Additionally, if any of our third-party manufacturers experience quality control problems in their manufacturing operations and our products do not meet customer or regulatory requirements, it could be required to cover the cost of repair or replacement of any defective products. These delays or product quality issues could have an immediate and material adverse effect on our ability to fulfill orders and could have a negative effect on our operating results. In addition, such delays or issues with product quality could adversely affect our reputation and our relationship with our channel partners. If our third-party manufacturers experience financial, operational, manufacturing capacity, or other difficulties, or experience shortages in required components, or if they are otherwise unable or unwilling to continue to manufacture our products in required volumes or at all, our supply may be disrupted, we may be required to seek alternate manufacturers, and we may be required to re-design
our products. It would be time-consuming, and could be costly and impracticable, to begin to use new manufacturers or designs, and such changes could cause significant interruptions in supply and could have an adverse effect on our ability to meet our scheduled product deliveries, and may subsequently lead to the loss of sales. While we take measures to protect our trade secrets, the use of third-party manufacturers may also risk disclosure of our innovative and proprietary manufacturing methodologies, which could adversely affect our business.
We engage international contract manufacturers, and therefore we may face risks associated with manufacturing operations outside the United States.
To the extent our manufacturing is done outside of the United States, we are subject to several inherent risks, including:

•	foreign currency fluctuations;

•	local economic conditions;

•	political instability, including the military actions occurring in Ukraine;

•	import and export requirements;

•	foreign government regulatory requirements;

•	reduced protection for intellectual property rights in some countries;

•	tariffs and other trade barriers and restrictions; and

•	potentially adverse tax consequences.
We intend to continue to engage with contract manufacturers outside the United States, therefore we will be subject to these risks, each of which could increase our costs and decrease our profit margins.
We, our outsourcing partners, and our suppliers rely on complex machinery for production of our lidar solutions, which involves a significant degree of risk and uncertainty in terms of operational performance and costs.
We, our outsourcing partners, and our suppliers rely on complex machinery for the production, assembly, and installation of our lidar solutions, which involve a significant degree of uncertainty and risk in terms of operational performance and costs. Our limited in-house
production facility, and the facilities of our outsourcing partners and suppliers, consist of large-scale machinery combining many components. These components may suffer unexpected malfunctions from time to time and will require repairs and spare parts to resume operations, which may not be available when needed. Unexpected malfunctions of these components may significantly affect intended operational efficiency. Operational performance and costs can be difficult to predict and are often influenced by factors outside of our control, such as, but not limited to, scarcity of natural resources, environmental hazards and remediation, costs associated with decommissioning of machines, labor disputes and strikes, difficulty or delays in obtaining governmental permits, damages or defects in electronic systems, industrial accidents, fires, seismic activity, and other natural and manufactured disasters. Should such operational risks materialize, it may result in personal injury to or death of workers, loss of production equipment, damage to production facilities, monetary losses, delays, and unanticipated fluctuations in production, environmental damage, administrative fines, increased insurance costs and potential legal liabilities, some of which may be the responsibility of our outsourcing partners and suppliers, but could have a material adverse effect on our business, prospects, financial condition, or operating results.
As part of growing our business, we may make acquisitions. If we fail to successfully select, execute, or integrate our acquisitions, then our business, results of operations, and financial condition could be materially and adversely affected, and our stock price could decline.
From time to time, we may undertake acquisitions to add new products and technologies, acquire talent, gain new sales channels, or enter into new markets or sales territories. In addition to possible stockholder approval, we may need approvals and licenses from relevant governmental authorities for the acquisitions and to comply with any applicable laws and regulations, which could result in increased delay and costs, and may disrupt our business strategy if we fail to obtain such required approvals. Furthermore, acquisitions and the subsequent integration of new assets, businesses, key personnel, customers, vendors, and suppliers will require significant attention from our management and could result in a diversion of resources from our existing business, which in turn could have an adverse effect on our operations. Acquired assets or businesses may not generate the financial results we expect. Acquisitions could result in the use of substantial amounts of cash, potentially dilutive issuances of equity securities, the occurrence of significant goodwill impairment charges, amortization expenses for other intangible assets, and exposure to potential unknown liabilities of the acquired business. Moreover, the costs of identifying and closing acquisitions may be significant.
To date, we have very limited experience with acquisitions and the integration of acquired technology and personnel. Failure to successfully identify, complete, manage, and integrate acquisitions could materially and adversely affect our business, financial condition, and results of operations and could cause our stock price to decline.
Our sales and operations in international markets expose us to associated operational, financial, and regulatory risks.
Sales to international customers accounted for 26% and 79% of our revenue in 2021 and 2020, respectively. We are committed to growing our international sales, and while we have committed resources to expanding our international operations and sales channels, these efforts may not be successful. International operations are subject to a number of other risks, including:

•	exchange rate fluctuations;

•	political and economic instability, international terrorism, and anti-American sentiment, particularly in emerging markets;

•	global or regional health crises, such as the COVID-19 pandemic or other epidemics or outbreaks of other contagions;

•	increasing military conflicts in Eastern Europe;

•	potential for violations of anti-corruption laws and regulations, such as those related to bribery and fraud;

•	preference for locally branded products, and laws and business practices favoring local competition;

•	potential consequences of, and uncertainty related to, the “Brexit” process in the United Kingdom, which could lead to additional expense and complexity in doing business there;

•	increased difficulty in managing inventory;

•	delayed revenue recognition;

•	the potential for less effective protection of intellectual property;

•
stringent regulation of the autonomous or other systems or products using our products and stringent consumer protection and product compliance regulations, including, but not limited, to the General Data Protection Regulation (“GDPR”) in the European Union, European competition law, the Restriction of Hazardous Substances Directive (“RoHS”), the Waste Electrical and Electronic Equipment Directive (“WEEE”), and the European Ecodesign Directive, all of which are costly to comply with and may vary from country to country;

•	difficulties and costs of staffing and managing foreign operations;

•	import and export laws and the impact of tariffs;

•	changes in local tax and customs duty laws or changes in the enforcement, application, or interpretation of such laws; and

•	the U.S. government’s restrictions on technology transfers to certain countries.
The occurrence of any of these risks could negatively affect our international business and consequently our business, operating results, and financial condition.
The complexity of our products could result in unforeseen delays or expenses from undetected defects, errors, or reliability issues in our hardware or software which could reduce the market adoption of our products, damage our reputation with current or prospective customers, expose us to product liability and other claims, and thereby adversely affect our operating costs.
Our products are highly technical, very complex, and require high standards to manufacture. Our products have in the past experienced, and will likely in the future experience, defects, errors, or reliability issues at various stages of development, production, and use. We may be unable to timely release new products, manufacture existing products, correct problems that have arisen, or correct such problems to our customers’ satisfaction. Additionally, undetected errors, defects, or security vulnerabilities, especially as new products are introduced or as new versions are released, could result in serious injury to the end users of the technology incorporating our products, or those in the surrounding area, our customers never being able to commercialize technology incorporating our products, litigation against us, negative publicity, and other consequences. These risks are particularly prevalent in the highly competitive autonomous driving and ADAS markets. Some errors or defects in our products may only be discovered after they have been tested, commercialized, and deployed by customers. If that is the case, we may incur significant additional development costs and product recall, repair, or replacement costs. These problems may also result in claims, including class actions, against us. Our reputation or brand may be damaged as a result of these problems and customers may be reluctant to buy our products thereafter, which could adversely affect our ability to retain existing customers and attract new customers, and could adversely affect our financial results.
In addition, we could face material legal claims for breach of contract, product liability, fraud, tort, or breach of warranty as a result. Defending a lawsuit, regardless of its merit, could be costly and may divert management’s attention and adversely affect the market’s perception of us and our products. In addition, our business liability insurance coverage could prove inadequate with respect to a claim and future coverage may be unavailable on acceptable terms, or at all. These product-related issues could result in claims against us and our business could be adversely affected.
We may be subject to product liability or warranty claims that could result in significant direct or indirect costs, which could adversely affect our business and operating results.
Our customers intend to use our solutions in autonomous driving and ADAS applications; the operation of motor vehicles, even with our solutions embedded, does present the risk of significant injury, including fatalities. We may be subject to claims if a product using our active lidar technology is involved in an accident and persons are injured or purport to be injured. Any insurance that we carry may not be sufficient or it may not apply to all situations. Similarly, our customers could be subjected to claims as a result of such accidents and bring legal claims against us to attempt to hold us liable. In addition, if lawmakers or governmental agencies were to determine that the use of our products, autonomous driving, or certain other ADAS applications increased the risk of injury to all or a subset of our customers, they may pass laws or adopt regulations that limit the use of our products, increase the liability associated with the use of our products, or regulate the use of or delay the deployment of autonomous driving and ADAS technology. Any of these events could adversely affect our brand, relationships with customers, operating results, or financial condition.
Suppliers to automotive OEMs may require that we provide a warranty, either directly or indirectly, on our products, including our embedded software. The occurrence of any material defects in our products during the warranty period could make us liable for damages and warranty claims. In addition, we could incur significant costs to correct any defects, warranty claims, or other problems, including costs related to product recalls. Any negative publicity related to the perceived quality of our products could affect our brand image, partner and customer demand, and adversely affect our operating results and financial condition. Also, warranty, recall and product liability claims may result in litigation, including class actions, the occurrence of which could be costly, lengthy, and distracting, and adversely affect our business and operating results.
If we do not maintain sufficient inventory or if we do not adequately manage our inventory, we could lose sales or incur higher inventory-related expenses, which could negatively affect our operating results.
To ensure adequate inventory, we must forecast inventory needs and expenses, place orders sufficiently in advance with our suppliers and manufacturing partners, and manufacture products based on our estimates of future demand for particular products. Fluctuations in the adoption of lidar products may affect our ability to forecast our future operating results, including revenue, gross margins, cash flows, and profitability. Our ability to accurately forecast demand for our products could be affected by many factors, including the accuracy of the forecasts that we receive from our customers, the rapidly changing nature of the autonomous driving and ADAS markets in which we operate, the uncertainty surrounding the market acceptance and commercialization of lidar technology, the emergence of new markets, an increase or decrease in customer demand for our products or for products and services of our competitors, product introductions by competitors, the
COVID-19
pandemic, other epidemics or outbreaks of other contagions, any work stoppages or interruptions, unanticipated changes in general market conditions, and the general weakening of economic conditions or consumer confidence, which may be exacerbated by the military actions in Ukraine. If our lidar products are commercialized in autonomous driving and ADAS applications, both of which are experiencing rapid growth in demand, we may face challenges acquiring adequate supplies to manufacture our products and/or we and our manufacturing partners may not be able to manufacture our products at a rate necessary to satisfy the levels of demand, which would negatively affect our revenue. This risk may be enhanced by the fact that we may not carry or be able to obtain for our manufacturing partners a significant level of inventory to satisfy short-term increases in demand. If we fail to accurately forecast customer demand, we may experience excess inventory levels or a shortage of products available-for-sale.
Inventory levels in excess of customer demand may result in inventory write-downs or write-offs and the sale of excess inventory at discounted prices, which would adversely affect our financial results, including our gross margin, and have a negative effect on our brand. Conversely, if we underestimate customer demand for our products, we, or our manufacturing partners, may not be able to deliver products to meet our requirements, and this could result in damage to our brand and customer relationships, and adversely affect our revenue and operating results.

Our forecasts and projections are based upon assumptions, analyses and internal estimates developed by our management. If these assumptions, analyses or estimates prove to be incorrect or inaccurate, our actual operating results may differ materially from those forecasted or projected.
Our forecasts and projections included in this registration statement are subject to significant uncertainty and are based on assumptions, analyses and internal estimates developed by our management, any or all of which may not prove to be correct or accurate. If these assumptions, analyses or estimates prove to be incorrect or inaccurate, our actual operating results may differ materially from those forecasted or projected.
The forecasts and projections in this registration statement include forecasts and estimates relating to the expected size and growth of the markets for which we operate or seek to enter, and assumes that we are able to achieve a certain projected market share of the total addressable market. Such markets may not develop or grow, or may develop and grow at a lower rate than expected, and even if these markets experience the forecasted growth described in this registration statement, we may not achieve such projected market share. Our future growth is subject to many factors, including, among others, our ability to develop and commercialize our products and the market’s adoption of our products, both of which are subject to risks and uncertainties, many of which are beyond our control. Accordingly, the forecasts and estimates of market size and growth described in this registration statement should not be taken as indicative of our future outlook. In addition, these forecasts do not take into account the impact of the current global
COVID-19
pandemic and other macroeconomic events, and we cannot assure you that these forecasts will not be materially and adversely affected as a result of the
COVID-19
pandemic and other macroeconomic events.
The average selling prices of our products or our fees or royalties from technology licenses could decrease rapidly over the life of the product or license term, which may negatively affect our revenue and gross margin.
We may experience declines in the average selling prices of our products generally as our customers seek to commercialize autonomous systems at prices low enough to achieve market acceptance or due to competitive pressures. In order to sell products that have a falling average unit selling price and maintain margins at the same time, we will need to continually reduce product and manufacturing costs. To manage manufacturing costs, we and our Tier 1 partners must engineer the most cost-effective design for our products. In addition, we continuously drive initiatives to reduce assembly cost, improve efficiency, reduce the cost of materials, use fewer materials, and further lower overall product costs by carefully managing component prices, inventory, and shipping costs. We also need to continually introduce new and competitive products in order to maintain our overall gross margin. We may also experience declines in fees or royalties from licensing our technology as customers reduce the prices of products incorporating our licensed technology in order to achieve market acceptance or due to competitive pressures. If we are unable to manage the cost structure of our products, successfully introduce new products with higher gross margins, and develop new technology that we can license at attractive royalty rates, our revenue and overall gross margin would likely decline.
Adverse conditions in the automotive industry or downturns in domestic or global economic conditions, or other macroeconomic factors more generally, could have adverse effects on our results of operations.
While we make our strategic planning decisions based on the assumption that the markets we are targeting will grow, our business is dependent, in large part on, and directly affected by, business cycles and other factors affecting the global automotive industry and the global economy generally. Automotive production and sales are highly cyclical and depend on general economic conditions and other factors, including consumer spending and preferences, changes in interest rates and credit availability, changes in inflation rates, as the U.S. is now experiencing, consumer confidence, fuel costs, fuel availability, environmental impact, governmental incentives and regulatory requirements, and political volatility, especially in energy-producing countries and growth markets. In addition, the recent outbreak of hostilities between Russia and Ukraine and global reactions thereto have increased U.S. domestic and global energy prices. Oil supply disruptions related to the Russia-Ukraine conflict, and sanctions and other measures taken by the U.S. and its allies, could lead to higher costs for gas, food, and goods in the U.S. and exacerbate the inflationary pressures on the economy, with potentially adverse impacts on our customers and on our business, results of operations, and financial condition. Moreover, certain raw materials needed to produce components that are incorporated into our products, and the products of our customers, are primarily derived in the region in which the Russia-Ukraine conflict is occurring. The longer the Russia-Ukraine conflict continues and the more damage to Ukrainian infrastructure that occurs, the greater the impact could be on the supply of such raw materials, and the failure to have access to such raw materials could have an adverse effect on our business and results of operations. In addition, the Cybersecurity and Infrastructure Security Agency (“CISA”), has warned all organizations in the U.S. to be on guard against possible cyber-attacks coming from Russia which has the potential to disrupt business operations, limit access to essential services, and threaten public safety.
Automotive production and sales can also be affected by our automotive OEM and Tier 1 supplier customers’ ability to continue operating in response to challenging economic conditions and in response to labor relations issues, regulatory requirements, trade agreements and other factors, such as the unavailability of unrelated components in the assembly of automobiles, an example of which is the current shortage of semiconductors necessary for automobile production. The volume of automotive production in North America, Europe, and the rest of the world has fluctuated, sometimes significantly, from year to year, and we expect such fluctuations to give rise to fluctuations in the demand for our products and licenses of our technology. Any significant adverse change in any of these factors may result in a reduction in automotive sales and production by our automotive OEM and Tier 1 supplier customers and could have a material adverse effect on our business, results of operations, and financial condition.
Customers with which we enter into supply agreements may require changes to our products or may be subject to renegotiation or termination in a short time period, which would materially and adversely affect our business.
If we and our partners are able to secure design wins so that our solutions are included in autonomous driving and ADAS products, we expect that we, or our Tier 1 partners will enter into supply agreements with that customer. Market practice dictates that these supply agreements typically require us to supply a customer’s requirements for a particular vehicle model or autonomous driving or ADAS product, rather than supply a set number of products. These arrangements can have short terms, be subject to renegotiation, or may be reduced or otherwise terminated, the occurrence of any of which may affect product pricing and future profitability. Therefore, even if we are successful in obtaining design wins, and we or our Tier 1 partners are able to enter into definitive agreements with OEMs, and the systems into which our products are built are commercialized, the discontinuation of, the loss of business with respect to, or a lack of commercial success of a particular vehicle model or technology package for which we are a significant supplier could mean that the expected sales of our products will not materialize, materially and adversely affecting our business.
Since many of the markets in which we compete are new and rapidly evolving, it is difficult to forecast long-term end-customer
adoption rates and demand for our products.
We are pursuing opportunities in markets that are undergoing rapid changes, including technological and regulatory changes, and it is difficult to predict the timing and size of the opportunities. For example, autonomous driving and lidar-based ADAS applications require the utilization of complex technology. Because these systems depend on technology from many companies, commercialization of autonomous driving or ADAS products could be delayed or impaired on account of certain technological components not being ready to be deployed in automobiles. We are in the process of developing necessary relationships with commercial partners which may not result in the commercialization of our technology immediately, or at all. Regulatory, safety, or reliability developments, many of which are outside of our control, could also cause delays or otherwise impair commercial adoption of these new technologies, which will adversely affect our growth. Our future financial performance will depend on our ability to make timely investments in emerging market opportunities. If one or more of these markets experience a shift in customer or prospective customer demand, our products may not compete as effectively, if at all, and they may not be designed into commercialized products. Given the evolving nature of the markets in which we operate, it is difficult to predict customer demand or adoption rates for our products or the future growth of these markets. If demand does not develop or if we cannot accurately forecast customer demand, the size or timing of our markets, inventory requirements, or our future financial results, our business, results of operations, and financial condition will be adversely affected.
We currently have and target many customers that are large corporations with substantial negotiating power, exacting product standards, and potentially competitive internal solutions. If we are unable to sell our products to these customers, our prospects and results of operations will be adversely affected.
Many of our current and potential customers are large, multinational corporations with substantial negotiating power relative to us and, in some instances, may have internal solutions that are competitive to our products. These large, multinational corporations also have significant development resources, which may allow them to acquire or develop independently, or in partnership with others, competitive technologies. Meeting the technical requirements and securing design wins with any of these companies will require a substantial investment of our time and resources. We cannot assure you that our products will secure design wins from these or other companies or that we will generate meaningful revenue from the sales of our products to these key potential customers. If our products are not selected by these potential customers or if these potential customers develop or acquire competitive technology, it will have an adverse effect on our business.
Our business could be materially and adversely affected if we lost any of our large customers or strategic partners, if their demand for our products declined due to factors outside of our control, including component shortages (whether related to our products or otherwise) that impact our customers’ overall production plans or product development plans, or if our customers were unable to pay their invoices.
Although we have and continue to pursue a broad customer base, we are dependent on a collection of customer relationships which are currently in development with strong purchasing power. In 2021, Continental AG accounted for approximately 55% of our annual revenue and, in 2020, ZKW Group GmbH (an affiliate of LG Electronics) accounted for approximately 66% of our annual revenue. The loss of business from any of our major customers (whether by lower overall demand for our products, component shortages that impact our customers’ production plans or product development plans, cancellation of existing contracts or product orders, or the failure to design in our products, or an award of initial or new business) could have a material adverse effect on our business.
To the extent autonomous vehicle and ADAS become accepted by major automotive OEMs, we expect that we will rely increasingly for our revenue on Tier 1 suppliers through which automotive OEMs procure components. We expect that these Tier 1 suppliers will be responsible for certain hardware and software configuration activities specific to each automotive OEM, and they may not exclusively carry our solutions.
There is also a risk that one or more of our major customers could be unable to pay our invoices as they become due or that a customer will simply refuse to make such payments if it experiences financial difficulties. If our customers face financial difficulties, they may also cancel current or future product programs that could materially and adversely impact our financial results. If a major customer were to enter into bankruptcy proceedings or similar proceedings whereby contractual commitments are subject to a stay and the possibility of modifications, we could be forced to record a substantial loss.
We are substantially relying on our relationship with Continental AG; our business could be materially and adversely affected if our relationship with Continental was terminated, or if we, through our relationship with Continental, are unable to obtain a sufficient number of design wins and successfully enter into definitive agreements or other commercial arrangements with automotive OEMs with respect to such design wins.
Our business prospects are substantially based on our relationship with Continental. We have entered into a Joint Development Agreement with Continental pursuant to which Continental will license from us the rights to manufacture and integrate our lidar solution into automotive OEM model lines through long-term series production contracts with automotive OEMs. There can be no assurance that we will be able to maintain or further our relationship with Continental and/or that Continental will secure orders for our product designs and software. If we are unable to maintain or progress our relationship with Continental, or if Continental is unable to secure a sufficient number of design wins and successfully enter into definitive agreements or other commercial arrangements with automotive OEMs, then our business could be materially and adversely affected.
If we are unable to establish and maintain confidence in our long-term business prospects among customers and analysts within our industry or we are subject to negative publicity, then our financial condition, operating results, business prospects, and access to capital may suffer materially.
Customers may be less likely to purchase our lidar solutions if they are not convinced that our business will succeed or that our service and support and other operations will continue in the long term.
Similarly, suppliers and other third parties will be less likely to invest time and resources in developing business relationships with us if they are not convinced that our business will succeed. Accordingly, in order to build and maintain our business, we must maintain confidence among customers, suppliers, analysts, ratings agencies, and others in our products, long-term financial viability, and business prospects. Maintaining such confidence may be particularly complicated by certain factors including those that are largely outside of our control, such as our limited operating history, customer familiarity with our lidar solutions, any delays in scaling production, delivery, and service operations to meet demand, competition, uncertainty regarding the future of autonomous vehicles, and our production and sales performance compared with market expectations.
Our investments in educating our customers and potential customers about the advantages of lidar and our applications may not result in sales of our products.
Educating our prospective customers, and to a lesser extent, our existing customers, about lidar, our advantages over other sensing technologies, and lidar’s ability to convey value in different industries and deployments is an integral part of developing new business and the lidar market generally. If prospective customers have a negative perception of, or experience with, lidar, or a competitor’s lidar products, they may be reluctant to adopt lidar in general or specifically our products. Adverse statements about lidar by influential market participants may also deter adoption. Some of our competitors have significant financial or marketing resources that may allow them to engage in public marketing campaigns about their alternative technology, lidar generally, or our solutions specifically. Our efforts to educate potential customers and the market generally, and to counter any adverse statements made by competitors or other market participants, will require significant financial and personnel resources. These educational efforts may not be successful, and we may not be in a position to offset the costs of such efforts with revenue from new customers. If we are unable to acquire new customers to offset these expenses or if the market accepts such adverse statements, our financial condition will be adversely affected.
The period of time from a design win to implementation is long and we are subject to the risks of cancellation or postponement of the contract or unsuccessful implementation.
Prospective customers, including those in the automotive industry, generally must make significant commitments of resources to test and validate products like ours and confirm that they can integrate these products with other technologies before including them in any particular system, product, or model. The development cycles for our products with new customers varies widely depending on the application, market, customer, and the complexity of the product. In the Automotive market, for example, this development cycle can be five to seven years (or more). The development cycle in certain other markets can be months to one or two years (or more). These development cycles result in us investing our resources prior to realizing any revenue from commercialization. Further, we are subject to the risk that customers cancel or postpone implementation of our technology or our customers are unable to integrate our technology successfully into a larger system. If our customers face financial difficulties, they may also cancel current or future product programs that could materially and adversely impact our financial results. Further, our revenue could be less than forecasted if the system, product, or vehicle model that includes our lidar products is unsuccessful, including for reasons unrelated to our technology. Long development cycles and product cancellations or postponements may adversely affect our business, results of operations, and financial condition.
We operate in a highly competitive market involving emerging technology. We compete against a number of competitors, some of whom have substantially greater resources than us.
The markets for sensing technology applicable to autonomous solutions across numerous industries are highly competitive. Our future success will depend on our ability to achieve a leadership position in our targeted markets by continuing to develop, and protect from infringement, advanced lidar technology in a timely manner and to stay ahead of existing and new competitors. Our competitors compete with us directly by offering lidar products and indirectly by attempting to solve some of the same challenges with different technologies. Our current and future competitors may enjoy competitive advantages, such as greater name recognition, established relationships, or existing contracts with Tier 1 suppliers and/or OEMs, and substantially greater financial, technical, and other resources. We face competition from a number of sources including camera and radar companies, other developers of lidar products, Tier 1 suppliers, and other technology and automotive supply companies. In the Automotive market, our competitors have commercialized both lidar and non-lidar-based
ADAS technology that has achieved market adoption, strong brand recognition, and is expected to improve over time. Other competitors are working towards commercializing autonomous driving technology and either by themselves, or with a publicly announced partner, and have substantial financial, marketing, R&D, and other resources. Some of our customers in the autonomous vehicle and ADAS markets have announced development efforts or made acquisitions directed at creating their own lidar-based or other sensing technologies, which would compete with our solutions. We do not know how close these competitors are to commercializing autonomous driving systems or novel ADAS applications. In markets outside of the automotive industry, our competitors seek to develop new sensing applications across industries. Even in these emerging markets, we face substantial competition from numerous competitors seeking to prove the value of their technology.
Additionally, competition may result in pricing pressure and reduced margins, and may impede our ability to secure design wins, successfully enter into definitive agreements or other commercial arrangements, or successfully commercialize our products at scale, which may prevent us from achieving our projected market share. In particular, our competitors have in the past offered, and may in the future offer, their products and services on terms that we and/or our Tier 1 partners are unwilling to match, or our competitors could introduce new products with competitive price and performance characteristics, which may adversely affect our market share.
The markets in which we compete are characterized by rapid technological change, which requires us to continue to develop new products and product innovations, and could adversely affect market adoption of our products.
While we intend to invest substantial resources to remain on the forefront of technological development, continuing technological changes in sensing technology and lidar, and the markets for these products, including the ADAS and autonomous driving space, could adversely affect adoption of lidar and/or our products, either generally or for particular applications. Our future success will depend upon our ability to develop and introduce a variety of new capabilities and innovations to our existing product offerings, as well as introduce a variety of new product offerings, to address the changing needs of the markets in which we offer our products. We cannot guarantee that such new products will be released in a timely manner, or at all, or achieve market acceptance. Delays in delivering new products that meet customer requirements could damage our relationships with customers and lead them to seek alternative sources of supply. In addition, to date, we have focused on the delivery of our solutions to R&D programs in which developers are investing substantial capital to develop new systems that incorporate our solutions. Our future success relies heavily on the outcome of the R&D efforts by these customers. As autonomous technology reaches the stage of large-scale commercialization, we will be required to develop and deliver solutions at price points that enable wider and ultimately mass-market adoption. Delays in introducing products and innovations, the failure to choose correctly among technical alternatives, or the failure to offer innovative products or configurations at competitive prices may cause existing and potential customers to purchase our competitors’ products or turn to alternative sensing technologies.
If we are unable to devote adequate resources to develop products or cannot otherwise successfully develop products or system configurations that meet customer requirements on a timely basis or that remain competitive with alternatives, our products could lose market share, our revenue will decline, we may experience operating losses, and our business and prospects will be adversely affected.
Developments in alternative technologies may adversely affect the demand for our technology.
Significant developments in alternative technologies, such as cameras and radar, may materially and adversely affect our business, prospects, financial condition, and operating results in ways we do not currently anticipate. Existing and future camera and radar technologies may emerge as customers’ preferred alternative to our solutions. Any failure by us to develop new or enhanced technologies or processes, or to react to changes in existing technologies, could materially delay our development and introduction of new and enhanced products in the autonomous vehicle industry, which could result in the loss of competitiveness of our lidar solutions, decreased revenue, and a loss of market share to competitors (or a failure to increase revenue and/or market share). Our R&D efforts may not be sufficient to adapt to changes in technology. As technologies change, we plan to upgrade or adapt our lidar solutions with the latest technology. However, our solutions may not compete effectively with alternative systems if we are not able to source and integrate the latest technology into our existing lidar solutions.
Because lidar is new in most of the markets we are seeking to enter, forecasts of market growth in this registration statement may not be accurate.
Market opportunity estimates and growth forecasts included in this registration statement are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. The forecasts and estimates in this registration statement relating to the expected size and growth of the markets for lidar-based technology may prove to be inaccurate. Even if these markets experience the forecasted growth described in this registration statement, we may not grow our business at similar rates, or at all. Our future growth is subject to many factors, including market adoption of our products, which is subject to many risks and uncertainties. Accordingly, the forecasts and estimates of market size and growth described in this registration statement, including our estimates that the size of its total addressable market is expected to grow from approximately $3 billion currently to $42 billion by 2030, should not be taken as indicative of our future growth. In addition, these forecasts do not take into account the impact of the current global
COVID-19
pandemic and other macroeconomic events, which may materially and adversely affect our forecasts.
We will likely need to raise additional capital in order to execute our business plan or respond to changing market conditions, which may not be available on terms acceptable to us, or at all.
In the future, we will likely require additional capital in order to respond to market timing delays, technological advancements, competitive dynamics or technologies, customer demands, business opportunities, challenges, acquisitions, or unforeseen circumstances, and we may determine to engage in equity or debt financings or enter into credit facilities for other reasons. In order to further business relationships with current or potential customers or partners, we may issue equity or equity-linked securities to such current or potential customers or partners. We may not be able to timely secure additional debt or equity financing on favorable terms, or at all. If we raise additional capital through the issuance of equity or convertible debt or other equity-linked securities or if we issue equity or equity-linked securities to current or potential customers to further business relationships, our existing stockholders could experience dilution, which may be significant. Any debt financing obtained by us in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital or to pursue business opportunities, including potential acquisitions. If we are unable to obtain adequate financing or financing on terms satisfactory to us, when we require it, our ability to continue to grow or support our business and to respond to business challenges could be significantly limited.
The Purchase Agreement contains contractual limitations that may not allow us to draw all of the $125 million committed under the Purchase Agreement and to the extent we do draw under the Purchase Agreement, existing stockholders will be diluted.
In December 2021, we entered into the Purchase Agreement with Tumim pursuant to which Tumim committed to purchase, subject to certain limitations, up to $125 million of our Common Stock should we elect to sell our Common Stock to them. Before the obligation to purchase any of our Common Stock arises, we must file and secure the effectiveness of this resale registration statement with the U.S. Securities and Exchange Commission (the “SEC”) with respect to any shares Tumim may purchase at our request. Should we be eligible to do so and decide to sell our Common Stock to Tumim, existing stockholders at such time will experience dilution of their interest in us, which dilution will be heightened if the price at which we sell Common Stock is low, as there is no minimum price at which we can sell our Common Stock under the Purchase Agreement. Moreover, under the Purchase Agreement, with some exceptions, we can only sell to Tumim the lesser of: (i) a total of 30,865,419 shares of our Common Stock or (ii) a number of shares where Tumim would own no more than 9.99% of our outstanding shares, which at April 29, 2022 was 15,699,453 shares. At values below $4.05 per share, we would likely not be in a position to realize the full commitment of $125 million under the Purchase Agreement and existing stockholders would experience significant dilution. Therefore, the actual number of shares we will be able to sell to Tumim, the amount of dilution our stockholders will experience upon the sale of our Common Stock under the Purchase Agreement, and the total proceeds that we will derive from such sales, cannot be determined at this time.
We have identified a material weakness in our internal control over financial reporting as of December 31, 2021 and 2020. If we fail to develop and maintain an effective system of internal controls over financial reporting, we may not be able to accurately report our financial results in a timely manner, which may adversely affect investor confidence in us.
In connection with our financial statements close process for the years ended December 31, 2021 and 2020, we identified a material weakness in the design and operating effectiveness of our internal control over financial reporting. The material weakness identified resulted from a lack of a sufficient number of personnel within our accounting function who possessed an appropriate level of expertise to timely identify, select, and apply GAAP sufficiently to provide reasonable assurances that transactions were appropriately recorded. This resulted in AEye, Inc. not having adequate risk assessment and not having adequate design of internal control activities surrounding the financial close and CF Finance Acquisition Corp. III restating previously issued financial statements due to material errors in accounting for Company warrants that were outstanding prior to the Effective Time, which were assumed by CF III and converted into a warrant to purchase shares of the Common Stock.
A material weakness is a deficiency or combination of deficiencies in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our financial statements would not be prevented or detected on a timely basis.
Our management is continuing to act on our remediation plan through the development and implementation of systems, processes, and controls over the financial close and reporting process, and has hired additional accounting and finance personnel with technical public company accounting and financial reporting experience. We have also engaged external consultants to assist us in designing, implementing, and monitoring an appropriate system of internal controls, including Information Technology General Controls. We will also continue to evaluate our IT systems and related processes to optimize automation to enhance our financial statement close process, reduce the number of manual journal entries, and facilitate review controls related to our significant classes of transactions. The material weakness will not be considered remediated until management designs and implements effective controls that operate for a sufficient period of time and management has concluded, through testing, that these controls are effective. Our management has and will continue to monitor the effectiveness of our remediation plans and will make changes our management determines to be appropriate.
If not remediated, this material weakness could result in material misstatements to our annual or interim financial statements that might not be prevented or detected on a timely basis, or in delayed filing of required periodic reports. If we are unable to assert that our internal control over financial reporting is effective, or when required in the future, if our independent registered public accounting firm is unable to express an unqualified opinion as to the effectiveness of our internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports, the market price of our Common Stock could be adversely affected, and we could become the subject of litigation or investigations by Nasdaq, the U.S. Securities and Exchange Commission, or other regulatory authorities, which could require additional financial and management resources.
If we fail to maintain an effective system of internal controls, our ability to produce timely and accurate financial statements or comply with applicable regulations could be adversely affected.
We are subject to the reporting requirements of the Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, and the rules and regulations of Nasdaq. We expect that the requirements of these rules and regulations will continue to increase our legal, accounting, and financial compliance costs, make some activities more difficult, time-consuming, and costly, and place significant strain on our personnel, systems, and resources.
The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. We are continuing to develop and refine our disclosure controls, internal control over financial reporting, and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we will file with the SEC are recorded, processed, summarized, and reported within the time periods specified in the rules of and on the forms required by the SEC, and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to our principal executive and financial officers.
Our current controls, and any new controls that we develop, may be inadequate because of changes in conditions in our business. Further, weaknesses in our internal controls may be discovered in the future. Any failure to develop or maintain effective controls, or any difficulties encountered in their implementation or improvement, could adversely affect our operating results or cause us to fail to meet our reporting obligations, and may result in a restatement of our financial statements for prior periods. Any failure to implement and maintain effective internal controls also could adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of our internal control over financial reporting that we are required to include in the periodic reports we will file with the SEC under Section 404 of the Sarbanes-Oxley Act. Ineffective disclosure controls and procedures and a lack of internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information.
In order to maintain and improve the effectiveness of our disclosure controls and procedures and our internal control over financial reporting, we have expended, and anticipate that we will continue to expend, significant resources, including accounting-related costs, and provide significant management oversight. Any failure to maintain the adequacy of our internal controls, or consequent inability to produce accurate financial statements on a timely basis, could increase our operating costs and could materially and adversely affect our ability to operate our business. If our internal controls are perceived as inadequate or that we are unable to produce timely or accurate financial statements, investors may lose confidence in our operating results and the price of our Common Stock could decline.
Our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal control over financial reporting until after we are no longer an emerging growth company. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed, or operating. Any failure to maintain effective disclosure controls and internal control over financial reporting could have a material and adverse effect on our business and operating results.
A significant portion of our products are manufactured abroad, which subjects us to various international risks and costs, including foreign trade issues, currency exchange rate fluctuations, shipment delays, supply chain disruptions, and political instability, any of which could adversely affect our business and financial condition.
Most of our products, or the components thereof, are manufactured abroad. Relying on foreign-produced products subjects us to risks relating to changes in import duties, quotas, the potential for introduction of U.S. taxes on imported goods, the potential loss of “most favored nation” status with the U.S., and freight cost increases, as well as economic and political uncertainties. We may also experience shipment delays caused by shipping port constraints, labor strikes, work stoppages, acts of war, including the current conflict in Ukraine, and terrorism, or other supply chain disruptions, including those caused by extreme weather, natural disasters, and pandemics or other public health concerns. Specifically, the ongoing
COVID-19
pandemic has caused delays in the manufacturing and shipping of our products and the associated raw materials. To the extent the
COVID-19
pandemic results in continuation or worsening of manufacturing and shipping delays and constraints, our suppliers will continue to have challenges obtaining the materials necessary for the production of our products.
If any of these or other factors, including trade tensions between the U.S. and other nations, including China and Russia, were to cause a disruption of trade from other countries, our ability to source products, components, or raw materials could be adversely affected. We may need to seek alternative suppliers or vendors, which may not be available, or make changes to our operations, any of which could have a material adverse effect on our business, results of operations, or financial condition. Also, the prices charged by foreign manufacturers for production or the acquisition of raw materials or components, may be affected by the fluctuation of their local currency against the U.S. dollar, which could cause the cost of our products to increase and negatively impact our business.
Changes in tax laws or exposure to additional income tax liabilities could affect our future profitability.
Factors that could materially affect our future effective tax rates include, but are not limited, to:

•	changes in tax laws (including tax rates) or the regulatory environment;

•	changes in accounting and tax standards or practices;

•	changes in the composition of operating income by tax jurisdiction; and

•	our operating results before taxes.
Because we do not have a long history of operating at our present scale and we have significant expansion plans, our effective tax rate may fluctuate in the future. Future effective tax rates could be affected by operating losses in jurisdictions where no tax benefit can be recorded under GAAP, changes in the composition of earnings in countries with differing tax rates, changes in deferred tax assets and liabilities, or changes in tax laws.
On December 22, 2017, the Tax Cuts and Jobs Act of 2017 (the “Tax Act”) was signed into law making significant changes to the U.S. Tax Code. In particular, sweeping changes were made to the U.S. taxation of foreign operations. Changes include, but are not limited to, a permanent reduction to the corporate income tax rate, limiting interest deductions, adopting elements of a territorial tax system, assessing a repatriation tax or “toll-charge” on undistributed earnings and profits of U.S.-owned foreign corporations, and introducing certain anti-base erosion provisions, including a new minimum tax on global intangible low-taxed
income, or GILTI, and base erosion and anti-abuse tax, or BEAT. The new legislation had no effect on our 2021, 2020, and 2019 provision for income taxes because we generated net tax losses and offset our deferred tax assets on the consolidated balance sheets with a full valuation allowance due to our current loss position and forecasted losses for the near future. The overall impact of this tax reform is uncertain, and our business and financial condition, including with respect to our
non-U.S.
operations, could be adversely affected.
In addition to the impact of the Tax Act on our federal taxes, the Tax Act may impact our taxation in other jurisdictions, including with respect to state income taxes. State legislatures have not had sufficient time to respond to the Tax Act. Accordingly, there is uncertainty as to how the laws will apply in the various state jurisdictions. Additionally, other foreign governing bodies may enact changes to their tax laws in reaction to the Tax Act that could result in changes to our global tax position and materially and adversely affect our business, results of operations, and financial condition. Additionally, the Internal Revenue Service (“IRS”), and several foreign tax authorities have increasingly focused attention on intercompany transfer pricing with respect to sales of products and services and the use of intangibles. Tax authorities could disagree with our future intercompany charges, cross-jurisdictional transfer pricing, or other matters and assess additional taxes. If we do not prevail in any such disagreements, our profitability may be affected.
Our ability to use our net operating loss carryforwards and certain other tax attributes may be limited.
As of December 31, 2021, we had approximately $156.6 million of U.S. federal, and approximately $104.6 million of state net operating loss carryforwards available to reduce future taxable income. Of the approximately $156.6 million in U.S. federal operating loss carryforwards, approximately $114.5 million will be carried forward indefinitely for U.S. federal tax purposes and approximately $0.1 million will begin to expire in 2033. All of our U.S. state net operating loss carryforwards will expire between 2029 and 2041. It is possible that we will not generate taxable income in time to use these net operating loss carryforwards before their expiration, or at all. Under legislative changes made in December 2017, U.S. federal net operating losses incurred in 2018 and in future years may be carried forward indefinitely, but the deductibility of such net operating losses is limited. It is uncertain if and to what extent various states will conform to the newly enacted federal tax law. In addition, the federal and state net operating loss carryforwards and certain tax credits may be subject to significant limitations under Section 382 and Section 383 of the U.S. Tax Code, respectively, and similar provisions of state law. Under those sections of the U.S. Tax Code, if a corporation undergoes an “ownership change,” the corporation’s ability to use our pre-change
net operating loss carryforwards and other
pre-change
attributes, such as research tax credits, to offset our post-change income or tax may be limited. In general, an “ownership change” will occur if there is a cumulative change in our ownership by
“5-percent
shareholders” that exceeds 50 percentage points over a rolling three-year period. Similar rules may apply under state tax laws. As of April 28, 2022, we have not yet undertaken an analysis of whether the Merger we closed on August 16, 2021 constitutes an “ownership change” for purposes of Section 382 and Section 383 of the U.S. Tax Code. If such Merger is determined to constitute an “ownership change,” our profitability may be impacted.
We are highly dependent on the services of our executive officers, in particular Luis Dussan, one of our founders and Chief Technology Officer, and Blair LaCorte, our Chief Executive Officer.
We are highly dependent on our executive officers, in particular, one of our founders, Luis Dussan, our Chief Technology Officer and Blair LaCorte, our Chief Executive Officer. Mr. Dussan created our artificial perception platform and remains deeply involved in our business, particularly in technology development. Mr. LaCorte has successfully led our growth and expansion strategy and his unparalleled leadership skills and industry insight are critical to us.
In addition, we are also dependent on the services of our other executive officers, including Robert Brown, our Chief Financial Officer, Andrew S. Hughes, our General Counsel, and Thomas R. Tewell, our Chief Operating Officer, as well as our other senior executives, such as Conor Tierney, our Chief Accounting Officer. The loss of any of our executive officers or other senior executives could adversely affect our business because the loss could make it more difficult to, among other things, compete with other market participants, continue to develop innovative product designs, and retain existing customers or cultivate new ones. Negative public perception of, or negative news related to any of our executive officers or senior executives may adversely affect our brand, relationship with customers, or standing in the industry.
Our business depends substantially on the efforts of our executive officers and highly skilled personnel, and our operations may be severely disrupted if we lost their services.
Competition for highly skilled personnel is often intense, especially in the San Francisco Bay Area, where we are headquartered, and we may incur significant costs to attract the highly skilled personnel we require. We may not be successful in attracting, integrating, or retaining qualified personnel to fulfill our current or future needs. We have, from time to time, experienced, and we expect to continue to experience, difficulty in hiring and retaining highly skilled employees with appropriate qualifications, especially those with engineering skills.
In addition, job candidates and existing employees often consider the value of the equity awards they receive in connection with their employment. If the perceived value of our equity or our equity awards decline, it may adversely affect our ability to retain highly skilled employees. If we fail to attract new personnel or we fail to retain and motivate our current personnel, our business and future growth prospects could be adversely affected.
Our business is subject to the risks of earthquakes, fires, floods, and other natural catastrophic events, pandemics, and interruptions by manufactured problems, such as terrorism. Material disruptions of our business or information systems resulting from these events could adversely affect our operating results.
A significant natural disaster, such as an earthquake, fire, flood, hurricane, or significant power outage or other similar events, such as infectious disease outbreaks or pandemic events, including the ongoing
COVID-19
pandemic, could have an adverse effect on our business and operating results. The ongoing
COVID-19
pandemic may have the effect of heightening many of the other risks described in this “Risk Factors” section, such as the demand for our products, our ability to achieve or maintain profitability, and our ability to raise additional capital in the future. Our corporate headquarters and major operations are located in the San Francisco Bay Area of California, which has experienced, and could experience again, a high number of
COVID-19
pandemic cases and is also a region known for significant seismic activity. In addition, natural disasters, acts of terrorism, or war could cause disruptions in our operations, our or our customers’ or channel partners’ businesses, our suppliers’ businesses, or the economy as a whole. We also rely on information technology systems to communicate among our workforce and with third parties. Any disruption to our communications, whether caused by a natural disaster or by manufactured problems, such as power disruptions, could adversely affect our business. We do not have a formal disaster recovery plan or policy in place and do not currently require that our suppliers have such plans or policies in place. To the extent that any such disruptions result in delays or cancellations of orders or impede our suppliers’ ability to timely deliver components, or the deployment of our products, our business, operating results, and financial condition would be adversely affected.
Interruption or failure of our information technology and communications systems could impact our ability to effectively provide services we may implement in the future.
We may, in the future, include
in-vehicle
services and functionality that utilize data connectivity to monitor performance and timely capture opportunities to enhance performance and functionality. The availability and effectiveness of our services depend on the continued operation of information technology and communications systems. Our systems will be vulnerable to damage or interruption from, among others, physical theft, fire, terrorist attacks, natural disasters, power loss, war, telecommunication failures, viruses, denial or degradation of service attacks, ransomware, social engineering schemes, insider theft or misuse, or other attempts to harm our systems. We primarily utilize reputable third-party service providers and vendors for our data, including among other things, financial data, human resources data, manufacturing and production data, sales data, and electronic mail, other than for our source code and related materials that are managed internally. These third-party providers could also be vulnerable to issues similar to those that could damage our systems, including sabotage and intentional acts of vandalism causing potential disruptions. Some of our systems will not be fully redundant, and our disaster recovery planning cannot account for all eventualities. Any problems with our third-party cloud hosting providers could result in lengthy interruptions in our business. In addition, our future in-vehicle
services and functionality, if developed and deployed, are expected to be highly technical and complex technology which may contain errors or vulnerabilities that could result in interruptions in our business or the failure of our systems.
We are subject to cybersecurity risks to operational systems, security systems, infrastructure, integrated software in our lidar solutions, and the data processed by those solutions, and any material failure, weakness, interruption, cyber event, incident, or breach of security could adversely affect our business by causing a disruption of our operations, a compromise or corruption of our confidential or other business-critical information, and/or damage our business relationships, all of which could negatively impact our business financial condition, and operating results.
We are at risk for interruptions, outages, and breaches of our operational systems, including our business, financial, accounting, product development, and production processes, owned by us or our suppliers; our facility security systems, owned by us or our suppliers; our in-product
technology owned by us or our suppliers; the integrated software in our lidar solutions; or the data that we process or our suppliers process on our behalf. A cyber incident is considered to be any adverse event that threatens the confidentiality, integrity, or availability of our information resources. These incidents may be an intentional attack or an unintentional event and could involve gaining unauthorized access to our information systems or those of our third-party vendors for purposes of misappropriating assets, stealing confidential information, corrupting data, or causing operational disruption. Such cyber incidents could materially disrupt operational systems; result in loss of intellectual property, trade secrets or other proprietary or competitively sensitive information; compromise certain information of employees, suppliers, or others; jeopardize the security of our facilities; or affect the performance of in-product
technology and the integrated software in our lidar solutions. A cyber incident could be caused by disasters, insiders (through inadvertence or with malicious intent), or malicious third parties (including nation-states or nation-state supported actors) using sophisticated, targeted methods to circumvent firewalls, encryption, and other security defenses, including hacking, fraud, trickery, phishing, or other forms of deception. The risks of a cybersecurity breach against companies based in the U.S., like us, may be enhanced as a byproduct of the on-going
war in Ukraine. Despite careful security and controls design, our information technology systems and the systems used by our third-party vendors, may be subject to security breaches and cyberattacks the result of which could include disrupted operations, misstated or unreliable financial data, liability for stolen assets or information, increased cybersecurity protection and insurance costs, litigation, and damage to business relationships.
The techniques used by cyber attackers change frequently and may be difficult to detect for long periods of time. Although we maintain information technology measures designed to protect us against intellectual property theft, data breaches, and other cyber incidents, such measures will require continual updates and improvements, and we cannot guarantee that such measures will be adequate to detect, prevent, or mitigate cyber incidents. The implementation, maintenance, segregation, and improvement of these systems requires significant management time, support, and cost. Moreover, there are inherent risks associated with developing, improving, expanding, and updating current systems, including the disruption of our data management, procurement, production execution, finance, supply chain, and sales and service processes. These risks may affect our ability to manage our data and inventory; procure parts or supplies; produce, sell, deliver, or service our solutions; adequately protect our intellectual property; or achieve and maintain compliance with, or realize available benefits under, applicable laws, regulations, and contracts. We cannot be sure that the systems upon which we rely, including those of our third-party vendors or suppliers, will be effectively implemented, maintained, or expanded as planned. If we do not successfully implement, maintain, or expand these systems as planned, our operations may be disrupted, our ability to accurately and timely report our financial results could be impaired, and deficiencies may arise in our internal control over financial reporting, which may impact our ability to certify our financial results. Moreover, our proprietary information or intellectual property could be compromised or misappropriated, and our reputation may be adversely affected. If these systems do not operate as we expect them to, we may be required to expend significant resources to make corrections or find alternative sources for performing these functions. As our reliance on technology has increased, so have the risks posed to our information systems, both internal and those provided by third-party service providers. We have implemented processes, procedures, and internal controls to help mitigate cybersecurity risks and cyber intrusions, but these measures, as well as our increased awareness of the nature and extent of a risk of a cyber-incident, do not guarantee that a cyber-incident will not occur and/or that our financial results, operations, or confidential information will not be negatively impacted by such an incident. Further, the remote working conditions resulting from the
COVID-19
pandemic have heightened our vulnerability to a cybersecurity risk or incident.
A significant cyber incident could impact production capability, harm our reputation, cause us to breach our contracts with other parties, or subject us to regulatory actions and litigation, any of which could materially affect our business, prospects, financial condition, and operating results. In addition, our insurance coverage for cyber-attacks may not be sufficient to cover all the losses we may experience as a result of a cyber incident.
Legal and Regulatory Risks Related to Our Business
We are subject to governmental import and export control laws and regulations. Our failure to comply with these laws and regulations could have an adverse effect on our business, prospects, financial condition, and results of operations.
Our products and solutions are subject to import and export laws and regulations, including the U.S. Export Administration Regulations, other regulations issued by U.S. Customs and Border Protection, and various economic and trade sanctions administered by the U.S. Treasury Department’s Office of Foreign Assets Control. U.S. export control laws and regulations and economic sanctions prohibit the shipment of certain products and services to U.S. embargoed or sanctioned countries, and specified persons and entities. In addition, complying with export control and sanctions regulations for a particular sale may be time-consuming and result in the delay or loss of sales opportunities. Exports of our products and technology must be made in compliance with these laws and regulations. If we fail to comply with these laws and regulations, we and certain of our employees could be subject to substantial civil or criminal penalties, including the possible loss of export or import privileges, and fines, which may be imposed on us and the employees or officers responsible to prohibit such shipments and, in extreme cases, the incarceration of the employees or officers responsible.
Changes to trade policy, tariffs, and import/export regulations may have a material adverse effect on our business, financial condition, and results of operations.
Changes in global political, regulatory, and economic conditions or in laws and policies governing foreign trade, manufacturing, development, and investment in the territories or countries where we currently purchase our components, sell our products, and conduct our business, could adversely affect our business. The U.S. has recently instituted or proposed changes in trade policies that include the negotiation or termination of trade agreements, the imposition of higher tariffs on imports into the U.S., economic sanctions on individuals, corporations, and countries, and other government regulations affecting trade between the U.S. and other countries where we conduct our business. A number of other nations have proposed or instituted similar measures directed at trade with the U.S. in response. As a result of these developments, there may be greater restrictions and economic disincentives on international trade that could adversely affect our business. For example, such changes could adversely affect the Automotive market, our ability to access key components or raw materials needed to manufacture our products (including rare-earth metals), our ability to sell our products or license our product designs and software to customers outside of the U.S., and the overall demand for our products. It may be time-consuming and expensive for us to alter our business operations to adapt to or comply with any such changes, and any failure to do so could have a material adverse effect on our business, financial condition, and results of operations.

We have and may become involved in legal and regulatory proceedings and commercial or contractual disputes, which could have an adverse effect on our profitability and consolidated financial position.
We have been and may be, from time to time, involved in litigation, regulatory proceedings, and commercial or contractual disputes that may be significant. These matters may include disputes with our suppliers and customers, intellectual property claims, stockholder litigation, government investigations, class action lawsuits, personal injury claims, environmental issues, customs and value-added tax disputes, and employment and tax issues.
We could face in the future, a variety of labor and employment claims against us, which could include, but is not limited to, general discrimination, wage and hour, privacy, ERISA, or disability claims. In such matters, government agencies or private parties may seek to recover from us very large, indeterminate amounts in penalties or monetary damages (including, in some cases, treble or punitive damages), or seek to limit our operations in some way.
Any of these types of lawsuits, whether initiated by us or a third party, could require significant management time and attention or could involve substantial legal liability, adverse regulatory outcomes, and/or substantial expenses to defend. Often these cases raise complex factual and legal issues and create risks and uncertainties. No assurances can be given that any proceedings or claims will not have a material adverse impact on our operating results and consolidated financial position or that our established reserves or our available insurance will mitigate this impact.
Unforeseen issues could result in damage to certain property which could result in adverse effects on our business and reputation.
Our lidar utilizes lasers for performing 3D sensing. While we have developed system components designed to prevent our lidar lasers from causing property damage (including to cameras), in the event an unforeseen issue arises that results in property damage, our reputation or brand may be damaged and we could face material legal claims for breach of contract, product liability, tort, or breach of warranty as a result. Defending a lawsuit, regardless of our merit, could be costly and may divert management’s attention and adversely affect the market’s perception of us and our products. In addition, our business liability insurance coverage could prove inadequate with respect to any claim and future coverage may be unavailable on acceptable terms, or at all.
We are subject to, and must remain in compliance with, numerous laws and governmental regulations concerning the manufacturing, use, distribution, and sale of our products. Some of our customers also require that we comply with the customers’ own unique requirements relating to these matters.
We manufacture and sell products that contain electronic components, and such components may contain materials that are subject to government regulation in both the locations where we manufacture and assemble our products, as well as the locations where we sell our products. For example, certain regulations limit the use of lead in electronic components. Since we operate on a global basis, ensuring simultaneous compliance in multiple jurisdictions is a complex process which requires continual monitoring of regulations and an ongoing compliance process to ensure we and our suppliers are in compliance with existing regulations in each market where we operate. If new, unanticipated regulations significantly impact our use and sourcing of various components or require more expensive components, those regulations could materially and adversely affect our business, results of operations, and financial condition.
Our products are used for autonomous driving and ADAS applications, which are subject to complicated regulatory schemes that vary from jurisdiction to jurisdiction. These are rapidly evolving areas where new regulations could impose limitations on the use of lidar generally or our products specifically. If we fail to adhere to these new regulations or fail to continually monitor the updates, we may be subject to litigation, loss of customers, or negative publicity and our business, results of operations, and financial condition will be adversely affected.

We are subject to various environmental laws and regulations that could impose substantial costs upon us and cause delays in building our production facilities.
Concerns over environmental pollution and climate change have produced significant legislative and regulatory efforts on a global basis, and we believe this will continue both in scope and in the number of countries participating. In addition, as climate change issues become more prevalent, foreign, federal, state, and local governments and our customers have been responding to these issues. The increased focus on environmental sustainability may result in new regulations and customer requirements, or changes in current regulations and customer requirements, which could materially and adversely impact our business, results of operations, and financial condition. If we are unable to effectively manage real or perceived issues, including concerns about environmental impacts or similar matters, sentiments toward us or our products could be negatively impacted, and our business, results of operations, and financial condition could suffer.
Our operations are and will be subject to international, federal, state, and local environmental laws and regulations, and such laws and regulations could directly increase the cost of energy, which may have an effect on the way we manufacture products or utilize energy to produce our products. In addition, any new environmental regulations or laws might increase the cost of raw materials or key components we use in our products. Environmental regulations require us to reduce product energy usage, monitor and exclude an expanding list of restricted substances, and participate in required recovery and recycling of our products. Environmental and health and safety laws and regulations can be complex, and we have limited experience complying with such laws and regulations. Capital and operating expenses needed to comply with environmental laws and regulations can be significant, and violations may result in substantial fines and penalties, damages, suspension of production, or a cessation of our operations.
Contamination at properties we currently operate at, where we formerly operated, or to which hazardous substances were sent by us, may subject us to liability pursuant to environmental laws and regulations, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, which can impose liability for the full amount of remediation-related costs without regard to fault, for the investigation and cleanup of contaminated soil and ground water, for remediating contamination and impacts to human health, and for damages to natural resources. The costs of complying with environmental laws and regulations and any claims concerning noncompliance, or liability with respect to contamination in the future, could have a material adverse effect on our financial condition or operating results. We may face unexpected delays in obtaining the requisite permit and approvals in connection with our planned production facilities that could require significant time and financial resources and delay our ability to operate these facilities, which would adversely impact our business, prospects, financial condition, and operating results.
We are subject to U.S. and foreign anti-corruption and anti-money laundering laws and regulations. We can face criminal liability and other serious consequences for violations, which can harm our business.
We are subject to the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the USA PATRIOT Act, and other anti-bribery and anti-money laundering laws in countries in which we conduct activities. Anti-corruption laws are interpreted broadly and prohibit companies and their employees, agents, contractors, and other collaborators from authorizing, promising, offering, or providing, directly or indirectly, improper payments or anything else of value to recipients in the public or private sector. We can be held liable for the corrupt or other illegal activities of our employees, agents, contractors, and other collaborators, even if we do not explicitly authorize or have actual knowledge of such activities. Any violations of the laws and regulations described above may result in substantial civil and criminal fines and penalties, imprisonment, the loss of export or import privileges, debarment, tax reassessments, breach of contract and fraud litigation, reputational harm, and other consequences.

Our business may be adversely affected by changes in automotive and laser regulations or concerns that drive further regulation of the automotive and laser markets.
Government product safety regulations are an important factor for our business. Historically, these regulations imposed ever-more stringent safety regulations for automobiles and laser products. These safety regulations often require, or customers demand, automobiles have more safety features per vehicle and incorporate more advanced safety products.
While we believe increasing automotive and laser safety standards will present a market opportunity for our products, governmental safety regulations are subject to change based on a number of factors that are not within our control, including new scientific or technological data, adverse publicity regarding industry recalls and safety risks of autonomous driving and ADAS products, accidents involving our products, domestic and foreign political developments or considerations, and litigation relating to our products and our competitors’ products. Changes in government regulations, especially in the autonomous driving and ADAS industries could adversely affect our business. If government priorities shift and we are unable to adapt to changing regulations, our business may be materially and adversely affected.
Federal, state, and local regulators impose more stringent compliance and reporting requirements in response to product recalls and safety issues in the automotive industry. As the cars that utilize our sensors go into production, we will be subject to the existing stringent requirements of the National Traffic and Motor Vehicle Safety Act of 1966 (the “Vehicle Safety Act”) including a duty to report, subject to strict timing requirements, safety defects with our products. The Vehicle Safety Act imposes potentially significant civil penalties for violations, including the failure to comply with such reporting actions. We are also subject to the existing U.S. Transportation Recall Enhancement, Accountability and Documentation Act (“TREAD”), which requires equipment manufacturers, such as us, to comply with “early warning” requirements by reporting certain information to the National Highway Traffic Safety Administration (“NHTSA”), such as information related to defects or reports of injury related to our products. TREAD imposes criminal liability for violating such requirements if a defect subsequently causes death or bodily injury. In addition, the Vehicle Safety Act authorizes the NHTSA to require a manufacturer to recall and repair vehicles that contain safety defects or fail to comply with U.S. federal motor vehicle safety standards. Sales into foreign countries may be subject to similar regulations. If we cannot rapidly address any safety concerns or defects with our products, our business, results of operations, and financial condition may be adversely affected.
The adoption of autonomous and ADAS features by automotive OEMs may be delayed and our business impacted, as additional emissions and safety requirements are imposed on vehicle manufacturers.
Vehicle regulators globally continue to consider new and enhanced emissions requirements, including electrification, to meet environmental and economic needs as well as pursue new safety standards to address emerging traffic risks. To control new vehicle prices, among other concerns, automotive OEMs may need to dedicate technology and cost additions to new vehicle designs to meet these emissions and safety requirements and postpone the additional costs associated with new autonomous and ADAS features.
Our business may be adversely affected if we fail to comply with the regulatory requirements under the Federal Food, Drug, and Cosmetic Act or other requirements imposed by the Food and Drug Administration (“FDA”).
As a lidar technology company, we are subject to the Electronic Product Radiation Control Provisions of the Federal Food, Drug, and Cosmetic Act. These requirements are enforced by the FDA. Electronic product radiation includes laser technology. Regulations governing these products are intended to protect the public from hazardous and unnecessary exposure. Manufacturers are required to certify by way of product labeling and reports to the FDA that their products comply with applicable performance standards as well as maintain manufacturing, testing, and distribution records for their products. Failure to comply with these requirements could result in enforcement action by the FDA, which could require us to cease distribution of our products, recall or remediate products already distributed to customers, or subject us to FDA enforcement actions.

Failures, or perceived failures, to comply with privacy, data protection, and information security requirements in the variety of jurisdictions in which we operate, may adversely impact our business, and such legal requirements are evolving, uncertain, and may require improvements in, or changes to, our policies and operations.
Our current and potential future operations and sales subject us to existing and future laws and regulations addressing privacy and the collection, use, storage, disclosure, transfer, and protection of various types of data. For example, the European Commission has adopted the GDPR and California enacted the California Consumer Privacy Act of 2018, both of which provide for potentially material penalties for non-compliance.
These statutory regimes may, among other things, impose data security requirements, disclosure requirements, and restrictions on data collection, uses, and sharing that may impact our operations and the development of our business. While, generally, we do not have access to, collect, store, process, or share information collected by our solutions, unless our customers choose to proactively provide such information to us, our products may evolve both to address potential customer requirements or to add new features and functionality. Therefore, the full impact of these privacy regimes on our business is rapidly evolving across jurisdictions and remains uncertain at this time.
We may also be affected by cyber-attacks and other means of gaining unauthorized access to our products, systems, and data. For instance, cyber criminals or insiders may target us or third parties with which we have a business relationship in order to obtain data, or in a manner that disrupts our operations or compromises our products, or the systems into which our products are integrated.
We are assessing the continually evolving privacy and data security regimes and measures we believe are appropriate in response. Since these privacy and data security regimes are evolving, uncertain, and complex, especially for a global business like ours, we may need to update or enhance our compliance measures as our products, markets, and customer demands further develop, and these updates or enhancements may require implementation costs, which may be material. In addition, we may not be able to monitor and react to all developments in a timely manner. The compliance measures we adopt may prove ineffective. Any failure, or perceived failure, by us to comply with current and future regulatory or customer-driven privacy, data protection, and information security requirements, or to prevent or mitigate security breaches, cyber-attacks, or improper access to, use of, or disclosure of data, or any security issues or cyber-attacks affecting us, could result in significant liability, costs (including the costs of mitigation and recovery), and a material loss of revenue resulting from the adverse impact on our reputation and brand, loss of proprietary information and data, disruption to our business and relationships, and diminished ability to retain or attract customers and business partners. Such events may result in governmental enforcement actions and prosecutions, private litigation, fines and penalties or adverse publicity, and could cause our customers and business partners to lose trust in us, which could have an adverse effect on our reputation and business.
Regulations related to conflict minerals may cause us to incur additional expenses and could limit the supply and increase the costs of certain metals used in the manufacturing of our products.
We are subject to the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, which requires us to determine, disclose, and report whether our products contain metals sourced from specified geographies; these metals are generally referred to as “conflict minerals.” The implementation of these requirements could adversely affect the sourcing, availability, and pricing of the materials used in the manufacture of components used in our products. In addition, we will incur additional costs to comply with the disclosure requirements, including costs related to conducting diligence procedures to determine the sources of conflict minerals that may be used in or necessary to the production of our products and, if applicable, potential changes to products, processes, or sources of supply as a consequence of such verification activities. It is also possible that our reputation may be adversely affected if we determine that certain of our products contain minerals not determined to be conflict-free or if we are unable to alter our products, processes, or sources of supply to avoid use of such materials.

Risks Related to Our Intellectual Property
Despite the actions we take to defend and protect our intellectual property, we may not be able to adequately protect or enforce our intellectual property rights or prevent unauthorized parties from copying or reverse engineering our solutions. Our efforts to protect and enforce our intellectual property rights and prevent third parties from violating our rights may be costly.
The success of our products and our business depends in large part on our ability to obtain patents and other intellectual property rights and maintain adequate legal protection for our products in the United States and other foreign jurisdictions. We rely on a combination of patent, trademark, copyright, and trade secret laws, as well as confidentiality agreements and other contractual restrictions, to establish and protect our proprietary rights, all of which can only provide limited protection.
We cannot guarantee that any patents will be issued with respect to our currently pending patent applications or that any trademarks will be registered with respect to our currently pending applications in a manner that gives us adequate defensive protection or competitive advantages, if at all, or that any patents issued to us or any trademarks registered by us will not be challenged, invalidated, or circumvented. We have filed for patents and trademarks in the United States and in certain foreign jurisdictions, but such protections may not be available in all countries in which we operate or in which we seek to enforce our intellectual property rights, or may be difficult to enforce in practice. Our currently issued patents and trademarks, and any patents and trademarks that may be issued or registered, as applicable, in the future with respect to pending or future applications, may not provide sufficiently broad protection or may not prove to be enforceable in actions against alleged infringers. We cannot be certain that the steps we have taken will prevent unauthorized use of our technology or the reverse engineering of our technology. Moreover, others may independently develop technologies that are competitive to us or infringe our intellectual property.
Protecting against the unauthorized use of our intellectual property, products, and other proprietary rights is expensive and can be difficult, particularly outside of the United States. Unauthorized parties may attempt to copy or reverse engineer our lidar technology or certain aspects of our solutions that we consider proprietary. Litigation may be necessary in the future to enforce or defend our intellectual property rights, to prevent unauthorized parties from copying or reverse engineering our solutions, to determine the validity and scope of the proprietary rights of others, or to block the importation of infringing products into the United States.
Any such litigation, whether initiated by us or a third party, could result in substantial costs and diversion of management resources, either of which could adversely affect our business, operating results, and financial condition. Even if we obtain favorable outcomes in litigation, we may not be able to enforce the remedies, especially in the context of unauthorized parties copying or reverse engineering our solutions.
Further, many of our current and potential competitors may have the ability to dedicate substantially greater resources to defending intellectual property infringement claims and to enforcing their intellectual property rights than we can. Attempts to enforce our rights against third parties could also provoke these third parties to assert their own intellectual property or other rights against us or result in a decision that invalidates or narrows the scope of our rights, in whole or in part. Effective patent, trademark, copyright, and trade secret protection may not be available in every country in which our products are available, and competitors based in other countries may sell infringing products in one or more markets. Failure to adequately protect our intellectual property rights could result in our competitors offering similar products, potentially resulting in the loss of some of our competitive advantage and a decrease in our revenue, which would adversely affect our business, operating results, financial condition, and prospects.
Third-party claims that we are infringing intellectual property, whether successful or not, could subject us to costly and time-consuming litigation or expensive licenses, and our business could be adversely affected.
Although we believe we hold key patents related to our products, a number of companies, both within and outside of the lidar industry, hold other patents covering various aspects of lidar products. In addition to these patents, participants in this industry typically also protect their technology, especially embedded software, through copyrights and trade secrets. As a result, there is frequent litigation based on allegations of infringement, misappropriation, or other violations of intellectual property rights. We have received, and in the future may receive, inquiries from other intellectual property holders and may become subject to claims that we infringe their intellectual property rights, particularly as we expand our presence in the market, expand to new use cases, and face increasing competition. In addition, parties may claim that the names and branding of our products infringe their trademark rights in certain countries or territories. If such a claim were to prevail, we may have to change the names and branding of our products in the affected territories, and we could incur other costs.
We currently have a number of agreements in effect pursuant to which we have agreed to defend, indemnify, and hold harmless our customers, suppliers, and channel partners and other partners from damages and costs which may arise from the infringement of our products by third-party patents or other intellectual property rights. The scope of these indemnity obligations varies, but may, in some instances, include indemnification for damages and expenses, including attorneys’ fees. Our insurance may not cover all intellectual property infringement claims. A claim that our products infringe a third party’s intellectual property rights, even if untrue, could adversely affect our relationships with our customers, may deter future customers from purchasing our products, and could expose us to costly litigation and settlement expenses. Even if we are not a party to any litigation between a customer and a third party relating to the infringement of our products, an adverse outcome in any such litigation could make it more difficult for us to defend our products against intellectual property infringement claims in any subsequent litigation in which we are a named party. Any of these results could adversely affect our brand and operating results.
Our defense of intellectual property rights claims brought against us or our customers, suppliers, or channel partners, with or without merit, could be time-consuming, expensive to litigate or settle, divert management resources and attention, and force us to acquire intellectual property rights and licenses, which may involve substantial royalty or other payments and may not be available on acceptable terms, or at all. Further, a party making such a claim, if successful, could secure a judgment that requires us to pay substantial damages or obtain an injunction prohibiting us from continuing to sell certain products. An adverse determination also could invalidate our intellectual property rights and could adversely affect our ability to offer our products to our customers and may require that we procure or develop substitute products that do not infringe, which could require significant effort and expense. Any of these events could adversely affect our business, operating results, financial condition, and prospects.
Our intellectual property applications for registration may not issue or be registered, which may have a material adverse effect on our ability to prevent others from commercially exploiting products similar to ours.
We cannot be certain that we are the first inventor of the subject matter to which we have filed a particular patent application, or if we are the first party to file such a patent application. If another party has filed a patent application regarding the same subject matter as we have, we may not be entitled to the protection sought by the patent application. We also cannot be certain whether the claims included in a patent application will ultimately be allowed in the applicable issued patent. Further, the scope of protection of issued patent claims is often difficult to determine. As a result, we cannot be certain that the patent applications that we file will ultimately issue, or that our issued patents will afford protection against competitors with similar technology. In addition, our competitors may design around our issued patents, which may adversely affect our business, prospects, financial condition, and operating results.
In addition to patented technology, we rely on our unpatented proprietary technology, trade secrets, processes, and know-how.
We rely on trade secrets, designs, manufacturing
know-how,
and confidential information to protect intellectual property that may not be patentable or subject to copyright, trademark, trade dress, or service mark protection, or that we believe is best protected by means that do not require public disclosure. We generally seek to protect this information by entering into confidentiality agreements, or consulting services or employment agreements that contain non-disclosure
and
non-use
provisions with our employees, consultants, contractors, commercial partners, vendors, and other third parties. However, we may fail to enter into the necessary agreements, and even if entered into, these agreements may be breached or may otherwise fail to provide adequate protection, prevent disclosure, third-party infringement, or misappropriation of our trade secrets, may be limited as to their term, and may not provide an adequate remedy in the event of unauthorized disclosure or use of proprietary information. We have limited control over the protection of trade secrets used by our current or future manufacturing partners and suppliers and could lose future trade secret protection if any unauthorized disclosure of such information occurs. In addition, our proprietary information may otherwise become known or be independently developed by our competitors or other third parties. To the extent that our employees, consultants, contractors, advisors, and other third parties use intellectual property owned by others in their work for us or designated in the agreements between such parties and us to be jointly owned, disputes may arise as to the rights in related or resulting know-how
and inventions. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain protection for our proprietary information could adversely affect our competitive business position. Furthermore, laws regarding trade secret rights in certain markets where we operate may afford little or no protection to our trade secrets.
We also rely on physical and electronic security measures to protect our proprietary information, but we cannot provide assurance that these security measures will not be breached or will provide adequate protection for our property. There is a risk that third parties may obtain and improperly utilize our proprietary information to our competitive disadvantage. We may not be able to detect or prevent the unauthorized use of such information or take appropriate and timely steps to enforce our intellectual property rights.
We employ third-party licensed software for use in our business, and the inability to maintain these licenses, errors in the software, or the terms of open source licenses could result in increased costs or reduced service levels, which would adversely affect our business.
Our business relies on certain third-party software obtained under licenses from other companies. We anticipate that it will continue to rely on such third-party software in the future. Although we believe that there are commercially reasonable alternatives to the third-party software we currently license, these alternatives may not always be available, or it may be difficult or costly to switch to an alternative. In addition, integration of new third-party software may require significant work and require substantial investment of our time and resources. Our use of additional or alternative third-party software would require us to enter into license agreements with third parties, which may not be available on commercially reasonable terms, or at all. Many of the risks associated with the use of third-party software cannot be eliminated, and these risks could negatively affect our business.
Some of the third-party software used by us is licensed under the terms of open source software licenses. Companies that incorporate open source software into their technologies have, from time to time, faced claims challenging the use of open source software and/or compliance with open source license terms. As a result, we could be subject to lawsuits by parties claiming ownership of what we believe to be open source software or claiming noncompliance with open source licensing terms. Some open source software licenses require users who distribute such software to publicly disclose all or part of the source code to such software and/or make available any derivative works of the open source code, which could include valuable proprietary code of the user, on unfavorable terms or at no cost. While we monitor the use of open source software and attempt to ensure that open source software is not used in a manner that would require us to disclose our internally developed source code or that would otherwise breach the terms of an open source agreement, such use could inadvertently occur. Any requirement to disclose our internally developed source code or pay damages for breach of contract could have a material adverse effect on our business, financial condition, and results of operations and could help our competitors develop services that are similar to or better than ours.

We may be subject to damages resulting from claims that we or our employees have wrongfully used or disclosed alleged trade secrets of our employees’ former employers.
We may be subject to claims that we or our employees have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of an employee’s former employer. Litigation may be necessary to defend against these claims. If we fail to adequately defend such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. A loss of key personnel or their work product could hamper or prevent our ability to commercialize our products, which could severely harm our business. Even if we are successful in defending against these claims, litigation could result in substantial costs and demand on management resources.
Risks Related to Our Common Stock
The price of our Common Stock may be volatile.
The price of our Common Stock may fluctuate due to a variety of factors, including:

•	actual or anticipated fluctuations in our operating results or future prospects;

•	our announcements or our competitors’ announcements of new products and services;

•	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

•	strategic actions by us or our competitors, such as acquisitions or restructurings;

•	new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	changes in our growth rates or our competitors’ growth rates;

•	developments regarding our patents or proprietary rights or those of our competitors;

•	ongoing legal proceedings;

•	commencement of, or involvement in, litigation involving the combined company;

•	our ability to raise additional capital as needed;

•	changes in our capital structure, such as future issuances of securities or the incurrence of new or additional debt;

•	the volume of shares of Common Stock available for public sale and the size of our public float;

•	additions and departures of key personnel;

•	concerns or allegations as to the safety or efficacy of our products and services;

•	sales of stock by us or members of our management team, our Board or certain significant stockholders;

•	changes in stock market analyst recommendations or earnings estimates regarding our stock, other comparable companies or our industry generally; and

•
changes in financial markets or general economic conditions, including the effects of recession, inflation, or slow economic growth in the U.S. and abroad, interest rates, fuel prices, international currency fluctuations, corruption, political instability, acts of war, military actions or terrorism, and the
COVID-19
pandemic or other public health crises.

These market and industry factors may materially reduce the market price of our Common Stock regardless of our operating performance.

If securities or industry analysts do not publish research or reports about our business, or if they issue an adverse or misleading opinion regarding our Common Stock, the price and trading volume of our Common Stock could decline.
The trading market for our Common Stock can be influenced by the research and reports that industry or securities analysts publish about us or our business. If no or few securities or industry analysts provide coverage of us, the trading price for our Common Stock would be negatively impacted. If any of the analysts who cover us issue an adverse or misleading opinion regarding us, our business model, our intellectual property or the performance of our Common Stock, or if our operating results fail to meet the expectations of analysts, the price of our Common Stock would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause the price and trading volume of our Common Stock to decline.
The future sales of shares by existing stockholders may adversely affect the market price of our Common Stock.
Sales of a substantial number of shares of our Common Stock in the public market could occur at any time. If our stockholders sell, or the market perceives that our stockholders intend to sell, substantial amounts of our Common Stock in the public market, the market price of our Common Stock could decline.
We will incur increased costs as a result of operating as a public company, and our management will devote substantial time to new compliance initiatives.
We expect to incur significant legal, accounting, and other expenses that we did not incur as a private company, and these expenses will likely increase more after we are no longer an emerging growth company, as defined in Section 2(a) of the Securities Act. As a public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, and the Dodd-Frank Act, as well as rules adopted, and to be adopted, by the SEC and Nasdaq. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, we expect these rules and regulations to substantially increase our legal and financial compliance costs and to make some activities more time-consuming and costly. These increased costs will increase our net loss. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be forced to accept reduced policy limits or incur substantially higher costs to maintain the same or similar coverage. We cannot predict or estimate the amount or timing of additional costs we may incur to respond to these requirements. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our Board, our Board committees, or as executive officers.
Additionally, there continues to be public interest and increased legislative pressure related to environmental, social, and governance, or ESG, activities of public companies. For example, there is a growing number of states requiring organizations to report their board composition as well as mandating gender diversity and representation from underrepresented communities, including New York and California. We risk negative stockholder reaction, including from proxy advisory services, as well as damage to our brand and reputation, if we do not act responsibly in a number of key areas, including diversity and inclusion, environmental stewardship, support for local communities, corporate governance and transparency, and considering ESG and human capital factors in our operations.
Our management team has limited experience managing a public company.
Most of the members of our management team have limited experience managing a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws pertaining to public companies. Additionally, many members of our management team were recently hired, including our Chief Executive Officer, Blair LaCorte, who joined us in 2017 and became Chief Executive Officer in 2020; our

Chief Financial Officer, Robert Brown, who joined us in November 2020; our General Counsel, Andrew Hughes, who joined us in March 2021; our Chief Operating Officer, Thomas R. Tewell, who joined us in March 2021; and our Chief Accounting Officer, Conor Tierney, who joined us in January 2022. Our management team may not successfully or efficiently manage their new roles and responsibilities. Our transition to being a public company subjects us to significant regulatory oversight and reporting obligations under federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from our senior management and could divert their attention away from the day-to-day
management of our business, which could adversely affect our business, financial condition, and operating results.
Our Amended Charter provides, subject to limited exceptions, that the Court of Chancery of the State of Delaware and the federal district courts of the United States of America will be the sole and exclusive forums for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees.
Our Amended Charter requires, unless we consent in writing to the selection of an alternative forum, that derivative actions brought in our name, actions against our directors, officers, and employees for breach of fiduciary duty, and other similar actions may be brought only in the Court of Chancery in the State of Delaware except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (C) for which the Court of Chancery does not have subject matter jurisdiction. In regard to any action arising under the Exchange Act, our Amended Charter provides that the federal district courts of the United States of America will be the sole and exclusive forum. In regard to any action arising under the Securities Act or the rules and regulations promulgated thereunder, our Charter provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America will, to the fullest extent permitted by law, be the sole and exclusive forum.
Section 27 of the Exchange Act creates exclusive federal jurisdiction over all lawsuits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to lawsuits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Our Amended Charter provides that the exclusive forum provision will be applicable to the Securities Act to the fullest extent permitted by applicable law. We note that there is uncertainty as to whether a court would enforce the exclusive forum provision and that this exclusive forum provision does not purport to waive compliance with any federal securities laws and the rules and regulations thereunder. If a court were to find such provision to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in another jurisdiction, which could harm our business, operating results, and financial condition.
Any person or entity purchasing or otherwise acquiring any interest in shares of our Common Stock shall be deemed to have notice of and consented to the forum provisions in our Amended Charter. This choice of forum provision may limit the ability of one of our stockholders to bring a claim in a judicial forum that such stockholder might believe is more favorable for disputes with us or any of our directors, officers, other employees, or stockholders, which may discourage lawsuits with respect to such claims, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder. Alternatively, if a court were to find the choice of forum provision contained in our Amended Charter to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in another jurisdiction, which could harm our business, financial condition, and results of operations.

We do not expect to declare any dividends in the foreseeable future.
We do not anticipate declaring any cash dividends to holders of our Common Stock in the foreseeable future. Consequently, you may need to rely on sales of their shares after price appreciation, which may never occur, as the only way to realize any future gains on your investment.
Our corporate documents and Delaware law contain provisions that could discourage, delay or prevent a change in control of our company, prevent attempts to replace or remove current management and reduce the market price of our Common Stock.
Provisions in our Amended Charter and Amended Bylaws may discourage, delay or prevent a merger or acquisition involving us that our stockholders may consider favorable. For example, our Amended Charter and Amended Bylaws authorize our Board to issue up to 1,000,000 shares of preferred stock. As a result, without further stockholder approval, our Board will have the authority to attach special rights, including voting and dividend rights, to this preferred stock, including pursuant to a stockholder rights plan. With these rights, preferred stockholders could make it more difficult for a third-party to acquire us. In addition, our Amended Charter and Amended Bylaws provide for a staggered Board, whereby directors serve for three-year terms, with one-third
of the directors coming up for reelection each year. A staggered Board will make it more difficult for a third-party to obtain control of our Board through a proxy contest, which may be a necessary step in an acquisition of us that is not favored by our Board.
We are also subject to anti-takeover provisions under the DGCL. Under these provisions, if anyone becomes an “interested stockholder,” we may not enter into a “merger” with that person for three years without special approval, which could discourage a third-party from making a takeover offer and could delay or prevent a change in control of us. For purposes of these provisions, an “interested stockholder” generally means someone owning 15% or more of our outstanding voting stock or an affiliate of ours that owned 15% or more of our outstanding voting stock during the past three years, subject to certain exceptions as described in the DGCL.
We are an “emerging growth company” and the reduced disclosure requirements applicable to emerging growth companies may make our Common Stock less attractive to investors.
We are an “emerging growth company,” as defined in the JOBS Act. As an emerging growth company, we may follow reduced disclosure requirements and do not have to make all of the disclosures that public companies that are not emerging growth companies do. We will remain an emerging growth company until the earlier of (a) the last day of the fiscal year in which we have total annual gross revenues of $1.07 billion or more; (b) the last day of the fiscal year following the fifth anniversary of the date of the IPO; (c) the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous three years; or (d) the date on which we are deemed to be a large accelerated filer under the rules of the SEC, which means the market value of our Common Stock that is held by non-affiliates
exceeds $700.0 million as of the prior June 30th. For so long as we remain an emerging growth company, we are permitted and intend to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These exemptions include:

•	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

•
not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

•	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration; and

•
exemptions from the requirements of holding a nonbinding advisory vote of stockholders on executive compensation, stockholder approval of any golden parachute payments not previously approved and having to disclose the ratio of the compensation of our chief executive officer to the median compensation of our employees.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to use the extended transition period for complying with new or revised accounting standards; and as a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.
We may choose to take advantage of some, but not all, of the available exemptions for emerging growth companies. We cannot predict whether investors will find our Common Stock less attractive if we rely on these exemptions. If some investors find our Common Stock less attractive as a result, there may be a less active trading market for our Common Stock and our share price may be more volatile.
Risks Related to this Offering
It is not possible to predict the actual number of shares we will sell under the Purchase Agreement, or the actual gross proceeds resulting from those sales. We may not have access to the full amount available under the Purchase Agreement with Tumim.
On December 8, 2021, we entered into the Purchase Agreement with Tumim, pursuant to which Tumim has committed to purchase up to $125.0 million in shares of our Common Stock, subject to certain limitations and conditions set forth in the Purchase Agreement.
The shares of our Common Stock that may be issued under the Purchase Agreement may be sold by us to Tumim at our discretion from time to time over an approximately
36-month
period commencing on the closing date of the Purchase Agreement, provided this registration statement covering the resale of shares of Common Stock that have been and may be issued under the Purchase Agreement is declared effective by the SEC, a final prospectus in connection therewith is filed, and the other conditions set forth in the Purchase Agreement are satisfied. We generally have the right to control the timing and amount of any sales of our shares of our Common Stock to Tumim under the Purchase Agreement. Sales of our Common Stock to Tumim under the Purchase Agreement will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Tumim all or a portion of the shares of our Common Stock that may be available pursuant to the Purchase Agreement, or decide to not sell to Tumim any shares of our Common Stock that may be available for us to sell to Tumim pursuant to the Purchase Agreement.
Because the purchase price per share to be paid by Tumim for the shares of our Common Stock that we may elect to sell to Tumim under the Purchase Agreement will fluctuate based on the market prices of our Common Stock during such purchase, it is not possible for us to predict, as of the date of this prospectus, the number of shares of our Common Stock that we will sell to Tumim under the Purchase Agreement, the purchase price per share that Tumim will pay for shares purchased from us under the Purchase Agreement, or the aggregate gross proceeds that we will receive from those purchases by Tumim under the Purchase Agreement.
Although the Purchase Agreement provides that we may sell up to an aggregate of $125.0 million of our Common Stock to Tumim, only 30,865,419 shares of our Common Stock are being registered for resale by Tumim under the registration statement that includes this prospectus, consisting of the 302,634 Commitment Shares that we previously issued to Tumim upon execution of the Purchase Agreement as consideration for its commitment to purchase our Common Stock under the Purchase Agreement and up to 30,562,785 Purchase Shares that we may elect to sell to Tumim, in our sole discretion, from time to time from and after the Commencement Date under the Purchase Agreement.

If we elect to sell to Tumim all of the Purchase Shares being registered for resale under this prospectus that are available for sale by us to Tumim in purchases under the Purchase Agreement, depending on the market prices of our Common Stock during such purchase made pursuant to the Purchase Agreement, the actual gross proceeds from the sale of all such shares may be substantially less than the $125.0 million (the “Total Commitment”) available to us under the Purchase Agreement, which could materially adversely affect our liquidity.
If it becomes necessary for us to issue and sell to Tumim under the Purchase Agreement more than 30,865,419 shares being registered for resale under the registration statement that includes this prospectus in order to receive aggregate gross proceeds equal to the total commitment of an aggregate of $125.0 million under the Purchase Agreement, we must file with the SEC one or more additional registration statements to register under the Securities Act the resale by Tumim of any such additional shares of our Common Stock we wish to sell from time to time under the Purchase Agreement, which the SEC must declare effective. We will need to obtain stockholder approval to issue shares of our Common Stock in excess of the Exchange Cap under the Purchase Agreement in accordance with the Nasdaq listing rules, unless the average per share purchase price paid by Tumim for all shares of our Common Stock sold under the Purchase Agreement equals or exceeds $4.90, in which case, under the Nasdaq listing rules, the Exchange Cap limitation will not apply to issuances and sales of our Common Stock under the Purchase Agreement, in each case, before we may elect to sell any additional shares of our Common Stock to Tumim under the Purchase Agreement. In addition, Tumim will not be required to purchase any shares of our Common Stock if such sale would result in Tumim’s beneficial ownership exceeding 9.99% of the then outstanding shares of our Common Stock.
Any issuance and sale by us under the Purchase Agreement of a substantial amount of shares of our Common Stock in addition to the 30,865,419 shares of our Common Stock being registered for resale by Tumim under this prospectus could cause additional substantial dilution to our stockholders. The number of shares of our Common Stock ultimately offered for resale by Tumim is dependent upon the number of shares of our Common Stock we ultimately sell to Tumim under the Purchase Agreement.
Our inability to access a portion or the full amount available under the Purchase Agreement, in the absence of any other financing sources, could have a material adverse effect on our business. The extent to which we rely on Tumim as a source of funding will depend on a number of factors including the prevailing market price of our Common Stock and the extent to which we are able to secure working capital from other sources. If obtaining sufficient funding from Tumim were to prove unavailable or prohibitively dilutive, we will need to secure another source of funding in order to satisfy our working capital needs. Even if we were to receive all $125.0 million in gross proceeds under the Purchase Agreement, we may still need additional capital to fully implement our business, operating and development plans. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences could be a material adverse effect on our business, operating results, financial condition and prospects.
Investors who buy shares at different times will likely pay different prices.
Pursuant to the Purchase Agreement, we will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares sold to Tumim. If and when we do elect to sell shares of our Common Stock to Tumim under the Purchase Agreement, after Tumim has acquired such shares, Tumim may resell all or a portion of such shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase shares from Tumim at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from Tumim as a result of future sales made by us to Tumim at prices lower than the prices such investors paid for their shares.

We may require additional financing to sustain our operations and without it we will not be able to continue operations.
Subject to the terms and conditions the Purchase Agreement, we may, at our discretion, direct Tumim to purchase up to an aggregate of up to $125.0 million of our Common Stock under the Purchase Agreement from time-to-time
over an approximately
36-month
period beginning on the closing date of the Purchase Agreement, provided that a registration statement covering the resale of shares of Common Stock that have been and may be issued under the Purchase Agreement is declared effective by the SEC, a final prospectus in connection therewith is filed, and the other conditions set forth in the Purchase Agreement are satisfied. Although the Purchase Agreement provide that we may sell up to an aggregate of $125.0 million of our Common Stock to Tumim, only 30,562,785 shares of our Common Stock that we may elect to sell to Tumim under the Purchase Agreement are being registered. The purchase price per share for the shares of our Common Stock that we may elect to sell to Tumim under the Purchase Agreement will fluctuate based on the market prices of our Common Stock during such purchase made pursuant to the Purchase Agreement. Accordingly, it is not currently possible to predict the number of shares that will be sold to Tumim, the actual purchase price per share to be paid by Tumim for those shares, the actual gross proceeds to be raised in connection with those sales, and whether or not we will need to register additional shares for resale by Tumim under the Purchase Agreement.
The extent to which we rely on Tumim as a source of funding will depend on a number of factors, including the prevailing market price of our Common Stock and the extent to which we are able to secure working capital from other sources. If obtaining sufficient funding from Tumim were to prove unavailable or prohibitively dilutive, we may need to secure another source of funding in order to satisfy our working capital needs. Even if we were to sell to Tumim all of the shares of our Common Stock available for sale to Tumim under the Purchase Agreement, we will still need additional capital to fully implement our business plan. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences would be a material adverse effect on our business, operating results, financial condition and prospects.
Future sales and issuances of our Common Stock or other securities might result in significant dilution and could cause the price of our Common Stock to decline.
To raise capital, we may sell our Common Stock, convertible securities or other equity securities in one or more transactions other than those contemplated by the Purchase Agreement, at prices and in a manner we determine from time to time. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by Tumim, and Tumim or investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our Common Stock, or securities convertible or exchangeable into our Common Stock, in future transactions may be higher or lower than the price per share paid by Tumim. Any sales of additional shares will dilute our stockholders.
Sales of a substantial number of shares of our Common Stock in the public market or the perception that these sales might occur could depress the market price of our Common Stock and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that sales may have on the prevailing market price of our Common Stock. In addition, the sale of substantial amounts of our Common Stock could adversely impact its price.
Management will have broad discretion as to the use of the proceeds from our sale of Common Stock to Tumim under the Purchase Agreement, and uses may not improve our financial condition or market value.
Because we have not designated the amount of net proceeds from our sale to Tumim of shares of our Common Stock to be used for any particular purpose, our management will have broad discretion as to the application of such net proceeds and could use them for purposes other than those contemplated hereby. Our management may use the net proceeds for corporate purposes that may not improve our financial condition or advance our business objectives.

THE TUMIM TRANSACTION
On December 8, 2021, we entered into the Purchase Agreement with Tumim, pursuant to which Tumim has committed to purchase up to $125.0 million of our Common Stock, at our direction from time to time over the term of the Purchase Agreement, subject to certain terms, conditions and limitations in the Purchase Agreement. We also entered into the Registration Rights Agreement with Tumim, pursuant to which we agreed to file with the SEC the registration statement that includes this prospectus to register for resale under the Securities Act, the shares of our Common Stock that have been and may be issued to Tumim under the Purchase Agreement.
Under the terms and subject to the conditions of the Purchase Agreement, we have the right, but not the obligation, to sell to Tumim, and Tumim is obligated to purchase, up to $125.0 million of our Common Stock. Such sales of Common Stock by us, if any, will be subject to certain limitations, and may occur from time-to-time
in our sole discretion, over the period commencing once certain customary conditions are satisfied, including the filing and securing effectiveness of this resale registration statement with the SEC with respect to the shares to be sold to Tumim under the Purchase Agreement (the “Commencement,” and the date of the Commencement, the “Commencement Date”), and ending on the first day of the month following the
36-month
anniversary of the closing date of the Purchase Agreement (the “Termination Date”).
Tumim has no right to require the Company to sell any shares of Common Stock to Tumim, but Tumim is obligated to make purchases as we direct, subject to certain conditions. Shares will be issued from us to Tumim at a 3.85% discount to the one-day
forward volume-weighted average price from the date a purchase notice is issued, plus an additional fee of 2% payable to the placement agent (to a cumulative maximum of $2 million) with respect to the issuance and sale of the shares pursuant to the Purchase Agreement. There are no upper limits on the price per share that Tumim must pay for shares of the Common Stock. Actual sales of shares of Common Stock to Tumim will depend on a variety of factors to be determined by us from time-to-time,
including, among other things, market conditions, the trading price of our Common Stock, and determinations by us as to the appropriate sources of funding for us and our operations.
We do not know what the purchase price for our Common Stock will be and therefore cannot be certain as to the number of shares we might issue to Tumim under the Purchase Agreement. Although the Purchase Agreement provides that we may sell up to $125.0 million of our Common Stock to Tumim, only 30,865,419 shares of our Common Stock are being registered under the Securities Act for resale by Tumim under this prospectus, which represent the (i) 302,634 Commitment Shares that we issued to Tumim on December 8, 2021 as consideration of its irrevocable commitment to purchase shares of our Common Stock under the Purchase Agreement and (ii) up to 30,562,785 shares of Common stock that may be issued to Tumim from and after the Commencement Date, if and when we elect to sell shares which have been or may be issued to Tumim in the future under the Purchase Agreement.
If all of the 30,865,419 shares offered by Tumim for resale under this prospectus were issued and outstanding as of the date hereof, such shares would represent approximately 16.44% of the total number of shares of our Common Stock outstanding as of April 29, 2022. The number of shares ultimately offered for resale by Tumim is dependent upon the number of shares we may elect to sell to Tumim under the Purchase Agreement from and after the Commencement Date.
Under the applicable Nasdaq rules, we may not issue to Tumim under the Purchase Agreement more than 30,865,419 shares of its Common Stock, which number of shares is equal to 19.99% of the shares of the Company’s Common Stock outstanding (the “Exchange Cap”) as of the date of the Purchase Agreement, unless (i) we obtains stockholder approval to issue shares of its Common Stock in excess of the Exchange Cap in accordance with applicable Nasdaq rules, or (ii) the average purchase price per share paid by Tumim for all shares of the our Common Stock, if any, that we elect to sell to Tumim under the Purchase Agreement equals or exceeds the lower of (a) the Nasdaq official closing price for our Common Stock immediately preceding the execution of the Purchase Agreement, and (b) the arithmetic average of the five Nasdaq official closing prices for the Common Stock during the
5-trading
day period

immediately preceding the execution of the Purchase Agreement, as adjusted so that the Exchange Cap will not apply to issuances of Common Stock under the Purchase Agreement under applicable Nasdaq rules.
Moreover, we may not issue or sell any shares of our Common Stock to Tumim under the Purchase Agreement which, when aggregated with all other shares of our Common Stock then beneficially owned by Tumim and its affiliates (as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, and Rule
13d-3
promulgated thereunder), would result in Tumim beneficially owning more than 9.99% of the outstanding shares of the Common Stock.
The net proceeds under the Purchase Agreement to us will depend on the frequency and prices at which we sell shares of our stock to Tumim. We expect that any proceeds received by us from such sales to Tumim will be used for working capital and general corporate purposes.
As consideration for Tumim’s irrevocable commitment to purchase shares of our Common Stock upon the terms of and subject to satisfaction of the conditions set forth in the Purchase Agreement, upon execution of the Purchase Agreement, we issued 302,634 Commitment Shares to Tumim.
Purchase of Shares Under the Purchase Agreement
Upon the Commencement and subject to the conditions set forth in the Purchase Agreement, we have the right, but not the obligation, from time to time at our sole discretion over the approximately
36-month
period commencing on the closing date of the Purchase Agreement, to direct Tumim to purchase amounts of our Common Stock under the Purchase Agreement, that we specify in purchase notices that we deliver to Tumim under the Purchase Agreement on any trading day. The maximum number of shares that may be purchased pursuant to a purchase is equal to a number of shares of our Common Stock equal to the lesser of (the “Purchase Maximum Amount”):

•
the quotient obtained by dividing (A) $20,000,000 by (B) the last closing trade price of our Common Stock on Nasdaq on the trading day immediately preceding the applicable day Tumim is deemed to receive a valid purchase notice for such purchase, and

•
the product obtained by multiplying (A) the daily trading volume in the Common Stock on Nasdaq on the trading day immediately preceding the applicable day Tumim is deemed to receive a valid purchase notice for such purchase and (B) 0.15.

Tumim is obligated to accept each purchase notice prepared and timely delivered on or prior to 8:30 am, New York City time, on the trading day of the purchase notice for such purchase (a “Purchase Exercise Date”) by us in accordance with the terms of and subject to the satisfaction of the conditions contained in the Purchase Agreement; provided that, Tumim is not obligated to purchase any shares of our Common Stock set forth in a valid purchase notice in excess of the Purchase Maximum Amount. We may deliver a purchase notice on a Purchase Exercise Date, provided that (i) we may not deliver more than one purchase notices to Tumim on any single trading day and (ii) all shares subject to all prior purchase notices for purchases that have been properly delivered by the us to Tumim have been received by Tumim or its broker-dealer as DWAC Shares (as defined in the Purchase Agreement), prior to our delivery of such purchase notice to Tumim on such Purchase Exercise Date.
Conditions to Commencement and Delivery of Purchase Notices
Our ability to deliver purchase notices to Tumim under the Purchase Agreement arises upon the occurrence of satisfying of applicable conditions specified in the Purchase Agreement, all of which are entirely outside of Tumim’s control, including, among other things, the following:

•	the accuracy in all material respects of our representations and warranties included in the Purchase Agreement;

•	us having performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Purchase Agreement to be performed, satisfied or complied with by us;

•	the effectiveness of this registration statement that includes this prospectus;

•	the SEC shall not have issued any stop order suspending the effectiveness, prohibiting or suspending the use of the registration statement that includes this prospectus;

•
there shall not have occurred any event and there shall not exist any condition or state of facts, which makes any statement of a material fact made in the registration statement that includes this prospectus untrue or which requires the making of any additions to or changes to the statements contained therein in order to state a material fact required by the Securities Act to be stated therein or necessary in order to make the statements then made therein, in light of the circumstances under which they were made not misleading;

•
this prospectus, in final form, shall have been filed with the SEC under the Securities Act, and all reports, schedules, registrations, forms, statements, information and other documents required to have been filed by the Company with the SEC pursuant to the reporting requirements of the Exchange Act, shall have been filed with the SEC;

•
trading in our Common Stock shall not have been suspended by the SEC, Nasdaq or the Financial Industry Regulatory Authority (“FINRA”), we shall not have received any final and non-appealable
notice that the listing or quotation of the Common Stock on Nasdaq shall be terminated on a date certain (unless, prior to such date, the Common Stock is listed or quoted on the Nasdaq Global Market, the Nasdaq Capital Market, the New York Stock Exchange or the NYSE American (or any nationally recognized successor to any of the foregoing), or each, an “Eligible Market”), and there shall be no suspension of, or restriction on, accepting additional deposits of the Common Stock, electronic trading or book-entry services by DTC with respect to the Common Stock;

•
we shall have complied with all applicable federal, state and local governmental laws, rules, regulations and ordinances in connection with the execution, delivery and performance of the Purchase Agreement and the Registration Rights Agreement;

•
the absence of any statute, regulation, order, decree, writ, ruling or injunction by any court or governmental authority of competent jurisdiction which prohibits the consummation of or that would materially modify or delay any of the transactions contemplated by the Purchase Agreement or the Registration Rights Agreement;

•
the absence of any action, suit or proceeding before any arbitrator or any court or governmental authority seeking to restrain, prevent or change the transactions contemplated by the Purchase Agreement or the Registration Rights Agreement, or seeking material damages in connection with such transactions;

•
all of the shares of our Common Stock that may be issued pursuant to the Purchase Agreement shall have been approved for listing or quotation on the Nasdaq Capital Market (or if the Common Stock is not then listed on the Nasdaq Capital Market, on any Eligible Market);

•	no condition, occurrence, state of facts or event constituting a material adverse effect shall have occurred and be continuing;

•	any voluntary or involuntary participation or threatened participation in insolvency or bankruptcy proceedings by or against us;

•	Tumim has received the Commitment Shares as DWAC Shares;

•
the delivery to the Company’s transfer agent of instructions and a notice of effectiveness relating to this registration statement directing the Company’s transfer agent to issue to Tumim all the Commitment Shares and Purchase Shares as DWAC Shares;

•	the Company having reserved 30,562,785 shares of our Common Stock for the purpose of issuing Purchase Shares; and

•
the receipt by Tumim of the opinions, bring-down opinions and negative assurances from outside counsel to us in the forms mutually agreed to by us and Tumim prior to the date of the Purchase Agreement.

Our ability to deliver purchase notices to Tumim under the Purchase Agreement is subject to the satisfaction of certain conditions at time of each delivery of a purchase notice, all of which are entirely outside of Tumim’s control, including, among other things, the following:

•	the accuracy in all material respects of our representations and warranties included in the Purchase Agreement;

•	us having performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Purchase Agreement to be performed, satisfied or complied with by us;

•
we shall have complied with all applicable federal, state and local governmental laws, rules, regulations and ordinances in connection with the execution, delivery and performance of the Purchase Agreement and the Registration Rights Agreement;

•
the absence of any statute, regulation, order, decree, writ, ruling or injunction by any court or governmental authority of competent jurisdiction which prohibits the consummation of or that would materially modify or delay any of the transactions contemplated by the Purchase Agreement or the Registration Rights Agreement;

•
the absence of any action, suit or proceeding before any arbitrator or any court or governmental authority seeking to restrain, prevent or change the transactions contemplated by the Purchase Agreement or the Registration Rights Agreement, or seeking material damages in connection with such transactions;

•
all of the shares of our Common Stock that may be issued pursuant to the Purchase Agreement shall have been approved for listing or quotation on the Nasdaq Capital Market (or if the Common Stock is not then listed on the Nasdaq Capital Market, on any Eligible Market);

•	no condition, occurrence, state of facts or event constituting a material adverse effect shall have occurred and be continuing;

•	any voluntary or involuntary participation or threatened participation in insolvency or bankruptcy proceedings by or against us;

•
the effectiveness of this registration statement that includes this prospectus (and any one or more additional registration statements filed with the SEC that include shares of our Common Stock that may be issued and sold by us to Tumim under the Purchase Agreement);

•
the delivery to the Company’s transfer agent of instructions and a notice of effectiveness relating to any other additional registration statement filed with the SEC that includes shares of our Common Stock that may be issued and sold by us to Tumim under the Purchase Agreement directing the Company’s transfer agent to issue to Tumim all the Purchase Shares as DWAC Shares;

•
the SEC shall not have issued any stop order suspending the effectiveness, prohibiting or suspending the use of the registration statement that includes this prospectus (or any one or more additional registration statements filed with the SEC that include shares of our Common Stock that may be issued and sold by us to Tumim under the Purchase Agreement);

•
there shall not have occurred any event and there shall not exist any condition or state of facts, which makes any statement of a material fact made in the registration statement that includes this prospectus (or in any one or more additional registration statements filed with the SEC that include shares of our Common Stock that may be issued and sold by us to Tumim under the Purchase Agreement) untrue or which requires the making of any additions to or changes to the statements contained therein in order to state a material fact required by the Securities Act to be stated therein or necessary in order to make the statements then made therein (in the case of this prospectus or the prospectus included in any one or more additional registration statements filed with the SEC under the Registration Rights Agreement, in light of the circumstances under which they were made) not misleading;

•
this prospectus (or any one or more additional registration statements filed with the SEC that include shares of our Common Stock that may be issued and sold by us to Tumim under the Purchase Agreement), in final form, shall have been filed with the SEC under the Securities Act, and all reports, schedules, registrations, forms, statements, information and other documents required to have been filed by the Company with the SEC pursuant to the reporting requirements of the Exchange Act, shall have been filed with the SEC;

•
trading in our Common Stock shall not have been suspended by the SEC, Nasdaq or FINRA, we shall not have received any final and non-appealable
notice that the listing or quotation of the Common Stock on Nasdaq shall be terminated on a date certain (unless, prior to such date, the Common Stock is listed or quoted on the Nasdaq Global Market, the Nasdaq Capital Market, the New York Stock Exchange or the NYSE American (or any nationally recognized successor to any of the foregoing), or each, an Eligible Market), and there shall be no suspension of, or restriction on, accepting additional deposits of the Common Stock, electronic trading or book-entry services by DTC with respect to the Common Stock;

•
the issuance and sale of the Purchase Shares subject to a Purchase notice shall not exceed the Purchase Maximum Amount or cause the Total Commitment, Beneficial Ownership Limitation (as defined in the Purchase Agreement) or Exchange Cap to be exceeded;

•	the Purchase Shares shall have been duly authorized and all Purchase Shares issued under prior Purchase notices shall have been delivered as DWAC Shares; and

•
the receipt by Tumim of the opinions, bring-down opinions and negative assurances from outside counsel to us in the forms mutually agreed to by us and Tumim prior to the date of the Purchase Agreement.

No Short-Selling or Hedging by Tumim
Tumim has covenanted not to cause or engage in any manner whatsoever, any direct or indirect short selling or hedging of our shares.
Prohibition on Variable Rate Transactions
From and after the date of the Purchase Agreement until the termination of the Purchase Agreement, subject to exceptions provided in the Purchase Agreement, we are prohibited from effecting or entering into an agreement to effect any issuance of Common Stock or Common Stock Equivalents (or a combination of units thereof), as such terms are defined in the Purchase Agreement, involving a Variable Rate Transaction (as defined in the Purchase Agreement), which includes selling convertible equity or debt securities at a future determined price.

Termination of the Purchase Agreement
Unless earlier terminated as provided in the Purchase Agreement, the Purchase Agreement will terminate automatically on the earliest to occur of:

•	the first day of the month next following the 36-month anniversary of the date of the Purchase Agreement;

•
the date on which Tumim shall have purchased shares of our Common Stock under the Purchase Agreement for an aggregate gross purchase price equal to its $125.0 million total commitment under the Purchase Agreement;

•	the date on which the Common Stock shall have failed to be listed or quoted on the Nasdaq Capital Market or any other Eligible Market; and

•
the date on which we commence a voluntary bankruptcy case or any third party commences a bankruptcy proceeding against us which is not discharged within 30 trading days, a custodian is appointed for us in a bankruptcy proceeding for all or substantially all of its property, or we make a general assignment for the benefit of its creditors.

We have the right to terminate the Purchase Agreement at any time after the Commencement Date, at no cost or penalty, upon one trading day’s prior written notice to Tumim. We and Tumim may also terminate the Purchase Agreement at any time by mutual written consent.
Tumim also has the right to terminate the Purchase Agreement upon 1 trading days’ prior written notice to us, but only upon the occurrence of certain events, including:

•	the occurrence of a Material Adverse Effect (as defined in the Purchase Agreement);

•	the occurrence of a Fundamental Transaction (as defined in the Purchase Agreement) involving us;

•
our failure to file with the SEC the registration statement that includes this prospectus or any additional registration statement we are required to file with the SEC pursuant to the Registration Rights Agreement, within the time periods set forth in the Registration Rights Agreement;

•
while the registration statement that includes this prospectus or any additional registration statement or any post-effective amendments thereto are required to be maintained effective pursuant to the Registration Rights Agreement, the effectiveness of such registration statements or post-effective amendments lapse for any reason (including the issuance of a stop order by the SEC), or this prospectus or the prospectus included in any additional registration statement we file with the SEC pursuant to the Registration Rights Agreement otherwise becomes unavailable to Tumim for the resale of all of the shares of Common Stock included therein, and such lapse or unavailability continues for a period of 30 consecutive trading days or for more than an aggregate of 120 trading days in any
365-day
period, other than due to acts of Tumim; or

•
trading in the Common Stock on the Nasdaq Capital Market (or if the common stock is then listed on an Eligible Market, trading in the Common Stock on such Eligible Market) has been suspended for a period of three consecutive trading days; or

•
we are in material breach or default of the Purchase Agreement, and, if such breach or default is capable of being cured, such breach or default is not cured within 10 trading days after notice of such breach or default is delivered to us.

No termination of the Purchase Agreement by us or by Tumim will become effective prior to the first trading day immediately following the applicable settlement date related to any pending purchase notice that has not been fully settled in accordance with the terms and conditions of the Purchase Agreement, and will not affect any of our respective rights and obligations under the Purchase Agreement with respect to any pending purchase notice, and both we and Tumim have agreed to complete our respective obligations with respect to any such pending purchase notice under the Purchase Agreement. Furthermore, no termination of the Purchase Agreement will affect the Registration Rights Agreement, which will survive any termination of the Purchase Agreement.
Effect of Performance of the Purchase Agreement on our Stockholders
All shares of our Common Stock that have been or may be issued or sold by us to Tumim under the Purchase Agreement that are being registered under the Securities Act for resale by Tumim in this offering are expected to be freely tradable. The shares of our Common Stock being registered for resale in this offering (excluding the 302,634 Commitment Shares we already issued to Tumim) may be issued and sold by us to Tumim from time to time at our discretion over a period of up to approximately 36 months commencing on the date of execution of the Purchase Agreement, provided that the conditions precedent to Commencement have occurred. The resale by Tumim of a significant amount of shares registered for resale in this offering at any given time, or the perception that these sales may occur, could cause the market price of our Common Stock to decline and to be highly volatile. Sales of our Common Stock, if any, to Tumim under the Purchase Agreement will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Tumim all, some or none of the shares of our Common Stock that may be available for us to sell to Tumim pursuant to the Purchase Agreement. If and when we do sell shares to Tumim, after Tumim has acquired the shares, Tumim may resell all, some or none of those shares at any time or from time to time in its discretion. Therefore, sales to Tumim by us under the Purchase Agreement may result in substantial dilution to the interests of other holders of our Common Stock. In addition, if we sell a substantial number of shares to Tumim under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with Tumim may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales. However, we have the right to control the timing and amount of any additional sales of our shares to Tumim and the Purchase Agreement may be terminated by us at any time at our discretion without any cost to us.
Pursuant to the terms of the Purchase Agreement, we have the right, but not the obligation, to direct Tumim to purchase up to $125.0 million of our Common Stock, subject to certain limitations. We have registered only a portion of the shares that may be issuable under the Purchase Agreement and, therefore, we may seek to issue and sell to Tumim under the Purchase Agreement more shares of our Common Stock than are offered under this prospectus in order to receive the aggregate gross proceeds equal to the $125.0 million total commitment available to us under the Purchase Agreement. If we choose to do so, we must first register for resale under the Securities Act any such additional shares, which could cause additional substantial dilution to our stockholders. The number of shares ultimately offered for resale under this prospectus is dependent upon the number of shares we direct Tumim to purchase under the Purchase Agreement.
The following table sets forth the amount of gross proceeds we would receive from Tumim from our sale of Common Stock to Tumim under the Purchase Agreement at varying purchase prices:

Assumed Average Purchase Price Per Share	Number of Registered Purchase Shares to be Issued if Full Purchase(1)	Percentage of Outstanding Shares After Giving Effect to the Issuance to Tumim(2)	Gross Proceeds from the Sale of Shares to Tumim Under the Purchase Agreement
$3.00	30,562,785	16.28%	$91,688,355
$4.00	30,562,785	16.28%	$122,251,140
$5.11(3)	24,461,839	13.47%	$124,999,997
$6.00	20,833,333	11.70%	$124,999,998
$7.00	17,857,142	10.20%	$124,999,994

(1)
Although the Purchase Agreement provides that we may sell up to $125.0 million of our Common Stock to Tumim, we are only registering 30,865,419 shares under this prospectus which represents: (i) 302,634 Commitment Shares that we already issued to Tumim as a commitment fee for making the irrevocable commitment under the Purchase Agreement; and (ii) an additional 30,562,785 shares which may be issued to Tumim in the future under the Purchase Agreement, if and when we sell shares to Tumim under the Purchase Agreement, and which may or may not cover all the shares we ultimately sell to Tumim under the Purchase Agreement, depending on the purchase price per share. As a result, we have included in this column only those shares that we are registering in this offering. If we seek to issue under the Purchase Agreement and the transactions contemplated thereby, shares of our Common Stock in excess of 30,865,419 shares, or 19.99% of the total Common Stock outstanding, we may be required to seek stockholder approval in order to be in compliance with the Nasdaq listing rules.

(2)
The denominator is based on 157,151,687 shares outstanding as of April 29, 2022, which includes the 302,634 Commitment Shares issued to Tumim upon execution of the Purchase Agreement and adjusted to include the number of shares set forth in the adjacent column which we would have sold to Tumim, assuming the purchase price in the first column. The numerator is based on the number of shares issuable under the Purchase Agreement at the corresponding assumed purchase price set forth in the first column.

(3)	The closing sale price of our Common Stock on April 29, 2022.

USE OF PROCEEDS
This prospectus relates to shares of our Common Stock that may be offered and sold from time to time by Tumim. All of the Common Stock offered by Tumim pursuant to this prospectus will be sold by Tumim for its own account. We will not receive any of the proceeds from these sales. We may receive up to $125.0 million aggregate gross proceeds under the Purchase Agreement from any sales we make to Tumim pursuant to the Purchase Agreement. We estimate that the net proceeds to us from the sale of our Common Stock to Tumim pursuant to the Purchase Agreement will be up to $124,865,379.14 over an approximately
36-month
period commencing on the Commencement Date, provided that the conditions precedent to the Commencement have occurred, and assuming that we sell the full amount of our Common Stock that we have the right, but not the obligation, to sell to Tumim under the Purchase Agreement, and after estimated fees and expenses. See “Plan of Distribution” elsewhere in this prospectus for more information.
We expect to use any proceeds that we receive under the Purchase Agreement for working capital and general corporate purposes. As of the date of this prospectus, we cannot specify with certainty all of the particular uses, and the respective amounts we may allocate to those uses, for any net proceeds we receive. Accordingly, we will retain broad discretion over the use of these proceeds.

DIVIDEND POLICY
We have never declared or paid any cash dividends on our capital stock. We currently intend to retain all available funds and future earnings, if any, to fund the development and growth of the business, and therefore, do not anticipate declaring or paying any cash dividends on our Common Stock in the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our Board after considering our business prospects, results of operations, financial condition, cash requirements and availability, debt repayment obligations, capital expenditure needs, contractual restrictions, covenants in the agreements governing current and future indebtedness, industry trends, the provisions of Delaware law affecting the payment of dividends and distributions to stockholders and any other factors or considerations the Board deems relevant.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
You should read the following discussion and analysis of financial condition and results of operations together with the consolidated financial statements and the related notes and other financial information of AEye included elsewhere in this prospectus. Some of the information contained in this discussion and analysis contains forward-looking statements that involve risks and uncertainties. As a result of many factors, such as those set forth in the section of the prospectus captioned “Risk Factors” and elsewhere in this prospectus, actual results may differ materially from those anticipated in these forward-looking statements.
Overview
We are a provider of high-performance, active lidar systems technology for vehicle autonomy, ADAS, and robotic vision applications. With a sophisticated workforce of leaders and researchers, AEye has developed an artificial intelligence technology that enables adaptive “intelligent sensing,” differentiating AEye in the marketplace from its competition. Our proprietary software-definable 4Sight
TM
Intelligent Sensing Platform combines solid-state active lidar, an optionally fused low-light
HD camera, and integrated deterministic artificial intelligence to capture more intelligent information with less data, enabling faster, more accurate, and more reliable perception of the surroundings.
AEye was founded in 2013 by Luis Dussan, AEye’s Chief Technology Officer, to create a deterministic
AI-driven
sensing system that performs better than the human eye and visual cortex. Mr. Dussan’s experience developing mission-critical targeting systems for fighter jets and ground troops on behalf of the U.S. military provided him with the background to develop a differentiated approach to visual sensing. While traditional sensing systems passively collect data, our active 4Sight
TM
Intelligent Sensing Platform leverages principles from automated targeting systems and biomimicry to scan the environment, while intelligently focusing on what matters in order to enable safer, smarter, and faster decisions in complex scenarios. From its inception, AEye’s culture drew from esteemed scientists and electro-optics engineers from the National Aeronautics and Space Administration, or NASA, Lockheed Martin Corporation, Northrop Grumman Corporation, the U.S. Air Force, and the Defense Advanced Research Projects Agency, or DARPA, to create the highest performing sensing and perception system for the most challenging situations, ensuring the highest levels of safety for autonomous driving.
As a result, our adaptive lidar is designed to enable higher levels of autonomy and functionality — SAE Levels 2 through 5 — with the goal of optimizing performance, power, and reducing cost. Our 4Sight Intelligent Sensing Platform is software-definable and network-optimized, and leverages deterministic artificial intelligence at the edge. We have made substantial investments in our R&D processes and deliver value to our customers through a combination of sales and direct channels. We perform the majority of our R&D activities in our 56,549 square foot corporate headquarters in Dublin, California. Our modular design facilitates product hardware updates as technologies evolve, and its small size and modest heat dissipation enable very flexible placement options on the interior or exterior of a vehicle. 4Sight also leverages a common architecture to create application-specific products across the Automotive, Mobility and Industrial markets.
Our systems-based approach encourages partnership from the well-established automotive supply chain, including OEMs, as well as Tier 1 and Tier 2 suppliers. There is strong alignment between us and our partners given what is required to produce high-performance automotive grade products at scale, including quality, reliability, and affordability. Our Tier 1 partners will add value with OEM customers through industrialization, manufacturing, integration, sales, marketing, product liability, and warranty. Our Tier 2 partners will provide automotive-grade sub-components,
which are used not only in automotive lidar for ADAS use cases, but also for our products to be sold in the Industrial and Mobility markets. We expect the result will be a high-quality, high-performance product at a low cost, which we believe to be a key enabler in accelerating adoption of lidar across various markets in Automotive and beyond.

In pursuing this strategy, we have partnered with leading Tier 1 automotive suppliers including Continental, Hella, Aisin, and ZKW Group GmbH (an affiliate of LG Electronics). One of our Tier 1 partners is currently in the process of bidding for long range lidar series production awards with OEMs that are expected to represent a substantial portion of our future revenues. The main markets for lidar, including Automotive, Industrial, and Mobility, are projected to see significant growth in both the near and long term. We believe this expected growth will allow AEye to achieve greater market share as well as pursue specialization opportunities like highway autonomous driving applications that benefit from our products. We expect that lidar will be a required sensing solution across many end markets, and we intend to be the leading solutions provider in these spaces.
All dollar amounts expressed in this Management’s Discussion and Analysis of Financial Condition and Results of Operations are in thousands of dollars, except for per share amounts and unless otherwise specified.
Merger and Public Company Costs
As a result of the Merger, which was closed on August 16, 2021, a subsidiary of CF Finance Acquisition Corp III, or CF III, Meliora Merger Sub, Inc., merged with and into AEye, Inc., then known as AEye Technologies, Inc., or AEye Technologies, with AEye Technologies continuing as the surviving entity as a wholly owned subsidiary of CF III, and CF III thereafter operating under the new name AEye, Inc., or AEye, or the combined entity.
The Merger was accounted for as a reverse recapitalization, in accordance with U.S. GAAP. Under this method of accounting, AEye Technologies was treated as the accounting acquirer, meaning CF III was treated as the acquired company for financial reporting purposes. This determination is primarily based on AEye Technologies’ stockholders comprising a relative majority of the voting power of the combined entity and having the ability to nominate the majority of the governing body of the combined entity. Additionally, AEye Technologies’ senior management comprise the senior management of the combined entity and AEye Technologies’ operations comprise the ongoing operations of the combined entity. Accordingly, for accounting purposes, the financial statements of the combined entity will represent a continuation of the financial statements of AEye Technologies, and the Merger will be treated as the equivalent of AEye Technologies issuing stock for the net assets of CF III, accompanied by a recapitalization. The most significant change in AEye Technologies’ financial position and results of the business combination was an increase in cash of $256,811. Total non-recurring
transaction costs incurred for this transaction were $52,661.
Upon the closing of the Merger, AEye began trading under the symbols “LIDR” and “LIDRW” on the Nasdaq Stock Market LLC, or Nasdaq. We anticipate that we will continue to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. We have incurred and expect to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees.
COVID-19
Impact
The extensive impact of the pandemic caused by the
COVID-19
pandemic has resulted and will likely continue to result in significant disruptions to the global economy, as well as businesses and capital markets around the world, despite the reports of declines in severity. The ongoing
COVID-19
pandemic has disrupted and affected AEye’s business operations, which has led to business and supply chain disruptions, as well as broad changes in its supply and demand. For example, AEye’s offices and R&D and manufacturing have been, and from time-to-time
may continue to be, impacted due to national and regional government declarations requiring closures, quarantines and travel restrictions.
To mitigate the impact of the
COVID-19
pandemic, AEye took several steps during 2020 to ensure its viability. We significantly reduced internal discretionary costs, reduced senior leadership salaries, furloughed and laid off a portion of the employees, and obtained a loan and rent deferral for a period of six months in 2020. We also applied for and were granted a Paycheck Protection Program, or PPP, loan of $2.3 million with Silicon Valley Bank, or SVB, as part of the U.S. Small Business Administration program. This loan enabled us to bring back a portion of the furloughed employees.
The continued impact of the
COVID-19
pandemic on AEye’s operational and financial performance will depend on various future developments, including the duration and spread of the outbreak and impact on its customers, suppliers, and employees, all of which is uncertain at this time. We expect the
COVID-19
pandemic may adversely impact our future revenue and results of operations but we are unable to predict at this time the size and duration of this adverse impact. At the same time, we have seen some signs of positive effects for our long-term business prospects and partnerships as a result of the pandemic. We believe automakers perceive the incorporation of lidar solutions in new models as a long-term strategic initiative that will be necessary for future growth and are therefore beyond the direct impact of the
COVID-19
pandemic, although the timing of the incorporation may be impacted by the pandemic.
Key Factors Affecting AEye’s Operating Results
AEye believes that its future performance and success depends to a substantial extent on its ability to capitalize on the following opportunities, which in turn is subject to significant risks and challenges, including those discussed below and the risk factors described in the “Risk Factors” section of this registration statement.
We are subject to those risks common in the technology industry and also those risks common to early stage companies including, but not limited to, the possibility of not being able to successfully develop or commercialize its products; attract new customers and retain existing customers; develop and protect intellectual property; comply with existing and new or modified laws and regulations applicable to its business; maintain and enhance the value of its reputation and brand; hire, integrate, and retain talented people at all levels of its organization;, and successfully develop new solutions to enhance the experience of customers.
AEye anticipates growing demand for its 4Sight
TM
Intelligent Sensing Platform across three major markets, the Automotive, Industrial and Mobility markets. AEye anticipates the total addressable market for lidar-based perception technology to grow to $42 billion by 2030. Within those markets, AEye is targeting attractive segments including advanced driver-assistance systems, or ADAS, autonomous driving, commercial trucking, robo-taxis, and various Industrial and Mobility market segments such as mining, aviation, shuttles, railway, and intelligent transportation systems, or ITS. This provides AEye with multiple opportunities for sustained growth by enabling new applications and product features across these market segments. However, as our customers continue R&D projects to commercialize solutions that rely on lidar technology, it is difficult to estimate the timing of ultimate end market and customer adoption. In the Automotive market for example, which accounted for 76% and 79% of revenue in 2021 and 2020, respectively, AEye’s growth and financial performance will be heavily influenced by its ability to successfully integrate into OEM programs that require years of development, testing, and validation. Because of the size and complexity of these OEM programs, AEye sees its existing Tier 1 partnerships as a substantial competitive advantage given their large scale, mass-production capabilities, and existing OEM customer relationships. AEye’s primary focus in Automotive is on ADAS for passenger and commercial vehicle autonomy, particularly highway autonomy applications. We believe that growth in that market is driven by both more stringent safety regulations and consumer demand for vehicles offering increased safety. AEye will need to anticipate and adapt to any changes in the regulatory environment, as well as changes in consumer demand in order to take advantage of this opportunity.
Additionally, AEye is increasing its investments in international operations and partnerships that will position the company to expand its business globally and meet growing demand in the international markets. This is an important part of AEye’s core strategy and may expose AEye to additional factors such as foreign currency risk, additional operating costs, and other risks and challenges that may impact the ability to meet projected sales and margins.

Partnerships and Commercialization
AEye’s technology is designed to be a key enabler of autonomous solutions for Automotive, Industrial, and Mobility market applications. Because our technology must be integrated into a broader solution by our customers, it is critical that AEye achieves design wins with these customers. Achieving these design wins varies based on the market and application. Achieving a design win with an OEM within the Automotive market may take considerably longer than a design win with customers in the Industrial or Mobility markets. AEye considers design wins to be critical to its future success, although the revenue generated by each design win and the time necessary to achieve such a win can vary significantly, making it difficult to predict AEye’s financial performance.
AEye’s revenue and profitability will be dependent upon our success in licensing our technology to Tier 1 automotive suppliers, such as Continental, which represented 55% of 2021 revenue, that intend to use our technology in volume production of lidar sensors for OEMs. Delays of autonomy programs from OEMs that AEye is currently or will be working with through our Tier 1 partners could result in AEye being unable to achieve its revenue targets and profitability in the time frame we anticipate. Our revenue and profitability will be further dependent upon both our success in selling our lidar solutions to customers in the Industrial and Mobility markets.
Gross Margin Improvement
Our gross margins will depend on numerous factors, including among others the selling price of our products, pricing of our development contracts with customers, royalty rates on licenses we grant to our customers, unit volumes, product mix, component costs, personnel costs, contract manufacturing costs, overhead costs, and product features. In the future, we expect to generate attractive gross margins from licensing our lidar technology and software to our Tier 1 partners in Automotive, and we expect those licenses will begin generating revenue for AEye in 2024. We also sell our own lidar solutions to customers in the Industrial and Mobility markets utilizing low-cost
components that are sourced from the Tier 2 automotive supply chain and assembled by our contract manufacturing partners. If our Tier 1 partners in Automotive do not achieve the volumes that we expect, then the cost of the components we use to address the Industrial and Mobility markets may be higher than we currently anticipate and may impact our gross margins and our ability to achieve profitability.
To date, our revenue has been generated through development and/or collaboration arrangements with OEMs and Tier 1 suppliers to the OEMs, as well as unit sales of our products. The development contracts primarily focus on customization of our proprietary 4Sight capabilities to the customers’ applications, typically involving software implementation to assist with sensor connection and control, customization of scan patterns, and enhancement of particular perception capabilities to meet specific customer needs. In general, development and/or collaboration arrangements that require more complex configurations have higher prices. We expect development contracts to represent a smaller share of our total revenue over time, as we increase our focus on technology licensing and product sales. We expect our gross margins from the sale of products to improve over time as we outsource volume production of our lidar sensors to contract manufacturers, which will both increase unit volumes and reduce the cost per unit. In September 2021, we commenced our transition process to contract manufacturers which we expect to be complete in mid-2022.
Investment and Innovation
Our proprietary adaptive, intelligent lidar technology delivers industry-leading performance that helps to solve the most difficult challenges in delivering partial or full autonomy. While traditional sensing systems passively collect data, AEye’s active 4Sight Intelligent Sensing Platform leverages principles from automated targeting systems and biomimicry to scan its environment, while intelligently focusing on what matters in order to enable safer, smarter, and faster decisions in complex scenarios.
We believe our financial performance is significantly dependent on our ability to maintain a technology leadership position. This is further dependent on the investments we make in R&D. It is essential that we continually identify and respond to rapidly evolving customer requirements, develop and introduce innovative new products, enhance and service existing products, and generate strong market demand for our products. If we fail to do this, our leading market position and revenue may be adversely affected, and our investments in that area will not be recovered.
Basis of Presentation
AEye currently conducts its business through one operating segment.
Components of Results of Operations
Total Revenues
We categorize our revenue as (1) prototype sales and (2) development contracts. In 2021 and 2020, our prototype revenue primarily related to unit sales of the company’s 4Sight M product. Revenue from prototype sales is typically recognized at a point in time when the control of goods is transferred to the customer, generally upon delivery or shipment to the customer.
Development contracts represented the majority of our total revenues in 2021 and 2020. Revenue from development and/or collaboration arrangement contracts are earned from R&D activities and collaboration with OEMs and Tier 1 suppliers to the OEMs. These contracts primarily focus on customization of our proprietary 4Sight capabilities to the customers’ applications, typically involving software implementation to assist with sensor connection and control, customization of scan patterns, and enhancement of perception capabilities to meet specific customer needs. Revenue from development and/or collaboration arrangement contracts is recognized when we satisfy performance obligations in the contract, which can result in recognition at either a point in time or over time. This assessment is made at the outset of the arrangement for each performance obligation.
Cost of Revenue
Cost of revenue includes the costs directly associated with the production of prototypes and certain costs associated with development arrangements. Such costs for prototypes are direct materials, direct labor, indirect labor, warranty expense, and allocation of overhead. Costs associated with development arrangements include the direct costs and allocation of overhead costs involved in the execution of the contract.
Operating Expenses
Research and Development
Our R&D efforts are focused primarily on hardware, software, and system engineering related to the design and development of our advanced lidar solutions. R&D expenses include:

•	personnel-related expenses, including salaries, benefits, bonuses, and stock-based compensation expense;

•	third-party engineering and contractor costs;

•	lab equipment;

•	new hardware and software expenses; and

•	allocated overhead expenses.
R&D costs are expensed as they are incurred. Our investment in R&D will continue to grow because we believe that investment is essential to maintain our position as a provider of one of the most advanced lidar solutions available.

Sales and Marketing
Our S&M efforts are focused primarily on sales, business development, and marketing programs in pursuit of revenue contracts from potential and existing customers. S&M expenses include:

•	personnel-related costs, including salaries, benefits, bonuses, and stock-based compensation;

•	trade shows expenses, advertising, and promotions expenses for press releases and other public relations services; and

•	allocated overhead expenses.
We expect our S&M expenses to grow over time as we continue to expand our sales and marketing efforts to support the anticipated growth of our business.
General and Administrative
Our G&A spending supports all business functions. G&A expenses include:

•	personnel-related costs, including salaries, benefits, bonuses, and stock-based compensation for executive, finance, legal, human resources, technical support, and other administrative personnel;

•	consulting, accounting, legal and professional fees;

•	insurance premiums, software and computer equipment costs, general office expenses; and

•	allocated overhead expenses.
We expect our G&A expenses to increase for the foreseeable future as we increase our headcount to support the growth of our business, and as a result of operating as a public company, including additional costs and expenses associated with compliance with the rules and regulations of the SEC, legal, audit, insurance, investor relations, and other administrative and professional services.
Change in Fair Value of Embedded Derivative and Warrant Liabilities
Change in fair value of embedded derivative and warrant liabilities is the result of the change in fair value at each reporting date. The carrying amounts of the embedded derivative and warrant liabilities are recorded at fair value at issuance, marked-to-market
as of each balance sheet date, and changes in fair value are reported as other income (expense) during the period. Upon the closing of the Merger, the embedded derivative was settled, the pre-combination
common stock warrants and Series A preferred stock warrants were net settled and converted to Class A common stock and private placement warrants were acquired. See additional discussion of derivatives in Note 3 to our consolidated financial statements.
Interest Income, Interest Expense and Other
Interest income consists primarily of interest earned on our cash, cash equivalents, and marketable securities. These amounts will vary based on our cash and cash equivalents balances and market rates. Interest expense consisted primarily of interest on our borrowings and convertible notes and amortization of debt issuance costs and discount.
Upon the closing of the Merger, the borrowings were repaid with any remaining debt issuance costs and discounts expensed. The pre-combination
convertible notes and accrued interest were settled and converted to Class A common stock. See additional discussion in Note 2 to our consolidated financial statements.

Results of Operations
Comparison of the Years Ended December 31, 2021 and 2020
The results of operations presented below should be reviewed in conjunction with the consolidated financial statements and notes included elsewhere in this registration statement. The following table sets forth our consolidated results of operations data for the years ended December 31, 2021 and 2020 (in thousands, except for percentages):

	Year ended December 31,		Change	Change
	2021	2020	$	%
Prototype sales	$1,004	$365	$639	175%
Development contracts	2,003	1,214	789	65%

Total revenues	3,007	1,579	1,428	90%

Cost of revenue	3,637	808	2,829	350%

Gross profit	(630)	771	(1,401)	(182)%
Research and development	26,543	17,130	9,413	55%
Sales and marketing	10,548	3,408	7,140	210%
General and administrative	25,514	6,715	18,799	280%

Total operating expenses	62,605	27,253	35,352	130%

Loss from operations	(63,235)	(26,482)	(36,753)	139%

Change in fair value of embedded derivative and warrant liabilities	223	1,410	(1,187)	(84)%
Gain on PPP loan forgiveness	2,297	—	2,297	100%
Interest income and other	561	23	538	2,339%
Interest expense and other	(4,857)	(1,502)	(3,355)	223%

Total other income (expense), net	(1,776)	(69)	(1,707)	2474%

Net loss	$(65,011)	$(26,551)	$(38,460)	145%
Revenue
Prototype Sales
Prototype sales increased by $639, or 175%, to $1,004 for the year ended December 31, 2021 from $365 for the year ended December 31, 2020. This increase was primarily due to an increase in 4Sight M unit sales.
Development Contracts
Development contracts increased by $789, or 65%, to $2,003 for the year ended December 31, 2021, from $1,214 for the year ended December 31, 2020. The increase was primarily due to revenue recognized in the current year from a large Tier 1 Automotive Supplier contract.
Cost of Revenue
Cost of revenue increased by $2,829, or 350%, to $3,637 for the year ended December 31, 2021, from $808 for the year ended December 31, 2020. This increase was primarily due to the increase in prototype sales, the cost of revenue associated with the Tier 1 Automotive Supplier contract, and additional inventory reserves in the current period.

Operating Expenses
Research and Development
Research and development expenses increased by $9,413, or 55%, to $26,543 for the year ended December 31, 2021, from $17,130 for the year ended December 31, 2020. This increase was primarily driven by increases in contract development of $2,359, consumption of parts from inventory of $1,120, stock-based compensation expense of $1,473, personnel costs of $3,276, and information technology expense of $619.
Sales and Marketing
Total sales and marketing expenses increased by $7,140, or 210%, to $10,548 for the year ended December 31, 2021, from $3,408 for the year ended December 31, 2020. This increase was primarily due to increases in marketing program spend of $1,830, stock-based compensation expense of $1,132, and personnel costs of $3,284.
General and Administrative
Total general and administrative expenses increased by $18,799, or 280%, to $25,514 for the year ended December 31, 2021, from $6,715 for the year ended December 31, 2020. This increase was primarily due to an increase in administrative expense, including professional accounting and legal fees of $5,062, directors’ and officers’ insurance premium of $1,893, information technology expense of $609, stock-based compensation expense of $5,461, and personnel costs of $6,243.
Change in Fair Value of Embedded Derivative and Warrant Liabilities
Change in fair value of embedded derivative (See Note 3) and warrant liabilities decreased by $1,187, or 84%, to $223 for the year ended December 31, 2021, from $1,410 for the year ended December 31, 2020. This decrease was primarily due to the embedded derivative value decreasing by $1,503 for the year ended December 31, 2020 versus $17 for the year ended December 31, 2021, offset by the acquisition of private placement warrants resulting from the Merger.
Gain on PPP Loan Forgiveness
Gain on PPP loan forgiveness increased by $2,297, or 100%, for the year ended December 31, 2021. In June 2021 the full principal and interest of the PPP loan was forgiven.
Interest Income and Other
Interest income and other increased by $538, or 2,339%, to $561 for the year ended December 31, 2021, from $23 for the year ended December 31, 2020. This increase was primarily due to the interest earned on our marketable securities of $540.
Interest Expense and Other
Interest expense and other increased by $3,355, or 223%, to $4,857 for the year ended December 31, 2021, from $1,502 for the year ended December 31, 2020. This increase was primarily due to $1,583 of costs associated with the Tumim Stone Common Stock Purchase Agreement, and increases related to the SVB financing facility loan of $430, interest on convertible notes of $341, amortization of discounts on marketable securities of $456, and an increase in the amortization of debt discount and debt issuance costs of $550.
Net Loss
Net loss increased by $38,460, or 145%, to $65,011 for the year ended December 31, 2021, from $26,551 for the year ended December 31, 2020. This increase was primarily due to an increase in operating expenses.

Liquidity and Capital Resources
Sources of Liquidity
AEye’s capital requirements will depend on many factors, including sales volume, the timing and extent of spending to support R&D efforts, investments in information technology systems, the expansion of sales and marketing activities, increased costs as we continue to hire additional personnel, and market adoption of new and enhanced products and features. As of December 31, 2021, our cash, cash equivalents, and marketable securities totaled $164,000.
To date, AEye’s principal sources of liquidity have been proceeds received from the issuance of equity. In December 2021 the Company entered into the Purchase Agreement with Tumim, whereby AEye will have the right, but not the obligation, to issue and sell to Tumim over a
36-month
period up to $125,000 of the Common Stock once AEye files the registration statement covering the resale of registrable securities under the Purchase Agreement. As of the date of this prospectus, no shares were issued under the Purchase Agreement. Until AEye can generate sufficient revenue from the sale of its products to cover operating expenses, working capital, and capital expenditures, AEye expects the funds raised in the Merger, PIPE financing, as well as any future funds from the Purchase Agreement, to fund its near-term cash needs.
If we are required to raise additional funds by issuing equity securities, dilution of stockholders may result. Any debt securities issued may also have rights, preferences, and privileges senior to those of holders of AEye common stock. The terms of debt securities or borrowings could impose significant restrictions on AEye’s operations. The credit market and financial services industry have in the past, and may in the future, experience periods of uncertainty that could impact the availability and cost of equity and debt financing.
For the year ended December 31, 2021 and 2020, we had a net loss of $65,011 and $26,551, respectively. We anticipate that we will continue to incur losses for at least the next several years. We expect that our research and development, selling and marketing, and general and administrative expenses will continue to be significant and, as a result, we may need additional capital resources to fund our operations. We believe that the net proceeds from the Merger and CSPA with Tumim Stone, together with our existing cash, cash equivalents, and marketable securities will enable us to fund our operating expenses and capital expenditure requirements for a period of at least twelve months from the date of this registration statement. Our plans for the use of cash in the long-term (beyond twelve months from this registration statement) are similarly related to funding operating expenses and capital expenditure requirements as we continue to scale the business. For additional information regarding our cash requirements from lease obligations and contractual obligations, see Note 18. “Commitments and Contingencies” in the Notes to the Consolidated Financial Statements included elsewhere in this registration statement.
Cash Flow Summary

	Year ended December 31,
	2021	2020
	(in thousands)
Net cash provided by (used in):
Operating activities	$(55,703)	$(19,689)
Investing activities	$(151,546)	$(4,036)
Financing activities	$207,084	$32,018
Operating Activities
For the year ended December 31, 2021, net cash used in operating activities were $55,703. Factors affecting our operating cash flows during this period were net loss of $65,011 and gain on PPP loan forgiveness of $2,297, offset by stock-based compensation of $10,018, and depreciation and amortization of $1,014. Within operating activities, the net changes in operating assets and liabilities were cash used of $4,064, primarily driven by increases in prepaids and other current assets of $3,655, accounts receivable of $4,066 and inventories of $2,633, partially offset by increases in accrued expenses and other current liabilities of $5,496, and accounts payable of $557.
For the year ended December 31, 2020, net cash used in operating activities was $19,689. Factors affecting our operating cash flows during this period were net loss of $26,551 and change in fair value of embedded derivative (See Note 3) and warrant liabilities of $1,410, offset by stock-based compensation of $1,952 and depreciation and amortization of $922. Within operating activities net changes in operating assets and liabilities was cash provided of $4,371, primarily driven by decreases in prepaids and other current assets of $3,811 and increase in accrued expenses and other current liabilities of $1,377, partially offset by decreases in deferred rent of $496 and contract liabilities of $290.
Investing Activities
For the year ended December 31, 2021, net cash used in investing activities was $151,546. The primary factor affecting net cash used in investing activities during this period was the purchase of available-for-sale
debt securities of $150,525.
For the year ended December 31, 2020, net cash used in investing activities was $4,036, due to the purchase of property and equipment of $4,036 associated with the leasehold improvement incentive for the new headquarters.
Financing Activities
For the year ended December 31, 2021, net cash provided by financing activities was $207,084. The primary factors affecting our financing cash flows during this period were the proceeds from the Merger and private offering of $256,811, partially offset by transaction costs related to the Merger of $52,372, proceeds from a bank loan of $10,000, offset by principal payments on bank loans of $13,333.
For the year ended December 31, 2020, net cash provided by financing activities was $32,018. The primary factors affecting our financing cash flows during this period were the proceeds from the issuance of AEye Convertible Equity Instruments of $29,990, proceeds from PPP loan of $2,270, offset by principal payments on bank loans of $667.
Capital Resources
In August 2019, we entered into a loan and security agreement with SVB (the “Loan Agreement”), which provided for a revolving credit line and growth capital term loans. The revolving credit line provided us with $3.0 million and accrued interest at a floating per annum rate equal to the greater of the prime rate or 5.5%. The revolving line of credit matured on August 16, 2020 and there were no amounts outstanding under the revolving line of credit as of December 31, 2020 and 2019. The growth capital term loan facility had an initial loan amount of $4.0 million, which was drawn in December 2019. The second tranche of $1.0 million was not drawn and has expired. Repayment for this term loan began on January 1, 2020. The term loan will be paid in equal monthly payments of principal, plus accrued interest. The interest rate on the term loan is the greater of the prime rate plus 0.75% or 5.5%. As of December 31, 2020 and 2019, the rate on the term loan was 5.5%. In April 2020, we entered into a deferral agreement that extended the dates for all monthly principal payments, which allowed us not to make any principal payments for any term loans until December 2020. The balance of $2.3 million for the term loan was repaid on September 7, 2021.
In April 2020, we received $2.3 million in aggregate proceeds from the PPP Loan. The PPP Loan had a two-year
maturity, with payment of principal and interest deferred until July 22, 2021. In June 2021, we received notice of forgiveness of the PPP Loan.

In 2020, we issued convertible equity instruments, referred to as convertible notes in our financial statements, for an aggregate principal amount of approximately $40.0 million. The convertible equity instruments bear an interest and dividend rate of 3% compounded annually with a maturity of date, extended in July 2021, of October 31, 2021. During 2020, we received $30.0 million in proceeds related to the convertible equity instruments. During 2021, we received proceeds of $8.0 million from the sale of additional convertible equity instruments. The convertible equity instruments converted by their terms at the Effective Time.
In April 2021, we entered into a Loan and Security Agreement (“SVB Agreement”) with SVB Innovation Credit Fund VIII, L.P. (the “Lender”), which made available to us term loan advances of $10.0 million. The principal amount outstanding under the term loan advances accrues interest at 8% per annum, payable monthly in arrears. The balance of $10.5 million for the financing facility, including interest, was repaid on August 20, 2021.
Quantitative and Qualitative Disclosures About Market Risk
We are exposed to market risks in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates.
We do not believe that inflation has had a material effect on our business, results of operations, or financial condition. Nonetheless, if our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs. Our inability or failure to do so could harm our business, results of operations or financial condition.
Interest Rate Risk
As of December 31, 2021, we had cash, cash equivalents, and marketable securities of $164,007, which consisted primarily of deposits in our bank accounts, money market funds, and marketable securities. Such interest-earning instruments carry a degree of interest rate risk. Our investment policy is focused on the preservation of capital and supporting our liquidity needs. We invest in highly rated securities, while limiting the amount of credit exposure to any one issuer other than the U.S. government. A hypothetical 10% change in interest rates would not have a material impact on our financial condition or results of operations due to the short-term nature of our cash, cash equivalents and marketable securities.
Credit Risk
Our concentration of credit risk is determined by evaluating each customer and each vendor that accounts for more than 10% of our accounts receivable and accounts payable, respectively. As of December 31, 2021, there was one customer accounting for 10% or more of our accounts receivable and two vendors each accounting for 10% or more of our accounts payable.
We perform credit evaluations as needed and generally do not require collateral for our customers. We analyze accounts receivable, historical percentages of uncollectible accounts, and changes in payment history when evaluating the adequacy of the allowance for doubtful accounts for potential credit losses on customers’ accounts. At December 31, 2021 and 2020, we did not have write-offs and did not record an allowance for doubtful accounts on the consolidated balance sheets.
Foreign Currency Exchange Risk
Our foreign currency exchange gains and losses have been generated primarily from fluctuations in the euro versus the US dollar, and the Japanese yen versus the US dollar. The functional currency of all our entities is the US dollar. Monetary assets and liabilities and transactions denominated in currencies other than an entity’s functional currency are remeasured into its functional currency using current exchange rates, whereas non-monetary
assets and liabilities are remeasured using historical exchange rates. We recognize gains and losses from such remeasurements within interest income and other, or interest expense and other, as applicable on the consolidated statements of operations and comprehensive loss in the period of occurrence. We have in the past experienced, and in the future expect to experience, foreign currency exchange gains and losses on our non-functional
currency-denominated balances. Foreign currency exchange gains and losses could have a material adverse effect on our business, operating results and financial condition. To date, we have not engaged in exchange rate hedging activities, and we do not expect to do so in the foreseeable future..
Critical Accounting Policies and Estimates
Our consolidated financial statements are in accordance with GAAP. We are required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated financial statements, the reported amounts of revenues and expenses during the reporting periods, fair value measures, and the related disclosures in the consolidated financial statements. We believe that the following accounting policies described in Note 1: “Organization and Summary of Significant Accounting Policies” in the audited consolidated financial statements for the year ended December 31, 2021 included elsewhere in this Registration Statement are critical because they involve a higher degree and judgment and uncertainty. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances. The results of our analysis form the basis for making assumptions about the carrying values of assets and liabilities and fair value measures that are not readily apparent from other sources. As a result, these accounting policies could materially affect our financial statements.
On an ongoing basis, we evaluate these estimates and judgments based on historical experiences and various other factors that are believed to reflect the current circumstances. While we believe our estimates, assumptions and judgments are reasonable, they are based on information presently available. Actual results may differ significantly from these estimates due to changes in judgments, assumptions and conditions as a result of unforeseen events or otherwise, which could have a material impact on our financial position and results of operations.
Revenue
We recognize revenues from the sale of prototype products and from R&D and development arrangements with OEMs and suppliers to the OEMs. Revenue represents the amount of expected consideration we are entitled to receive upon the transfer of promised goods or services in the ordinary course of our activities and is recorded net of sales taxes. We recognize revenue when performance obligations are satisfied by transferring control of a promised good or service to a customer. For performance obligations that are satisfied at a point in time, we also consider the following indicators to assess whether control of a promised good or service is transferred to the customer: (i) right to payment; (ii) transfer of legal title; (iii) physical possession; (iv) significant risks and rewards of ownership; and (v) acceptance of the goods or service. For performance obligations satisfied over time, we recognize revenue over time by measuring the progress toward complete satisfaction of a performance obligation.
The application of various accounting principles related to the measurement and recognition of revenue requires us to make judgments and estimates. Specifically, complex development arrangements with nonstandard terms and conditions may require relevant contract interpretation to determine the appropriate accounting treatment, including whether the promised goods and services specified in a multiple element arrangement are capable of being distinct and accounted for as separate performance obligations. Determining whether products or services are considered distinct performance obligations that should be accounted for separately versus together may sometimes require significant judgment. When a contract involves multiple performance obligations, the Company accounts for individual products and services separately if the customer can benefit from the product or service on its own or with other resources that are readily available to the customer and the product or service is separately identifiable from other promises in the arrangement. For multiple element arrangements, the transaction price is allocated to each performance obligation using the relative stand-alone selling price, or SSP.

Judgment is required to determine SSP for each distinct performance obligation. We use a range of amounts to estimate SSP when products and services are sold separately. In instances where SSP is not directly observable, we determine SSP using information that may include other observable inputs, or use a residual approach to estimate the SSP for performance obligations where SSP is highly variable or uncertain. Changes in judgments with respect to these assumptions and estimates could impact the timing or amount of revenue recognition.
Emerging Growth Company Status
Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging
growth companies, and any such election to not take advantage of the extended transition period is irrevocable.
AEye is an “emerging growth company” as defined in Section 2(a) of the Securities Act, and has elected to take advantage of the benefits of the extended transition period for new or revised financial accounting standards. Following the closing of the Merger, our Post-Combination Company will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of common stock that is held by non-affiliates
exceeds $700 million as of the end of that year’s second fiscal quarter, (ii) the last day of the fiscal year in which the Company has total annual gross revenue of $1.07 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which the Company has issued more than $1.0 billion in non-convertible
debt in the prior three-year period, or (iv) December 31, 2025. AEye expects to continue to take advantage of the benefits of the extended transition period, although it may decide to early adopt such new or revised accounting standards to the extent permitted by such standards. This may make it difficult or impossible to compare the Company’s financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used.
Recent Accounting Pronouncements
A description of recently issued accounting pronouncements that may potentially impact our financial position and results of operations is disclosed in Note 1 to our accompanying consolidated financial statements.
Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters
On November 13, 2020 CF III’s units began trading on Nasdaq under the symbol “CFACU”. On January 4, 2021, CF III’s Class A common stock and warrants trading on Nasdaq under the symbols “CFAC” and “CFACW,” respectively. On the Closing Date, all outstanding CF III units were separated, pursuant to their terms, into one share of Common Stock and one-third
(1/3) of one warrant (and the units ceased trading on Nasdaq), and on August 18, 2021, and our Common Stock and warrants were listed on Nasdaq under the new trading symbols “LIDR” and “LIDRW”, respectively.
We have not paid any cash dividends on shares of our Common Stock and do not intend to pay cash dividends. The payment of cash dividends in the future will depend on our revenues and earnings, if any, capital requirements and general financial condition. The payment of any dividends will be within the discretion of the Board. We expect to retain any earnings for use in our business operations and, accordingly, do not anticipate declaring any dividends in the foreseeable future.

BUSINESS
General
We are a provider of high-performance, active lidar systems technology for vehicle autonomy, advanced driver-assistance systems, or ADAS, and robotic vision applications. With a sophisticated workforce of leaders and researchers, AEye has developed an artificial intelligence technology that enables adaptive “intelligent sensing,” differentiating AEye in the marketplace from its competition. Our proprietary software-definable 4Sight
TM
Intelligent Sensing Platform combines solid-state active lidar, an optionally fused low-light
HD camera, and integrated deterministic artificial intelligence to capture more intelligent information with less data, enabling faster, more accurate, and more reliable perception of the surroundings.
AEye was founded in 2013 by Luis Dussan, AEye’s Chief Technology Officer, to create a deterministic
AI-driven
sensing system that performs better than the human eye and visual cortex. Mr. Dussan’s experience developing mission-critical targeting systems for fighter jets and ground troops on behalf of the U.S. military provided him with the background to develop a differentiated approach to visual sensing. While traditional sensing systems passively collect data, our active 4Sight
TM
Intelligent Sensing Platform leverages principles from automated targeting systems and biomimicry to scan the environment, while intelligently focusing on what matters in order to enable safer, smarter, and faster decisions in complex scenarios. From its inception, AEye’s culture drew from esteemed scientists and electro-optics engineers from the National Aeronautics and Space Administration, or NASA, Lockheed Martin Corporation, Northrop Grumman Corporation, the U.S. Air Force, and the Defense Advanced Research Projects Agency, or DARPA, to create the highest performing sensing and perception system for the most challenging situations, ensuring the highest levels of safety for autonomous driving.
As a result, our adaptive lidar is designed to enable higher levels of autonomy and functionality — SAE Levels 2 through 5 — with the goal of optimizing performance, power, and reducing cost. Our 4Sight
TM
Intelligent Sensing Platform is software-definable, and network-optimized, and leverages deterministic artificial intelligence at the edge. We have made substantial investments in our R&D processes and deliver value to our customers through a combination of sales and direct channels. We perform the majority of our R&D activities in our 56,549 square foot corporate headquarters in Dublin, California. Our modular design facilitates product hardware updates as technologies evolve, and its small size and modest heat dissipation enable very flexible placement options on the interior or exterior of a vehicle. 4Sight also leverages a common architecture to create application-specific products across the Automotive, Mobility and Industrial markets.
Our systems-based approach encourages partnership from the well-established automotive supply chain, including OEMs, as well as Tier 1 and Tier 2 suppliers. There is strong alignment between us and our partners given what is required to produce a high-performance automotive grade products at scale, including quality, reliability, and affordability. Our Tier 1 partners will add value with OEM customers through industrialization, manufacturing, integration, sales, marketing, product liability and warranty. Our Tier 2 partners will provide automotive-grade sub-components,
which are used not only in automotive lidar for ADAS use cases, but also for our products to be sold in the Industrial and Mobility markets. We expect the result will be a high-quality, high-performance product at a low cost, which we believe to be a key enabler in accelerating adoption of lidar across various markets in Automotive and beyond.
In pursuing this strategy, we have partnered with leading Tier 1 automotive suppliers including Continental, Hella, Aisin, and ZKW Group GmbH (an affiliate of LG Electronics). One of our Tier 1 partners is currently in the process of bidding for long range lidar series production awards with OEMs that are expected to represent a substantial portion of our future revenues. The main markets for lidar, including Automotive, Industrial, and Mobility, are projected to see significant growth in both the near and long term. We believe this expected growth will allow AEye to achieve greater market share as well as pursue specialization opportunities like highway autonomous driving applications that benefit from our products. We expect that lidar will be a required sensing solution across many end markets, and we intend to be the leading solutions provider in these spaces.

Market Outlook/Overview
We believe that lidar will be a required sensing solution across many end markets. We broadly define our three key end markets as Automotive, Mobility and Industrial.
Automotive
Applications for the Automotive end market include lidar sensors and software for passenger and commercial vehicles. Automotive and commercial vehicle OEMs seek to introduce lidar sensors to add ADAS features and improve safety for passengers and pedestrians. To achieve these objectives, our sensors can search, detect, acquire, and track small objects at long distances. We believe that our strategy to partner with Tier 1 automotive suppliers to produce high-quality, long-range lidar at scale will drive adoption of lidar in series production across major global OEMs.

•
Passenger vehicle ADAS
— highway autonomy in passenger vehicles is a highly relevant use case for our technology, as passenger vehicle OEMs are actively in the process of adding new features that enhance the consumer driving experience. These highway systems rely on consistent detection of dangerous, often small, obstacles at long distances and high speeds, which our system can optimize for in software.

•
Commercial vehicle ADAS
—
hub-to-hub
autonomy in commercial vehicles enabled by lidar promises similar technological utility to that in passenger vehicles. Importantly, however, the value that a commercial vehicle operator derives from commercial ADAS is driven by increased utility and safety through reduced risk from driver fatigue. We believe that adoption rates for long-range lidar will be higher in commercial vehicles initially due to the significant share of time that highway driving represents for commercial customers.

Mobility
We believe that lidar is a critical component of fully autonomous driving or self-driving systems. Currently, fully autonomous vehicles are primarily being tested in low speed, closed-loop (meaning a fixed route or limited geographic area) conditions. For autonomous vehicles to perform at higher speeds and unlock their full potential, we believe long-range lidar will be necessary. We may also introduce other mid-
and short-range lidar systems based on the same 4Sight Intelligent Sensing Platform. Our system is particularly well-suited to reduce the intensive compute (and associated power and latency) requirements of fully autonomous systems because our platform handles critical data processing at the sensor level, thereby allowing the self-driving system to focus limited compute resources on the vehicle’s path planning.
We identify three distinct types of Mobility customers, each of whom stand to benefit from our best-in-class
detection of small objects at long distances.

•	Shuttles — moving people on-demand and along flexible routes.

•	Logistics — moving goods medium and long distances in bulk quantities.

•	Delivery — moving goods short and medium distances in small quantities.
Industrial
We believe there are a broad range of use cases for lidar in Industrial markets, including but not limited to rail, construction, mining & agriculture, aerospace & defense, and intelligent transportation systems.

•	Rail — detecting and acquiring railway debris at long distances to stop the train to prevent derailment; assessing tracks for maintenance needs; and monitoring platform safety.

•	Construction, Mining &Agriculture — detecting and acquiring obstacles, pedestrians, and animals in the path of large, autonomous construction and mining vehicles and agricultural equipment.

•	Aerospace & Defense — detecting wires or other obstacles above ground for helicopters; automating logistics vehicles for the military; enabling mid-air refueling.

•	Intelligent Transportation Systems (ITS) — intersection traffic management, tolling automation, smart mobility infrastructure, autonomous/smart parking, and work zone safety.
Commercial
Overview
We employ two different
go-to-market
models: one model addresses the traditional Automotive end market and the other model addresses Industrial and Mobility end markets.
We employ a channel model in the traditional Automotive market by working through Tier 1 suppliers that sell products to OEM customers. Those Tier 1 suppliers will industrialize, manufacture, and sell lidar sensor solution units to OEMs that incorporate our proprietary design and software. We expect that we will receive royalty payments from those Tier 1 suppliers for each unit they sell to their OEM customers. Royalties may take the form of a fixed amount per unit, a percentage of the average selling price of the sensor, profit-sharing, or some combination of these methods. We work alongside our Tier 1 supplier partners to quote new business according to the OEM’s specifications. Our announced Tier 1 developing supplier partner engagements include Continental, Hella, ZKW Group GmbH (an affiliate of LG Electronics) and Aisin. We are also currently engaged in partnership discussions with other Tier 1 suppliers.
For the Industrial and Mobility markets, we either sell directly to the customer or through systems integrators. Contract manufacturers with whom we have agreements, assemble, test, and deliver these products. Direct sales constitute sales of units to upgrade systems or otherwise add on to an existing product, while systems integrators will build our technology into mass produced systems, such as autonomous mining haulers, locomotives, or intelligent transportation systems.
Our lidar products employ a single product platform that is based on components sourced from an established Tier 2 automotive supply chain to drive down costs and increase reliability. We expect to utilize those same components to address the Industrial and Mobility markets, which enables us to leverage our volume in automotive, and drive costs down for the products made by our contract manufacturing partners.
Relationship with Continental
Continental, which refers to Continental AG together with its subsidiaries, is one of the largest Tier 1 automotive suppliers globally as measured by revenue. Continental is also a leading provider of ADAS products, supplying more than 25 OEMs, 50 brands, and 300 vehicle models globally, having shipped over 100 million ADAS products over the last three years, including radar, camera, autonomous driving compute units, and complementary flash lidar for short-range applications.
In October 2020, we and Continental publicly announced a strategic partnership whereby Continental will manufacture and integrate our lidar products into OEM model lines through long-term series production contracts with OEMs. Continental, after evaluating a wide range of competing solutions, entered into a Joint Development Agreement in 2021 with us setting forth the basis for a long-range lidar technology partnership.
Continental is currently engaged in multiple OEM purchasing processes using us as its technology design partner. Continental is planning a manufacturing facility with a 2024 anticipated start of production. It is expected that the full production line capacity will be contractually committed through Continental for various series production car models over the next few years.
For production lines that utilize our product design, Continental will purchase the hardware components from a group of approved automotive-grade Tier 2 suppliers manufacturing our component designs. We expect that for each unit that Continental sells based upon our licensed product design, Continental will pay us a royalty.

Products
Our product offerings are currently comprised of the 4Sight A and 4Sight M, both of which are built on the 4Sight Intelligent Sensing Platform. The 4Sight A is currently in early sample testing with Continental, while the 4Sight M began its transition to commercial production with automotive qualified contract manufacturers in the fourth calendar quarter of 2021.
Technology
We developed the 4Sight Intelligent Sensing Platform, to combine solid-state active lidar, an optionally fused low-light
HD camera, and integrated deterministic artificial intelligence to capture more intelligent information with less data, enabling faster, more accurate, and more reliable perception of the surroundings. The 4Sight Intelligent Sensing Platform enables the integration of various types of sensor inputs, including camera, lidar, and radar. Our 4Sight products are developed on this framework and incorporate both camera and lidar sensors.
The 4Sight Intelligent Sensing Platform leverages a bistatic architecture, allowing for physically separated transmit and receive paths. This improves range, refresh rate, and resolution over conventional coaxial architectures employed by our competitors, by allowing the transmitter to direct energy independently of the receiver’s focus. The lidar system employs time-of-flight
based scanning, delivered with extremely low latency.
The laser we utilize is a 1550nm fiber laser. The 1550nm wavelength provides a photon budget far exceeding (>100x) 905nm lasers, because 1550nm is a retina-safe wavelength, therefore allowing more energy to be utilized by lidar solutions using 1550nm lasers.
We leverage custom high resonance micro-electro-mechanical systems, or MEMS mirrors for agile scanning over a wide field of view. The MEMS that we use are extremely small when compared to competing MEMS-based lidar solutions, and when coupled with the extremely high resonant frequency at which they can operate, our MEMS meet and exceed shock and vibration requirements for the Automotive, Industrial, and Defense markets.
The bistatic architecture that we use is key to our proprietary camera-lidar system integration. By separating the send and receive paths, we can boresight align a camera imager with the laser transmitter. While the lidar delivers deterministic 3D data, the camera is additive for interpreting human-designed contextual clues, such as the color of stop lights or the words on a road sign. The camera integration is optional, therefore, we also intend to offer lidar-only solutions to our customers.
All of the data collected is processed directly on the
system-on-a-chip,
where our algorithms continually evaluate the certainty of object detection in order to direct system energy and focus.
4Sight Intelligent Sensing Platform
4Sight is our proprietary lidar intelligent sensing platform. This intelligence is enabled by our patented bistatic architecture, which keeps the transmit and receive channels separate, allowing 4Sight to optimize for both. As each laser pulse is transmitted, the receiver is told where and when to look for its return — enabling deterministic artificial intelligence to be introduced into the sensing process at the point the laser pulse is received. Ultimately, this establishes the 4Sight platform as active — allowing it to focus on what matters most in a vehicle’s surroundings.
The result mimics how the human visual cortex conceptually focuses on and evaluates the environment around the vehicle, driving conditions, and road hazards, enabling smarter, more accurate decision making — radically improving the probability of detection and the accuracy of classification. The sensor captures more intelligent information with less data, enabling faster, more accurate and more reliable perception.

We have identified four increasingly complex levels of software which differentiate our system:

(1)
4Sight at Design:
4Sight at Design (software configured scan patterns) enables customers to create a single, deterministic scan pattern to deliver optimal information for any specific use case. This level is particularly beneficial for repetitive motion applications, such as power line or pipeline inspection (which cameras alone cannot achieve), or robots in a closed-loop environment that is unlikely to experience anything unexpected. Through 4Sight at Design, the customers’ unique, deterministic scan pattern will give them precisely the information they need for their repetitive pattern application.

(2)
Triggered 4Sight:
With Triggered 4Sight, customers can create a library of deterministic, software-configurable scan patterns at design time, each one addressing a specific use case. Maps, IMU, speed, tilt, weather, and direction of the vehicle can all trigger the sensor to switch from one scan pattern to another. For example, a customer can create different scan patterns for highway, urban, and suburban driving, as well as an “exit ramp” pattern. In addition, the customer can create scan patterns for those same driving environments, but optimized for bad weather (e.g., “highway rain scan pattern” vs “highway sunlight scan pattern”).

(3)
Responsive 4Sight:
With Responsive 4Sight, scan patterns are created at design and run time. In this level, the entire platform is completely software-configurable and situationally aware, adjusting, in real time, how it scans the scene, where to apply density and extra power, and what scan rate to employ. In this level, deterministic feedback loops or other sensors, such as camera and radar, inform the lidar to interrogate objects discretely or via dense, dynamic regions of interest or ROIs at various points throughout the scene. It can also dynamically alter its scan pattern on the fly. Responsive 4Sight is akin to human perception. The system is intelligent, proactively understanding and interrogating the scene, and perpetually optimizing its own scan patterns and data collection to focus on the information that matters most and responds based on firmware feedback.

(4)
Predictive 4Sight:
Predictive 4Sight takes what is offered in Responsive 4Sight but looks ahead and, therefore, is even smarter about where (and what) it interrogates. In this level, basic perception can be distributed to the edge of the sensor network. Just like a human, Predictive 4Sight understands the motion of everything it sees, which enables the system to deliver more information with less data, focusing its energy on the most important objects in a scene while paying attention to everything else in its periphery. The end result of Predictive 4Sight is motion forecasting through neural networks. Like human intuition, Predictive 4Sight can “sense” (i.e., predict) where an object will be at different times in the future, enabling the vehicle to solve even the most challenging edge cases.

4Sight A
4Sight A is our high-performance, software-configurable lidar solution for Automotive markets. Built on a modular architecture, the 4Sight A series is easily customizable to address the specific design requirements for multiple OEMs. Industrialized, manufactured, tested, and validated by our Tier 1 partners, the 4Sight A series features industry leading, long-range ADAS performance, designed to address the need for high-performance applications. 4Sight A is built on our patented 1550nm, solid-state, active lidar. We expect that the 4Sight A will generally utilize one of the first three software levels described above: 4Sight at Design, Triggered 4Sight, or Responsive 4Sight.
We believe the unique combination of features of 4Sight A include:

•	Active lidar enables user’s choice of deterministic scan patterns catered to specific use cases and applications, such as highway autopilot;

•	Feature-specific Fixed Regions of Interest (ROIs) designed to detect threats from various locations;

•	Lidar perception made available through a software reference library;

•	Windshield, grill, and other discreet vehicle integration options that are optimized by software configurability;

•	Size, Weight, and Power (“SWaP”) optimized;

•	Functional Safety (“FuSa”)/Safety of the Intended Functionality (“SOTIF” or ISO 21448) compliant for signal path — providing necessary determinism for testing and validation; and

•	Lower cost than other long range lidar for ADAS applications with similar start of production date.
4Sight M
4Sight M is our high-performance, software-configurable lidar solution for the Mobility and Industrial markets. Built on our unique 4Sight Intelligent Sensing Platform, 4Sight M meets the diverse array of performance and functional requirements for the Mobility and Industrial markets with our industry-leading lidar performance, integrated intelligence, advanced vision capabilities, and unmatched reliability and safety. 4Sight M is a cost-effective, customizable perception solution that leverages the complete 4Sight software platform and includes a comprehensive software development kit for an extensible roadmap to autonomous functionality. 4Sight M may utilize any of the four software levels described above: 4Sight at Design, Triggered 4Sight, Responsive 4Sight or Predictive 4Sight.
Flexible sensor location within the car
Our design allows for unique flexibility with respect to sensor placement for two key reasons. First, our performance is not significantly impaired by first surfaces, such as stray light reflected off of a windshield or the plastic used in the fascia or headlight. Second, the unit’s low power requirements and small form factor makes it easier for OEM designers to integrate our sensors into a variety of locations in a vehicle, such as behind the windshield. Competing solutions, on the other hand, may need to be integrated into the roof of the car in order to resolve challenges with excess heat or size. As a result, OEMs that install competing products may need to substantially alter the physical appearance of their vehicles to accommodate those products.
Competition
Lidar-based perception solutions for autonomous applications is an emerging market with a wide variety of possible applications across many different markets. We face competition from numerous companies worldwide that are developing lidar solutions, and some of these solutions may use a similar wavelength or scanning methodology. For example, we and at least one of our major competitors use lasers that have a 1550nm wavelength. Other competitors use MEMS-based scanning technologies that are similar to ours, although we believe our MEMS solution is unique due its small size and high resonant frequency. In addition to companies focused specifically on developing lidar solutions, we also face competition from current or potential partners and customers that may be developing lidar solutions internally. We believe that many of the other companies developing lidar solutions are focused on shorter-range sensors that passively collect data, and most of these sensors utilize 905nm lasers that limit their performance. We believe that we are differentiated from competitors by virtue of our active, embedded artificial intelligence approach that enables our lidar sensors to dynamically adapt to changing environments. In addition, we believe that our product design delivers longer range and higher resolution than many of our competitors. This is possible, in part, because we utilize 1550nm lasers that enable our lidar solutions to achieve a higher photon budget than many of our competitors that rely upon 905nm lasers. While 1550nm lasers are more costly than 905nm lasers on a per unit basis, 1550nm lasers have much higher performance and our product only requires one such laser. Some 905nm systems utilize up to 128 lasers and still don’t attain the performance results we achieve with a single 1550 nm laser. As a result, we believe that we are able to compete favorably in the lidar market, particularly in market segments such as highway autonomous driving applications that can benefit from our active, long-range, high-resolution capabilities.
We believe that our modular, patented design, our embedded artificial intelligence, which is inherently enabled by our unique product, and our strong R&D capabilities will enable us to remain a technology leader in the lidar market.

Research and Development
We have made substantial investments into our R&D efforts historically, and we expect to substantially increase our investments in this area in the future. We believe that this is essential to maintain our position as a provider of one of the most advanced lidar solutions in the market. While our R&D activities occur primarily at our headquarters in Dublin, California, we work with technology developers on a worldwide basis. Our engineers located in Dublin, California focus on developing sensor hardware, firmware, and perception software.
Our R&D team is responsible for both developing new technology, as well as enhancing the capabilities and performance of our lidar hardware, firmware, and perception software. Our R&D team also has responsibility for identifying, defining, and prototyping advanced components that we may utilize from key suppliers, as well as for our design-for-manufacturability,
or DFM, and other critical capabilities. Additionally, this team works alongside our operations team to assist our Tier 1 and contract manufacturer partners as they develop large-scale manufacturing processes based on our lidar design.
Intellectual Property
We believe that our competitive advantage and our success depend in part upon our ability to develop and protect both our intellectual property and our technology. We own a portfolio of intellectual property, which includes patents (issued and pending), registered trademarks, copyrights, trade secrets, and expertise in the development of our lidar solutions.
We have filed patent and trademark applications in order to further secure these rights and strengthen our ability to defend against third parties who may infringe on our rights. We also rely on trade secrets, design and manufacturing know-how,
continuing technological innovations, and licensing and exclusivity opportunities to maintain and improve our competitive position. Additionally, we protect our proprietary rights through agreements with our commercial partners, vendors, employees, and consultants, as well as close monitoring of the developments, components, products, and competitors in the industry.
As of March 1, 2022, we owned 40 U.S. and foreign issued patents and we had 91 pending U.S. and foreign patent applications, with 8 patent applications in the drafting stage. In addition, we have two registered and five pending trademark applications. Our patents and patent applications cover a broad range of system level and component level aspects of our key technology including, among other things, bistatic lidar system architecture, laser, scanner, receiver, and perception technology.
Sales and Marketing
We utilize a combination of channel (indirect) sales and direct sales methods. In the Automotive market, we work with Tier 1 partners that are suppliers to the OEMs. We intend to license our lidar designs and other intellectual property to these Tier 1 partners, who will then industrialize and sell our technology to their OEM customers. While we intend to use Tier 1 partners as our sales channel, we also maintain direct contact with the OEMs, which better enables us to understand their specific product requirements and facilitate the implementation of our product design into their vehicles. Working with Tier 1 partners allows us to use this existing automotive value chain and provides us with an opportunity to increase our penetration of the Automotive market more rapidly than would otherwise be possible. This, in turn, will substantially reduce our investment in sales and marketing, and it will also substantially reduce the associated costs for manufacturing, working capital, validation, and testing, as well as the overhead of product liability and warranty over the life of the multiyear series production programs with OEMs. In the Industrial and Mobility markets, we use the same supply chain to manufacture through global contract manufacturers, and we will sell our products primarily through system integrator channel partners that may integrate our lidar sensor and software as part of a larger solution for an end customer. We also intend to sell directly to certain customers for situations in which a system integrator relationship is either not present or not required.

We solicit feedback directly from partners and customers in order to identify opportunities to improve our product design. Our sales and marketing team works with industry analysts, universities, and independent labs to conduct studies and performance tests, which provides third-party validation of our solutions to current and potential customers and partners. Our marketing team also drives our brand management and increases our public visibility through news releases, advertising campaigns, events, industry panels, and other public relations programs.
Government Regulation
We believe that the U.S. has provided a constructive legal environment to enable the testing and development of autonomous capabilities. We do not expect any federal rules or regulations in the near future that would impact the use or demand for our lidar technology. The states of California and New York, however, do enforce operational or registration requirements for some autonomous functions. U.S. federal regulations generally allow higher levels of safe and responsible autonomous functionality to be deployed. The European Union, China, and other foreign markets are also developing standards to define the requirements for deploying higher levels of autonomy.
The National Highway Traffic Safety Administration, or NHTSA, is the principal legal and regulatory authority that has oversight of vehicles equipped with our sensors as they are deployed on public roadways. The obligations of motor vehicle equipment manufacturers include regular reporting under the Transportation Recall Enhancement, Accountability and Documentation Act, or TREAD, as well as strict recall and reporting requirements for any defects related to highway safety or any non-compliance
with the Federal Motor Vehicle Safety Standards. Similar such reporting and recall requirements exist in foreign markets. As the development of federal, state, and foreign legal frameworks around autonomous vehicles continue to evolve, we may be subject to additional regulatory schemes.
Lidar technology, such as ours, is subject to the Electronic Product Radiation Control Provisions of the Federal Food, Drug, and Cosmetic Act. These requirements are enforced by the U.S. Food and Drug Administration, or FDA. Electronic product radiation includes laser technology. Regulations governing these products are intended to protect the public from hazardous or unnecessary exposure. Manufacturers are required to certify in product labeling and reports to the FDA that their products comply with applicable performance standards as well as maintain manufacturing, testing, and distribution records for their products.
We are also subject to import and export regulations of the U.S. and certain foreign jurisdictions. In addition, our operations are subject to various federal, state and local laws and regulations governing the occupational health and safety of our employees and wage regulations. We are subject to the requirements of the federal Occupational Safety and Health Act, or OSHA, as amended, and comparable state laws that protect and regulate employee health and safety.
Like all companies operating in similar industries, we are subject to environmental regulation, including water use; air emissions; use of recycled materials; energy sources; the storage, handling, treatment, transportation, and disposal of hazardous materials; and the remediation of environmental contamination. Compliance with these rules may include permits, licenses, and inspections of our facilities and products.
Human Capital Resources
We believe that our culture is one of our competitive advantages. We have emphasized a collaborative, team-oriented, performance-based culture with a strong focus on both the development of differentiated technology and the success of our customers. Our leadership team has come from sectors including aerospace and defense, semiconductors, software, computer hardware, management consulting, and private equity. As of December 31, 2021, we had over 100 employees worldwide. The majority of our employees are in the R&D function. We also engage numerous consultants and contractors to supplement our regular full-time workforce. None of our employees are represented by a labor union, and we consider our employee relations to be good. To date, we have not experienced any work stoppages.
Facilities
Our corporate headquarters is located in Dublin, California, where we lease 56,549 square feet pursuant to a lease that expires December 1, 2026. The Dublin facility contains engineering, R&D, operations, customer support, marketing, and administrative functions. We also lease 1,540 square feet of office space in a facility in Tiburon, California pursuant to a lease which expires on September 30, 2022. The Tiburon facility contains administrative and sales and marketing functions.
Legal Proceedings
From time to time, we may become involved in actions, claims, suits, and other legal proceedings arising in the ordinary course of our business, including assertions by third parties relating to intellectual property infringement, breaches of contract or warranties, or employment-related matters. We are not currently a party to any actions, claims, suits, or other legal proceedings the outcome of which, if determined adversely to us, would individually or in the aggregate have a material effect on our business, financial condition, or results of operations.

MANAGEMENT
Management and Board of Directors
The following sets forth certain information concerning the persons who serve as our executive officers and members of our Board.

Name	Age	Position

Blair LaCorte	59	Chief Executive Officer and Director

Luis Dussan	47	Chief Technology Officer, Director, and founder

Robert Brown	57	Chief Financial Officer and Treasurer

Thomas R. Tewell	55	Chief Operating Officer

Andrew S. Hughes	56	General Counsel and Secretary

Wen Hsieh	49	Director

Prof. Dr. Bernd Gottschalk	78	Director

Dr. Karl-Thomas Neumann	61	Director

Timothy J. Dunn	64	Director

Carol DiBattiste	70	Director and Chairperson of the Board

Sue Zeifman	67	Director
Executive Officers
Blair B. LaCorte
has served as a Class III director since the closing of the Transactions, as well as Chief Executive Officer. Mr. LaCorte served as AEye Technologies’ Chief Executive Officer and member of AEye Technologies’ Board of Directors from October 2020 to the closing of the Transactions. Mr. LaCorte joined AEye Technologies as an advisory board member in 2016 and was named Chief of Staff and President in 2017. Prior to joining AEye Technologies, he served as Global President of Production Resource Group, LLC from 2013 through 2016, a live event technology and services company. From 2010 through 2013, Mr. LaCorte served as Chief Executive Officer of XOJET Aviation, an on-demand
private jet charter company. He also served as the Managing Director and Operating Partner at TPG, Inc., a private equity firm with over $91 billion in global investments. He graduated summa cum laude from the University of Maine and holds an M.B.A. from Dartmouth’s Tuck School of Business, where he later served as an executive fellow at the Center for Digital Strategies.
Mr. LaCorte is qualified to serve as a director based on his experience, serving as our Chief Executive Officer and the Chief Executive Officer of AEye Technologies, his professional experience and his investing experience.
Luis C. Dussan
had served as a Class II director since the closing of the Transactions, in addition to serving as our Chief Technology Officer and Chief Product Strategist. Mr. Dussan
co-founded
AEye Technologies in 2013 and was a member of the AEye Technologies’ Board of Directors since its inception. From 2020 to the closing of the Transactions, he served as the President and Chief Technology Officer of AEye Technologies. From December 2013 through 2014 he served as the President of AEye Technologies, and from 2014 through 2020 as the Chief Executive Officer of AEye Technologies. Mr. Dussan has more than 20 years of experience in the aerospace and defense industry. He started his career at the National Aeronautics and Space Administration (“NASA”) in 1997 working for the Jet Propulsion Lab in the Deep Space Network that communicated with NASA planetary and deep space probes. From 2002 through 2009 he worked at Lockheed Martin Corporation in their Missiles and Fire Control Division. From 2009 through 2013, Mr. Dussan worked for Northrop Grumman

Laser Systems, as Chief Technologist, where he was responsible for managing the research and development of electro-optical sensors. Mr. Dussan holds a B.S. in Electrical Engineering and Computer Science, an M.S. in Quantum Optics, and an M.S. in Optics & Photonics. Mr. Dussan is responsible for many of our foundational patents in lidar and perception as well as being responsible for several trade secrets for his previous employers in the aerospace and defense industry. Mr. Dussan has been given several awards since founding AEye, with the most recent being the 2020 Vision Award by AutoSens. He is considered a top expert in lidar technology as well as remote sensing and vehicle perception. As an executive, he is a proven team leader with a record of success throughout his career. Along with Mr. LaCorte, he is responsible for building our management and leadership team.
Mr. Dussan is qualified to serve as a director based on his technical and operational expertise gained from serving as our Chief Technology Officer, as a board member of the Company since inception, and his position as co-founder
of the Company.
Robert A. Brown
has served as our Chief Financial Officer and Treasurer since the closing of the Transactions and joined AEye Technologies in November 2020 as Chief Financial Officer. He came to AEye with over 30 years of financial experience, completing over $20 billion in financing and M&A transactions. Prior to joining AEye, he was the Chief Financial Officer at Cepton Technologies, Inc., a provider of lidar solutions, from 2019 through 2020, at Velodyne Lidar, Inc., also a provider of lidar solutions, from 2017 through 2019, and at VeriSilicon Holdings Co., Ltd., a provider of custom semiconductor services and semiconductor IP licensing, from 2015 through 2017. From 2014 through 2015, he served as Vice President, Business Development at Cadence Design Systems, Inc., a provider of computational software for electronic design. Mr. Brown also served in various positions at LSI Corporation, a provider of networking and storage semiconductors, from 2000 to 2014, including Senior Director, Corporate Development, and Vice President, Treasury, Tax & Corporate Development. From 1999 to 2000 he worked as VP, Financial Planning & Treasurer at GetThere.com, Inc., a provider of internet travel solutions. Prior to that, Mr. Brown held several roles in finance at the Hewlett-Packard Company, a provider of computers and peripherals, from 1992 to 1999. He started his career in banking with Security Pacific National Bank in 1987. Mr. Brown holds a B.S. in Business from Miami University and an M.B.A. from the University of Michigan.
Thomas R. Tewell
has served as our Chief Operating Officer since the closing of the Transactions and joined AEye Technologies in March 2021 as Chief Operating Officer. Prior to joining AEye, he was the Chief Operating Officer at Velodyne Lidar, Inc., a provider of lidar solutions, from 2018 through 2021. From 2017 to 2018, he was an executive in manufacturing strategy and technology at Velodyne Lidar, Inc. Earlier in his career, from 2005 through 2017, Mr. Tewell has held progressively senior roles in both the hardware and embedded software space across a variety of technology companies, including VeriSilicon Holdings Co., Ltd., NXP Semiconductors N.V., Freescale Semiconductor, Inc., Nvidia Corporation, and Fujitsu Semiconductor America, Inc. He brings more than 30 years of engineering and operations experience, including two decades in automotive electronics.
Andrew S. Hughes
has served as our General Counsel and Secretary since the closing of the Transactions and joined AEye Technologies in March 2021 as General Counsel. Mr. Hughes has over 30 years of legal experience and prior to joining us, he was the General Counsel for the Americas at Renesas Electronics Corporation (TSE: 6723), a global automotive and industrial semiconductor manufacturer, from 2017 through 2021. From 2015 to 2017, he was the General Counsel and Corporate Secretary at Intersil Corporation (NASDAQ: ISIL), a power management semiconductor solutions provider. During his career, Mr. Hughes has also served as General Counsel and Corporate Secretary at Ikanos Communications, Inc. (NASDAQ: IKAN), Bell Microproducts, Inc. (NASDAQ: BELM), and LSI Logic Corporation (NYSE: LSI), and served as a Division Counsel at Harris Corporation (NYSE: HRS) as well as a partner at a regional law firm in Southern California. Mr. Hughes holds a B.A. degree from the University of California, Los Angeles, and a J.D. and M.B.A. from Santa Clara University.

Non-Employee
Directors
Wen Hsieh
has served as a Class I director since the closing of the Transactions and was a director of AEye Technologies from 2016 to the closing of the Transactions as the representative director of
Kleiner Perkins Caufield & Byers, where he has been a General Partner since 2006. From 2001 to 2006, Mr. Hsieh was an Associate Principal at McKinsey & Company from 2001 through 2006. Mr. Hsieh holds a B.S. and M.S. in Electrical Engineering from the California Institute of Technology, and a Ph.D. in Electrical Engineering with a Biology Minor from the California Institute of Technology.
Mr. Hsieh is qualified to serve as a director due to his extensive background in the technology industry and his leadership experience.
Prof. Dr.
 Bernd Gottschalk
has served as a Class III director since the closing of the Transactions. Prof. Dr. Gottschalk, born in Lübeck, Germany, studied economics at the
Universities of Hamburg, Saarbrücken and Stanford, California. He earned his doctorate in 1971 at the University of Hamburg (Dr. rer. pol.). From 1972 to 1996, he worked in various divisions at
Daimler-Benz
AG, including Assistant to the CEO, Plant Manager Mannheim (Engines, Buses, Foundry) and President of
Mercedes-Benz
do Brasil. In 1992, he was appointed as an ordinary member of the Managing Board of
Mercedes-Benz
AG, responsible for the Commercial Vehicles Division (trucks, vans, buses) worldwide. From 1997 until 2008, Prof. Dr. Gottschalk served as President of the German Association of the Automotive Industry (VDA). Prof. Dr. Gottschalk also had various responsibilities in the national and international industry over the years: he was President of the International Organization of Motor Vehicle Manufacturers (OICA) in Paris, and Vice President of the Federation of German Industries (BDI). Prof. Dr. Gottschalk is also founder, owner and managing partner of AutoValue GmbH, Frankfurt, a provider of automotive expertise. Prof. Dr. Gottschalk is a member of supervisory boards of various publicly listed companies such as Schaeffler AG, Jost Werke AG, and Compagnie Plastic Omnium SA, Paris. Since November 2020 he has served as a Member of the Supervisory Board of Benteler International AG.
Prof. Dr. Gottschalk is qualified to serve as a director based on his broad experience in the automotive industry as a founder, senior executive, and board member of private and publicly listed companies.
Dr.
 Karl-Thomas Neumann
has served a Class II director since the closing of the Transactions. Dr. Neumann, born in Twistringen, Germany, studied Electrical Engineering at the
University of Dortmund, Germany and holds a Ph.D. in Electrical Engineering from the University of Duisburg, Germany. Dr. Neumann has held several executive leadership positions within the automotive and semiconductor industry since starting his career as research engineer at the Fraunhofer Society in 1989. From 1993 until 1999 he worked in various divisions of Motorola where he was appointed Director, Strategy and Advanced System Laboratories from 1996 until 1999. From 2000 until 2004 he worked in various positions at Volkswagen AG, where he served as Director, Development Electrics and Electronics, and Founder and Chief Executive Officer of Carmeq. From 2004 until 2007, he held several executive-level positions at Continental AG, including Executive Board Member, President, Chief Technology Officer, and Chief Financial Officer. From 2009 to 2010 he served as the Executive Vice President of Volkswagen Group, and was appointed the Chief Executive Officer and President of Volkswagen Group China from 2010 to 2012. From 2013 to 2017, Dr. Neumann was the Senior Vice President of General Motors and the Chief Executive Officer of Adam Opel AG/Group GmbH. He is also founder of the investment and consultant company KTN GmbH, where he currently serves as the Chief Executive Officer. Dr. Neumann also serves on the board of directors of Hyundai Mobis, Apex.AI, KTN Beratungs- und Beteiligungs-GmbH, indie Semiconductor, Polestar, OneD Material, Inc., and Autobrains.
Dr. Neumann is qualified to serve as a director based on his broad experience in the automotive industry as a senior executive and board member of private and publicly listed companies.
Timothy J. Dunn
has served as a Class I director since the closing of the Transactions. Mr. Dunn most recently served as an Operating Partner at TPG Capital, a private equity firm with more than $50 billion of assets under

management. Prior to TPG, Mr. Dunn served as Chief Financial Officer at Hotwire from 2001 to 2005. Mr. Dunn served as Gap, Inc.’s Gap Division Senior Vice President and Chief Financial Officer between 1998 and 2001. Prior to joining Gap, Mr. Dunn worked at PepsiCo Inc. in a series of finance and strategic planning roles. Over the course of his career, Mr. Dunn has held several international roles, including in London as the Chief Financial Officer for Pizza Hut International for Europe, Africa, and the Middle East. Earlier in his career, Mr. Dunn served as the Controller for PepsiCo Restaurants International and the Chief Financial Officer for Gap’s Domestic and International businesses. Mr. Dunn worked for PricewaterhouseCoopers and is a Certified Public Accountant (inactive) in California. Mr. Dunn has served on private and public company boards, including Chair of the Audit Committee for two TPG portfolio companies—Ellucian, an ERP software company for higher education, and Vertafore, a software company for insurance carriers, brokers, and agencies—as well as Nordstrom’s Federal Savings Bank, a credit card bank owned by Nordstrom, Inc. Mr. Dunn is also Chair of the Board for St. Anthony Foundation, a preeminent non-profit
in San Francisco, California Mr. Dunn holds a bachelor’s degree in Business Administration from the University of Southern California.
Mr. Dunn is qualified to serve as a director based on his broad experience as a senior executive and board member of private and publicly listed companies.
Carol DiBattiste
has served as a Class III director and our board chair since the closing of the Transactions. Ms. DiBattiste currently serves on the boards of American
Roll-On
Roll-Off
Carrier, February 2022 to present, a leading U.S.-flag transportation carrier in the international trades; and Giant Oak, December 2019 to present, a private behavioral science-led
machine learning company which supports the identification of unknown risks for government and financial institutions. Ms. DiBattiste most recently served as the Chief Legal and Compliance Officer and Corporate Secretary at Qomplx, Inc., a cloud-native risk analytics provider, from July 2021 through the termination of a contemplated business combination with a Special Purpose Acquisition Company in January 2022; and the Chief Legal and Compliance Officer and Corporate Secretary at ComScore, Inc. (NASDAQ: SCOR), January 2017 to June 2020, a global information and analytics company that measures advertising, content, and the consumer audiences across media platforms. Ms. DiBattiste served as Senior Advisor for Appeals Modernization, Office of the Secretary from May 2016 to August 2016, and from August 2016 to January 2017 she served as Executive in Charge and Vice Chairman, Board of Veterans’ Appeals, both with the U.S. Department of Veterans Affairs. Ms. DiBattiste served as Executive Vice President, Chief Legal, Privacy, Security, and Administrative Officer with Education Management Corporation (OTC: EDMCQ) from March 2013 to March 2016. Prior to that, she held senior executive roles at public companies, including Geeknet (NASDAQ: GKNT), from 2011 to 2013, which was acquired by GameStop (NYSE: GME); ChoicePoint (NYSE: CPS), from 2005 to 2008, which was acquired by Reed Elsevier/Lexis Nexis; and Reed Elsevier, from 2008 to 2011, (RELX PLC). Ms. DiBattiste has also held several senior leadership positions in the U.S. Government at the Departments of Defense, Justice, Homeland Security, and Veterans Affairs, including the Under Secretary of the U.S. Air Force, a Senate confirmed position, Principal Deputy General Counsel of the U.S. Navy, Deputy Administrator of the Transportation Security Administration, and Director of the Executive Office for United States Attorneys. She served on active duty in the U.S. Air Force. Ms. DiBattiste holds an L.L.M., Law from the Columbia University School of Law, a J.D. from Temple University School of Law, and a B.A., Sociology-Criminal Justice, from LaSalle University. She is Directorship Certified by the National Association of Corporate Directors and possesses a CERT Cybersecurity Oversight Certification.
Ms. DiBattiste is qualified to serve as a director based on her broad experience as a senior executive and board member of private and publicly listed companies.
Sue Zeifman
has served as a Class I director since her appointment to our Board of Directors in January 2022. Ms. Zeifman has over 30 years of experience in the marketing and communications industry. Her most recent professional experience includes nine years, 2009 to 2018, at Apple, Inc. as Senior Director of Global Marketing Production, where she was responsible for leadership and advisement to Apple’s global marketing team for strategic direction and production of multi-layered programs. Ms. Zeifman’s prior positions include Senior Vice-President, Creative Services & Production, for Young & Rubicam Advertising from 2000 to 2009; Vice-

President, Managing Director, of Y&R 2.1 Interactive Agency from 1997 to 2000, and Manager of Creative Services for Young & Rubicam, San Francisco from 1990 to 1997. Ms. Zeifman’s experience includes the management of highly complex and technical marketing programs with multiple deliverables and budgetary constraints. She developed global initiatives and enhanced cross-functional partnerships with Creative, Sales, Retail, Technology, Procurement and Product Marketing teams. Ms. Zeifman holds a B.A. in Broadcast Communication Arts from San Francisco State University and attended extensive Apple University Executive Curriculum courses, including Strategic Planning and Management.
Ms. Zeifman is uniquely qualified to serve as a member of AEye’s board of directors based on her broad marketing and communications experience for leading technology companies.
Director Independence
The Nasdaq Listing Rules require that a majority of our Board be independent. An “independent director” is defined generally as a person who is not an executive officer or employee of the company and who, in the opinion of the Board, has no relationship with the company which would “interfere with the exercise of independent judgment” in carrying out director responsibilities. Our Board of Directors has undertaken a review of the independence of our directors and considered whether any such director has a material relationship with us that could compromise that director’s ability to exercise independent judgment in carrying out that director’s responsibilities. Our Board of Directors has determined that each of Carol DiBattiste, Timothy J. Dunn, Prof. Dr. Bernd Gottschalk, Wen H. Hsieh, and Dr. Karl-Thomas Neumann is an ‘‘independent director,’’ as defined under the rules of NASDAQ.
Committees of Our Board
Our Board directs the management of our business and affairs, as provided by Delaware law, and conducts its business through meetings of the Board and standing committees. We have a standing audit committee, compensation committee and nominating and corporate governance committee, each of which operates under a written charter. Our audit committee is composed of three (3) independent directors, our compensation committee is composed of three (3) independent directors, and our nominating committee is composed of two (2) independent directors.
Audit Committee
Our Audit Committee consists of Carol DiBattiste, Timothy J. Dunn, Prof. Dr. Bernd Gottschalk, and Wen H. Hsieh, with Mr. Dunn chairing this Committee. Rule
10A-3
of the Exchange Act and the NASDAQ rules require us to have an Audit Committee composed entirely of independent directors. Our Board of Directors has affirmatively determined that Ms. DiBattiste, Mr. Dunn, Prof. Dr. Gottschalk, and Mr. Hsieh all meet the definition of ‘‘independent director’’ for purposes of serving on the Audit Committee under Rule
10A-3
of the Exchange Act and the corporate governance standards of the Nasdaq Capital Market. The Board has determined that each director appointed to the Audit Committee is financially literate, and that Mr. Dunn is our Audit Committee financial expert within the meaning of Item 407(d) of Regulation
S-K
under the Securities Act. In arriving at this determination, the Board has examined each audit committee member’s scope of experience and the nature of their prior and/or current employment. Both our independent registered public accounting firm and management periodically will meet privately with our audit committee.
Compensation Committee
Our Compensation Committee consists of Carol DiBattiste, Timothy J. Dunn, and Dr. Karl-Thomas Neumann, with Dr. Neumann chairing this Committee. Our Board has determined that each of Ms. DiBattiste, Mr. Dunn, and Dr. Neumann meet the definition of ‘‘independent director’’ for purposes of serving on the Compensation Committee under the corporate governance standards of the Nasdaq Capital Market. No member of our

Compensation Committee is or has been one of our officers or employees, and none have any relationships with us of the type that is required to be disclosed under Item 404 of Regulation
S-K.
None of our executive officers serves or has served as a member of the board of directors, compensation committee, or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our Compensation Committee.
Nominating Committee
Our nominating committee consists of Carol DiBattiste and Bernd Gottschalk, with Dr. Gottschalk serving as the chairman of the nominating committee. Each of these individuals are non-employee
directors, as defined in Rule
16b-3
promulgated under the Exchange Act and are “independent” as defined under the applicable Nasdaq listing standards, including the standards specific to members of a nominating committee.
Marketing Committee
Our Marketing Committee consists of Sue Zeifman. Our Marketing Committee is responsible for, among other things, assisting with the Company’s global marketing and communications strategy.
Code of Business Conduct and Ethics
We have adopted a Code of Business Conduct and Ethics applicable to our directors, officers, and employees. A copy of our Code of Business Conduct and Ethics is available on our website www.aeye.ai. The information on or available through any of such website is not deemed incorporated in this prospectus and does not form a part of this prospectus. Our code of business conduct is a “code of ethics,” as defined in Item 406(b) of Regulation
S-K.
Please note that our Internet website address is provided as an inactive textual reference only. We will make any legally required disclosures regarding amendments to, or waivers of, provisions of our code of ethics on our Internet website.

EXECUTIVE COMPENSATION
Overview
This section provides an overview of our executive compensation programs, including a narrative description of the material factors necessary to understand the information disclosed regarding our named executive officers (“NEO”) in the summary compensation table below.
For fiscal year 2021, our NEOs were:

•	Blair LaCorte, our Chief Executive Officer;

•	Andrew S. Hughes, our General Counsel and Secretary; and

•	Thomas R. Tewell, our Chief Operating Officer.
To achieve our goals of bringing our artificial perception system to broad applications from automated driving to industrial robotics, rail and intelligent transport and to maintaining our position as the technology leader in the lidar market, we have designed, and intend to modify as necessary, our compensation and benefits program to attract, retain, incentivize and reward deeply talented and qualified executives who share our philosophy and desire to work towards achieving these goals.
We believe our compensation program should promote the success of the company and align executive incentives with the long-term interests of our stockholders. As we need to evolve, we intend to continue to evaluate our philosophy and compensation programs as circumstances require. Our Board has historically determined the compensation for our NEOs.
Summary Compensation Table
The following table sets forth the compensation of our NEOs for our fiscal year ended December 31, 2021 and our fiscal year ended December 31, 2020 (other than for Andrew Hughes and Thomas Tewell, who were not NEOs until the commencement of their employment in March 2021).

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All other compensation ($) (4)	Total Compensation ($)
Blair B. LaCorte	2021	$366,667	$5,183,043	—	$631,250	$45,740	$6,226,700
Chief Executive Officer	2020	$218,506	—	$1,617,266	—	$19,530	$1,855,302
Andrew S. Hughes	2021	$174,824	$7,179,984	—	$197,417	$17,557	$7,569,782
General Counsel and Secretary
Thomas R. Tewell	2021	$191,378	$6,898,365	—	$238,000	$12,014	$7,339,757
Chief Operating Officer

(1)
Represents the aggregate grant date fair value of stock awards granted, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB Topic 718”). The 2021 stock awards consist of grants of restricted stock share units (“RSUs”) granted pursuant to the AEye, Inc. 2021 Equity Incentive Plan (the “2021 Plan”). Terms of the 2021 RSUs are summarized in “Elements of Executive Compensation and Narrative Disclosure to Summary Compensation Table—Equity Awards During 2021” below. The fair value of each RSU is measured based on the closing price of our Common Stock on the date of grant. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(2)
Represents the aggregate grant date fair value of stock options (“Options”) granted, computed in accordance with FASB Topic 718. The Options granted in 2020 were granted pursuant to the AEye, Inc. 2016 Stock Plan (the “2016 Plan”). Terms of the 2020 Options are summarized in “Elements of Executive Compensation and Narrative Disclosure to Summary Compensation Table —Equity Awards During 2020” below. The fair value of each option grant is estimated based on the fair market value on the date of grant using the Black-Scholes-Merton option pricing model. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The assumptions made when calculating the amounts reported are found in Note 15: “Stock-Based Compensation” to our audited consolidated financial statements included elsewhere in this prospectus.

(3)
Represents amounts earned for 2021 under our annual cash bonus program (see “Elements of Executive Compensation—Annual Cash Bonus” below). In addition, Mr. LaCorte was paid a $50,000 bonus in connection with the announcement of the business combination in February 2021, a $75,000 discretionary bonus in May 2021, and a $125,000 bonus in connection with the completion of the Transactions; Mr. Hughes was paid a $75,000 bonus in connection with the completion of the Transactions; and Mr. Tewell was paid a $115,000 sign-on
bonus in connection with his offer of employment.

(4)
Represents the Company’s contribution to each NEO’s account in the Company’s 401(k) plan and, in the case of Mr. LaCorte, a stipend of $14,400.00, a $382 bonus, which was paid to all employees, in lieu of a 2021 holiday party which was cancelled due to a local surge in
Covid-19
cases, and $12,013 to account for certain tax withholding errors made by the Company; in the case of Mr. Hughes, a $382 bonus in lieu of the 2021 holiday party, and $9,660 to account for certain tax withholding errors made by the Company; and in the case of Mr. Tewell, a $330 bonus in lieu of the 2021 holiday party.

Elements of Executive Compensation and Narrative Disclosure to Summary Compensation Table
Base Salary
Base salaries are intended to provide a level of compensation sufficient to attract and retain an effective executive team, when considered in combination with the other components of our executive compensation program. The relative levels of base salary for our NEOs are designed to reflect each NEO’s scope of responsibility and accountability. The base salary paid to each of our NEOs for 2021 is set forth in the “Summary Compensation Table” above. Prior to the closing of the Merger, our NEOs were paid a base salary below market. Following the closing of the Merger, our Compensation Committee, with the assistance of an independent compensation consultant, adjusted the base salaries of our NEOs to market level. Prior to the Merger, Mr. LaCorte was paid an annual base salary of $250,000, that was adjusted to $600,000 effective as of the Closing Date; prior to the Merger, Mr. Hughes was paid an annual base salary of $225,000, that was adjusted to $350,000 effective as of December 1, 2021; and prior to the Merger, Mr. Tewell was paid an annual base salary of $250,000, that was adjusted to $320,000 effective as of December 1, 2021.
Annual Cash Bonus
We provide our NEOs with short-term incentive compensation through an annual cash bonus program. The annual cash bonus program holds the NEOs accountable to business and individual objectives, rewards the NEOs based on actual business results and helps sustain a “pay for performance” culture. Prior to the Merger, our NEOs were not assigned an annual bonus target. However, in conjunction with our Compensation Committee’s review of the overall compensation of our NEOs following the closing of the Merger, the Compensation Committee assigned a target annual bonus to each NEO. The annual bonus targets were set by our Compensation Committee as follows: for Mr. LaCorte, 100% of his base salary; for Mr. Hughes, 65% of his base salary; and for Mr. Tewell, 60% of his base salary.
Although our Compensation Committee set allocations for each of our NEOs between corporate and individual goals, for 2021, our Compensation Committee determined that the bonus amounts to be paid to our NEOs would be based on a simple mathematical formula. In 2021, our NEOs received a bonus calculated as follows: the weighted average base salary amount in 2021, multiplied by the annual bonus target, multiplied by the number of days the NEO was employed in 2021 by the Company. For Mr. LaCorte, his weighted average base salary was $381,250, multiplied by his target bonus amount of 100%, multiplied by the number of days employed by the Company in 2021, which was 365, resulting in a bonus payment of $381,250. For Mr. Hughes, his weighted average base salary was $235,417, multiplied by his target bonus amount of 65%, multiplied by the number of days employed by the Company in 2021, which was since March 15, 2021 (or 80% of the year), resulting in a bonus payment of $122,417. For Mr. Tewell, his weighted average base salary was $256,250, multiplied by his target bonus amount of 60%, multiplied by the number of days employed by the Company in 2021, which was since March 15, 2021 (or 80% of the year), resulting in a bonus payment of $123,000. Amounts earned by each NEO for fiscal year 2021 under the annual cash bonus program are set forth in the “Summary Compensation Table” above.
Equity Compensation
Equity Awards During Fiscal Year 2021
During fiscal year 2021, our NEOs were granted equity awards under our 2016 Stock Plan and our 2021 Equity Plan, which became effective in connection with the closing of the Merger.
Restricted Stock Units
During fiscal year 2021, each of our NEOs received one or more awards of restricted stock units (“RSUs”), granted pursuant to our 2016 Stock Plan, if before the Merger, and from our 2021 Equity Plan, if after the Merger. Mr. LaCorte received an award of 11,162 RSUs (post-business combination adjusted) from the 2016 Stock Plan in conjunction with the signing of the business combination and an award of 1,151,316 RSUs from the 2021 Equity Plan to bring Mr. LaCorte’s overall compensation package in line with the market. Mr. Hughes received an award of 223,248 RSUs (post-business combination adjusted) from the 2016 Stock Plan in conjunction with his offer of employment and an additional award of 1,176,752 RSUs from our 2021 Equity Plan as our Compensation Committee believed the additional award was necessary to equate Mr. Hughes’ equity position with our other NEOs. Mr. Tewell received an award of 1,532,970 RSUs (post-business combination adjusted) from the 2016 Stock Plan in conjunction with his offer of employment.
The Company generally intends to grant annual equity awards pursuant to our 2021 Equity Plan to senior management, including our NEOs, in the first calendar quarter of each year.
Stock Ownership Guidelines
Our Board has adopted stock ownership guidelines for our NEOs whereby we expect that, at a minimum, by the fifth anniversary of his or her commencement of employment with the Company, that each NEO shall have acquired, and for as long as he or she remains a NEO, will maintain ownership of, in the case of our Chief Executive Officer, four times base salary, and in the case of our other NEOs, two times base salary. All unvested restricted stock units that have been granted to a NEO count toward the indicated minimum dollar values. Although none of our NEOs have been employed by us for at least five years, all of our NEOs currently satisfy this requirement.
AEye’s 2016 Incentive Plan
In October 2016, the board of directors of AEye Technologies adopted, and the stockholders of AEye Technologies approved, the AEye 2016 Stock Plan (the “2016 Plan”). The 2016 Plan permits the grant of incentive stock options, non-
statutory stock options, and restricted stock awards to employees, directors and consultants of AEye. A total of 8,591,684 shares of AEye Common Stock were reserved for grant under the 2016 Plan. As of December 31, 2021, options and RSUs to purchase 27,323,497 shares of AEye Common Stock were outstanding.

Administration
. The AEye Board administers the 2016 Plan. Subject to the terms of the 2016 Plan, the administrator has the power to, among other things, select the participants and the time or times at which awards shall be granted, determine the awards to be made pursuant to the 2016 plan, determine the fair market value of stock or other property, determine the terms, conditions and restrictions applicable to each award, including fixing the price, vesting period, time of expiration and the manner in which an award becomes exercisable, establish the terms and conditions applicable to, and establish such other terms and requirements of the various compensation incentives under the 2016 Plan, and correct any defect, supply any omission or reconcile any inconsistency in the 2016 Plan or in any award agreement under the 2016 Plan.
Options
. Stock options have been granted under the 2016 Plan. Subject to the provisions of the 2016 Plan, the administrator determines the term of an option, the number of shares and the class of shares subject to an option, and the time period in which an option may be exercised. The exercise price per share of incentive stock options granted under the 2016 Plan shall be established in the discretion of the AEye Board, provided, however, that the exercise price per share for an option must be at least 100% of the fair market value per share of AEye Common Stock on the grant date; provided that the exercise price for an incentive stock option granted to a 10% or more holder of AEye Common Stock will be no less than 110% of the fair market value per share of AEye Common Stock on the grant date. Nonqualified stock options may be granted with a per share exercise price that is less than 100% of the per share fair market value of AEye Common Stock. The aggregate fair market value of the shares with respect to which incentive stock options may be exercisable for the first time by an option holder in any calendar year, under the 2016 Plan or otherwise, may not exceed $100,000 (or such higher amount as permitted under Section 422 of the Code). Subject to the provisions of the 2016 Plan, the administrator determines the other terms of options, including any vesting and exercisability requirements, the method of payment of the option exercise price, the option expiration date (which may be no more than 10 years from the date of grant, or 5 years for an incentive stock option granted to a 10% or more holder of AEye Common Stock), and the period following termination of service during which options may remain exercisable.
Capital Adjustments.
In the event of a merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up,
split-off,
spin-off,
combination of shares, exchange of shares or similar change affecting AEye’s capital structure, or in the event of payment of a dividend or distribution to the stockholders of AEye in a form other than stock (excepting regular, periodic cash dividends) that has a material effect on the fair market value of shares of AEye’s stock, the Administrator will make appropriate adjustments to the maximum number of shares that may be delivered under the 2016 Plan, to the maximum number of shares that may be issued upon the exercise of incentive stock options, to the maximum number of shares that may be issued with respect to stock options that are not incentive stock options, and will also make appropriate adjustments to the number and kind of shares of stock or securities subject to awards then outstanding or subsequently granted, and to any exercise price or purchase price relating to awards in order to prevent dilution or enlargement of participants’ rights under the 2016 Plan.
Effect of Merger
. Each AEye option that was outstanding immediately prior to the Effective Time of the Merger, whether vested or unvested, was assumed by CF III and converted into an option to purchase shares of Class A Common Stock under the Equity Incentive Plan (each an “Assumed Option”). Each Assumed Option is subject to substantially the same terms and conditions as were applicable to such option immediately prior to the Effective Time (including expiration date, vesting conditions, and exercise provisions), except that (i) each Assumed Option is exercisable for that number of shares of Class A Common Stock equal to the product (rounded down to the nearest whole number) of (A) the number of shares of CF III Common Stock subject to AEye’s option immediately prior to the Effective Time multiplied by (B) the Exchange Ratio; and (ii) the per share exercise price for each share of Class A Common Stock issuable upon exercise of the Assumed Option is equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (A) the exercise price per share of AEye Common Stock subject to such AEye stock immediately prior to the Effective Time by (B) the Exchange Ratio; provided, however, that the exercise price and the number of shares of Class A Common Stock purchasable under each Assumed Option are determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any AEye option to which Section 422 of the Code applies, the exercise price and the number of shares of Class A Common Stock purchasable under such Assumed Option are determined in accordance with the foregoing in a manner that satisfies the requirements of Section 424(a) of the Code.
Plan Amendment or Termination
. The AEye Board may amend, modify, or terminate the 2016 Plan at any time. No amendment, modification or termination of the 2016 Plan or an award agreement shall in any manner adversely affect any options, restricted stock awards, or other award theretofore granted under the 2016 Plan, without the consent of the participant holding such options, restricted stock awards, or other awards; provided that the AEye Board may amend or modify the terms of the 2016 Plan or an award agreement, retroactively or prospectively, as permitted under the 2016 Plan to comply with changes in accounting or tax rules or to comply with Section 409A with or without the consent of the participant.
AEye, Inc. 2021 Equity Incentive Plan
The purpose of the AEye, Inc. 2021 Equity Incentive Plan (the “Incentive Plan”) is to advance the interests of our Company and our stockholders by providing an incentive to attract, retain and reward persons for performing services and by motivating such persons to contribute to the growth and profitability of our Company and its subsidiaries. The Incentive Plan provides for the grant of RSU awards, incentive stock options (within the meaning of Section 422 of the Code), nonstatutory stock options, SARs, restricted stock awards, performance units, performance shares, cash-based awards, and other stock-based awards.
Shares Available for Awards.
Under the Incentive Plan, 15,440,430 shares of our Common Stock are initially reserved for issuance thereunder. The number of shares of Common Stock reserved for issuance under the Incentive Plan will automatically increase on January 1 of each year, beginning on January 1, 2022 and continuing through January 1, 2032, by 5% of the total number of shares of Common Stock outstanding on December 31 of the preceding calendar year, or a lesser number of shares as may be determined by the Board. The following shares of common stock will become available again for issuance under the Incentive Plan: (i) any shares subject to a stock award that are not issued because such stock award expired or was canceled or terminated without all of the shares covered by such stock award having been exercised or settled in full; (ii) any shares subject to any portion of a stock award that is settled in cash; (iii) any shares issued pursuant to a stock award that are forfeited back to or repurchased for an amount not greater than the award’s purchase price by the Company; (iv) any shares reacquired by the Company or withheld in satisfaction of tax withholding obligations on a stock award; and (v) any shares reacquired by the Company or withheld as consideration for the exercise price of a stock option.
Non-Employee
Director Compensation Limit.
Under the Incentive Plan, the annual compensation awarded to any non-employee
directors of the Company during each calendar year, including both shares subject to stock awards granted under the Incentive Plan or otherwise and any cash fees paid to such non-employee
director during any calendar year may not exceed $750,000 in total value, or $1 million for the calendar year in which a non-employee
director is first elected to the Company’s Board (calculating the value of any such stock awards based on the grant date fair market value of such stock awards for financial reporting purposes). Such limitation on non-employee
director stock awards does not apply to any cash retainer fees, including cash retainer fees converted into equity awards at the election of the non-employee
director, expense reimbursements, or distributions from any deferred compensation program applicable to the non-employee
director.
Administration
. The Incentive Plan is concurrently administered by our Board or compensation committee. Our Board or compensation committee may each be considered to be a “Plan Administrator”. Subject to the terms of the Incentive Plan, the Plan Administrator has full and final power and authority to make all determinations and take all actions with respect to the Incentive Plan or any award as Plan Administrator may deem advisable to the extent not inconsistent with the provisions of the Incentive Plan or applicable law, including: determine the recipients of awards, the types of awards to be granted, the number of shares of common stock subject to or the cash value of awards, the terms and conditions of awards granted, and the criteria to be satisfied by participants as a condition to receipt of performance awards under the Incentive Plan, including the period of their exercisability and vesting. The Plan Administrator also has the authority to provide for accelerated exercisability and vesting of awards. Subject to the limitations set forth below, the Plan Administrator also determines the fair market value applicable to a stock award and the exercise price of stock options and stock appreciation rights granted under the Incentive Plan.
Amendment and Termination
. The Plan Administrator may at any time amend the Incentive Plan or any outstanding award and may at any time terminate or suspend the Incentive Plan as to future grants of awards, provided that the Plan Administrator may not, without the affected award recipient’s consent, alter the terms of the Plan so as to materially adversely affect a participant’s rights under an award without the consent of the Participant. Consistent with any applicable law, regulation or rule, including the rules of any stock exchange, the Incentive Plan requires stockholder approval of certain material revisions to the Incentive Plan, including: (a) an increase in the maximum aggregate number of shares of common stock that may be issued under the Incentive Plan (except by operation of the provisions of the Incentive Plan relating to changes in our capital structure),
(b) a change in the class of persons eligible to receive incentive stock options, or (c) or as otherwise required by applicable law, regulation, or rule. No awards may be made under the Incentive Plan following the ten (10) year anniversary of the earlier of the date that the board of directors or the stockholders approve the Incentive Plan, but previously granted awards may continue in accordance with their terms beyond that date unless earlier terminated by the Plan Administrator.
Eligibility.
All of the Company’s (including its subsidiaries) employees, non-employee
directors, officers, and consultants are eligible to participate in the Incentive Plan and may receive all types of awards other than incentive stock options. Incentive stock options may be granted under the Incentive Plan only to the Company’s employees (including officers) and employees of its subsidiary corporations (as determined in accordance with Section 422 and Section 424 of the Code).
Terms and Conditions of Awards
. Generally, the Plan Administrator will determine the terms of all awards under the Incentive Plan, including the vesting and acceleration of vesting of awards, provisions for the withholding of taxes, and payment of amounts in lieu of cash dividends or other cash distributions with respect to our Common Stock subject to awards.
Terms and Conditions for Awards Requiring Exercise.
Incentive stock options and, except as provided in the award agreement, nonqualified stock options, may not be transferred other than by will or the laws of descent and distribution, and during an employee’s lifetime may be exercised only by the employee or the employee’s guardian or legal representative. Upon the cessation of a participant’s employment with us, an award requiring exercise will cease to be exercisable and will terminate and all other unvested awards will be forfeited, except that:

•
All stock options and SARs held by the participant which were exercisable immediately prior to the participant’s termination of service with us other than for Cause (as defined in the Incentive Plan) will, except as otherwise set forth in the option award agreement, remain exercisable for the lesser of (i) three (3) months or (ii) the period ending on the latest date such stock option or SAR could have been exercised;

•
All stock options and SARs held by the participant which were exercisable immediately prior to the participant’s termination of service with us due to death will remain exercisable for the lesser of (i) the one-year
period ending with the first anniversary of the participant’s termination or (ii) the period ending on the latest date on which such stock option or SAR could have been exercised (provided that a participant’s service will be deemed to have terminated due to death if the participant dies within three (3) months (or such other period provided by the participant’s award agreement) after the participant’s termination of service); and

•	All stock options and SARs held by a participant which were exercisable immediately prior to the participant’s termination of service with us due to Disability (as defined in the Incentive Plan) will remain exercisable for the lesser of (i) the one (1) year period ending with the first anniversary of the participant’s termination or (ii) the period ending on the latest date on which such stock option or SAR could have been exercised.

The exercise price (or base value from which appreciation is to be measured) of each award requiring exercise will be 100% of the fair market value of the Common Stock subject to such award, as determined on the effective date of the grant, or such higher amount as the Plan Administrator may determine; provided that incentive stock options granted to participants who own stock of possessing more than ten percent (10%) of the total combined voting power of all classes of our stock or any parent corporation, subsidiary corporation or affiliate (a “Ten Percent Holder”) must have an exercise price per share not less than 110% of the fair market value of a share of Common Stock on the effective date the incentive stock option is granted. Fair market value will be determined by the Plan Administrator consistent with the applicable requirements of Section 409A of the Code.
Awards requiring exercise will have a maximum term not to exceed ten (10) years from the date of grant. Incentive stock options granted to a Ten Percent Holder will have a maximum term not to exceed five (5) years from the date of grant.
Effect of a Change in Control
. In the event of a “Change in Control” each outstanding award shall be subject to the definitive agreement entered into by the Company in connection with the “Change in Control.” The Incentive Plan defines a “Change in Control” as the occurrence of any one or a combination of the following:

(i)
any “person” becomes the “beneficial owner”, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total fair market value or total combined voting power of the Company’s then-outstanding securities entitled to vote generally in the election of directors; provided, however, that a Change in Control shall not be deemed to have occurred if such degree of beneficial ownership results from any of the following: (A) an acquisition by any person who on the effective date is the beneficial owner of more than fifty percent (50%) of such voting power, (B) any acquisition directly from the Company, including, without limitation, pursuant to or in connection with a public offering of securities, (C) any acquisition by the Company, (D) any acquisition by a trustee or other fiduciary under an employee benefit plan of a participating company or (E) any acquisition by an entity owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the voting securities of the Company; or

(ii)
a transaction in which the stockholders of the Company immediately before the transaction do not retain immediately after the transaction direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding securities entitled to vote generally in the election of directors; or

(iii)	a date specified by the “committee” following approval by the stockholders of a plan of complete liquidation or dissolution of the Company;
provided, however, that a Change in Control shall be deemed not to include a transaction in which a majority of the members of the board of directors of the continuing, surviving or successor entity, or parent thereof, immediately after such transaction is comprised of incumbent directors.
However, in certain instances, the term “Change in Control” may be given a more limited meaning. If an amount treated as nonqualified deferred compensation within the meaning of Section 409A of the Code would become payable under the Plan upon, or on a date specified in relation to, a change in control event, that event must qualify as a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company within the meaning of Section 409A.
Changes in and Distributions with Respect to Our Common Stock
. In the event of a merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split,

split-up,
split-off,
spin-off,
combination of shares, exchange of shares or similar change affecting our Common Stock, or in the event of payment of a dividend or distribution to our stockholders in a form other than common stock (excepting regular, periodic cash dividends) that has a material effect on the fair market value of shares of our stock, the Plan Administrator will make appropriate adjustments to the maximum number of shares that may be delivered under the Incentive Plan, to the maximum number of shares that may be issued upon the exercise of incentive stock options, to the maximum number of shares that may be issued with respect to stock options that are not incentive stock options, and will also make appropriate adjustments to the number and kind of shares of stock or securities subject to awards then outstanding or subsequently granted, and to any exercise price or purchase price relating to awards in order to prevent dilution or enlargement of participants’ rights under the Incentive Plan.
Effect of Section
 280G and Section
 4999 of the Code in Connection with a Change in Control
. If any acceleration of vesting pursuant to an award granted under the Incentive Plan and any other payment or benefit received or to be received by a participant in the Incentive Plan would subject the participant to any excise tax pursuant to Section 4999 of the Code due to the characterization of such acceleration of vesting, payment or benefit as an “excess parachute payment” under Section 280G of the Code, then, provided such election would not subject the Participant to taxation under Section 409A, the participant may elect to reduce the amount of any acceleration of vesting called for under the award in order to avoid such characterization.
Clawback Policy
. The Plan Administrator may specify in any award agreement that an award granted under the Incentive Plan and the participant’s rights, payments, and benefits with respect to such award will be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of specified events, in addition to any otherwise applicable vesting or performance conditions of the award. Such events may include, but are not limited to, termination of the participant’s service for cause (within the meaning of the Incentive Plan) or any accounting restatement due to material noncompliance with any financial reporting requirements. If we are required to prepare an accounting restatement, any participant who knowingly or through gross negligence engaged or failed to prevent the misconduct, and any participant who is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, will reimburse us for (i) the amount of any payment in settlement of an award received by such participant during the
12-month
period following the first public issuance or filing with the SEC (whichever first occurred) of the financial document embodying such financial reporting requirement, and (ii) any profits realized by such participant from the sale of our securities during such
12-month
period.
U.S. Federal Income Tax Consequences
The following is a general summary of the material U.S. federal income tax consequences of the grant, exercise and vesting of awards under the Incentive Plan and the disposition of shares acquired pursuant to the exercise or settlement of such awards and is intended to reflect the current provisions of the Code and the regulations thereunder. This summary is not intended to be a complete statement of applicable law, nor does it address foreign, state, local or payroll tax considerations. This summary further assumes that all awards described in the summary are exempt from, or comply with, the requirement of Section 409A of the Code. Moreover, the U.S. federal income tax consequences to any particular participant may differ from those described herein by reason of, among other things, the particular circumstances of such participant.
Stock Options.
Holders of incentive stock options will generally incur no federal income tax liability at the time of grant or upon vesting or exercise of those options. However, the spread at exercise may give rise to “alternative minimum tax” liability for the taxable year in which the exercise occurs. If the holder does not dispose of the shares before the later of two years following the date of grant and one year following the date of exercise, the difference between the exercise price and the amount realized upon disposition of the shares will constitute long-term capital gain or loss, as the case may be. Assuming the holding period is satisfied, no deduction will be allowed to us for federal income tax purposes in connection with the grant or exercise of the incentive stock option or the disposition of the shares acquired on exercise of the option. If, within two years following the date of grant or within one year following the date of exercise, the holder of shares acquired through the exercise of an incentive stock option disposes of those shares, the participant will generally realize taxable compensation at the time of such disposition equal to the difference between the exercise price and the lesser of the fair market value of the share on the date of exercise or the amount realized on the subsequent disposition of the shares, and that amount will generally be deductible by us for federal income tax purposes, subject to the possible limitations on deductibility under Sections 280G and 162(m) of the Code for compensation paid to individuals designated in those Sections. Finally, if incentive stock options (granted under all stock plans of the Company and its parent and subsidiary corporations, including the Equity Incentive Plan) first become exercisable by a participant in any one year for shares having an aggregate value in excess of $100,000 (based on the grant date value), the portion of the incentive stock options in respect of those excess shares will be treated as non-qualified
stock options for federal income tax purposes.
No income will be realized by a participant upon grant or vesting of an option that does not qualify as an incentive stock option (a
“non-qualified
stock option”). Upon the exercise of a
non-qualified
stock option, the participant will recognize ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the underlying exercised shares over the option exercise price paid at the time of exercise, and the participant’s tax basis will equal the sum of the compensation income recognized and the exercise price. We will be able to deduct this same excess amount for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain individuals designated in those Sections. In the event of a sale of shares received upon the exercise of a non-qualified
stock option, any appreciation or depreciation after the exercise date generally will be taxed as capital gain or loss and will be long-term gain or loss if the holding period for such shares is more than one year.
SARs.
No income will be realized by a participant upon grant or vesting of a SAR. Upon the exercise of a SAR, the participant will recognize ordinary compensation income in an amount equal to the fair market value of the payment received in respect of the SAR. We will be able to deduct this same amount for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain individuals designated in those Sections.
Restricted Stock.
A participant will not be subject to tax upon the grant of an award of restricted stock unless the participant otherwise elects to be taxed at the time of grant pursuant to Section 83(b) of the Code. On the date an award of restricted stock becomes transferable or is no longer subject to a substantial risk of forfeiture (
i.e.
,
the vesting date), the participant will have taxable compensation equal to the difference between the fair market value of the shares on that date over the amount the participant paid for such shares, if any, unless the participant made an election under Section 83(b) of the Code to be taxed at the time of grant. If the participant made an election under Section 83(b), the participant will have taxable compensation at the time of grant equal to the difference between the fair market value of the shares on the date of grant over the amount the participant paid for such shares, if any. If the election is made, the participant will not be allowed a deduction for restricted stock forfeited subsequently required to be returned to us. (Special rules apply to the receipt and disposition of restricted shares received by officers and directors who are subject to Section 16(b) of the Exchange Act.) We will be able to deduct, at the same time as it is recognized by the participant, the amount of taxable compensation to the participant for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain individuals designated in those Sections.
Restricted Stock Units.
A participant will not be subject to tax upon the grant or vesting of a restricted stock unit award. Rather, upon the delivery of shares or cash pursuant to a restricted stock unit award, the participant will have taxable compensation equal to the fair market value of the number of shares (or the amount of cash) the participant actually receives with respect to the award. We will be able to deduct the amount of taxable compensation to the participant for U.S. federal income tax purposes, but the deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain individuals designated in those Sections.

Benefits, Perquisites and Retirement Benefits
We provide benefits to our NEOs on the same basis as provided to all of our employees, including medical, dental and vision insurance, life insurance, short-and
long-term disability insurance. We do not maintain any ongoing executive-specific benefit or perquisite programs.
All of our U.S. employees are eligible to participate in broad-based and comprehensive employee benefit programs, including medical, dental, vision, life and disability insurance, and a 401(k) plan with Company contributions. Our NEOs are eligible to participate in these plans on the same basis as our other employees and do not participate in executive level benefit programs. Other than our 401(k) plan, we do not sponsor or maintain any deferred compensation or retirement plans. The Company contributions to the 401(k) plan on behalf of each NEO in fiscal year 2021 are included in the “Summary Compensation Table” above under the column “All Other Compensation.”
Potential Payments upon a Termination or a Change in Control
Other than a standard Employee Proprietary Information and Invention Agreement (“EPIIA”) that is signed by each of our employees at the commencement of their employment, including our NEOs, we did not have employment agreements with any of our NEOs. Each NEO is employed on at
“at-will”
basis. However, our Compensation Committee did provide each of our NEOs with a Change in Control Severance Agreement in March of 2022 that provides in the event of a defined change in control and a separation from service, also known as a “double trigger,” the NEO would be entitled to 1.5 times annual base pay and target bonus, prorated target bonus for the year in which the separation from service occurred, an acceleration of all granted but unvested equity awards, and paid health insurance premiums for 18 months from the separation of service.
Our Board approved the terms of a form of Change in Control Severance Agreement (the “Severance Agreement”) to be entered into with eligible participants, including each of the Company’s NEOs. The Severance Agreement provides for severance payments and benefits in the event that the participant: (i) voluntarily resigns for “good reason” (as defined in the Severance Agreement) or (ii) is involuntary terminated by the Company without “cause” (as defined in the Severance Agreement), and such separation from service occurs in connection with, or within a specified period of time following, a “change in control” (as defined in the Severance Agreement) (each, a “Covered Termination”). Upon a Covered Termination, and subject to his or her satisfaction of the conditions provided in the Severance Agreement, an eligible participant, including our NEOs, would be entitled to receive: (i) severance pay equal to 1.5 times the sum of such participant’s annual base salary and target bonus; (ii) an annual bonus payment prorated for the year in which the Covered Termination occurs; (iii) accelerated vesting and exercisability of all then-outstanding equity awards; and (iv) payment of group health insurance coverage for a period of 18 months following the Covered Termination.
Additionally, potential payments may be triggered upon change in control with respect to following grants:
Mr. LaCorte’s Notice of Grant of Stock Option, dated October 1, 2020, provides that 100% of the unvested shares subject to the option will immediately vest if Mr. LaCorte is terminated without “cause” within 12 months of a “change in control” (which does not include the Merger). The Notice of Grant of Stock Option by and between the Company and Blair LaCorte, dated June 1, 2017, provides that 50% of the unvested shares subject to the option will immediately vest if Mr. LaCorte is terminated without “cause” within 12 months of a “change in control.”

Outstanding Equity Awards at 2021 Fiscal
Year-End
The following table sets forth the outstanding equity awards held by each of our NEOs as of December 31, 2021.

	Option-based awards					Share-based awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($) (1)
Blair B. LaCorte	77,520		—	0.1586	05/30/2017
	19,382			0.1747	05/07/2028
	16,700	13,662		0.1747	09/17/2028
	52,095	56,430		0.6235	02/272029
	9,307	11,622		0.6235	07/01/2029
	21,291	—	—	0.6262	04/09/2030
	9,190			0.6262	04/09/2030
	47,152	247,810	—	0.6262	09/30/2030
	3,108,725	3,094,103		0.6262	09/30/2030
						1,861	9,007
						1,103,345	5,340,190
Andrew S. Hughes						223,248	1,080,520
						1,127,721	5,458,170
Thomas R. Tewell						1,532,970	7,419,575

(1)	The value of each unvested restricted stock unit is based on the closing price of our Common Stock on December 31, 2021, which was $4.84.
Director Compensation
The table below sets forth information regarding
non-employee
director compensation for the fiscal year ended December 31, 2021.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($)
Carol DiBattiste	$45,937.50	$480,813.28	$526,750.78

Timothy J. Dunn	—	$347,841.94	$347,841.94
Prof. Dr. Bernd Gottschalk	$26,250.00	$323,763.30	$350,013.30

Wen H. Hsieh	$21,250.00	$323,763.30	$345,013.30
Dr. Karl-Thomas Neumann	$25,625.00	$386,577.99	$412,202.99

(1)	Represents the aggregate grant date fair value of stock awards granted, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—

Stock Compensation (“FASB Topic 718”). The stock awards granted in 2021 consisted of grants of restricted share units (“RSUs”) granted pursuant to our 2021 Equity Plan (as defined above) as initial grants for providing board service; these RSUs vest in three equal annual installments, subject to continued service, on September 14, 2022, September 14, 2023, and September 14, 2024. In addition, Ms. Dibattiste received an award of 18,604 shares for services provided to AEye Technologies in 2021 prior to the Merger; Mr. Dunn opted to receive 4,130 shares in lieu of his cash retainers for the third and fourth calendar quarters of 2021; and Dr. Neumann received an award of 7,441 shares for services provided to AEye Technologies in 2021 prior to the Merger. Terms of the fiscal year 2021 RSUs are summarized in “Elements of Executive Compensation and Narrative Disclosure to Summary Compensation Table —Equity Awards During Fiscal Year 2021” above.
Director Compensation in 2021
Ms. DiBattiste, Mr. Dunn, Prof. Dr. Gottschalk, Mr. Hsieh, and Dr. Neumann, who became directors of the Company in connection with the closing of the Merger, received a grant of RSUs pursuant to our 2021 Equity Plan in connection with the Merger. The RSUs vest in three equal annual installments, subject to continued service, on September 14, 2022, September 14, 2023, and September 14, 2024.
In 2021, and thereafter, all of our
non-employee
directors will be compensated for services in accordance with our non-employee
director compensation policy that became effective in connection with the Merger, as described below.
Messrs. Dussan and LaCorte, as employee directors, do not receive any additional compensation for their services as a director. Ms. Zeifman joined our Board of Directors as of January 17, 2022, and therefore received no compensation for Board service in 2021, but she will receive compensation for her service in 2022 and thereafter.
Non-Employee
Director Compensation Policy
Cash Compensation
Commencing with the closing of the Merger, each
non-employee
director is eligible to receive the following cash compensation (as applicable) for his or her service on our Board of Directors and its committees:

•	$50,000 annual cash retainer for service as a board member and an additional annual cash retainer of $60,000 for service as non-executive chair of our Board of Directors;

•
$10,000 annual cash retainer for service as a member of the Audit Committee and $20,000 annual cash retainer for service as chair of the Audit Committee (in lieu of the committee member service retainer);

•
$7,500 annual cash retainer for service as a member of the Compensation Committee and $15,000 annual cash retainer for service as chair of the Compensation Committee (in lieu of the committee member service retainer); and

•
$5,000 annual cash retainer for service as a member of the Nominating and Corporate Governance Committee and $10,000 annual cash retainer for service as chair of the Nominating and Corporate Governance Committee (in lieu of the committee member service retainer).

The annual cash compensation amounts are payable in equal quarterly installments and are earned on the first day of each calendar quarter in which the service occurred. For services rendered in the third calendar quarter of 2021, the Board of Directors determined that cash compensation for the third calendar quarter, because the closing date of the Merger occurred on August 16, 2021, should be one-half
of the full quarterly payment otherwise due.

Each
non-employee
director has the option, once per year, to elect to receive shares of immediately vested RSUs in lieu of his or her quarterly cash compensation. If elected by a director to take stock instead of cash, the number of shares to be awarded each quarter is determined by dividing the cash compensation that would otherwise be due, by the five-day
average closing price of our stock during the five trading days prior to the first day of the calendar quarter. In 2021, only Mr. Dunn opted to take equity in lieu of cash compensation.
Equity Compensation
Each new
non-employee
director who joins our Board of Directors will be eligible to receive a one-time
RSU award having a value of $350,000 (the “Initial RSU Grant”), vesting in three equal annual installments following the grant date. On the date of each annual meeting of our stockholders, each non-employee
director will receive an RSU award having a value of $175,000 (the “Annual RSU Grant”), provided that the non-employee
director has served for a minimum of six months prior to the date of the annual meeting of stockholders. Each Annual RSU Grant will vest in full on the earlier of (1) the date of the following annual meeting of our stockholders or (2) the first anniversary of the date of grant, subject to the non-employee
director’s continued service through the applicable vesting date. The number of shares for the Initial RSU Grant and Annual RSU Grant are determined by dividing the stated dollar value of the award by the five-day
average closing price of our stock during the five trading days prior to the date of grant.
Reimbursement of Expenses
In addition to the compensation outlined above, we will reimburse each eligible non-employee
director for reasonable out
of-pocket
travel expenses to cover
in-person
attendance at and participation in meetings of our Board of Directors and any committee of the Board of Directors.
Stock Ownership Guidelines
Our Board has adopted stock ownership guidelines for all
non-employee
directors whereby we expect that, at a minimum, by the fifth anniversary of his or her first election to the Board, each director shall have acquired, and for as long as he or she remains a member of the Board will maintain ownership of, $525,000 worth of the Company’s common stock based on the then most recent closing price thereof, which is equal to three times $175,000, which is the dollar amount of the annual grant of equity to our non-employee
directors. All unvested restricted stock units that have been granted to a Director count toward the indicated minimum dollar value. None of our non-employee
directors have served on our Board for at least five years, therefore, the requirement is not yet applicable

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
In addition to the compensation arrangements with directors and executive officers described under “Executive Compensation” and “Management”, the following is a description of each transaction since January 1, 2020 and each currently proposed transaction in which:

•	we, AEye Technologies or CF III have been or are to be a participant;

•	the amount involved exceeds or will exceed $120,000; and

•
any of our directors, executive officers or beneficial holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals (other than tenants or employees), had or will have a direct or indirect material interest.

CF III Related Party Transactions
Founder Shares
In March 2016, the Sponsor purchased 5,750,000 Founder Shares for an aggregate price of $25,000. On September 24, 2020, CF III effectuated a
2.5-for-1
stock split of its outstanding CF III Common Stock. In addition, on October 5, 2020, the Sponsor returned to CF III, at no cost, an aggregate of 8,625,000 Founder Shares, which were cancelled, resulting in an aggregate of 5,750,000 Founder Shares outstanding and held by the Sponsor. In October and November 2020, the Sponsor transferred 20,000 Founder Shares to each of Mr. Robert Sharp and Mr. Robert Hochberg, respectively, each an independent director of CF III. All share and per-share
amounts have been retroactively restated to reflect the stock split and Founder Shares cancellation. The Founder Shares automatically converted into shares of Class A Common Stock at the Effective Time and are subject to certain transfer restrictions. Immediately following the Closing, the Sponsor transferred to Lidar AI Investments LLC (“Lidar AI”) 2,284,000 shares of Class A Common Stock in consideration for certain members of Lidar AI introducing CF III to AEye Technologies and the consulting and other services that the members of Lidar AI provided to CF III in connection with the Merger.
The Sponsor, Lidar AI, and CF III’s officers and directors have agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) one year after the completion of the Merger or (B) subsequent to the Merger, (x) if the last reported sale price of Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any
30-trading
day period commencing at least 150 days after the Merger, or (y) the date on which CF III completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of CF III’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property.
Private Placement
Simultaneously with the closing of the IPO, the Sponsor purchased an aggregate of 500,000 private placement units at a price of $10.00 per unit ($5,000,000 in the aggregate), which at the Effective Time separated pursuant to their terms into 500,000 shares of Common Stock and 166,666 Warrants with an exercise price of $11.50 per share. The Warrants are non-redeemable
and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees. The Warrants will expire five years after the completion of the Merger.
The Sponsor and CF III’s officers and directors have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Placement Units until 30 days after the completion of the Merger.
Underwriting Agreement
Pursuant to an underwriting agreement dated November 12, 2020, between CF III, on the one hand, and CF&Co. and Odeon Capital Group LLC (“Odeon”), on the other hand, CF III paid a total of $4,000,000 in underwriting discounts and commissions for CF&Co.’s services as the representative of the underwriters in the IPO and $100,000 to Odeon for serving as the qualified independent underwriter.
Business Combination Marketing Agreement
Pursuant to a business combination marketing agreement, dated November 12, 2020, between CF III and CF&Co., CF III engaged CF&Co. as an advisor to assist CF III in arranging meetings with its stockholders to discuss CF III’s initial business combination and the target business’ attributes, introducing CF III to potential investors that are interested in purchasing CF III’s securities in connection with its initial business combination, providing financial advisory services to assist CF III in obtaining stockholder approval for its initial business combination, and assisting CF III with its press releases and public filings in connection with such transaction. CF III agreed to pay CF&Co. a cash fee for such services upon the consummation of its initial business combination in an amount equal to, in the aggregate, 3.5% of the gross proceeds of the base offering amount of the IPO and 5.5% of the gross proceeds of the over-allotment offering amount of the IPO, or $8.65 million in the aggregate, which such amount was paid to CF&Co. upon consummation of the Merger.
Related Party Loans and Other Transactions
The Sponsor made available to the Company, under the
Pre-IPO
Note, up to $300,000 to be used for a portion of the expenses of the Initial Public Offering. Prior to closing the Initial Public Offering, the amount outstanding under the
Pre-IPO
Note was $139,870. The
Pre-IPO
Note was
non-interest
bearing and was repaid in full upon the completion of the Initial Public Offering.
In order to finance transaction costs in connection with the Merger, the Sponsor has committed, pursuant to the Sponsor Loan, up to $1,750,000 to be provided to the Company to fund the Company’s expenses relating to investigating and selecting a target business and other working capital requirements, including $10,000 per month for office space, administrative and shared personnel support services that will be paid to the Sponsor, after the Initial Public Offering and prior to the Merger. On April 30, 2021, the Sponsor funded the amount needed to extend the Company’s time to consummate the Merger from May 17, 2021 to September 17, 2021 and agreed to fund the amount needed to further extend the Company’s time to consummate the Merger to January 17, 2022, if necessary. In connection therewith, the Company issued the Sponsor a promissory note in the amount of $2,300,000 and an additional amount of $0.10 per Public Share was deposited in the Trust Account. As of June 30, 2021 and December 31, 2020, there was approximately $3,461,000 and $428,000, respectively, outstanding under the loans payable by the Company to the Sponsor, including approximately $1,161,000 and $428,000, respectively, outstanding under the Sponsor Loan and an additional $2,300,000 and $0, respectively, outstanding under the loan payable to the Sponsor as a result of the extension of the Combination Period from May 17, 2021 to September 17, 2021.
The Sponsor pays expenses on the Company’s behalf. The Company reimburses the Sponsor for such expenses paid on its behalf. The unpaid balance is included in Payables to related parties on the accompanying balance sheet. As of June 30, 2021 and December 31, 2020, the Company had accounts payable outstanding to the Sponsor for such expenses paid on the Company’s behalf of approximately $109,000 and $4,300, respectively.
Registration Rights Agreement
Pursuant to a registration rights agreement entered into in November 2020, the holders of Founder Shares and Private Placement Units (and component securities), including the Sponsor and certain directors of CF III, are entitled to certain demand and “piggyback” registration rights. We will bear the expenses incurred in connection with the filing of any such registration statements.
Sponsor PIPE Subscription Agreement in Connection with PIPE Investment
Contemporaneously with the execution of the Original Merger Agreement, CF III entered into subscription agreements with the PIPE investors, including the Sponsor. The Sponsor purchased 950,000 shares of Class A

Common Stock at a price of $10.00 per share, for an aggregate purchase price $9.5 million. Following Closing, the Sponsor assigned 450,000 shares of Class A Common Stock to an unrelated third-party.
Sponsor Support Agreement
Contemporaneously with the execution of the Original Merger Agreement, CF III entered into a Sponsor Support Agreement with the Sponsor and AEye Technologies, pursuant to which, among other things: (i) for the benefit of AEye Technologies, the Sponsor agreed to comply with its obligations under the Inside Letter, by and among CF III, the Sponsor and certain officers and directors of CF III to not transfer, to not participate in the redemption and to vote its shares of CF III Common Stock in favor of the Merger Agreement and the business combination (including the Merger), other than as permitted by the Sponsor Support Agreement, and CF III agreed to enforce such provisions, and CF III and the Sponsor provided AEye Technologies with certain consent rights with respect to transfers of CF III securities owned by the Sponsor and amendments, modifications or waivers under the Insider Letter, (ii) to waive its anti-dilution rights with respect to its shares of Class B Common Stock under the CF III certificate of incorporation, and (iii) to release CF III, AEye Technologies, Merger Sub and their respective subsidiaries effective as of the Closing from all pre-Closing
claims, subject to customary exceptions.
In April 2021, contemporaneously with the execution of the Amendment to the Merger Agreement, CF III, the Sponsor and AEye Technologies amended the Sponsor Support Agreement, pursuant to which the Sponsor funded the amount needed to extend the deadline for CF III to consummate its initial Merger from May 17, 2021 to September 17, 2021.
Engagement Letters
Pursuant to an engagement letter entered in February 2021 (the “PIPE Engagement Letter”), CF III engaged CF&Co. to act as sole placement agent for the PIPE Investment for a placement fee equal to 3.0% of the gross proceeds of any sale of securities of CF III upon the closing of the PIPE Investment. Pursuant to the PIPE Engagement Letter and based on the aggregate PIPE Investment of $225 million, CF&Co. received a cash fee of $6.75 million payable upon consummation of the PIPE Investment.
Pursuant to an engagement letter entered in February 2021 (the “M&A Engagement Letter”), CF III engaged CF&Co. to act as its financial advisor to perform customary services for CF III in connection with the Merger. Pursuant to the M&A Engagement Letter, CF&Co. received a cash fee of $10.0 million payable upon consummation of the Merger.
AEye Related Party Transactions
Stockholder Support Agreement
In February 2021, AEye Technologies, CF III and certain key AEye Technologies Stockholders entered into the Original Stockholder Support Agreement. On April 30, 2021, CF III, AEye Technologies, and certain AEye Technologies Stockholders entered into the A&R Stockholder Support Agreement, whereby the AEye Technologies Stockholders party to the Original Stockholder Support Agreement reaffirmed their undertaking to vote all of their shares of AEye Technologies Common Stock and AEye Technologies Preferred Stock in favor of the approval and adoption of the Merger Agreement and the approval of the Business Transaction. Additionally, such AEye Technologies Stockholders reaffirmed their other obligations under the Original Stockholder Support Agreement and the
Lock-Up
Agreements entered into by such AEye Technologies Stockholders, including, among other things, the agreement (i) not to transfer their shares of AEye Technologies Common Stock or AEye Technologies Preferred Stock (or enter into any arrangement with respect thereto) for a certain period of time or (b) to grant any proxy that is inconsistent with the proxy granted in the A&R Stockholder Support Agreement.
Luis Dussan, Blair LaCorte, Taiwania Capital Buffalo Fund Co., Ltd, KPCB Holdings, Inc, as nominee, and General Motors Ventures LLC are parties to the Stockholder Support Agreement. Luis Dussan and Blair LaCorte

are members of our Board, Taiwania Capital Buffalo Fund Co., Ltd is a current stockholder and affiliated with a former member of our Board, KPCB Holdings, Inc., as nominee is a current stockholder and is affiliated with a current member of our Board, and General Motors Ventures LLC currently holds more than 5% of our Common Stock.
Lock-Up
Agreements
In February 2021, AEye Technologies, CF III and certain key AEye Technologies Stockholders entered into a
Lock-Up
Agreement, whereby each of the key AEye Technologies Stockholders agreed to not to sell or offer to sell their AEye Technologies capital stock for a certain period of time. Luis Dussan, Blair LaCorte, Taiwania Capital Buffalo Fund Co., Ltd, KPCB Holdings, Inc, as nominee, and General Motors Ventures LLC are parties to the A&R Stockholder Support Agreement. Luis Dussan and Blair LaCorte are members of our Board, Taiwania Capital Buffalo Fund Co., Ltd is a current stockholder and affiliated with a former member of our Board, KPCB Holdings, Inc., as nominee is a current stockholder and is affiliated with a current member of our Board, and General Motors Ventures LLC currently holds more than 5% of our Common Stock.
Equity Financings
2020 and 2021 Convertible Equity Instruments
Between February 2020 and January 2021, we issued convertible equity instruments in an aggregate principal amount of approximately $40 million to investors that included certain persons that currently hold more than 5% of our Common Stock, and affiliates of certain members of our Board. The convertible equity instruments accrue interest at a rate of 3.0% per annum. All of the convertible equity instruments automatically converted into shares of our Common Stock immediately prior to the Effective Time of the Merger. The following table summarizes the aggregate principal amount of convertible equity instruments issued to any of our current executive officers, directors, or holders of more than 5% of our Common Stock.

Name	Aggregate Principal
Amount
KPCB Holdings, Inc., as nominee (1)	$7,344,919.15
General Motors Ventures LLC (2)	$2,844,199.15

(1)
Wen H. Hsieh is a member of the AEye Board and KPCB XVI Associates LLC holds more than 5% of AEye Common Stock. Wen H. Hsieh and KPCB XVI Associates LLC are affiliated with KPCB Holdings, Inc., as nominee.

(2)	General Motors Ventures LLC holds more than 5% of AEye Common Stock.
Series A Preferred Stock Financing
From October 2016 through November 13, 2017, pursuant to that certain Series A Preferred Stock Purchase Agreement, dated as of October 31, 2016, AEye Technologies sold an aggregate of 9,226,734 shares of AEye Technologies Series A Preferred Stock for a cash purchase price of $2.0423 per share or the conversion and cancellation of certain convertible promissory notes, for an aggregate purchase price of approximately $19 million, pursuant to AEye Technologies’ Series A Preferred Stock financing. Each share of AEye Technologies’ Series A Preferred Stock converted automatically into shares of Class A Common Stock in connection with the completion of the Merger, as provided in the Merger Agreement.

The following table summarizes the Series A Preferred Stock purchased by our executive officers, directors, or holders of more than 5% of our Capital Stock.

Stockholder	Shares of Series A Preferred Stock	Total Purchase Price	Total Principal and Accrued Interest on Convertible Note
General Motors Ventures LLC	2,448,220	$5,000,000	n/a
KPCB Holdings, Inc., as nominee	2,448,220	$5,000,000	n/a

(1)	General Motors Ventures LLC holds more than 5% of AEye capital stock.
(2)
Wen H. Hsieh is a member of the AEye Board and KPCB XVI Associates LLC holds more than 5% of AEye Common Stock. Wen H. Hsieh and KPCB XVI Associates LLC are affiliated with KPCB Holdings, Inc., as nominee.

Series B Preferred Stock Financing
From October 31, 2018 to December 18, 2019, pursuant to that certain Series B Preferred Stock Purchase Agreement, dated as of October 31, 2018, AEye Technologies sold an aggregate of 7,156,991 shares of its AEye Technologies Series B Preferred Stock for a cash purchase price of $6.1923 per share or the conversion and cancellation of certain convertible promissory notes, for an aggregate purchase price of approximately $43 million, pursuant to AEye Technologies’ Series B Preferred Stock financing. Each share of AEye Technologies Series B Preferred Stock converted automatically into Class A Common Stock at the Effective Time.
The following table summarizes the Series B Preferred Stock purchased by AEye’s executive officers, directors, or holders of more than 5% of AEye capital stock.

Stockholder	Shares of Series B Preferred Stock	Total Purchase Price	Series B Preferred Shares from Conversion of Notes	Total Principal on Convertible Note
General Motors Ventures LLC (1)	391,146	$2,422,093.38	462,564	$2,577,905.00
KPCB Holdings, Inc., as nominee (2)	391,146	$2,422,093.38	462,564	$2,577,905.00

(1)	General Motors Ventures LLC holds more than 5% of AEye capital stock.
(2)
Wen H. Hsieh is a member of the AEye Board and KPCB XVI Associates LLC holds more than 5% of AEye Common Stock. Wen H. Hsieh and KPCB XVI Associates LLC are affiliated with KPCB Holdings, Inc., as nominee.

AEye Technologies Stockholder Agreements
In October 2018, in connection with its Series B Preferred Stock financing, AEye Technologies entered into an amended and restated investors’ rights agreement, right of first refusal and co-sale
agreement, and voting agreement (collectively, the “AEye Stockholder Agreements”), which granted rights to certain holders of AEye capital stock, including Blair LaCorte, who is a member of our Board; KPCB Holdings, Inc., as nominee. which is affiliated with director Wen Hsieh; Taiwania Capital Buffalo Fund Co. Ltd., which is affiliated with former director Huang Lee; and General Motors Ventures LLC, which held more than 5% of AEye capital stock prior to the Merger (collectively, the “Agreement Parties”). Pursuant to the AEye Stockholder Agreements, the Agreement Parties agreed to vote in specified

Stockholder Agreements also provided the Agreement Parties with certain registration rights, pre-emptive
rights, information and inspection rights, drag-along rights, and right of first refusal and co-sale
rights. The AEye Stockholder Agreements terminated upon the Closing of the Merger.
Related Person Transaction Policy Following the Merger
In connection with Closing of the Merger, we adopted a new written related party transaction policy. The policy provides that officers, directors, holders of more than 5% of any class of the Combined Entity’s voting securities, and any member of the immediate family of and any entity affiliated with any of the foregoing persons, will not be permitted to enter into a related-party transaction with the Combined Entity without the prior consent of the audit committee, or other independent members of the Combined Entity Board in the event it is inappropriate for the audit committee to review such transaction due to a conflict of interest. Any request for the Combined Entity to enter into a transaction with an executive officer, director, principal stockholder, or any of their immediate family members or affiliates, in which the amount involved exceeds $120,000, must first be presented to the audit committee for review, consideration, and approval. In approving or rejecting the proposed transactions, the audit committee will take into account all of the relevant facts and circumstances available. All of the transactions described in this section were entered into prior to the adoption of this policy.
Employment Relationship
Since November 2016, the Company has employed a sibling of Mr. Dussan, the Company’s President and Chief Technology Officer, who held initially held the position of Sr. Manager, Human Resources and was promoted to Director, Human Resources in 2021. In 2020 and 2021, Mr. Dussan’s sibling received total cash compensation of $115,000 and $136,000 respectively. In 2020, he was granted options to purchase 37,208 (post-business combination adjusted) shares of common stock with an exercise price of $0.6262 per share (post-business combination adjusted). In 2021, he was granted 1,860 RSUs that vest over four years. In addition, he participates in all other benefits that the Company generally offers to all of its employees.
Indemnification Under Amended Charter and Amended Bylaws; Indemnification Agreements
The Amended Bylaws provide that the Company will indemnify its directors and officers to the fullest extent permitted by the DGCL, subject to certain exceptions contained in the Amended Bylaws. In addition, the Company’s Amended Charter provides that the Company’s directors will not be liable for monetary damages for breach of fiduciary duty. The Company has also entered into indemnification agreements with each of its executive officers and directors. The indemnification agreements provide the indemnitees with contractual rights to indemnification, and expense advancement and reimbursement, to the fullest extent permitted under the DGCL, subject to certain exceptions contained in those agreements.
Policy Regarding Related Party Transactions
The Board of Directors has adopted a written policy on transactions with related persons that is in conformity with the requirements for issuers having publicly held common stock that is listed on Nasdaq. The purpose of the policy is to describe the procedures used to identify, review, approve, and disclose, if necessary, any transaction, arrangement, or relationship (or any series of similar transactions, arrangements, or relationships) in which (i) the Company was, is, or will be a participant, (ii) the aggregate amount involved exceeds $120,000, and (iii) a related person has or will have a direct or indirect material interest, in each case, other than compensation arrangements approved by the Company’s Audit Committee. For purposes of the policy, a related person is (a) any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company, (b) any person who is known to be the beneficial owner of more than 5% of the Company’s voting securities, (c) any immediate family member of any of the foregoing persons sharing the same household as such person, or (d) any firm, corporation, or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position, or in which such person has a 5% or greater beneficial ownership interest. The Company’s Audit Committee reviews and approves, or ratifies, each related party transaction, taking into account whether the terms are comparable to those obtained in an arm’s length transaction, the extent of the related person’s interest and other factors. If advance approval of a related party transaction is not feasible, then the transaction may be preliminarily entered into by management upon prior approval by the General Counsel, subject to ratification by the Audit Committee at its next regularly scheduled meeting. No director may participate in approval of a related party transaction for which he or she is a related person.

PRINCIPAL STOCKHOLDERS
The following table sets forth information known to us regarding the beneficial ownership of our Common Stock as of April 29, 2022, by:

•	each person known by the Company to be the beneficial owner of more than five percent (5%) of the outstanding shares of the Company’s Common Stock;

•	each current executive officer and director of the Company; and

•	all current executive officers and directors of the Company, as a group.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within sixty (60) days.
The beneficial ownership percentages set forth in the table below are based on 157,151,687 shares of Common Stock issued and outstanding as of April 29, 2022. In computing the number of shares beneficially owned by a person and the percentage ownership of such person, the Company deemed to be outstanding all shares subject to equity awards held by the person that are currently exercisable, or would be exercisable or would vest based on service-based vesting conditions within sixty (60) days of April 29, 2022. However, the Company did not deem such shares outstanding for the purpose of computing the percentage ownership of any other person.
Unless otherwise indicated, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock of the Company beneficially owned by them.

Name and Address of Beneficial Owner	Number of	% of
	Shares	Class
Directors and Executive Officers(1)
Blair LaCorte(2)	5,791,302	3.69%
Luis Dussan(3)	18,727,877	11.92%
Sue Zeifman(4)	5,000	*
Thomas R. Tewell(5)	369,495	*
Andrew S. Hughes(6)	225,464	*
Wen H. Hsieh	—	*
Prof. Dr. Bernd Gottschalk(7)	113,646	*
Dr. Karl-Thomas Neumann(8)	4,960	*
Timothy J. Dunn(9)	53,648	*
Carol DiBattiste(10)	18,604	*
All directors and officers as a group (10 individuals)(11)	25,309,996	16.11%
5% Shareholders
KPCB Holdings, Inc., as nominee(12)	16,300,697	10.37%
General Motors Ventures LLC(13)	14,064,191	8.95%

*	Less than one percent.
(1)	Unless otherwise noted, the business address of each of the following individuals or entities is c/o AEye, Inc., 1 Park Place, Suite 200, Dublin, CA 94568.
(2)
Consists of 1,631,891 shares of common stock held of record by Mr. LaCorte and 4,159,411 shares of common stock subject to equity awards held by Mr. LaCorte that are expected to vest and be exercisable within 60 days of April 29, 2022.

(3)
Consists of 18,324,131 shares of common stock held of record by Mr. Dussan, 31,666 shares of common stock subject to equity awards held by Mr. Dussan that are expected to vest and be exercisable within 60 days of April 29, 2022, and 372,080 shares of common stock held of record by the Luis Carlos Dussan Family Trust dated January 20, 2021, however, with respect to the shares held in trust, Mr. Dussan disclaims beneficial ownership except to the extent of his pecuniary interest therein.

(4)	Consists of 5,000 shares of common stock held of record by Ms. Zeifman.
(5)
Consists of 281,455 shares of common stock held of record by Mr. Tewell and 88,040 shares of common stock subject to equity awards held by Mr. Tewell that are expected to vest within 60 days of April 29, 2022.

(6)
Consists of 135,465 shares of common stock held of record by Mr. Hughes and 89,999 shares of common stock subject to equity awards held by Mr. Hughes that are expected to vest within 60 days of April 29

(7)
Consists of 51,633 shares of common stock held of record by Prof. Dr. Gottschalk and option to purchase 62,013 shares of common stock that are expected to vest, or have vested, within 60 days of April 29, 2022.

(8)	Consists of 4,340 shares of common stock held by of record by Dr. Neumann and 620 shares of common stock awards held by Dr. Neumann that are expected to vest within 60 days of April 29, 2022.
(9)
Consists of 11,530 shares of common stock held of record by Mr. Dunn and 23,514 shares of common stock held of record by the Dunn Family Trust U/A/D 7/10/2001, for which Mr. Dunn serves as a trustee, and options to purchase 18,604 shares of common stock that have vested within 60 days of April 29, 2022.

(10)	Consists of 18,604 shares of common stock held of record by Ms. DiBattiste.
(11)
Consists of 20,859,643 shares of common stock held of record and 4,450,353 shares of common stock subject to equity awards that are expected to vest and/or be exercisable within 60 days of April 29, 2022.

(12)
Based solely on the Schedule 13G filed on February 11, 2022 filed by (i) Kleiner Perkins Caufield & Byers XVI, LLC (‘‘KPCB XVI’’), (ii) KPCB XVI Founders Fund, LLC (‘‘KPCB XVI Founders’’), (iii) KPCB XVI Associates, LLC (‘‘KPCB XVI Associates’’), (iv) Kleiner Perkins Caufield & Byers XIX, LLC (‘‘KPCB XIX’’), (v) KPCB XIX Founders Fund, LLC (‘‘KPCB XIX Founders’’), (vi) Kleiner Perkins XIX Friends, LLC (‘‘KPCB XIX Friends’’) and (vii) KPCB XIX Associates, LLC (‘‘KPCB XIX Associates’’). Consists of: (i) 13,405,167 shares over which KPCB XVI has sole voting and dispositive power, except that KPCB XVI Associates, the managing member of KPCB XVI, may be deemed to have sole power to vote and dispose these shares; (ii) 458,898 shares over which KPCB XVI Founders has sole voting and dispositive power, except that KPCB XVI Associates, the managing member of KPCB XVI Founders, may be deemed to have sole power to vote and dispose these shares; (iii) 13,864,065 shares over which KPCB XVI Associates has sole voting and dispositive power, of which 13,405,167 are directly owned by KPCB XVI and 458,898 are directly owned by KPCB XVI Founders, where KPCB XVI Associates, as the managing member of KPCB XVI and KPCB XVI Founders, may be deemed to have sole power to vote and dispose these shares; (iv) 2,362,303 shares over which KPCB XIX has sole voting and dispositive power, except that KPCB XIX Associates, the managing member of KPCB XIX, may be deemed to have sole power to vote and dispose these shares; (v) 52,150 shares over which KPCB XIX Founders has sole voting and dispositive power, except that KPCB XIX Associates, the managing member of KPCB XIX Founders, may be deemed to have sole power to vote and dispose these shares; (vi) 22,179 shares over which KPCB XIX Friends has sole voting and dispositive power, except that KPCB XIX Associates, the managing member of KPCB XIX Friends, may be deemed to have sole power to vote and dispose these shares; and (vii) 2,436,632 shares over which KPCB XIX Associates has sole voting and dispositive power, of which (x) 2,362,303 shares are directly owned by KPCB XIX, (y) 52,150 shares are directly owned by KPCB XIX Founders and (z) 22,179 shares are directly owned by KPCB XIX Friends, where KPCB XIX Associates, as the managing member of KPCB XIX, KPCB XIX Founders and KPCB XIX Friends, may be deemed to have sole power to vote and dispose these shares. The address for each of the Reporting Persons is c/o Kleiner Perkins Caufield & Byers, LLC, 2750 Sand Hill Road, Menlo Park, California 94025.

(13)
Based solely on the Schedule 13G filed on September 3, 2021. Consists of 14,064,191 shares of common stock held of record by (i) General Motors Ventures LLC (‘‘GM Ventures’’), (ii) General Motors Holdings LLC (‘‘GM Holdings’’), and (iii) General Motors Company (‘‘GM’’), where such entities have shared voting and dispositive power. GM Ventures is a wholly owned subsidiary of GM Holdings; GM Holdings is a wholly owned subsidiary of GM. The principal office of each of GM Ventures, GM Holdings, and GM is 300 Renaissance Center, Detroit, Michigan 48265.

SELLING STOCKHOLDERS
This prospectus relates to the possible resale from time to time by Tumim of any or all of the shares of Common Stock that may be issued by us to Tumim under the Purchase Agreement. For additional information regarding the issuance to Tumim of Common Stock covered by this prospectus, see the section entitled “The Tumim Transaction” above. We are registering the shares of Common Stock pursuant to the provisions of the Registration Rights Agreement we entered into with Tumim on December 8, 2021 in order to permit Tumim to offer the shares for resale from time to time. Except for the transactions contemplated by the Purchase Agreement and the Registration Rights Agreement, Tumim has not had any material relationship with us within the past three years.
The table below presents information regarding the Selling Stockholder and the shares of Common Stock that it may offer from time to time under this prospectus. This table is prepared based on information supplied to us by the Selling Stockholder, and reflects holdings as of April 29, 2022. The number of shares in the column “Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus” represents all of the shares of Common Stock that the Selling Stockholder may offer for resale under this prospectus. The Selling Stockholder may sell some, all or none of its shares in this offering. We do not know how long the Selling Stockholder will hold the shares before selling them, and we are not aware of any existing arrangements between the Selling Stockholder and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of our Common Stock being offered for resale by this prospectus.
Beneficial ownership is determined in accordance with Rule
13d-3(d)
promulgated by the SEC under the Exchange Act, and includes shares of Common Stock with respect to which the Selling Stockholder has sole or shared voting and investment power. The percentage of shares of Common Stock beneficially owned by the Selling Stockholder prior to the offering shown in the table below is based on an aggregate of 157,151,687 shares of our Common Stock outstanding on April 29, 2022. Because the purchase price of the shares of Common Stock issuable under the Purchase Agreement is determined on the applicable Purchase Date with respect to a purchase, the number of shares that may actually be sold by us under the Purchase Agreement may be fewer than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the Selling Stockholder pursuant to this prospectus.

Names and Addresses	Number of Shares of Common Stock Owned Prior to Offering		Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering
	Number (1)	Percent		Number (2)	Percent
Tumim Stone Capital LLC (3)	302,634	*	30,865,419	0	*

*	less than 1%
(1)
Consists of 302,634 shares of Common Stock we issued to Tumim on December 8, 2021 as Commitment Shares in consideration for entering into the Purchase Agreement. In accordance with Rule
13d-3(d)
under the Exchange Act, we have excluded from the number of shares beneficially owned prior to the offering all of the shares that Tumim may be required to purchase under the Purchase Agreement because the issuance of such shares is solely at our discretion and is subject to conditions contained in the Purchase Agreement, the satisfaction of which are entirely outside of Tumim’s control, including with respect to the Purchase Agreement the registration statement that includes this prospectus becoming and remaining effective. Furthermore, purchases of shares of our Common Stock are subject to certain agreed upon maximum amount limitations set forth in the Purchase Agreement. The Purchase Agreement prohibits us from issuing and selling any shares of our Common Stock to Tumim to the extent such shares, when aggregated with all other shares of our Common Stock then beneficially owned by Tumim and its affiliates, would cause Tumim’s beneficial ownership of our Common Stock to exceed the 9.99% Beneficial Ownership Limitation. The Purchase Agreement also prohibit us from issuing or selling shares of our Common Stock under the Purchase Agreement and the transactions contemplated thereby, in excess of the 19.99% Exchange Cap, unless we obtain stockholder approval to do so, or unless the average price of all sales of Common Stock under the Purchase Agreement (including the commitment shares issued thereunder) are made at a price equal to or greater than $4.90 per share, such that the Exchange Cap limitation would not apply under the Nasdaq listing rules. Neither the Beneficial Ownership Limitation nor the Exchange Cap (to the extent applicable under the Nasdaq listing rules) may be amended or waived under the Purchase Agreement.
(2)
Assumes the sale of all shares being offered pursuant to this prospectus. Depending on the price per share at which we sell our Common Stock to Tumim pursuant to the Purchase Agreement, we may need to sell to Tumim under the Purchase Agreement more shares of our Common Stock than are offered under this prospectus in order to receive aggregate gross proceeds equal to the $125.0 million Total Commitment available to us under the Purchase Agreement. If we choose to do so, we must first register for resale under the Securities Act such additional shares. The number of shares ultimately offered for resale by Tumim is dependent upon the number of shares we sell to Tumim under the Purchase Agreement.

(3)
The business address of Tumim Stone Capital LLC is 140 Broadway, 38th Floor, New York, NY 10005. Tumim Stone Capital LLC’s principal business is that of a private investor. Maier Joshua Tarlow is the manager of 3i Management, LLC, the general partner of 3i, LP, which is the sole member of Tumim Stone Capital LLC, and has sole voting control and investment discretion over securities beneficially owned directly by Tumim Stone Capital LLC and indirectly by 3i Management, LLC and 3i, LP. 3i Management, LLC is also the manager of Tumim Stone Capital LLC. We have been advised that none of Mr. Tarlow, 3i Management, LLC, 3i, LP or Tumim Stone Capital LLC is a member of FINRA, or an independent broker-dealer, or an affiliate or associated person of a FINRA member or independent broker-dealer. The foregoing should not be construed in and of itself as an admission by Mr. Tarlow as to beneficial ownership of the securities beneficially owned directly by Tumim Stone Capital LLC and indirectly by 3i Management, LLC and 3i, LP.

DESCRIPTION OF OUR SECURITIES
The following description of our securities is a summary and does not purport to be complete. The description is subject to and qualified in its entirety by reference to (i) our Amended Charter, (ii) our Amended Bylaws, (iii) the Warrant Agreement, dated as of November 12, 2020, between the Company and Continental Stock Transfer & Trust Company (the “Warrant Agreement”), (iv) the Registration Rights Agreement, dated as of December 8, 2021, between the Company and Tumim Stone Capital LLC (the “Registration Rights Agreement”), and (v) the Form of Indemnification Agreement, each of which is incorporated by reference as exhibits to this prospectus.
General
Our purpose is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (“DGCL”). Our authorized capital stock consists of 300,000,000 shares of Common Stock and (b) 1,000,000 shares of preferred stock, par value $0.0001 per share. As of the date of this prospectus, no shares of preferred stock are issued or outstanding. Unless our Board determines otherwise, we will issue all shares of our capital stock in uncertificated form.
Description of Common Stock
Voting Rights.
Each holder of Common Stock is entitled to one (1) vote in person or by proxy for each share of the Common Stock held of record by such holder. The holders of shares of the Common Stock do not have cumulative voting rights.
Dividend Rights.
Subject to any other provisions of the Amended Charter, each holder of Common Stock is entitled to receive such dividends and other distributions in cash, stock or property of the Company when, as and if declared thereon by our Board from time to time out of assets or funds of the Company legally available therefor and shall share equally on a per share basis in such dividends and distributions.
Liquidation Rights.
In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, subject to applicable law, the rights, if any, of the holders of any outstanding series of the preferred stock, after payment or provision for payment of the debts and other liabilities of the Company, the holders of the shares of Common Stock are entitled to receive all the remaining assets of the Company available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.
Other Matters.
The rights, preferences and privileges of the holders of our Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock, including any series of preferred stock which we may designate in the future. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and nonassessable.
Listing.
The Common Stock is listed for trading on Nasdaq under the symbol “LIDR”.
Transfer Agent.
Continental Stock Transfer & Trust Company acts as the transfer agent of the Common Stock.
Description of Preferred Stock
Under the terms of the Amended Charter, our Board has the authority, without stockholder approval, to issue shares of preferred stock from time to time on terms it may determine, to divide shares of preferred stock into one or more class or series and to fix for each such class or series the designations, preferences, privileges, and restrictions of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference, and the number of shares constituting any series or the designation of any series to the fullest extent permitted by the DGCL. The issuance of preferred stock could have the effect of decreasing the trading price of the Common Stock, restricting dividends on our capital stock, diluting the voting power of the Common Stock, impairing the liquidation rights of our capital stock, or delaying or preventing a change in control of the Company. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.
Description of Warrants
Form.
The Warrants were issued under the Warrant Agreement. The material terms and provisions of the Warrants are summarized below, but the following description is subject to, and qualified in its entirety by, the Warrant Agreement and the form of Warrant.
Exercisability
. The Warrants are currently exercisable and may be exercised at any time up to five (5) years from August 16, 2021 or earlier upon redemption or liquidation, as applicable, at the option of each holder by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of Common Stock purchased upon such exercise (except in the case of a cashless exercise as discussed below).
Cashless Exercise
. If the Common Stock is at the time of any exercise of a Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”), the Company may, at its option, require holders of the Warrants who exercise such Warrants to exercise on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act as described in the Warrant Agreement, and in the event the Company so elects, the Company is not be required to file or maintain in effect a registration statement for the registration under the Securities Act of the Common Stock issuable upon exercise of the Warrants.
Notwithstanding the foregoing, the Private Placement Warrants may be exercised pursuant to a “cashless exercise” so long as such Private Placement Warrant is held by Sponsor or its permitted transferees (as defined in the Warrant Agreement).
Exercise Price.
Each Warrant represents the right to purchase one share Common Stock at an original exercise price of $11.50 per share, subject to adjustments as described in the Warrant Agreement, including a stock split or similar events and payments of certain dividends to the Common Stock.
Redemption
. Other than the Private Placement Warrants, the Company may, at its option, redeem all of the outstanding Warrants at any time while they are exercisable and prior to their expiration upon notice to the holders thereof, at the price of $0.01 per Warrant, provided that (i) the last sales price of the Common Stock reported has been at least $18.00 per share (subject to adjustments as described in the Warrant Agreement), on each of twenty (20) trading days within the thirty (30) trading day period ending on the third trading day prior to the date on which the notice of redemption is given and (ii) there is an effective registration statement covering the shares of Common Stock issuable upon exercise of the Warrants, and a current prospectus relating thereto, available throughout the redemption period, or the Company has elected to require the exercise of the Warrants on a “cashless basis”. The Warrants may be exercised at any time after notice of redemption shall have been given by the Company and prior to the redemption date.
Rights as a Stockholder.
Except as otherwise provided in the Warrants or by virtue of such holder’s ownership of shares of our Common Stock, the holder of a Warrant does not have the rights or privileges of a holder of our Common Stock, including any voting rights, until the holder exercises the Warrant.
Listing.
The Warrants are listed for trading on the Nasdaq under the symbol “LIDRW”.
Warrant Agent.
Continental Stock Transfer & Trust Company acts as the warrant agent and transfer agent for the Warrants.

Registration Rights
The Company is a party to the Registration Rights Agreement entered in connection with a transaction pursuant to which Tumim Stone Capital LLC has committed to purchase the Company’s Common Stock. The Registration Rights Agreement requires the Company to prepare and file a registration statement to cover the resale under the Securities Act of registrable securities held by Tumim Stone Capital LLC.
Provisions of Our Amended Charter and Bylaws and Delaware Law That May Have Anti-Takeover Effects
Section 203 of the Delaware General Corporation Law
Section 203 of the DGCL is applicable to takeovers of certain Delaware corporations, including us. Subject to exceptions enumerated therein, Section 203 provides that a corporation shall not engage in any business combination with any “interested stockholder” for a three-year period following the date that the stockholder becomes an interested stockholder unless:

•	prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, though some shares may be excluded from the calculation; or

•
on or subsequent to that date, the business combination is approved by the board of directors of the corporation and by the affirmative votes of holders of at least two-thirds
of the outstanding voting stock that is not owned by the interested stockholder.

The term “business combination” is defined to include, among other transactions between an interested stockholder and a corporation or any direct or indirect majority owned subsidiary thereof: a merger or consolidation; a sale, lease, exchange, mortgage, pledge, transfer or other disposition (including as part of a dissolution) of assets having an aggregate market value equal to 10% or more of either the aggregate market value of all assets of the corporation on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation; certain transactions that would result in the issuance or transfer by the corporation of any of its stock to the interested stockholder; certain transactions that would increase the interested stockholder’s proportionate share ownership of the stock of any class or series of the corporation or such subsidiary; and any receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or any such subsidiary.
Except as specified in Section 203, an interested stockholder is generally defined to include any person who, together with any affiliates or associates of that person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation, any time within three years immediately prior to the relevant date. Under certain circumstances, Section 203 makes it more difficult for an interested stockholder to effect various business combinations with a corporation for a three-year period, although the stockholders may elect not to be governed by this section, by adopting an amendment to the Amended Charter or the Bylaws, effective 12 months after adoption. Our Amended Charter and Bylaws do not opt out from the restrictions imposed under Section 203. We anticipate that the provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with the board of directors because the stockholder approval requirement would be avoided if a majority of the directors then in office excluding an interested stockholder approve either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder. These provisions may have the effect of deterring hostile takeovers or delaying changes in control, which could depress the market price of our Common Stock and deprive stockholders of opportunities to realize a premium on shares of Common Stock held by them.

Amended Charter and Bylaw Provisions
In addition to the board of directors’ ability to issue shares of preferred stock, our Amended Charter and Amended Bylaws contain the following provisions that may have the effect of discouraging unsolicited acquisition proposals:

•	our Amended Charter and Amended Bylaws classify the board of directors into three classes with staggered three-year terms (except for certain initial year terms);

•	under our Amended Charter and Amended Bylaws, our Board may enlarge the size of the board and fill the vacancies;

•
our Amended Charter and Amended Bylaws provide that a stockholder may not nominate candidates for the board of directors at any annual or special meeting unless that stockholder notifies us of its intention a specified period in advance and provides us with certain required information;

•	our Amended Charter and Amended Bylaws provide that stockholders may remove our directors only for cause;

•	our Amended Charter and Amended Bylaws provide that stockholders who wish to bring business before the stockholders at our annual meeting must provide advance notice;

•
our Amended Charter and Amended Bylaws provide that, except for limited exceptions, any action required or permitted to be taken by the stockholders must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders; and

•
our Amended Charter and Amended Bylaws provide that special meetings of stockholders may only be called by the chairman of our Board, our Chief Executive Officer or our Board pursuant to a resolution adopted by a majority of our Board.

Our Amended Charter and Amended Bylaws also provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for:

•	any derivative action or proceeding brought on our behalf;

•	any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to us or our stockholders;

•	any action asserting a claim arising pursuant to any provision of the DGCL or our Charters; or

•	any action asserting a claim governed by the internal affairs doctrine.
Our Amended Charter and Amended Bylaws further provide that any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the company is deemed to have notice of and consented to the foregoing provision.
Quorum.
Unless otherwise required by the DGCL or other applicable law, the holders of a majority of the voting power of our capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise required by law or provided by the certificate of incorporation. If, however, such quorum will not be present or represented at any meeting of the stockholders, such stockholders will have power to adjourn the meeting from time to time until a quorum shall attend.
Authorized but Unissued Capital Stock
. The DGCL does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of NASDAQ, which would apply if and so long as the Common Stock remains listed on NASDAQ, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of the Common Stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved Common Stock may be to enable our Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of the Common Stock at prices higher than prevailing market prices.
Annual Stockholder Meetings.
Our Amended Bylaws provide that annual stockholder meetings will be held at a date, time and place, if any, as exclusively selected by our Board. To the extent permitted under applicable law, our Board may conduct meetings by remote communications. Our Amended Bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by our Secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the open of business on the 120th day prior to the anniversary date of the immediately preceding our annual meeting of stockholders. Pursuant to Rule
14a-8
of the Exchange Act, proposals seeking inclusion in our annual proxy statement must comply with the notice periods contained in the annual proxy statement. Our Amended Charter specifies certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders. Our Amended Bylaws also specify certain requirements as to the form and content of a stockholder’s notice for an annual meeting. Specifically, a stockholder’s notice must include: (i) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event such business includes a proposal to amend the bylaws, the language of the proposed amendment) and the reasons for conducting such business at the annual meeting, (ii) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (iii) the class or series and number of shares of our capital stock that are owned beneficially and of record by such stockholder and by the beneficial owner, if any, on whose behalf the proposal is made, (iv) a description of all arrangements or understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and any other person or persons (including their names) in connection with the proposal of such business by such stockholder, (v) any material interest of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made in such business and (vi) a representation that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the annual meeting to bring such business before the meeting. These notice requirements will be deemed satisfied by a stockholder as to any proposal (other than nominations) if the stockholder has notified us of such stockholder’s intention to present such proposal at an annual meeting in compliance with Rule
14a-8
(or any successor thereof) of the Exchange Act, and such stockholder has complied with the requirements of such rule for inclusion of such proposal in a proxy statement prepared by us to solicit proxies for such annual meeting. The foregoing provisions may limit our stockholders’ ability to bring matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.
Special Meetings
. The Amended Charter provides that special meetings of our stockholders may be called only by the chairman of our Board, our Chief Executive Officer or our Board pursuant to a resolution adopted by a majority of our Board. Our stockholders will not be eligible and will have no right to call a special meeting.
Our Amended Bylaws also provide that unless otherwise restricted by the Amended Charter or the Amended Bylaws, any action required or permitted to be taken at any meeting of our Board or of any committee thereof may be taken without a meeting, if all members of our Board or committee thereof, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions (or paper reproductions thereof) are filed with the minutes of proceedings of our Board or committee thereof.
Amendment.
The DGCL provides generally that the affirmative vote of a majority of the outstanding stock entitled to vote on amendments to a corporation’s certificate of incorporation or bylaws is required to approve such amendment, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage.
The Amended Bylaws may be amended, altered or repealed (A) by the affirmative vote of a majority of our entire Board; or (B) by the affirmative vote of the holders of at least a majority of the voting power of the shares entitled to vote at an election of directors.
Limitations on Liability and Indemnification of Officers and Directors.
The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. We have entered, and expect to continue to enter, into agreements to indemnify our directors, executive officers and other employees as determined by our Board. Under the terms of such indemnification agreements, we are required to indemnify each of our directors and officers, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director or officer of the Company or any of its subsidiaries or was serving at the Company’s request in an official capacity for another entity. We must indemnify our officers and directors against all expenses, judgments, fines, penalties and amounts paid in settlement (if pre-approved),
including all costs, expenses and obligations incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, suit, proceeding or alternative dispute resolution mechanism, whether civil, criminal, administrative, investigative or other, arising out of the officers’ or directors’ role as an officer or director of the Company, or establishing or enforcing a right to indemnification under the indemnification agreement.

PLAN OF DISTRIBUTION
We are registering the resale of up to 30,865,419 shares of Common Stock by Tumim. Tumim will pay all sales and brokerage commissions and similar expenses in connection with the offer and resale of the Common Stock by Tumim pursuant to this prospectus. We will pay the expenses (except sales and brokerage commissions and similar expenses) incurred in registering under the Securities Act the offer and resale of the shares included in this prospectus by Tumim, including legal and accounting fees.
The shares of Common Stock covered by this prospectus may be offered and sold from time to time by the Selling Stockholder. The Selling Stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter
market or otherwise, at prices and under terms then prevailing or at prices related to the then-current market price or in negotiated transactions. The Selling Stockholder may sell their shares of Common Stock by one or more of, or a combination of, the following methods:

•	ordinary brokers’ transactions;

•	transactions involving cross or block trades;

•	through brokers, dealers, or underwriters who may act solely as agents;

•	“at the market” into an existing market for the ordinary shares;

•	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

•	in privately negotiated transactions; or

•	any combination of the foregoing.
In order to comply with the securities laws of certain states, if applicable, the Common Stock may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the Common Stock may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.
Tumim is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.
Tumim has informed us that it intends to use one or more registered broker-dealers to effectuate all sales, if any, of our Common Stock that it has acquired and may in the future acquire from us pursuant to the Purchase Agreement. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such registered broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Tumim has informed us that each such broker-dealer will receive commissions from Tumim that will not exceed customary brokerage commissions.
Brokers, dealers, underwriters or agents participating in the distribution of the shares of our Common Stock offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the purchasers, for whom the broker-dealers may act as agent, of the shares sold by the Selling Stockholder through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of shares of our Common Stock sold by the Selling Stockholder may be less than or in excess of customary commissions. Neither we nor the Selling Stockholder can presently estimate the amount of compensation that any agent will receive from any purchasers of shares of our Common Stock sold by the Selling Stockholder.
We know of no existing arrangements between the Selling Stockholder or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of our Common Stock offered by this prospectus.

We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement of which this prospectus forms a part to amend, supplement or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of shares offered by this prospectus by the Selling Stockholder, including the names of any brokers, dealers, underwriters or agents participating in the distribution of such shares by the Selling Stockholder, any compensation paid by the Selling Stockholder to any such brokers, dealers, underwriters or agents, and any other required information.
We will pay the expenses incident to the registration under the Securities Act of the offer and resale of the shares of our Common Stock covered by this prospectus by Tumim. As consideration for its irrevocable commitment to purchase our Common Stock under the Purchase Agreement, we have issued to Tumim 302,634 shares of our Common Stock as Commitment Shares. We also reimbursed Tumim for the fees and disbursements of its counsel incurred in connection with the Purchase Agreement in the amount of $50,000.
We also have agreed to indemnify Tumim and certain other persons against certain liabilities in connection with the offering of shares of our Common Stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Tumim has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by Tumim specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.
Reedland Capital Partners, acting through Weild & Co., member FINRA/SIPC (“Reedland”), acted as placement agent in connection with this offering. Pursuant to the terms of an engagement agreement we entered into with Reedland, upon settlement of each purchase that we may, in our sole discretion, direct Tumim Stone to make under the Purchase Agreement from time to time after the date of this prospectus, we have agreed to pay Reedland a cash placement fee equal to 2% of the aggregate gross purchase price paid by Tumim for the shares of common stock purchased by Tumim in such purchase, up to a cumulative maximum amount of $2.0 million. We have agreed to indemnify and hold harmless Reedland against certain liabilities, including liabilities under the Securities Act.
We estimate that the total expenses for the offering will be approximately $134,620.86.
Tumim has agreed that during the term of the Purchase Agreement, neither Tumim, nor any of its agents, representatives or affiliates will enter into or effect, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our Common Stock or any hedging transaction, which establishes a net short position with respect to our Common Stock. We have advised the Selling Stockholder that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the Selling Stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.
This offering will terminate on the date that all shares of our Common Stock offered by this prospectus have been sold by the Selling Stockholder.

LEGAL MATTERS
The validity of the shares of Common Stock offered hereby will be passed upon for us by Shearman & Sterling LLP, Menlo Park, California.
EXPERTS
The financial statements of AEye, Inc. as of December 31, 2021 and 2020, and for each of the two years in the period ended December 31, 2021, included in this Registration Statement have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form
S-1
under the Securities Act with respect to the shares of Common Stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and the shares of Common Stock offered hereby, we refer you to the registration statement and the exhibits and schedules filed thereto. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. We file periodic reports, proxy statements, and other information with the SEC pursuant to the Exchange Act. The SEC maintains an Internet website that contains reports, proxy statements and other information about registrants, like us, that file electronically with the SEC. The address of that site is
www.sec.gov
.

AEye, Inc.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the stockholders and Board of Directors of AEye, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of AEye, Inc. and subsidiaries (the “Company”) as of December 31, 2021 and 2020, the related consolidated statements of operations and comprehensive loss, stockholders’ equity (deficit), and cash flows for each of the two years in the period ended December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ DELOITTE & TOUCHE LLP
San Francisco, California
March 28, 2022
We have served as the Company’s auditor since 2018.

AEYE, INC. CONSOLIDATED BALANCE SHEETS (In thousands, except share and par value)

	As of December 31,
	2021	2020
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$14,183	$15,275
Marketable securities	149,824	—
Accounts receivable, net	4,222	156
Inventories, net	4,085	2,655
Prepaid and other current assets	5,051	1,396

Total current assets	177,365	19,482
Property and equipment, net	5,129	4,865
Restricted cash	2,150	1,223
Other noncurrent assets	1,509	315

Total assets	$186,153	$25,885

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable	$2,542	$1,807
Accrued expenses and other current liabilities	8,739	3,356
Contract liabilities	2,287	660
Convertible notes	—	29,079
Borrowing—net of debt issuance costs, current	—	2,693

Total current liabilities	13,568	37,595
Deferred rent, noncurrent	3,032	3,631
Borrowings—net of debt issuance costs, noncurrent	—	2,884
Other noncurrent liabilities	786	—

Total liabilities	17,386	44,110

COMMITMENTS AND CONTINGENCIES (Note 18)
STOCKHOLDERS’ EQUITY (DEFICIT):
Preferred stock—$0.0001 par value: 1,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock—$0.0001 par value: 300,000,000 shares authorized; 155,137,237 and 101,286,645 shares issued and outstanding at December 31, 2021 and 2020	16	10
Additional paid-in capital	320,937	68,549
Accumulated other comprehensive loss	(391)	—
Accumulated deficit	(151,795)	(86,784)

Total stockholders’ equity (deficit)	168,767	(18,225)

Total liabilities and stockholders’ equity (deficit)	$186,153	$25,885

The accompanying notes are an integral part of these consolidated financial statements.

AEYE, INC. CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (In thousands, except share and per share data)

	Year ended December 31,
	2021	2020
REVENUE:
Prototype sales	$1,004	$365
Development contracts	2,003	1,214

Total revenues	3,007	1,579

COST OF REVENUE	3,637	808

Gross profit (loss)	(630)	771
OPERATING EXPENSES:
Research and development	26,543	17,130
Sales and marketing	10,548	3,408
General and administrative	25,514	6,715

Total operating expenses	62,605	27,253

LOSS FROM OPERATIONS	(63,235)	(26,482)
OTHER INCOME (EXPENSE):
Change in fair value of embedded derivative liability and warrant liabilities	223	1,410
Gain on PPP loan forgiveness	2,297	—
Interest income and other	561	23
Interest expense and other	(4,857)	(1,502)

Total other income (expense), net	(1,776)	(69)

Provision for income tax expense	—	—

Net loss	$(65,011)	$(26,551)

Net unrealized loss on available-for-sale debt securities	(391)	—

Comprehensive loss	$(65,402)	$(26,551)

PER SHARE DATA
Net loss per common share (basic and diluted)	$(0.60)	$(0.26)
Weighted average common shares outstanding (basic and diluted)	109,055,894	102,803,202
The accompanying notes are an integral part of these consolidated financial statements.

AEYE, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)
For the years ended December 31, 2021 and 2020
(In thousands, except share data)

	Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
BALANCE—December 31, 2020 (as previously reported)	16,383,725	$62,639	10,838,010	$—	$5,920	$—	$(86,784)	$(18,225)
Retroactive application of recapitalization (Note 2)	(16,383,725)	(62,639)	90,448,635	10	62,629	—	—	—

Balance as of December 31, 2020, as adjusted (Note 2)	—	—	101,286,645	10	68,549	—	(86,784)	(18,225)
Stock-based compensation	—	—	—	—	10,018	—	—	10,018
Issuance of common stock upon exercise of stock options	—	—	312,037	—	150	—	—	150
Conversion of convertible notes and accrued interest into Class A common stock	—	—	20,778,097	2	39,093	—	—	39,095
Business Combination and PIPE financing	—	—	31,894,635	3	256,808	—	—	256,811
Transaction costs related to Business Combination and PIPE financing	—	—	—	—	(52,661)	—	—	(52,661)
Net settlement of common stock and Series A preferred stock warrants	—	—	240,806	—	—	—	—	—
Assumption of the private placement warrant liability in connection with Business Combination	—	—	—	—	(268)	—	—	(268)
Commitment shares for Common Stock Purchase Agreement	—	—	302,634	—	1,583	—	—	1,583
Repurchase of stock options	—	—	—	—	(1,500)	—	—	(1,500)
Issuance of common stock upon vesting of restricted stock units	—	—	448,604	1	—	—	—	1
Taxes related to net share settlement of equity awards	—	—	(126,221)	—	(835)	—	—	(835)
Unrealized loss on available-for-sale debt securities	—	—	—	—	—	(391)	—	(391)
Net loss	—	—	—	—	—	—	(65,011)	(65,011)

BALANCE—December 31, 2021	—	$—	155,137,237	$16	$320,937	$(391)	$(151,795)	$168,767

	Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
BALANCE—December 31, 2019 (as previously reported)	16,383,725	$62,639	11,283,838	$—	$3,305	$(60,233)	$5,711
Retroactive application of recapitalization (Note 2)	(16,383,725)	(62,639)	91,661,644	10	62,629	—	—

Balance as of December 31, 2019, as adjusted (Note 2)	—	—	102,945,482	10	65,934	(60,233)	5,711
Stock-based compensation	—	—	—	—	1,952	—	1,952
Issuance of common stock upon exercise of stock options	—	—	1,877,233	—	663	—	663
Repurchase of common stock	—	—	(3,536,070)	—	—	—	—
Net loss	—	—	—	—	—	(26,551)	(26,551)

BALANCE—December 31, 2020	—	$—	101,286,645	$10	$68,549	$(86,784)	$(18,225)

The accompanying notes are an integral part of these consolidated financial statements.

AEYE, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands)

	Year ended December 31,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(65,011)	$(26,551)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,014	922
Noncash common stock purchase agreement costs	1,583	—
Inventory write-downs	1,203	72
Change in fair value of embedded derivative liability and warrant liabilities	(223)	(1,410)
Noncash gain on PPP loan forgiveness	(2,297)	—
Stock-based compensation	10,018	1,952
Amortization of debt issuance costs	725	97
Amortization of debt discount	752	830
Amortization of premiums on marketable securities, net of change in accrued interest	310	—
Other	287	68
Changes in operating assets and liabilities:
Accounts receivable, net	(4,066)	(13)
Inventories, net	(2,633)	(309)
Prepaid and other current assets	(3,655)	3,811
Other noncurrent assets	(1,483)	(193)
Accounts payable	557	484
Accrued expenses and other current liabilities	5,496	1,377
Deferred rent	(538)	(496)
Contract liabilities	2,258	(290)

Net cash used in operating activities	(55,703)	(19,689)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(1,021)	(4,036)
Purchase of available-for-sale debt securities	(150,525)	—

Net cash used in investing activities	(151,546)	(4,036)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the exercise of stock options	150	663
Proceeds from Business Combination and PIPE financing	256,811	—
Transaction costs related to Business Combination and PIPE financing	(52,372)	—
Proceeds from the issuance of convertible notes	8,045	29,990
Proceeds from bank loans	10,000	2,270
Principal payments on bank loans	(13,333)	(667)
Payments of debt issuance costs	(717)	(238)
Repurchase of stock options	(1,500)	—

Net cash provided by financing activities	207,084	32,018

NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(165)	8,293
CASH, CASH EQUIVALENTS AND RESTRICTED CASH—Beginning of period	16,498	8,205

CASH, CASH EQUIVALENTS AND RESTRICTED CASH—Ending	$16,333	$16,498

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$358	$197
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Purchases of property and equipment included in accounts payable and accrued liabilities	270	13
Conversion of Series A and Series B preferred stock into Class A common stock	62,639	—
Conversion of convertible notes and accrued interest into Class A common stock	39,095	—
Assumption of the private placement warrant liability in connection with Business Combination	268	—
Transaction costs paid in 2020, previously recorded to other non-current assets and reclassified to additional paid-in capital in 2021	289	—
Taxes related to net share settlement of equity awards included in accrued liabilities	835	—
The accompanying notes are an integral part of these consolidated financial statements.

AEYE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data or otherwise stated)

1.	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
AEye, Inc. (the “Company” or “AEye”) is a provider of high-performance, active lidar systems for vehicle autonomy, advanced driver-assistance systems (ADAS), and robotic vision applications. AEye’s software-definable 4Sight
TM
Intelligent Sensing Platform combines solid-state active lidar, an optionally fused low-light
HD camera, and integrated deterministic artificial intelligence to capture more intelligent information with less data, enabling faster, more accurate, and more reliable perception.
On February 17, 2021, AEye Technologies, Inc., then known as AEye, Inc. (“AEye Technologies”), entered into the Agreement and Plan of Merger (the “Merger Agreement”) with CF Finance Acquisition Corp. III, a Delaware corporation (“CF III”), now known as AEye, Inc., and Meliora Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of CF III (“Merger Sub”). Based on CF III’s business activities, it was a “shell company” as defined under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). On August 16, 2021 (the “Closing Date”), CF III closed the business combination (the “Business Combination,” and together with the other transactions contemplated by the Merger Agreement, the “Transactions”) pursuant to the Merger Agreement, and Merger Sub was merged with and into AEye Technologies with AEye Technologies surviving the merger as a wholly owned subsidiary of CF III. On the Closing Date, and in connection with the closing of the Transactions (the “Closing”), CF III changed its name to AEye, Inc.
The Company’s common stock and public warrants are now listed on the Nasdaq Stock Market LLC (“Nasdaq”) under the symbols “LIDR” and “LIDRW”, respectively. Unless otherwise specified, “we,” “us,” “our,” “AEye,” and the “Company” refers to AEye, Inc., the combined entity following the Business Combination. Refer to Note 2 for further discussion of the Business Combination.
Principle of Consolidation and Liquidity
The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.
The Company has funded its operations primarily through the Business Combination and issuances of stock. As of December 31, 2021, the Company’s existing sources of liquidity included cash, cash equivalents and marketable securities of $164,007. The Company has incurred losses and negative cash flows from operations. If the Company incurs additional losses in the future, it may need to raise additional capital through issuances of equity and debt. However, management believes that the Company’s existing sources of liquidity are adequate to fund its operations for at least one year from the date the audited consolidated financial statements were available for issuance.
Reclassification of Prior Year Presentation
Certain prior year amounts have been reclassified for consistency with the current year presentation. Specifically, restricted cash is now presented as a separate line item on the consolidated balance sheets and was previously included within other noncurrent assets. Inventory write-downs is now presented as a separate line item on the consolidated statements of cash flows and was previously included within changes in inventories, net. Amortization of debt issuance costs is now presented as amortization of debt discounts on the consolidated statements of cash flows. Noncash interest expense related to bank loans is now presented as amortization of debt issuance costs on the consolidated statements of cash flows.

Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging
growth companies but any such election to opt out is irrevocable. The Company has elected to take advantage of the benefits of the extended transition period for new or revised financial accounting standards. This may make it difficult or impossible to compare the Company’s financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used.
Use of Estimates
The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant items subject to such estimates and assumptions include investments, embedded derivative and warrant liabilities (See Note 3), fair value of common stock, and stock-based compensation.
Segment Reporting
We manage our business on the basis of one reportable and operating segment. Operating segments are defined as components of an enterprise with separate financial information, and are evaluated regularly by the chief operating decision maker, which is our Chief Executive Officer (“CEO”). The CEO decides how to allocate resources and assesses the Company’s performance based upon consolidated financial information. All of our sales were made to customers (in USD) located in the United States, Europe, and Asia through AEye, Inc., and all property and equipment is located in the United States.
Cash, Cash Equivalents, and Marketable Securities
The Company considers all highly liquid investments, such as treasury bills, commercial paper, certificates of deposit, and money market instruments with maturities of three months or less at the time of acquisition to be cash equivalents. Cash equivalents primarily consist of amounts held in interest-bearing money market accounts that are readily convertible to cash. Cash equivalents are stated at cost, which approximates fair market value.
Marketable securities have been classified as
available-for-sale
and are carried at estimated fair value as determined based upon quoted market prices or pricing models for similar securities. Unrealized gains and losses in fair value of the available-for-sale
(“AFS”) debt securities are reported in other comprehensive

income (loss). When the AFS debt securities are sold, cost is based on the specific identification method, and the realized gains and losses are included in other income (expense), net in the consolidated statements of operations and comprehensive loss. The Company determines the appropriate classification of its investments at the time of purchase and reevaluates such designation at each balance sheet date. The Company considers all AFS debt securities as available for use to support current operations, including those with maturity dates beyond one year and are classified as current assets under marketable securities in the accompanying consolidated balance sheets. AFS debt securities included in marketable securities on the consolidated balance sheets consist of securities with original maturities greater than three months at the time of purchase. Interest on marketable securities is included within interest income.
Restricted Cash
Restricted cash of $2,150 and $1,223 as of December 31, 2021 and 2020, respectively consists of funds that are contractually restricted as to usage or withdrawal due to a contractual agreement. The Company has a letter of credit to the amount of $2,150 with Silicon Valley Bank as security for the payment of rent on its headquarters in Dublin, CA which require lease payments through 2026. During the year ended December 31, 2020, as a result of
COVID-19,
the Company agreed to a rent payment restructuring arrangement with the landlord, whereby restricted cash under the letter of credit was released and $928 was used to fund rental payments during the period from May 1, 2020 through December 31, 2020. At December 31, 2020, the Company had an available letter of credit of $1,223. As part of the restructuring arrangement, the Company replenished the letter of credit back by paying $928 in January 2021.
The Company determines current or
non-current
classification of restricted cash based on the expected duration of the restriction.
Concentration of Credit Risk
Financial instruments which potentially subject the Company to concentration of credit risk consist primarily of cash, cash equivalents, and marketable securities, and accounts receivable. The Company places its cash and cash equivalents with major financial institutions, which management assesses to be of high credit quality, to limit the exposure of each investment. The Company’s marketable securities have investment grade ratings when purchased which mitigates risk.
The Company’s accounts receivables are derived from customers located in the U.S., Europe, and Asia. The Company mitigates its credit risks by performing ongoing credit evaluations of its customers’ financial conditions. The Company generally does not require collateral.
The Company’s concentration of risk related to accounts receivable and accounts payable was determined by evaluating the number of customers and vendors accounting for 10% or more of accounts receivable (“AR”) and accounts payable (“AP”). As of December 31, 2021, AEye had one customer accounting for 10% or more of AR and two vendors accounting for 10% or more of AP. As of December 31, 2020, AEye had four customers accounting for 10% or more of AR and three vendors accounting for 10% or more of AP.
For the years ended December 31, 2021 and 2020, revenue from the Company’s major customers representing 10% or more of total revenue was as follows:

	Year ended December 31,
	2021	2020
Customer A	*	66%
Customer B	55%	*

*	Customer accounted for less than 10% of total revenue in the period.

Fair Value of Financial Instruments
The Company defines fair value as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that is determined based on assumptions that market participants would use in pricing an asset or liability. For additional discussion on fair value of financial instruments, see Note 3.
Derivatives
The Company accounts for derivative instruments in accordance with Financial Accounting Standards Board’s (FASB) Accounting Standards Codification (ASC) Topic 815,
Derivatives and Hedging
(“ASC 815”). The Company’s objectives and strategies for using derivative instruments, and how the derivative instruments and related hedged items are accounted for affect the financial statements.
The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risk. Terms of convertible debt instruments are reviewed to determine whether they contain embedded derivative instruments that are required under ASC 815 to be accounted for separately from the host contract and recorded on the consolidated balance sheets at fair value.
An evaluation of specifically identified conditions is made to determine whether the fair value of the derivative issued is required to be classified as equity or as a derivative liability. The fair value of derivative liabilities is required to be revalued at each reporting date, with corresponding changes in fair value recorded in current period operating results. For additional discussion of derivatives, see Note 3.
Accounts Receivable, net
Accounts receivable are recorded at the invoiced amount and do not bear interest. Amounts collected on accounts receivable are included in net cash provided by operating activities in the consolidated statements of cash flows.
If necessary, accounts receivable are reduced by an allowance for doubtful accounts, which is the Company’s best estimate of the amount of credit losses inherent in its existing accounts receivable. The Company reviews the need for an allowance for doubtful accounts quarterly based on historical experience with each customer and the specifics of each arrangement. During the years ended December 31, 2021 and 2020, the Company did not have any write-offs and at December 31, 2021 and 2020 did not record an allowance for doubtful accounts as all accounts receivable amounts are expected to be collected.
Inventories, net
Inventories consist of raw materials, work in progress, and finished goods. Inventories are stated at the lower of cost and net realizable value and costs are computed under the standard cost method. Prototype inventory cost consists of the associated raw material, direct labor, and indirect labor. The Company evaluates the need for inventory write-downs associated with obsolete, slow moving, and non-sellable
inventory by reviewing estimated net realizable values on a periodic basis and records a provision for excess and obsolete inventory to adjust the carrying value of inventory as needed. The Company’s inventory as of December 31, 2021 and 2020 was written down by $1,122 and $298, respectively, in order to reduce inventory to the lower of cost or to its net realizable value.
Deferred Transaction Costs
The Company capitalized qualified legal, accounting, and other direct costs related to the Business Combination which were deferred until completion of the Business Combination. In August 2021, upon the completion of the Business Combination, all deferred costs were offset against proceeds from the Business Combination and the private investment in public equity (“PIPE”) financing.

Property and Equipment, net
Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from 3 to 7 years. Leasehold improvements are amortized over the shorter of the lease term or expected useful life of the improvements.
Impairment of Long-Lived Assets
The Company evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. There are no impairment charges recorded in the consolidated statements of operations and comprehensive loss for the years ended December 31, 2021 and 2020.
Leases
The Company rents office space under long-term leases that are accounted for as operating leases following FASB ASC Topic 840,
Leases
(“ASC 840”). Rent expense is recognized on a straight-line basis over the expected lease term. The difference between straight-line rent expense and amounts paid are recorded as a deferred rent liability. Lease incentives, including tenant improvement allowances, are also recorded as a deferred rent liability and amortized as a reduction of rent expense on a straight-line basis over the expected term of the lease.
Revenue Recognition
The Company generates revenues from the sale of prototypes and from development arrangements with automakers and suppliers to automakers. Under FASB ASC Topic 606,
Revenue from Contracts with Customers
(“ASC 606”), the Company accounts for such arrangements as contracts with customers and accordingly recognizes revenue by applying the following steps:

•	Identification of the contract, or contracts, with a customer

•	Identification of the performance obligations in the contract

•	Determination of the transaction price

•	Allocation of the transaction price to the performance obligations in the contract

•	Recognition of revenue when, or as, the Company satisfies a performance obligation
See Note 16, Revenue, for additional information related to the application of ASC 606 to the Company’s primary revenue streams.
Sales taxes collected from customers and remitted to governmental authorities are accounted for on a net basis and therefore are excluded from revenues in the consolidated statements of operations and comprehensive loss.
Arrangements with Multiple Performance Obligations
When a contract involves multiple performance obligations, the Company accounts for individual products and services separately if the customer can benefit from the product or service on its own or with other resources that are readily available to the customer and the product or service is separately identifiable from other promises in the arrangement. The consideration is allocated between separate performance obligations in proportion to their estimated standalone selling price (SSP). The SSP reflects the price the Company would charge for a specific product or service if it were sold separately in similar circumstances and to similar customers. If the selling price is not directly observable, the Company determines SSP using information that may include other observable inputs, such as the Company generally uses the cost plus margin approach to estimate SSP. In instances where SSP is not directly observable, the Company determines SSP using information that may include other observable inputs such as expected costs plus margin, or uses the residual approach for performance obligations whose SSP is highly variable or uncertain.
The Company provides standard product warranties for a term of typically one year to ensure that its products comply with agreed-upon specifications. Standard warranties are considered to be assurance type warranties and are not accounted for as separate performance obligations. Estimated future warranty costs are accrued and charged to cost of sales in the period that the related revenue is recognized. These estimates are based on historical warranty experience and any known or expected changes in warranty exposure, such as trends of product reliability and costs of repairing and replacing defective products. The Company assesses the adequacy of its recorded warranty liabilities on a quarterly basis and adjusts the amounts as necessary. Warranty costs are included within accrued expenses and other liabilities on the consolidated balance sheets. Refer to Note 8 for further information on warranty reserve amounts.
Collaboration and Development Agreements
The Company considers whether an arrangement qualifies as a collaborative arrangement under FASB ASC Topic 808,
Collaborative Arrangements
(“ASC 808”)
,
by assessing whether the arrangement between the parties have joint operating activities where both are (i) active participants in the activity; and (ii) have exposure to significant risks and rewards dependent on the commercial success of the activity. When both criteria are met, the arrangement is considered a collaborative arrangement and accounted for under ASC 808.
To qualify and present consideration as revenue within the scope of ASC 606, consideration exchanged in a collaborative arrangement must originate from a customer. The Company refers to ASU
2018-18,
Clarifying the Interaction between Topic 808 and Topic 606
, which clarifies when participants of a collaborative arrangement are within the scope of ASC 606 (and a customer relationship exists in the context of a unit of account).
The Company evaluates the unit of account for each arrangement and determines if the collaboration partner is considered a customer (defined as a party contracted with the entity to obtain goods and services which are outputs from the entity’s ordinary course of business, in exchange for consideration). When this definition is met, the Company applies the ASC 606 guidance, including recognition, measurement, presentation, and disclosure requirements to the unit of account. When a portion of a bundle unit of account (i.e., multiple promises which are not individually distinct) is not with a customer, the entire unit of account is not accounted for under the scope of ASC 606. For such arrangements, the Company may choose to analogize to the recognition and measurement guidance of ASC 606 whereby the consideration associated with revenue from non-ASC
606 elements are recognized together with revenue to be recognized under ASC 606, as appropriate.
Other Policies, Judgments and Practical Expedients
Contract assets and liabilities.
Contract assets primarily represent revenues recognized for performance obligations that have been satisfied but for which amounts have not been billed. The Company did not have any contract assets as of December 31, 2021. Contract liabilities relate to deferred revenue. Deferred revenue consists of amounts that have been invoiced and/or cash received but for which revenue has not been earned. This generally includes unrecognized revenue balances for development arrangements. Deferred revenue that will be realized during the succeeding
12-month
period is recorded within current liabilities and the remaining deferred revenue is recorded as noncurrent liabilities.

Right of return.
The Company’s general terms and conditions for its contracts do not contain a right of return that allows the customer to return products and receive a credit. Therefore, the Company does not estimate returns and generally recognizes revenue at contract price upon product shipment or delivery.
Significant financing component.
In certain arrangements, the Company receives payment from a customer either before or after the performance obligation has been satisfied. The expected timing difference between the payment and satisfaction of performance obligations for all of the Company’s contracts is one year or less; therefore, the Company applies a practical expedient and does not consider the effects of the time value of money on transaction price. The Company’s contracts with customer prepayment terms do not include a significant financing component because the primary purpose is not to receive financing from the customers.
Contract modifications.
The Company may modify contracts to offer customers additional products or services. Each of the additional products and services are generally considered distinct from those products or services transferred to the customer before the modification. The Company evaluates whether the contract price for the additional products and services reflects the standalone selling price as adjusted for facts and circumstances applicable to that contract. In these cases, the Company accounts for the additional products or services as a separate contract. In other cases where the pricing in the modification does not reflect the standalone selling price as adjusted for facts and circumstances applicable to that contract, the Company accounts for the additional products or services as part of the existing contract primarily on a prospective basis.
Judgments and estimates.
Accounting for contracts recognized over time under ASC 606 involves the use of various techniques to estimate total contract revenue and costs. Due to uncertainties inherent in the estimation process, it is possible that estimates of costs to complete a contract will be revised in the near-term. The Company reviews and updates its contract-related estimates quarterly, and records adjustments as needed. For those performance obligations for which revenue is recognized using a cost-to-cost
input method, changes in total estimated costs, and related progress towards complete satisfaction of the performance obligation, are recognized in the period in which the revisions to the estimates are made.
Cost of Revenue
Cost of revenue primarily consists of costs directly associated with the production of those prototypes that are held for sale and certain costs associated with development arrangements. Such costs for prototypes are direct materials, direct labor, indirect labor, warranty expense, and allocation of overhead. Direct and indirect labor includes personnel-related costs and packaging and procurement respectively associated with the production of prototypes. Other costs such as indirect manufacturing costs are recognized in research and development and general and administrative expenses on the consolidated statements of operations and comprehensive loss. Costs associated with development arrangements include the direct costs and allocation of overhead costs involved in the execution of the contract.
Research and Development Expenses
Research and development expenses include personnel costs (including salaries, benefits, bonuses, and stock-based compensation), new hardware and software materials to the extent no future economic benefits are expected, other related expenses such as lab equipment, third party development-related contractors, and allocated overhead expenses. Substantially all the R&D expenses are related to the development of new products and services, including contract development expenses. They are expensed as incurred and included in the consolidated statements of operation and comprehensive loss.
Stock-Based Compensation
The Company accounts for stock-based compensation by measuring and recognizing compensation expense for all share-based awards based on estimated grant-date fair values. The Company uses the straight-line attribution method to allocate compensation cost to reporting periods over each optionee’s requisite service period, which is generally the vesting period, and estimates the fair value of share-based awards using the Black-Scholes option-pricing model. The Black-Scholes option-pricing model requires the input of subjective assumptions, including the option’s expected term and the price volatility of the underlying stock. The Company’s policy is to recognize stock-based compensation net of estimated forfeitures, based on historical forfeiture rates. The Company measures nonemployee awards at the date of grant, which generally is the date at which a grantor and a grantee reach a mutual understanding of the key terms and conditions of a share-based payment award. The fair value of the restricted stock units, or “RSUs,” is equal to the fair market value of the Company’s common stock on the grant date. The fair value of the stock-based compensation is recognized on a straightline basis over the requisite service period, which is generally the vesting period of the award.
Stock options and RSUs for all periods prior to the Business Combination have been retroactively restated to give effect to the recapitalization. Refer to Note 2 for further discussion of the equity recapitalization resulting from the Business Combination.
Income Taxes
Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases, as well as net operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.
The Company recognizes deferred tax assets to the extent that these assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning
strategies, and results of recent operations. If the Company determines that it would be able to realize deferred tax assets in the future in excess of their net recorded amount, an adjustment to the deferred tax asset valuation allowance would be made to reduce the provision for income taxes.
The Company records uncertain tax positions in accordance with FASB ASC Topic 740,
Income Taxes
(“ASC 740”) on the basis of a
two-step
process in which determinations are made (1) whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not
recognition threshold, the Company recognizes the largest amount of tax benefit that is more than 50% likely to be realized upon ultimate settlement with the related tax authority.
The Company recognizes interest and penalties related to unrecognized tax benefits on the income tax expense line in the accompanying consolidated statements of operations and comprehensive loss. Accrued interest and penalties are included on the related tax liability line in the consolidated balance sheets. As of and for the year ended December 31, 2021 and 2020 there were no interest or penalties recorded.
Net Loss per Share
Basic net loss per share is computed using net loss available to common stockholders divided by the weighted average number of common shares outstanding during the period. Diluted net loss per share reflects the dilutive effects of stock options, restricted stock units, preferred stock, convertible notes, and public and private placement warrants outstanding during the period to the extent such securities would not be anti-dilutive and is determined using the if-converted
and treasury stock methods.
The Company calculates weighted average number of common shares outstanding during the period using the Company’s Class A common stock outstanding. As the merger has been accounted for as a reverse capitalization, the consolidated financial statements of the merged entity reflects the continuation of the pre-merger
AEye Technologies financial statements, which has been retroactively adjusted to the earliest period presented to reflect the legal capital of the legal acquirer, CF III. As a result, net loss per share was also restated for periods ended prior to the Business Combination. See Note 2 for details on this recapitalization and Note 14 for the retroactive restatement of net loss per share.
Basic and diluted net loss per share attributable to common stockholders was the same for all periods presented as the inclusion of all potentially dilutive securities outstanding was anti-dilutive, as AEye is currently operating in a net loss position.
Comprehensive Loss
Comprehensive loss includes all changes in equity (net assets) from non-owner
sources during a period and net unrealized gains (losses) on available-for-sale
debt securities.
Recent Accounting Pronouncements
In June 2016, the FASB issued ASU
2016-13,
Measurement of Credit Losses on Financial Instruments
, which has subsequently been amended by ASU
No. 2018-19,
ASU
No. 2019-04,
ASU
No. 2019-05,
ASU
No. 2019-10,
and ASU
No. 2019-11.
The objective of the guidance in ASU
2016-13
is to allow entities to recognize estimated credit losses in the period that the change in valuation occurs. ASU
2016-13
requires an entity to present financial assets measured on an amortized cost basis on the balance sheet net of an allowance for credit losses.
Available-for-sale
and held to maturity debt securities are also required to be held net of an allowance for credit losses. For public business entities, this standard is effective for fiscal years beginning after December 15, 2019. For smaller reporting companies, the standard is effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. Early adoption is permitted. The Company is currently evaluating the impact this standard will have on its consolidated financial statements and related disclosures and will adopt the guidance on January 1, 2023 as permitted for smaller reporting companies.
Recently Adopted Accounting Guidance
In February 2016, the FASB established Topic 842, Leases, by issuing Accounting Standards Update (ASU)
No. 2016-02.
FASB ASC Topic 842,
Leases
(“ASC 842”) supersedes the previous accounting guidance for leases included within ASC 840. The new guidance generally requires an entity to recognize operating and financing lease liabilities and corresponding right-of-use
assets on its balance sheet, as well as recognize the associated lease expenses on its statements of operations in a manner similar to that required under current accounting rules. The guidance requires a modified retrospective transition approach with application in all comparative periods presented (the “Comparative Method”), or alternatively, as of the effective date as the date of initial application without restating comparative period financial statements (the “Effective Date Method”).
The new standard is effective for the Company on January 1, 2022. We adopted the new standard on January 1, 2022 using the Effective Date Method. The Company has completed a substantial portion of its evaluation of the effect of adopting ASC 842 on its financial statements. Upon adoption on January 1, 2022, the Company expects to recognize estimated right-of-use
assets and lease liabilities totaling approximately $16,050 and $19,692, respectively, to reflect the present value of remaining lease payments under existing lease arrangements. The new guidance also provides several practical expedients and policies that companies may elect upon transition. The Company plans to elect the transition practical expedient package, which among other things, allows the carryforward of historical lease classifications. The Company will continue to apply Topic 840 prior to January 1, 2022, including Topic 840 disclosure requirements, in the comparative periods presented.

In December 2019, the FASB issued ASU
2019-12,
Income Taxes
(Topic 740):
Simplifying the
 Accounting for Income Taxes
. This standard simplifies the accounting for income taxes by, among other things, eliminating certain exceptions related to the approach for intra-period tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. ASU
2019-12
is effective for public business entities for fiscal years beginning after December 15, 2021. We have adopted ASU
2019-12
as of January 1, 2022, and our adoption did not have a material impact on the consolidated financial statements.

2.	RECAPITALIZATION
As discussed in Note 1, on August 16, 2021, AEye Technologies and CF III closed the Business Combination, with AEye Technologies surviving the Business Combination as a wholly owned subsidiary of CF III. As part of the closing of the Business Combination, CF III changed its name to AEye, Inc. (the “combined entity”).
Immediately prior to the closing of the Business Combination, the Company’s certificate of incorporation was amended and restated to, among other things, increase the total number of authorized shares of capital stock to 301,000,000 shares, of which 300,000,000 shares were designated common stock, $0.0001 par value per share, and of which 1,000,000 shares were designated preferred stock, $0.0001 par value per share.
The Business Combination is accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with US GAAP. Under this method of accounting, AEye Technologies was treated as the accounting acquirer and CF III was treated as the acquired company for financial reporting purposes under FASB ASC Topic 805,
Business Combinations
(“ASC 805”). This determination is primarily based on AEye Technologies’ stockholders comprising a relative majority of the voting power of the combined entity, and having the ability to nominate the majority of the governing body of the combined entity, AEye Technologies’ senior management comprising the senior management of the combined entity and AEye Technologies’ operations comprising the ongoing operations of the combined entity. Accordingly, for accounting purposes, the financial statements of the combined entity represented a continuation of the financial statements of AEye Technologies and the Business Combination was treated as the equivalent of AEye Technologies issuing stock for the net assets of CF III, accompanied by a recapitalization. The net assets of CF III are stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of AEye Technologies in future reports of the combined entity. Loss per share and stockholders’ equity (deficit), prior to the Business Combination, have been retroactively converted into 3.7208 shares (the “Exchange Ratio”).
Immediately prior to the closing of the Business Combination, all outstanding principal and unpaid accrued interest of the 2020 Notes were ultimately converted into 5,584,308 shares of AEye Technologies’ common stock and subsequently converted to Class A common stock of the Company (see Note 11). Separately, each issued and outstanding share of AEye Technologies’ 16,383,725 redeemable convertible preferred stock was converted into shares of AEye Technologies’ common stock based on a one-to-one
ratio. The consolidated financial statements are accounted for with a retrospective application of the Business Combination that results in 16,383,725 shares of redeemable convertible preferred stock converting into common stock of the Company. Upon the closing of the Business Combination, each share of AEye Technologies common stock issued and outstanding was canceled and converted into the right to receive 3.7208 shares of CF III’s common stock (the “Per Share Merger Consideration”).
Immediately prior to the closing of the Business Combination, the Board approved the
Net-Exercise
of common stock warrants and Series A preferred warrants which provides for the cashless exercise of 61,612 common stock warrants into 57,770 shares of AEye Technologies common stock and 7,353 Series A preferred warrants into 6,949 shares of AEye Technologies common stock at the Transaction Price of $37.21 per share. Upon the Closing, the combined 64,719 shares were cancelled and exchanged for 240,806 shares of the Company’s Class A common stock, after giving effect to the Exchange Ratio.

Immediately prior to the closing of the Business Combination, CF III’s amended and restated certificate of incorporation, dated November 12, 2020 (the “Charter”), was further amended and restated to eliminate the Class B common stock (after giving effect to the conversion of each outstanding share of Class B common stock immediately prior to the closing of the Business Combination into one share of Class A common stock).
PIPE Subscription Agreement
Contemporaneously with the execution of the Merger Agreement, CF III entered into separate PIPE Subscription Agreements in a private placement with a number of PIPE investors, pursuant to which the PIPE Investors agreed to purchase, and CF III agreed to sell to the PIPE Investors, an aggregate of 22,000,000 shares of common stock, for a purchase price of $10.00 per share and an aggregate purchase price of $220,000. CF III also entered into a PIPE Subscription Agreement for 500,000 shares of common stock, for a purchase price of $10.00 per share and an aggregate purchase price of $5,000 with an investor who defaulted on the Closing under the PIPE Subscription Agreement. The Company plans to pursue its available remedies with respect to such investor.
Redemption
Certain CF III shareholders exercised their right to redeem certain of their outstanding shares for cash, resulting in the redemption of 19,355,365 shares of CF III Class A common stock for an aggregate payment of $195,498, at a redemption price of $10.10 per share based on the Trust Account balance as of August 11, 2021.
Public and Private Placement Warrants
CF III Warrants issued in connection with the IPO (“Public warrants”) and in connection with the private     placement units held by the Sponsor (“Private Placement warrants”) to purchase shares of the Company’s common stock, at an exercise price of $11.50 per share, remained outstanding after the closing of the Business Combination. The warrants became exercisable 30 days after the completion of the Business Combination, subject to other conditions, including with respect to the effectiveness of a registration statement covering the shares of common stock underlying such warrants, and will expire five years
after the completion of the Business Combination or earlier upon redemption or liquidation. The Public warrants are classified as equity and valued based on the instrument’s publicly listed trading price. The Private Placement warrants are classified as liabilities and measured at fair value, with changes in fair value each period reported in the consolidated statements of operations and comprehensive loss. The Company uses the Public warrants listed trading price to value the private placement warrants each reporting period.
Transaction Costs
In connection with the Business Combination, the Company incurred direct and incremental costs of approximately $52,661 related to the equity issuance, consisting primarily of investment banking, legal, accounting, and other professional fees, which were recorded to additional paid-in
capital as a reduction of proceeds upon the closing of the
Business
Combination. Transaction costs that were not directly related to the Business Combination of approximately $2,198 were expensed.
Transaction Proceeds
Upon closing of the Business Combination, the Company received gross proceeds of $256,811 from the Business Combination and PIPE financing, offset by offerings costs of $52,661. The following table reconciles the elements of the Business Combination to the consolidated statements of cash flows and the consolidated statements of changes in stockholders’ deficit for period ended December 31, 2021 (in thousands, except share data):

Cash—CF III’s trust and cash (net of redemption)	$36,811
Cash—Private offering	220,000
Less: transaction costs and advisory fees paid	(52,661)

Net Business Combination and private offering	$204,150

The number of shares of common stock issued immediately following the closing of the Business Combination were:

CF III Class A common stock, outstanding prior to Business Combination	23,000,000
Less: redemption of CF III Class A common stock	19,355,365

Class A common stock of CF III	3,644,635
CF III founder shares	5,750,000
CF III Private Placement shares	500,000
CF III Shares issued in PIPE	22,000,000

Business Combination and PIPE shares	31,894,635
Legacy AEye shares	122,509,667

August 16, 2021	154,404,302

The number of Legacy AEye shares was determined as follows:

	AEye shares	AEye shares, effected for Exchange Ratio
Balance at December 31, 2019	11,283,838	41,984,908
Recapitalization applied to Redeemable Convertible preferred stock outstanding at December 31, 2019	16,383,725	60,960,574
Exercise of common stock options—2020	504,524	1,877,233
Repurchase of common stock—2020	(950,352)	(3,536,070)
Exercise of common stock options—2021 (pre-Closing)	54,859	204,119
Conversion of Convertible Notes and Accrued Interest—2021	5,584,308	20,778,097
Exercise of common stock and Series A preferred stock warrants—2021	64,719	240,806

Total		122,509,667

3.	FAIR VALUE MEASUREMENTS
The fair value of the Company’s financial assets and liabilities is determined in accordance with the fair value hierarchy established in FASB ASC Topic 820,
Fair Value Measurements and Disclosures
(“ASC 820”). ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The fair value hierarchy of ASC 820 requires an entity to maximize the use of observable inputs when measuring fair value and classifies those inputs into three levels:
Level
 1
—
Observable inputs, such as quoted prices in active markets for identical assets or liabilities.

Level
 2
—
Observable inputs, other than Level 1 inputs, which are observable either directly or indirectly or can be corroborated by observable market data using quoted prices for similar assets or liabilities.
Level
 3
—
Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.
Our financial instruments that are not
re-measured
at fair value include accounts receivable, prepaid and other current assets, accounts payable, accrued expenses and other current liabilities, convertible notes, and long-term debt. The carrying values of these financial instruments approximate their fair values.
The Company’s financial assets and liabilities measured at fair value on a recurring basis and the level of inputs used for such measurements were as follows (in thousands):

	Fair Value (in thousands) Measured as of December 31, 2021 Using:
	Adjusted Cost	Unrealized losses	Fair Value	Cash and Cash Equivalent	Marketable Securities
Assets
Level 1
Money market funds	$4,863	$—	$4,863	$4,863	$—
Level 2
Asset-backed securities	$26,491	$(68)	$26,423	$—	$26,423
Corporate bonds	48,643	(150)	48,493	—	48,493
Commercial paper	45,145	—	45,145	—	45,145
U.S. Government securities	29,936	(173)	29,763	—	29,763

Total financial assets	$155,078	$(391)	$154,687	$4,863	$149,824

Liabilities
Level 2
Private placement warrant liability	$—	$—	$155	$—	$—

Total financial liabilities	$—	$—	$155	$—	$—

Liabilities
Level 3
Common stock and series A preferred stock warrant liability	$—	$—	$93	$—	$—
Embedded derivative liability	—	—	17	—	—

Total financial liabilities	$—	$—	$110	$—	$—

As of December 31, 2021, the Company’s financial assets and liabilities subject to fair value procedures were comprised of the following:
Money Market Funds:
The Company holds financial assets consisting of money market funds. These securities are valued using observable inputs, such as quoted prices in active markets for identical assets or liabilities.
Marketable Securities
: The Company holds financial assets consisting of fixed-income U.S. government agency securities, corporate bonds, commercial paper and asset-backed securities. The securities are valued using prices from independent pricing services based on quoted prices of identical instruments in less active or inactive markets. Additionally, quoted prices of similar instruments in active market or industry models using data inputs such as interest rates and prices that can be directly observed or corroborated in active markets are used to value marketable securities.
Private Placement Warrant Liability
: As of December 31, 2021 Level 2 fair value measurements were used for private placement warrant liabilities. Any changes in the fair value of the liability are reflected in other income (expense), net, on the consolidated statements of operations and comprehensive loss. Private placement warrant liability is included within other noncurrent liabilities on the consolidated balance sheets.
As of December 31, 2020, the Company’s financial liabilities subject to fair value procedures were comprised of the following:
Common Stock and Series A Preferred Stock Warrant Liability:
The fair value of the redeemable convertible preferred stock warrant liability is based on significant unobservable inputs, which represent Level 3 measurements within the fair value hierarchy. In determining the fair value of the redeemable convertible preferred stock warrant liability, the Company used the Black-Scholes option-pricing model to estimate the fair value using unobservable inputs including the expected term, expected volatility, risk-free interest rate, and expected dividend yield. Changes in fair value measurement are reflected in other income (expense), net, on the consolidated statements of operations and comprehensive loss. See Black-Scholes table below for quantitative information on the unobservable inputs used in the valuation of common stock and series A preferred stock warrant liabilities.
Upon the closing of the Business Combination, the common stock and series A preferred stock warrant liability were net settled and converted to the Class A common stock equity. The financial liability was retroactively restated as equity resulting from the recapitalization as part of the Business Combination.
Embedded Derivative Liability:
During 2020, the Company entered into a convertible note agreement under which the Company may issue convertible equity instruments (“2020 Notes”). The 2020 Notes contain an embedded redemption feature, which is considered to be a derivative that is required to be separately accounted for at fair value and subsequently remeasured to fair value at each reporting date. The fair value of the embedded derivative liability was estimated using a with and without method, and changes in fair value are recognized in other income (expense), net, on the consolidated statements of operations and comprehensive loss. This method isolates the value of the embedded derivative liability by measuring the difference in the host contract’s value with and without the isolated feature. The resulting cash flows are discounted at the Company’s borrowing rate, as adjusted for fluctuations in the market interest rate from the inception of the Company’s comparative borrowings to the reporting date, to measure the fair value of the embedded derivative. The valuation for the conversion portion of the derivative factors in the expected timing and probability of a financing that would result in the conversion of the underlying, plus accrued interest discounted to the financing price per share. The probability and timing of a financing are estimated at each reporting date.
Upon the closing of the Business Combination the embedded derivative was settled as the 2020 Notes and accrued interest were converted into the Company’s Class A common stock (see Note 2 Recapitalization).
For the year ended December 31, 2021 and 2020, there were no transfers between Level 1 and Level 2 inputs. The private placement warrant liability transferred from Level 3 into Level 2 during the year ended December 31, 2021 as a result of the Business Combination which introduced Level 2 inputs into the valuation of the private placement warrant liability, specifically the observable input of AEye public warrants (LIDRW). There were no issuances, purchases, sales, or settlements of Level 3 inputs, other than as disclosed below.

The following table presents a summary of the changes in fair value of the Company’s Level 3 financial instruments for the year ended December 31, 2021 (in thousands):

	Embedded Derivative	Common Stock and Series A Preferred Stock Warrant Liability	Total
Balance at December 31, 2020	$17	$93	$110
(Gain) loss in fair value included in other income (expense, net)	(17)	(93)	(110)

Balance at December 31, 2021	$—	$—	$—

	Embedded Derivative	Common Stock and Series A Preferred Stock Warrant Liability	Total
Balance at December 31, 2019	$—	$—	$—
Initial fair value of embedded derivative	1,520	—	1,520
(Gain)/loss in fair value included in other income (expense, net)	(1,503)	93	(1,410)

Balance at December 31, 2020	$17	$93	$110

The key inputs into the Black-Scholes option-pricing model for the common stock and series A preferred stock warrant liability valued at December 31, 2020 are as follows:

December 31, 2020
Expected term (years)	5.8
Expected volatility	45.6%
Risk-free interest rate	0.4%
Dividend yield	—%
Exercise price	$15.03
If factors or assumptions change, the estimated fair values could be materially different. The value of the Company’s common stock and series A preferred stock warrant liability would increase if a higher risk-free interest rate was used, and would decrease if a lower risk-free interest rate was used. Similarly, a higher volatility assumption would increase the value of the stock warrants, and a lower volatility assumption would decrease the value of the stock warrants.

4.	CASH, CASH EQUIVALENTS, AND RESTRICTED CASH
Cash, cash equivalents (which consists entirely of money market funds) and restricted cash as of December 31, 2021 and 2020 were as follows (in thousands):

	As of December 31,
	2021	2020
Cash and cash equivalents	$14,183	$15,275
Restricted cash	2,150	1,223

Total cash, cash equivalents, and restricted cash	$16,333	$16,498

5.	INVENTORIES
Inventory, net of write-downs, as of December 31, 2021 and 2020 were as follows (in thousands):

	As of December 31,
	2021	2020
Raw materials	$1,544	$1,123
Work in-process	2,447	1,337
Finished goods	94	195

Total inventory, net	$4,085	$2,655

The Company’s inventory write-down to reduce inventories to net realizable value was $1,203 and $72 during the years ended December 31, 2021 and 2020, respectively.

6.	PREPAID AND OTHER CURRENT ASSETS
Prepaid and other current assets as of December 31, 2021 and 2020 were as follows (in thousands):

	As of December 31,
	2021	2020
Prepaid expenses	$3,980	$549
Demonstration units	224	—
Other	847	847

Total prepaid and other current assets	$5,051	$1,396

7.	OTHER NONCURRENT ASSETS
Other noncurrent assets as of December 31, 2021 and 2020 were as follows (in thousands):

	As of December 31,
	2021	2020
Deferred financing costs	$—	$288
Security deposits	133	27
Long-term prepaid expenses	1,376	—

Total other noncurrent assets	$1,509	$315

8.	ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES
Accrued expenses and other current liabilities as of December 31, 2021 and 2020 were as follows (in thousands):

	As of December 31,
	2021	2020
Accrued payroll	$957	$741
Accrued bonuses	3,408	—
Accrued payroll taxes	1,547	273
Accrued interest	—	391
Accrued purchases and other	1,947	1,406
Warranty reserve	275	—
Deferred rent—current	605	545

Accrued expenses and other current liabilities	$8,739	$3,356

9.	PROPERTY AND EQUIPMENT, NET
Property and equipment, net as of December 31, 2021 and 2020 consists of the following (in thousands):

	As of December 31,
	2021	2020
Machinery and equipment	$1,444	$625
Computers, software and related equipment	268	218
Office furniture and equipment	341	338
Vehicles	342	165
Leasehold improvements	4,725	4,709
Construction in progress	213	—

Total property and equipment	7,333	6,055
Less accumulated depreciation and amortization	(2,204)	(1,190)

Property and equipment, net	$5,129	$4,865

Depreciation and amortization expense related to property and equipment amounted to $1,014 and $922 recognized within research and development, sales and marketing, and general and administrative expenses within the consolidated statements of operations and comprehensive loss for the years ended December 31, 2021 and 2020. Disposals of property and equipment were not material for the years ended December 31, 2021 and 2020.

10.	BORROWINGS
Silicon Valley Bank Financing Facility
On April 26, 2021, the Company entered into a loan and security agreement (the “Agreement”) with an affiliate of Silicon Valley Bank (“SVB” or the “Lender”) in connection with the non-binding
term sheet for a financing facility of up to $10,000 entered into on March 18, 2021. Under the Agreement, the Lender shall make a term loan advance to the Company of $4,000. Subject to the terms and conditions of the Agreement, and upon the Company’s request, the Lender shall make one term loan advance to the Company of $6,000. The interest rate on the term loan advance is calculated at 8% per annum and payable monthly, in arrears. Upon entering the agreement, the $4,000 was drawn. On May 13, 2021, the additional $6,000 was drawn. The balance of $10,540 for the financing facility, including interest, was repaid on August 20, 2021.
Silicon Valley Bank Credit Facility
On August 16, 2019, the Company entered into a loan and security agreement with SVB. Borrowings under this facility are secured by substantially all the Company’s assets, excluding intellectual property. The term loan’s borrowings are subject to certain financial covenants and restrictions. The Company complied with all financial covenants and restrictions as of December 31, 2021 and 2020.
The growth capital term loan facility is made up of a $4,000 loan amount, which was drawn in December 2019. The Company began repaying the term loan under this facility beginning January 1, 2020 in equal monthly payments of principal, plus accrued interest. The interest rate on the term loan is the greater of (a) the prime rate plus 0.75% and (b) 5.5%.
On April 20, 2020, the Company entered into a deferral agreement with SVB, whereby the payment dates for all monthly principal payments on the term loan falling due after the deferred agreement’s effective date was extended by six months. Therefore, the Company did not make any principal payments for any term loans for the period from May 31, 2020 to December 31, 2020. The Company accounted for this as a debt modification. The balance of $2,333 for the term loan was repaid on September 7, 2021.

Paycheck Protection Program (PPP) Loan
On June 19, 2021, the Company received notice of the Paycheck Protection Program (PPP) forgiveness payment made to SVB by the Small Business Administration in the amount of $2,270 in principal and $27 in interest. This amount represents the forgiveness of the total PPP loan the Company received in 2020 under the PPP Loan provisions of the CARES act.
As of December 31, 2021, there were no borrowings outstanding. As of December 31, 2020, the Company’s borrowings consisted of the following (in thousands):

December 31, 2020
Silicon Valley Bank credit facility	$3,333
Payroll Protection Program (PPP) Loan	2,270
Unamortized debt issuance costs—SVB financing and credit facility	(26)

Total borrowings, net of debt issuance costs	$5,577

Borrowings—net of debt issuance costs, current	$2,693
Borrowings—net of debt issuance costs, noncurrent	2,884

Total borrowings, net of debt issuance costs	$5,577

11.	CONVERTIBLE NOTES
During 2020, the Company entered into various convertible note agreements (“2020 Notes”) under which the Company may issue convertible equity instruments having an aggregate principal amount of up to $40,000, a 3% accruing dividend (“accrued interest”) and a maturity date, extended in July 2021, of October 31, 2021. During 2020 the Company received $30,000 in proceeds related to the 2020 Notes. During 2021, the Company issued an additional $8,045 of convertible notes.
Pursuant to the terms of the 2020 Notes, upon the closing by the Company of a financing, all outstanding principal and unpaid accrued interest of the 2020 Notes will automatically convert into Company preferred stock sold (the “Next Financing Stock”) at a “conversion price” equal to the lesser of:

(i)	the original issue price per share paid in the Next Financing Stock multiplied by 90%; and

(ii)	the price obtained by dividing $250,000 by the number of outstanding shares of common stock of the Company immediately prior to the Next Financing, as applicable.
In connection with the Business Combination on August 16, 2021, all outstanding principal and unpaid accrued interest of the 2020 Notes were converted into AEye Technologies’ preferred stock and subsequently were converted into 20,778,097 shares of the Company’s Class A common stock. Accordingly, at December 31, 2021, the convertible notes balance was $0.

December 31, 2020
Convertible notes—face value	$29,990
Unamortized debt issuance costs	(175)
Unamortized debt discount	(753)
Embedded derivative liability	17

Convertible notes—current	$29,079

Embedded Derivative Liability
As outlined in the indenture governing the 2020 Notes, the 2020 Notes are automatically convertible, contingent upon the occurrence of certain events, most notably a financing (a “Next Financing”), defined as the issuance and sale of additional preferred stock (“Financing Stock”). The redemption price is defined as a price per share equal to 90% of the price per share paid by the other purchasers of the Financing Stock sold in the Next Financing. The 2020 Notes are redeemable into the number of shares of Next Financing Stock needed to settle all of the aggregate amount of principal and unpaid interest owed to the holder of such notes, which is based on the ultimate price per share associated with the Financing Stock. Consequently, the 2020 Notes are considered stock settled debt.
This redemption feature embedded in the 2020 Notes is considered to be a derivative that is required to be separately accounted for at fair value and subsequently remeasured to fair value at each reporting date. Accordingly, upon issuance of the 2020 Notes, the Company recognized the fair value associated with the embedded derivative which resulted in an embedded derivative liability of approximately $1,520, with an equal and offsetting debt discount. Upon the closing of the Business Combination on August 16, 2021, the embedded derivative was settled. Accordingly, at December 31, 2021, the fair value of the embedded derivative liability was $0. The value of the embedded derivative liability at December 31, 2020 is presented together with the associated convertible notes on the consolidated balance sheets. See Note 3 for additional discussion of derivatives.

12.	INTEREST EXPENSE AND OTHER
Interest expense and other for the years ended December 31, 2021 and 2020 consisted of the following (in thousands):

	Year ended December 31,
	2021	2020
Interest on term loan debt	$630	$200
Interest on PPP loan	11	16
Interest on convertible note	700	359
Amortization of debt issuance costs	725	97
Amortization of debt discount	752	830
Amortization of premiums on marketable securities, net	456	—
Common stock purchase agreement costs	1,583	—

Interest expense and other	$4,857	$1,502

13.	STOCKHOLDERS’ EQUITY
The Company is authorized to issue 300,000,000 shares of common stock, par value $0.0001 per share, and 1,000,000 shares of preferred stock, par value $0.0001 per share. As of December 31, 2021, the Company had 155,137,237 and 0 shares of common stock and preferred stock issued and outstanding, respectively.
Class A Common Stock
— Class A common stock has the following rights:
Voting rights:
Each holder of Class A common stock will be entitled to one (1) vote in person or by proxy for each share of the Class A common stock held of record by such holder. The holders of shares of the Class A common stock will not have cumulative voting rights. Except as otherwise required in the Amended Charter or by applicable law, the holders of the Class A common stock vote together as a single class on all matters on which stockholders are generally entitled to vote.
Dividend rights:
Subject to any other provisions of the Amended Charter, each holder of Class A common stock will be entitled to receive, in proportion to the number of shares of the Class A common stock held, such dividends and other distributions in cash, stock or property of the Company when, as and if declared thereon by the Board from time to time out of assets or funds of the Company legally available therefor.
Rights upon liquidation:
In the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Company, after payments to creditors of the Company that may at the time be outstanding, and subject to the rights of any holders of the Company preferred stock that may then be outstanding, holders of shares of the Class A common stock will be entitled to receive ratably, in proportion to the number of shares of the Class A common stock held by them, all remaining assets of the Company available for distribution.
Preferred Stock
— The Company has the authority, without stockholder approval, to issue shares of preferred stock from time to time on terms it may determine, to divide shares of preferred stock into one or more class or series and to fix for each such class or series the designations, preferences, privileges, and restrictions of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference, and the number of shares constituting any series or the designation of any series to the fullest extent permitted by the Delaware General Corporation Law. The issuance of the Company’s preferred stock could have the effect of decreasing the trading price of the Class A common stock, restricting dividends on the capital stock of the Company, diluting the voting power of the Class A common stock, impairing the liquidation rights of the capital stock of the Company, or delaying or preventing a change in control of the Company. Although the Company does not currently intend to issue any shares of preferred stock, the Company may choose to do so in the future.
As discussed in Note 2, Recapitalization, the Company has retroactively adjusted the preferred shares issued and outstanding prior to August 16, 2021 to give effect to the Exchange Ratio established in the Merger Agreement to determine the number of shares of common stock into which they were converted.
Upon the Closing, all of the outstanding shares of preferred stock were cancelled and exchanged for shares of the surviving Company’s Class A common stock at the Exchange Ratio of 3.7208, the exchange rate established in the Merger Agreement.

	August 16, 2021 (Closing)
	Preferred stock shares	Exchange ratio	Common stock shares
Series A Convertible preferred stock (pre-combination)	9,226,734	3.7208	34,330,838
Series B Convertible preferred stock (pre-combination)	7,156,991	3.7208	26,629,736

Total	16,383,725		60,960,574

The Company is authorized to issue up to 1,000,000 shares of preferred stock, each with a par value of $0.0001 per share. As of December 31, 2021, no shares of preferred stock were issued and outstanding.
Private and Public Warrants
— As of December 31, 2021, the Company had 166,666 Private Placement warrants and 7,666,666 Public warrants outstanding. Each warrant entitles the registered holder to purchase one share of Class A common stock at a price of $11.50 per share.
Tumim Stone Common Stock Purchase Agreement
— On December 8, 2021, the Company entered into a Common Stock Purchase Agreement (the “CSPA”) and a Registration Rights Agreement with Tumim Stone Capital LLC (“Tumim Stone”). Under the terms and subject to the conditions of the CSPA, the Company has the right, but not the obligation, to sell to Tumim Stone, and Tumim Stone is obligated to purchase up to the lesser of (i) $125,000 of the Company’s common stock, and (ii) the Exchange Cap equal 19.99% of the shares of the Company’s common stock outstanding immediately prior to the execution of the CSPA, unless the Company’s stockholders approve the issuance of shares in excess of the Exchange Cap, or the average price of all applicable sales of common stock to Tumim Stone under the CSPA equals or exceeds $4.9485. Upon the satisfaction of various commencement conditions, such as the filing of the registration statement which provides for the resale of such shares pursuant to the Registration Rights Agreement, the Company has sole discretion to initiate such sales of common stock over the period of 36 months commencing December 8, 2021. In all instances, the Company may not sell shares of its common stock to Tumim Stone under the CSPA if doing so would result in Tumim Stone beneficially owning more than 9.99% of its common stock.
The purchase price per share to be purchased by Tumim shall equal the volume-weighted average price for common stock on the applicable purchase date multiplied by 0.9615 (to be adjusted for any reorganization, recapitalization, non-cash
dividend, stock split, reverse stock split, or similar transaction). The maximum number of shares the Company may sell to Tumim Stone on any single business day is the lesser of (i) $20,000 divided by the closing sale price of the common stock on the trading day immediately preceding the purchase date, and (ii) 0.15 multiplied by the average daily trading volume in common stock for the three trading days preceding the purchase date.
In connection with the CSPA, the Company issued Tumim Stone commitment shares in the amount of 302,634 restricted common shares in the Company. At issuance, the 302,634 shares of common stock had a fair value of $1,583 and were recorded to Interest expense and other in the Company’s consolidated statements of operations and comprehensive loss. The Company determined that the right to sell additional shares represents a freestanding put option under ASC 815
Derivatives and Hedging
, and as such, the financial instrument was classified as a derivative asset with a fair value of zero at inception of the CSPA on December 8, 2021.
As of December 31, 2021 the Company had not sold any shares to Tumim Stone under the CSPA nor filed any registration statement which allows for the sale of such shares.

14.	NET LOSS PER SHARE
The following table sets forth the basic and diluted net loss per share attributable to common stockholders for the periods presented (in thousands, except per share data):

	Year ended December 31,
	2021	2020
Numerator:
Net loss attributable to common stockholders	$(65,011)	$(26,551)
Denominator:
Weighted average common shares outstanding—Basic	109,055,894	102,803,202
Dilutive effect of potential common shares	—	—

Weighted average common shares outstanding—Diluted	109,055,894	102,803,202

Net loss per share attributable to common stockholders—Basic and Diluted	$(0.60)	$(0.26)

Due to net losses for the years ended December 31, 2021 and 2020, basic and diluted net loss per share were the same, as the effect of all potentially dilutive securities would have been anti-dilutive. The following table sets forth the anti-dilutive common share equivalents for the periods listed:

	Year ended December 31,
	2021	2020
Warrants	7,833,332	256,605
Common stock options issued and outstanding	29,238,432	31,618,135
Unvested restricted stock units	7,434,743	—
Conversion of convertible notes	—	16,317,560

Total	44,506,507	48,192,300

15.	STOCK-BASED COMPENSATION
The Company has three equity incentive plans, the 2014 US LADAR Inc. Equity Incentive Plan (the “2014 Plan”), the 2016 Stock Plan (the “2016 Plan”), and the 2021 Equity Incentive Plan (the “Incentive Plan”). On August 16, 2021, the Company’s 2014 Plan and 2016 Plan were terminated in connection with the closing of the Business Combination as defined in Note 1, but continue to govern the terms of outstanding equity awards that were granted prior to the termination of the plans.
2014 Plan and 2016 Plan
The 2014 and 2016 Plan provide for the grant of incentive stock options to employees only and non-statutory
stock options and RSUs to employees, directors, and consultants of the Company. As of August 16, 2021, the Company no longer grants equity awards pursuant to the 2014 Plan or 2016 Plan.
On November 17, 2020, Robert Brown was granted the option to purchase 3,262,744 shares of AEye, Inc. common stock in accordance with the 2016 Plan subject to the vesting schedule set forth in the Notice of Grant of Stock Option (the “Brown Award”). The options granted contain a service-based and performance-based vesting condition. In regards to the service-based vesting condition, the options vest 25% at the first anniversary of the grant date, with the remaining vesting ratably over the next three years. The performance condition states that 25% of the options will vest immediately upon a Business Combination. In connection with the Business Combination on August 16, 2021, 25% of the options vested.
In January 2021, the Board approved an amendment and restatement of the 2016 Stock Plan to provide for the issuance of RSUs under the Plan and increase the number of shares of common stock of the Company reserved for issuance pursuant to the Plan by 1,153,448 shares to a new total of 33,121,391. As of December 31, 2021, 1,741,689 RSUs were granted.
The Board determines the terms of the awards, including the amount, fair market value, and vesting provisions. Under the 2016 Plan, options to purchase common stock generally vest over four years with 25% vesting at the end of the first year and the rest vesting ratably over the next three years. RSUs generally vest 25% at the end of the first year with the remaining RSUs vesting ratably over the next three years or they vest ratably over the four years. Under the 2014 Plan, the vesting period for options to purchase common stock range from immediate to four years. Under each plan, the options expire ten years from the date of grant.
On June 28, 2021, the Company entered into an Option Repurchase and Release Agreement to purchase 542,615 vested options for $1,500 from an executive awarded with these options under the Company’s 2016 Plan. Based on the term of the agreement the consideration is transferred following the closing of the first “Exit Event,” defined as any of the following: (a) the Business Combination described in the Merger Agreement and preliminary
S-4
registration statement filed with the Securities and Exchange

Commission on May 13, 2021; (b) a transaction whereby a special purpose acquisition company acquires equity interests of the Company; (c) a Change in Control (as defined in the 2016 Plan); or (d) the first firm commitment underwritten public offering pursuant to an effective registration statement on an established national or foreign securities exchange covering the offer and sale by the Company. In connection with the Business Combination, the consideration of $1,500 was paid to the executive.
2021 Equity Incentive Plan
As previously reported in the Current Report on Form
8-K
filed with the SEC on August 16, 2021, at the special meeting of stockholders held in connection with the Business Combination, the CF III stockholders considered and approved the CF III 2021 Equity Incentive Plan and reserved 15,440,430 shares of common stock for issuance thereunder. The Incentive Plan was previously approved, subject to stockholder approval, by the board of directors of CF III on February 17, 2021. The Incentive Plan became effective immediately upon the closing of the Business Combination. The purpose of the Incentive Plan is to attract, retain, and motivate persons who make (or are expected to make) important contributions to the Company by providing these individuals with equity ownership opportunities, and to promote the success of the Company’s business. The Company’s 2021 Equity Incentive Plan provides for the grant of stock options, stock appreciation rights, restricted stock units, performance stock unit awards, and other forms of equity compensation (collectively, “equity awards”). All awards within the Incentive Plan may be granted to employees, including officers, as well as directors and consultants, within the limit defined in the Incentive Plan. The Incentive Plan includes an evergreen provision that provides for an annual increase in the number of shares of common stock available for issuance thereunder beginning on January 1, 2022 and ending on January 1, 2032, equal to 5% of the shares of the Company’s common stock outstanding on December 31, 2021 for the first year and by 3% of the total number of shares of common stock outstanding on December 31 of the preceding calendar year for each year thereafter, or a lesser number of shares as determined by the Board of Directors.
Under the 2021 plan, RSU’s vest depending on their vesting schedule. Primarily for newly hired employees, these RSU’s vest 25% during the month following the recipient’s one year anniversary of their start date or from receiving the awards. The remaining amounts vest ratably over the next three years. The fair value of the RSU is equal to the fair value of the Company’s common stock on the date of grant.
As of December 31, 2021, 6,172,071 RSUs were granted to certain individuals under the 2021 Equity Incentive Plan.
A summary of stock option activity related to the Plans as of December 31, 2021 is as follows:

	Outstanding Stock Options	Weighted Average Exercise Price	Weighted Average Contractual Life (Years)	Aggregate Intrinsic Value
Balance at December 31, 2020	31,618,135	$0.48	8.3	$112,548
Granted	—	—
Exercised	(312,037)	0.48
Forfeited	(1,026,950)	0.65
Expired	(498,101)	0.19
Repurchased	(542,615)	0.17

Balance at December 31, 2021	29,238,432	$0.48	7.4	$127,345

Vested and expected to vest as of December 31, 2021	27,555,673	$0.48	7.3	$120,250

Vested and exercisable as of December 31, 2021	18,615,254	$0.41	6.7	$82,475
The aggregate intrinsic value is the difference between the current fair value of the underlying common stock and the exercise price for in-the-money
stock options.

The following table summarizes the RSU award activity under the Plans:

	Shares	Weighted Average Grant date Fair Value per Share
Unvested at December 31, 2020	—	—
Granted	7,913,760	$5.91
Forfeited	(30,413)	7.60
Vested	(448,604)	7.54

Unvested at December 31, 2021	7,434,743	$5.80

The total fair value of RSUs that vested during the year ended December 31, 2021 was $3,014.
Stock-Based Compensation Expense
—The following table summarizes stock-based compensation expense recorded in each component of operating expenses in the Company’s consolidated statements of operations and comprehensive loss for the year ended December 31, 2021 and 2020 (in thousands):

	Year ended December 31,
	2021	2020
Research and development	$2,175	$702
Sales and marketing	1,381	249
General and administrative	6,462	1,001

Total stock-based compensation	$10,018	$1,952

The weighted-average grant date fair value of options granted during the year ended December 31, 2021 and 2020 was $0 and $0.95 respectively.
As of December 31, 2021, the Company had $7,637 of unrecognized compensation expense for related stock option grants, including $3,376 related to the Brown Award. This cost is expected to be recognized over an estimated weighted average period of 2.12 years. The total unrecognized compensation expense for RSUs, net of estimated forfeitures, was $28,059 as of December 31, 2021 which is expected to be recognized over an estimated weighted average period of 3.45 years.
The Company estimates the fair value of its options on grant date using the Black-Scholes option-pricing model, which requires the input of subjective assumptions as discussed below, including the expected stock price volatility over the expected term of the award, actual and projected employee stock option exercise behaviors, the risk-free interest rate for the expected term of the award, and expected dividends. The risk-free interest rate is based on the yields of U.S. Treasury securities with maturities similar to the expected term of the options for each option group. Each of these inputs are based on highly subjective assumptions and require significant judgment. For the year ended December 31, 2021, the Company granted no new options.
Expected Term
—The expected term of options granted to employees is based on the expected life of the stock options, giving consideration to the contractual terms and vesting schedules.
Expected Volatility
—Expected volatility was estimated based on the average historical volatility of comparable companies’ stock, as the Company does not have a sufficient trading history to determine historical volatility.
Risk-Free Interest Rate
—The risk-free interest rates are based on US Treasury yields in effect at the grant date for notes with comparable terms as the awards.
Dividend Yield
—The expected dividend-yield assumption is based on the Company’s current expectations about its anticipated dividend policy.

The weighted average assumptions used in the Black-Scholes option-pricing model for stock options for the year ended December 31, 2020, was as follows:

December 31, 2020
Expected term (in years)	5.8
Risk-free interest rate	0.4%
Expected volatility	45.6%
Expected dividend yield	—%

16.	REVENUE
Sale of Prototypes
The Company recorded revenue for prototype sales of $1,004 and $365 in 2021 and 2020 respectively. These arrangements typically have one performance obligation which is satisfied at the point of delivery or shipment to the customer. The Company does not incur significant contract costs in fulfilling or obtaining their contracts with customers.
Collaboration and Development Agreements
In 2021 and 2020, the Company entered into collaborative research and development agreements with companies primarily in the auto, transportation and electronic display industry. Revenue from these arrangements is recognized when we satisfy performance obligations in the contract, which can result in recognition at either a point in time or over time. The Company assessed the number of performance obligations associated with the promises under each agreement, primarily the delivery of customized iDAR perception-related goods and services, and recognized $2,003 and $1,214 in revenue for performance obligations satisfied during 2021 and 2020 respectively, in the consolidated statements of operations and comprehensive loss. For Revenue with related parties, refer to Note 19.
Disaggregation of Revenue
The Company recognized the following revenues by geographic area based on the primary billing address of the customer and timing of transfer of goods or services to customers (point in time or over time), as it believes it best depicts how the nature, amount, timing and uncertainty of its revenue and cash flows are affected by economic factors. Total revenue based on the disaggregation criteria described above are as follows (in thousands):

	Year ended December 31,
	2021	2020
Revenue by primary geographical market:
United States	$2,215	$330
Germany	536	25
Other European countries	111	110
Asia	145	1,114

Total	$3,007	$1,579

Revenue by timing of recognition:
Recognized at a point in time	$2,991	$1,515
Recognized over time	16	64

Total	$3,007	$1,579

Contract Liabilities
Contract liabilities consisted of the following as of December 31, 2021 (in thousands):

As of December 31, 2021
Contract liabilities, current	$2,287
Contract liabilities, noncurrent	631

Total	$2,918

Contract liabilities, noncurrent are included in other noncurrent liabilities on the consolidated balance sheet.
The following table shows the significant changes in contract liabilities balance as of December 31, 2021 and 2020 (in thousands):

	Year ended December 31,
	2021	2020
Beginning balance	$660	$950
Revenue recognized that was included in the contract liabilities beginning balance	(570)	(450)
Increase due to invoices issued on performance obligations not yet satisfied during the period	2,828	160

Ending balance	$2,918	$660

Remaining Performance Obligations
Revenue allocated to remaining performance obligations represents the transaction price allocated to the performance obligations that are unsatisfied, or partially unsatisfied. It includes unearned revenue and amounts that will be invoiced and recognized as revenue in future periods and does not include contracts where the customer is not committed. The customer is not considered committed where they are able to terminate for convenience without payment of a substantive penalty under the contract. Additionally, as a practical expedient, the Company has not disclosed the value of unsatisfied performance obligations for contracts with an original expected length of one year or less. The contract liabilities balance represents the remaining performance obligations for contracts with an original duration of greater than one year.
The current contract liabilities balance of $2,287 at December 31, 2021 is expected to be recognized over the next 12 months.

17.	INCOME TAXES
Prior to the Business Combination, AEye Technologies, and CF III filed separate standalone federal, state, and local income tax returns. As a result of the Business Combination, the Company will file a consolidated income tax return. For legal purposes, CF III acquired AEye Technologies, and the transaction represents a reverse acquisition for federal income tax purposes. CF III will be the parent of the consolidated group with AEye Technologies as a subsidiary, but in the year of the closing of the Business Combination, AEye Technologies will file a full-year tax return with CF III joining in the return the day after the Closing.
There has historically been no federal or state provision for income taxes because the Company has historically incurred operating losses and maintains a full valuation allowance against its net deferred tax assets. For the years ended December 31, 2021 and 2020, the Company recognized no provision for income taxes. Utilization of net operating loss carryforwards, tax credits, and other attributes may be subject to future annual limitations due to the ownership change limitations provided by Section 382 of the Internal Revenue Code and similar state provisions.

The following table presents a reconciliation of the federal statutory rate of 21.0% to our effective tax rate for the periods presented:

	Year ended December 31,
	2021	2020
U.S. federal tax benefit at statutory rate	21.0%	21.0%
State income taxes, net of federal benefit	11.8%	3.5%
Non-deductible expenses and other	(0.3)%	0.3%
Stock-based compensation	(1.1)%	(1.5)%
Research and development credits	1.2%	2.5%
Transaction cost	3.9%	—%
Foreign rate differential	(3.1)%	(4.3)%
Change in valuation allowance, net	(33.4)%	(21.5)%

Effective tax rate	—%	—%

For 2021 and 2020, our effective tax rate differs from the amount computed by applying the statutory federal and state income tax rates to net loss before income tax, primarily as the result of state income taxes, R&D credits and changes in our valuation allowance.
The Company did not have deferred tax liabilities as of December 31, 2021 and 2020. Significant components of the Company’s deferred tax assets are presented below:

	Year ended December 31,
	2021	2020
Deferred tax assets:
Net operating loss carryforwards	$41,856	$17,011
Research and development credit carryforward	4,545	2,810
Stock-based compensation	1,040	51
Property and equipment	178	40
Other accruals	734	464

Gross deferred tax assets	48,353	20,376
Valuation allowance	(48,353)	(20,376)

Total deferred tax assets—net	$—	$—

The Company recognizes deferred tax assets to the extent that these assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning
strategies, and results of recent operations. The Company could not conclude that it was more likely than not that tax benefits from operating losses would be realized and, accordingly, has provided a full valuation allowance against its deferred tax assets. The valuation allowance as of December 31, 2021 was $48,353 which increased from $20,376 at December 31, 2020. The increase in the valuation allowance is primarily due to additional reserve required against net operating losses and research credits generated during the year ended December 31, 2021.
As of December 31, 2021, the Company had $156,584 and $104,555 of federal and state net operating losses available to reduce future taxable income, of which $110 will begin to expire in 2033 for federal tax purposes and $5,041 will begin to expire in 2029 for state tax purposes. Approximately $114,514 of federal net operating loss included above can be carried forward indefinitely.
As of December 31, 2020, the Company had $67,955 and $41,106 of federal and state net operating losses available to reduce future taxable income, which will begin to expire on 2033 for federal and 2035 for state tax purposes.

The Company also has federal and state research and development tax credit carryforwards of $3,373 and $2,854 as of December 31, 2021 and $2,299 and $2,043 as of December 31, 2020. The federal credits begin to expire in 2034 and the state credits have no expiration date.
The Company has completed a Section 382 study through December 31, 2020 to determine whether it had experienced a change in ownership and, if so, whether the tax attributes (NOL and credits) were impaired. As a result of this study, the Company concluded all of its NOLs and credits would be available to use as of December 31, 2020. However future change in ownership may limit the ability to use tax attributes under Section 382. Under Section 382 of the Internal Revenue Code of 1986, as amended, the Company’s ability to utilize NOL or other tax attributes, such as research tax credits, in any taxable year, may be limited if the Company has experienced an “ownership change.” Generally, a Section 382 ownership change occurs if there is a cumulative increase of more than 50 percentage points in the stock ownership of one or more stockholders or groups of stockholders who owns at least 5% of a corporation’s stock within a specified testing period. Similar rules may apply under state tax laws.
Unrecognized Tax Benefits
—The following is a tabular reconciliation of the total amounts of unrecognized tax benefits:

	Year ended December 31,
	2021	2020
Unrecognized tax benefits as of the beginning of the year	$1,210	$938
Increases (decreases) related to prior year tax provisions	40	(14)
Increase related to current year tax provisions	431	286

Unrecognized tax benefits as of the end of the year	$1,681	$1,210

The Company recognizes interest and penalties related to income tax matters as a component of income tax expense. As of December 31, 2021 there was no accrued interest nor penalties related to uncertain tax positions.
The Company reports income taxes in accordance with ASC 740, which requires an asset and liability approach in accounting for income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, as well as net operating loss and tax credit carryforwards. Deferred tax amounts are determined by using the enacted tax rates expected to be in effect when the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance reduces the deferred tax assets to the amount that is more likely than not to be realized.
The Company has a history of operating losses and has incurred cumulative book losses since its formation. Based upon the history of losses, the Company has determined that it is more likely than not that the deferred tax assets will not be realized, and accordingly, a full valuation allowance has been recorded.
The Company files income tax returns in the U.S., various state jurisdictions, and foreign jurisdictions. The U.S., state and foreign jurisdictions have statutes of limitations that generally range from three to five years. Due to the Company’s net losses, substantially all of its federal, state and local income tax returns are subject to examination for federal and state purposes since inception. The Company is not currently under examination for federal or state income tax purposes.

18.	COMMITMENTS AND CONTINGENCIES
The Company primarily leases offices, under noncancellable operating lease agreements that expire from 2022 to 2026. During 2019 the Company entered into a rental agreement for the Company’s headquarters in Dublin, California. Under the agreement the Company is provided an option to extend the lease term one time for a period of
five year
s and the Company received leasehold improvement incentives of $3,845. Leasehold improvement incentives are amortized over the life of the lease.
The Company recognizes rent expense on a straight-line basis over the lease period. Rental expense is principally for leased office space and was $1,876 and $1,942 within operating expenses in the consolidated statements of operations and comprehensive loss for the years ended December 31, 2021 and 2020, respectively. Deferred rent liabilities, including unamortized leasehold improvement incentives, were $3,637 and $4,175 as of December 31, 2021 and 2020 within the consolidated balance sheets.
Future minimum payments as of December 31, 2021 under the noncancellable operating leases are as follows (in thousands):

Operating Leases
Years ended:
2022	$2,393
2023	2,341
2024	2,412
2025	2,484
2026 and after	2,340

Total minimum lease payments	$11,970

Contingencies
—The Company may be subject to legal proceedings and claims that arise in the ordinary course of business. Management is not currently aware of any matters that will have a material effect on the financial position, results of operations, or cash flows of the Company.

19.	RELATED PARTIES
Revenue, accounts receivable, and contract liabilities for stockholders of the Company who were also related parties were as follows (in thousands)—these stockholders no longer qualified as related parties in 2021:

	Year ended December 31,
	2021	2020
Prototype sales:
Stockholder A	$—	$60
Development contracts:
Stockholder B	$—	$100
Stockholder C	$—	$1,050

	Year ended December 31,
	2021	2020
Accounts receivable:
Stockholder A	$—	$22

	Year ended December 31,
	2021	2020
Contract liabilities (current):
Stockholder B	$—	$65
Stockholder D	$—	$500

Since November 2016, the Company has employed a sibling of Mr. Dussan, the Company’s Chief Technology Officer, who held the position of Sr. Manager of Human Resources at December 31, 2021 and 2020. For the year ended December 31, 2021 and 2020, Mr. Dussan’s sibling received total cash compensation of $136 and $115, respectively. For the year ended December 31, 2021, Mr. Dussan’s sibling was granted 1,860 RSUs. In 2020 he was granted options to purchase 37,208 shares of common stock with an exercise price of $0.63 per share. In addition, he participates in all other benefits that the Company generally offers to all of its employees.

20.	SUBSEQUENT EVENTS
Management has evaluated subsequent events through March 28, 2022 and determined that there were no such events requiring recognition or disclosure in the financial statements.

Part II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13. Other Expenses of Issuance and Distribution.
The following table indicates the estimated expenses to be incurred in connection with the offering described in this registration statement, other than underwriting discounts and commissions.

Amount
Securities and Exchange Commission registration fee	$14,620.86
Accounting fees and expenses	$20,000
Legal fees and expenses	$35,000
Financial printing and miscellaneous expenses	$65,000

Total expenses	$134,620.86
Item 14. Indemnification of Directors and Officers.
Section 102 of the DGCL permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our Amended Charter provides that no director of the Registrant shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.
Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
Our Amended Charter provides that we will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our Amended Charter provides that we will indemnify any Indemnitee

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who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.
We have entered into indemnification agreements with each of our directors and officers. These indemnification agreements may require us, among other things, to indemnify our directors and officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.
We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.
In any underwriting agreement we enter into in connection with the sale of Common Stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act against certain liabilities.
Item 15. Recent Sales of Unregistered Securities.
Set forth below is information regarding shares of capital stock issued by us within the past three years. Also included is the consideration received by us for such shares and information relating to the section of the Securities Act, or rule of the Securities and Exchange Commission, under which exemption from registration was claimed.

(a)	Issuance of Capital Stock.
Tumim Transaction
On December 8, 2021, we completed a private placement to Tumim, pursuant to which we have the right to sell to Tumim up to $125.0 million in shares of our Common Stock, subject to certain limitations, from time to time over the approximate
36-month
period commencing on the closing date of the common stock purchase agreement dated December 8, 2021, provided that the conditions precedent to Commencement have occurred. We issued 302,634 shares of our Common Stock as commitment shares to Tumim as consideration for its irrevocable commitment to purchase our shares under the Purchase Agreement.
The securities were issued or sold by us under the Purchase Agreement in reliance upon an exemption from the registration requirements under the Securities Act of 1933, or the Securities Act, afforded by Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated thereunder. In the Purchase Agreement, Tumim represented to us, among other things, that it was an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D under the Securities Act).

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PIPE Subscription Agreements
Contemporaneously with the execution of the Merger Agreement, CF III entered into separate PIPE Subscription Agreements in a private placement with a number of PIPE investors, pursuant to which the PIPE Investors agreed to purchase, and CF III agreed to sell to the PIPE Investors, an aggregate of 22,000,000 shares of Common Stock, for a purchase price of $10.00 per share and an aggregate purchase price of $220 million. CF III also entered into a PIPE Subscription Agreement for 500,000 shares of Common Stock, for a purchase price of $10.00 per share and an aggregate purchase price of $5 million with an investor who defaulted on the Closing Date under the PIPE Subscription Agreement. The Company plans to aggressively pursue its available remedies with respect to such investor.
In accordance with the terms of the PIPE Subscription Agreements, on August 16, 2021 the Company issued 22,000,000 unregistered securities to the PIPE Investors. The shares of Common Stock issued pursuant to the Subscription Agreements were not registered under the Securities Act and were issued in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.
This summary is qualified in its entirety by reference to the PIPE Subscription Agreements, the form of which is included as Exhibit 10.1 to this prospectus.
Placement Units
Simultaneously with the IPO, CF III purchased an aggregate of 500,000 private placement units at a price of $10.00 per unit (or an aggregate purchase price of $5,000,000). Each placement unit consists of one placement share and one-third
of one placement warrant to purchase one share of our Common Stock exercisable at $11.50. The sale of the Private Placement Warrants was made pursuant to an exemption from registration contained in Section 4(a)(2) of the Securities Act.
Founder Shares
In March 2016, the Sponsor purchased 5,750,000 Founder Shares for an aggregate price of $25,000. On September 24, 2020, CF III effectuated a
2.5-for-1
stock split of its outstanding CF III Common Stock. In addition, on October 5, 2020, the Sponsor returned to CF III, at no cost, an aggregate of 8,625,000 Founder Shares, which were cancelled, resulting in an aggregate of 5,750,000 Founder Shares outstanding and held by the Sponsor. In October and November 2020, the Sponsor transferred 20,000 Founder Shares to each of Mr. Robert Sharp and Mr. Robert Hochberg, respectively, each an independent director of CF III.

Item 16.	Exhibits and Financial Statement Schedules.

(a)	Exhibits.

Exhibit	Description	Incorporated by Reference
		Form	Exhibit	Filing Date

2.1*†	Merger Agreement, dated as of February 17, 2021, by and among the Company, Merger Sub and AEye Technologies	S-4	2.1	5/13/2021

2.2*†	Amendment to the Merger Agreement, dated as of April 30, 2021, by and among the Company, Merger Sub and AEye Technologies	S-4	2.2	5/13/2021

3.1*	Second Amended and Restated Certificate of Incorporation of AEye, Inc.	8-K	3.1	8/23/2021

3.2*	Amended and Restated Bylaws of AEye, Inc.	8-K	3.2	8/23/2021

4.1*	Registration Rights Agreement by and between AEye, Inc. and Tumim Stone Capital LLC, dated December 8, 2021	8-K/A	4.1	12/15/2021

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Exhibit	Description	Incorporated by Reference
		Form	Exhibit	Filing Date

4.2*	Warrant Agreement dated November 12, 2020, between Continental Stock Transfer & Trust Company and CF Finance Acquisition Corp. III	S-4	4.1	5/13/2021

4.3*	Specimen Warrant Certificate	S-4	4.3	5/13/2021

4.4*	Description of Securities Registered under Section 12 of the Securities Exchange Act of 1934	10-K	4.5	3/28/2022

5.1#	Opinion of Shearman & Sterling LLP

10.1*+	Form of PIPE Subscription Agreement	S-4	10.1	5/132021

10.2*+	Form of Indemnification Agreement	8-K	10.2	8/16/2021

10.3*	Form of Stockholder Support Agreement, by and among CF Finance Acquisition Corp. III and certain stockholders of AEye, Inc.	8-K	10.2	2/17/2021

10.4*	Form of Amended and Restated Stockholder Support Agreement, by and among CF Finance Acquisition Corp. III and certain stockholders of AEye, Inc.	S-4	10.2	5/13/2021

10.5*	Form of Sponsor Support Agreement, by and among CF Finance Acquisition Corp. III, CF Finance Holdings III, LLC and AEye, Inc.	S-4	10.3	5/13/2021

10.6*	Form of Amendment to Sponsor Support Agreement, by and among CF Finance Acquisition Corp. III, CF Finance Holdings III, LLC and AEye, Inc.	S-4	10.4	5/13/2021

10.7*	Form of Lock-Up Agreement, by and among CF Finance Acquisition Corp. III, AEye, Inc. and the holder signatory thereto	S-4	10.5	5/12/2021

10.8*	Registration Rights Agreement, by and among CF Finance Acquisition Corp. III and the investors listed thereto	S-4	10.6	5/12/2021

10.9*+	2021 Equity Incentive Plan	S-4	10.7	5/12/2021

10.10*	Office Lease by and between TRT NOIP DUBLIN LP and the Company, dated April 26, 2019	S-4	10.8	5/12/2021

10.11*	Form of Change in Control Severance Agreement	8-K	10.1	3/18/2022

10.12*	Common Stock Purchase Agreement by and between AEye, Inc. and Tumim Stone Capital LLC, dated December 8, 2021	8-K/A	10.1	12/15/2021

10.13*	Registration Rights Agreement, by and among CF Finance Acquisition Corp. III and the investors listed thereto.	10-K	10.13	3/28/2022

10.14*	Promissory Note dated April 30, 2021.	8-K	10.3	5/3/2021

21.1*	List of Subsidiaries	S-1	21.1	12/15/2021

23.1#	Consent of Deloitte & Touche LLP (with respect to AEye, Inc. financial statements)

23.2#	Consent of Shearman & Sterling LLP (included in Exhibit 5.1)

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Exhibit	Description	Incorporated by Reference
		Form	Exhibit	Filing Date

24.1#	Power of Attorney (included on signature page of the initial filing of this Registration Statement)

101.INS	Inline XBRL Instance Document (the instance document does not appear in the Interactive Data File because iXBRL tags are embedded within the Inline XBRL document).

101.SCH	Inline XBRL Taxonomy Extension Schema Document

101.CAL	Inline XBRL Taxonomy Calculation Linkbase Document

101.DEF	Inline XBRL Taxonomy Definition Linkbase Document

101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document

104	Cover Page Interactive Data File, formatted in Inline XBRL (included within the Exhibit 101 attachments).

107#	Filing Fee Table

†	Certain exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5), which the Registrant agrees to furnish supplementally to the SEC upon its request.
#	Filed Herewith.
*	Previously filed.
+	Indicates a management contract or compensatory plan.

(b)	Financial Statement Schedules.
Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.
Item 17. Undertakings.
The undersigned registrant hereby undertakes:
(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (i), (ii) and (iii) do not apply if the registration statement is on Form
S-1
and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the

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Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;
(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide
offering thereof;
(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;
(4) that, for the purpose of determining liability under the Securities Act to any purchaser:
Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.
Provided
,
however
, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and
(5) that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(a) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(b) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(c) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of an undersigned registrant; and
(d) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in Dublin, California, on this 5th day of May, 2022.

AEYE, INC.

By:	/s/ Blair LaCorte
Name: Blair LaCorte
Title: Chief Executive Officer
Each person whose signature appears below constitutes and appoints Blair LaCorte and Robert Brown as his or her true and lawful attorneys-in-fact
and agents, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any or all further amendments (including post-effective amendments) to this registration statement (and any additional registration statement related hereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments, including post-effective amendments, thereto)), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact
and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact
and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date
/s/ Blair LaCorte	Chief Executive Officer and Director	May 5, 2022
Blair LaCorte	(Principal Executive Officer)

/s/ Robert Brown	Chief Financial Officer	May 5, 2022
Robert Brown	(Principal Financial Officer and Principal Accounting Officer)

/s/ Carol DiBattiste	Board Chair and Director	May 5, 2022
Carol DiBattiste

/s/ Wen Hsieh	Director	May 5, 2022
Wen Hsieh

/s/ Prof. Dr. Bernd Gottschalk	Director	May 5, 2022
Prof. Dr. Bernd Gottschalk

/s/ Dr. Karl-Thomas Neumann	Director	May 5, 2022
Dr. Karl-Thomas Neumann

/s/ Timothy J. Dunn	Director	May 5, 2022
Timothy J. Dunn

/s/ Sue Zeifman	Director	May 5, 2022
Sue Zeifman

/s/ Luis Dussan	Director	May 5, 2022
Luis Dussan

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